                                                Filed pursuant to Rule 424(b)(3)
                                                Registration File No. 333-87207

HEALTHCORE
MEDICAL SOLUTIONS, INC.                                        ADATOM

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

     We are seeking your approval of the merger of Adatom, Inc. with and into HealthCore Medical Solutions, Inc. The combined company will be named Adatom.com, Inc. and will operate Adatom's existing business of an Internet retailer. Adatom is currently a privately-owned company.

     HealthCore has two classes of common stock outstanding: class A common stock and class B common stock. In connection with the merger, the sole holder of class B common stock has agreed to convert his shares into class A common stock and we will eliminate the authorization of the class B common stock, change the name of the class A common stock to "Common Stock" and increase the authorized Common Stock to 50 million shares.

     In the merger, Adatom stockholders will receive approximately 2.17 shares of HealthCore common stock for each share of Adatom common stock they own, or an aggregate of 10,689,489 shares, subject to adjustment, and assuming termination of the escrow agreement described below. Following the merger, Adatom stockholders will hold approximately 77.5% of the combined company's outstanding common stock, subject to adjustment.

     The foregoing calculations give effect to the issuance of 2,511,620 shares of Adatom common stock and 28,400 shares of HealthCore common stock before the merger and assumes exercise of 396,000 options and warrants to purchase HealthCore class A common stock at an exercise price of not greater than $1.25 per share, and exercise of a warrant to purchase 23,315 shares of Adatom common stock.

     Thirteen holders of class A and class B common stock placed an aggregate of 900,000 shares of class A common stock in escrow in connection with HealthCore's initial public offering in 1997. These holders have agreed, subject to stockholder approval, to terminate the escrow agreement. The effect of that termination will be to cancel and return to HealthCore 80% of the holders' shares held in escrow or an aggregate of 720,000 shares, with the remaining 20% or an aggregate of 180,000 shares being returned to the holders.

     The merger is subject to various conditions, including the adoption of a new stock option plan by the stockholders of HealthCore.

     The Boards of Directors of HealthCore and Adatom have determined that the merger is in the best interests of their stockholders, and each Board unanimously recommends voting FOR adoption of the merger agreement. In addition, the HealthCore Board unanimously recommends voting FOR adoption of the new stock option and the termination of the escrow agreement.

     THE MERGER CANNOT BE COMPLETED UNLESS THE STOCKHOLDERS OF BOTH COMPANIES APPROVE THE MERGER. You are cordially invited to attend the special meeting of stockholders to consider and vote on the proposals. Whether or not you plan to attend the special meeting, it is important that your shares be voted. Please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposals. IF YOUR SHARES ARE HELD IN "STREET NAME," YOU MUST INSTRUCT YOUR BROKER IN ORDER TO VOTE. IF YOU FAIL TO VOTE OR TO INSTRUCT YOUR BROKER TO VOTE YOUR SHARES, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE PROPOSALS.

 YOUR VOTE IS VERY IMPORTANT.

     The date, times and places of the special meetings are as follows:

For HealthCore stockholders:

Monday, October 11,1999, 11:00 a.m., local time
Marriott Hotel
Kansas City Airport
775 Brasilia Avenue
Kansas City, Missouri 64153

For Adatom stockholders:

Monday, October 11, 1999, 9:00 a.m., local time
920 Hillview Court, Suite 160
Milpitas, California 95035

     This joint proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this document carefully.


/s/ Neal J. Polan           /s/ Richard S. Barton
-------------------------   -------------------------
Neal J. Polan               Richard S. Barton
Chairman of the Board,      Chairman of the Board
HealthCore Medical          Adatom, Inc.
Solutions, Inc.

 SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DETERMINE HOW TO VOTE ON THE PROPOSALS.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE HEALTHCORE COMMON STOCK TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated September 20, 1999, and is first being mailed to stockholders on or about September 21, 1999.

                                  HEALTHCORE
                           MEDICAL SOLUTIONS, INC.

             11904 Blue Ridge Boulevard, Grandview, Missouri 64030
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of HealthCore Medical Solutions, Inc. will be held at the Marriott Hotel, Kansas City Airport, 775 Brasilia Avenue, Kansas City, Missouri 64153, on Monday, October 11, 1999 at 11:00 a.m. (local time), to consider and vote upon the following:

     1. to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1999, as amended, between HealthCore and Adatom, Inc. and the transactions contemplated thereby, including:

          o the issuance of HealthCore common stock to holders of Adatom common stock pursuant to the merger;

          o the amendments to HealthCore's certificate of incorporation to change the name of HealthCore to Adatom.com, Inc., to eliminate the authorization of class B common stock, to rename the class A common stock to common stock, and to increase the authorized number of shares of HealthCore's common stock from 20 million to 50 million shares; and

          o the designation of a new Board of Directors for the surviving company;

     2. to approve the 1999 Stock Option Plan;

     3. to approve the termination of the Amended and Restated Escrow Agreement dated July 31, 1997 by and among HealthCore, certain stockholders of HealthCore and American Stock Transfer & Trust Company; and

     4. to transact such other business as may properly come before the special meeting.

     The approval of the first proposal is a condition to the consideration of all subsequent proposals. In addition, approval of the 1999 Stock Option Plan is a condition to Adatom's obligations to consummate the merger.

     The Board of Directors has set the close of business (5:00 p.m., local time) on September 10, 1999, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. A list of holders of record of HealthCore's class A common stock, and class B common stock entitled to vote at the special meeting will be available for inspection for ten days preceding the meeting at HealthCore's headquarters, at 11904 Blue Ridge Boulevard, Grandview, Missouri, 64030, and will also be available for inspection at the meeting itself.

     The Board of Directors of HealthCore has determined that the merger agreement, the 1999 Stock Option Plan and the termination of the escrow agreement are in the best interests of the stockholders of HealthCore. The Board has unanimously approved these proposals and unanimously recommends that the HealthCore stockholders vote to adopt them at the special meeting.

                                          By order of the Board of Directors,

                                          David L. Mullikin
                                          --------------------
                                          David L. Mullikin
                                          Secretary
September 21, 1999

      IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE PRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.
      YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                               TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
SUMMARY..............................................................................................      1
  The Companies......................................................................................      1
  Reasons for the Merger.............................................................................      1
  Consideration to be Received by Adatom Stockholders................................................      1
  Recent Market Prices for HealthCore Stock..........................................................      2
  Tax Consequences of the Merger.....................................................................      2
  Issues That You Are Asked to Vote Upon.............................................................      2
  Opinion of Financial Advisor to HealthCore.........................................................      2
  Record Date; Voting Power..........................................................................      3
  Votes Required.....................................................................................      3
  What You Need to Do Now............................................................................      3
  Stock Certificates.................................................................................      4
  Share Ownership of Management and Certain Stockholders.............................................      4
  Interests of Certain Persons in the Merger.........................................................      4
  Directors and Executive Officers of Adatom Following the Merger....................................      6
  Listing and Trading of HealthCore Common Stock.....................................................      6
  Resale of HealthCore Common Stock Received in the Merger...........................................      6
  Other Conditions...................................................................................      6
  Cancellation of the Merger.........................................................................      6
  Forward-Looking Statements May Prove Inaccurate....................................................      7
  Comparative Rights of Stockholders of HealthCore and Adatom........................................      7
  Stockholders Will Not Have Dissenters' Rights......................................................      7

PER SHARE MARKET PRICE INFORMATION...................................................................      8
  Market Price Data..................................................................................      8

SUMMARY FINANCIAL DATA OF HEALTHCORE MEDICAL SOLUTIONS INC...........................................      9

SUMMARY FINANCIAL DATA OF ADATOM, INC................................................................      9

SUMMARY PRO FORMA FINANCIAL DATA OF HEALTHCORE MEDICAL SOLUTIONS INC. AND ADATOM, INC................     10

SUMMARY COMPARATIVE DATA.............................................................................     11

RISK FACTORS.........................................................................................     12
  We have a history of losses and expect future losses...............................................     12
  We need additional financing to fund our business and the failure to obtain financing could result
     in cessation of our business....................................................................     12
  We depend heavily upon marketing arrangements. Without them, our business will be adversely
     affected........................................................................................     13
  We rely on suppliers for our retail merchandise and shipments to customers. Loss of these
     relationships could have a material adverse effect on our business..............................     13
  We may not be able to effectively manage the growth of our business................................     13
  The loss of key personnel could have a material adverse effect on us...............................     13
  Potential fluctuations in our quarterly results may cause volatility in our stock valuation........     14
  We may be unable to protect our trademarks and proprietary rights which would have a material
     adverse effect on our business..................................................................     14

                                                                                                        PAGE
                                                                                                        ----
  We may experience capacity constraints due to our reliance on internally developed
     transaction-processing systems..................................................................     15
  Our business may suffer if our systems fail or if the systems of our business partners fail........     15
  If we are not able to sustain rapid technological changes, our business may suffer.................     15
  We May Encounter Material Costs Relating to Year 2000 Compliance...................................     16
  Online commerce is a very competitive industry. We expect the competition to intensify in the
     future and we risk failure due to that competition..............................................     16
  Our business strategy requires continued growth of online commerce. If on-line commerce does not
     continue to grow, our business could be materially adversely affected...........................     16
  Our business may be materially adversely affected if the security measures we have implemented to
     protect confidential information prove to be inadequate.........................................     17
  We may become subject to burdensome government regulation..........................................     17
  We may be liable for information retrieved from the Internet.......................................     17
  The merger consideration to be received by Adatom stockholders will not be affected by any change
     in HealthCore class A common stock prices.......................................................     18
  Our principal stockholders, executive officers and directors could control stockholder votes and
     our management and affairs......................................................................     18
  We may not have an active public market for our common stock. The absence of an active trading
     market would likely make the common stock an illiquid investment................................     18

THE MERGER...........................................................................................     19
  General............................................................................................     19
  Background of the Merger...........................................................................     19
  HealthCore's Reasons for the Merger; Recommendation of its Board of Directors......................     21
  Opinion of the HealthCore Board of Directors' Financial Advisor....................................     22
  Adatom's Reasons for the Merger; Recommendation of its Board of Directors..........................     24
  Form of the Merger.................................................................................     25
  Merger Consideration...............................................................................     25
  Amendments to HealthCore's Certificate of Incorporation............................................     25
  Conversion of Shares; Procedures for Exchange of Certificates......................................     26
  Effective Time.....................................................................................     26
  Federal Income Tax Consequences of the Merger......................................................     27
  Regulatory and Third Party Approvals...............................................................     27
  Interests of Certain Persons in the Merger.........................................................     27
  Restrictions on Resales by Affiliates..............................................................     29

THE STOCKHOLDERS' MEETINGS...........................................................................     30
  Purpose, Time and Place............................................................................     30
  Record Date; Voting Power..........................................................................     30
  Votes Required.....................................................................................     31
  Share Ownership of Management......................................................................     32
  Voting of Proxies..................................................................................     32
  Revocability of Proxies............................................................................     32
  Solicitation of Proxies............................................................................     33

THE MERGER AGREEMENT.................................................................................     34
  General............................................................................................     34
  Closing; Effective Time............................................................................     34

                                                                                                        PAGE
                                                                                                        ----
  Certificate of Incorporation of Surviving Company..................................................     34
  By-laws of Surviving Company.......................................................................     34
  Board and Officers of Surviving Company............................................................     34
  Consideration to be Received in the Merger.........................................................     34
  Representations and Warranties.....................................................................     35
  Certain Covenants..................................................................................     35
  Conditions to the Consummation of the Merger.......................................................     36
  No Solicitation....................................................................................     37
  Termination........................................................................................     38
  Expenses...........................................................................................     38
  Amendment, Extension and Waiver....................................................................     38
HEALTHCORE MEDICAL SOLUTIONS, INC. SELECTED FINANCIAL DATA...........................................     39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HEALTHCORE
  MEDICAL SOLUTIONS INC..............................................................................     40
  Recent Developments................................................................................     40
  General............................................................................................     40
  Results of Operations..............................................................................     41
  Liquidity and Capital Resources....................................................................     42
  Year 2000..........................................................................................     42
ADATOM, INC. SELECTED FINANCIAL DATA.................................................................     44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS OF ADATOM, INC...............................................................     45
  Results of Operations..............................................................................     45
  Liquidity and Capital Resources....................................................................     46
  Year 2000 Compliance...............................................................................     47
  Comparative Data...................................................................................     54
INFORMATION CONCERNING HEALTHCORE MEDICAL SOLUTIONS INC..............................................     55
  General............................................................................................     55
  Products...........................................................................................     55
  Advantages of the Solutions Card...................................................................     58
  Sales and Marketing................................................................................     59
  The Proprietary Database Information Management System.............................................     59
  Competition........................................................................................     60
  Government Regulation..............................................................................     60
  Proprietary Rights.................................................................................     61
  Employees..........................................................................................     61
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS OF HEALTHCORE................     62
INFORMATION CONCERNING ADATOM, INC...................................................................     64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS OF ADATOM....................     70
WHERE YOU CAN FIND MORE INFORMATION..................................................................     71
MANAGEMENT...........................................................................................     72
  Directors and Executive Officers...................................................................     72
  Committees of the Board of Directors...............................................................     73

                                                                                                        PAGE
                                                                                                        ----
  Directors Compensation.............................................................................     73
  Indemnification....................................................................................     73
  Executive Compensation.............................................................................     73
  Employment Agreements..............................................................................     75
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................................................     76
DESCRIPTION OF HEALTHCORE CAPITAL STOCK FOLLOWING THE MERGER.........................................     77
1999 STOCK OPTION PLAN...............................................................................     80
  General............................................................................................     80
  Summary of the 1999 Stock Option Plan..............................................................     80
  Federal Income Tax Consequences....................................................................     82
TERMINATION OF THE ESCROW AGREEMENT..................................................................     83
COMPARISON OF RIGHTS OF HOLDERS OF ADATOM COMMON STOCK AND HEALTHCORE COMMON STOCK...................     84
  General............................................................................................     84
  Size of the Board of Directors.....................................................................     84
  Cumulative Voting..................................................................................     84
  Classified Board of Directors......................................................................     84
  Written Consent of Stockholders....................................................................     84
  Power To Call Special Stockholders' Meetings.......................................................     85
  Stockholder Approval of Business Combinations......................................................     85
  Removal of Directors...............................................................................     86
  Filling Vacancies on the Board of Directors........................................................     86
  Loans to Officers and Employees....................................................................     86
  Indemnification and Limitation of Liability........................................................     86
  Inspections of Stockholders List...................................................................     88
  Dividends and Repurchases of Shares................................................................     88
  Stockholder Voting.................................................................................     89
  Amendment of By-laws...............................................................................     89
  Amendment of Certificate or Articles of Incorporation..............................................     90
  Interested Director Transactions...................................................................     90
  Stockholder Derivative Suits.......................................................................     90
  Appraisal Rights...................................................................................     91
  Dissolution........................................................................................     91
  Authorized Capital.................................................................................     91
EXPERTS..............................................................................................     92
LEGAL MATTERS........................................................................................     92
INDEX TO FINANCIAL STATEMENTS OF HEALTHCORE..........................................................    F-1
INDEX TO FINANCIAL STATEMENTS OF ADATOM..............................................................    G-1
ANNEXES
Annex A  Agreement and Plan of Merger, dated July 1, 1999, as amended................................    A-1
Annex B  Opinion of HealthCore Board of Directors' Financial Advisor.................................    B-1
Annex C  Form of Amended and Restated HealthCore Certificate of Incorporation........................    C-1

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you. See "Where You Can Find More Information" (page 71).

THE COMPANIES

HealthCore Medical Solutions Inc.
11904 Blue Ridge Boulevard
Grandview, Missouri 64030
816-736-4900

     Until July 28, 1999, HealthCore developed, marketed and administered a health care benefit services program designed to enable members to obtain discounts on purchases of medical products and services through networks of providers with which HealthCore has executed provider agreements. HealthCore offered three products: the HealthCare Solutions card, offering discounts for ancillary medical services; the Medical Solutions Card, providing discounts on major medical expenses; and the Saving Solutions Card, offering discounts on ancillary medical and consumer purchases. As a condition to the merger, on July 28, 1999, we sold this business. While HealthCore's Board of Directors does not believe stockholder approval of the sale was required, approval of the merger agreement by HealthCore's stockholders will constitute ratification of the sale of HealthCore's health care benefits business.

Adatom, Inc.
920 Hillview Court
Suite 160
Milipitas, CA 95035
408-935-7979
     Adatom, Inc. has created an Internet-based retail system, the www.Adatom.com catalogue superstore site, where goods flow directly from suppliers to the consumers. This system attempts to reduce costs and expenses by removing the need for middlemen. In addition to its superstore site, Adatom provides ancillary services such as website development, administrative support and e-commerce infrastructure to other retailers who desire to sell their products on the Internet.

     After the merger, the combined company will operate the business currently operated by Adatom.

REASONS FOR THE MERGER (PAGES 21 AND 24)

     Our companies are proposing the merger because we believe the combination of our two companies will provide significant benefits to our stockholders. The merger will change the focus of HealthCore's business from healthcare benefits to Internet commerce. We believe significant new growth opportunities are available on the Internet. The merger will provide Adatom with access to the capital markets as a publicly-held company and to the cash assets currently held by HealthCore. The Boards of Directors of both Adatom and HealthCore have voted unanimously FOR the merger.

CONSIDERATION TO BE RECEIVED BY ADATOM STOCKHOLDERS (PAGE 34)

     Adatom stockholders will receive approximately 2.17 shares of HealthCore common stock in exchange for each share of Adatom common stock they hold or an aggregate of 10,689,489 shares, subject to adjustment, and assuming termination of the escrow agreement. After the merger, Adatom stockholders will own approximately 77.5% of the common stock of the combined company, subject to adjustment. The foregoing calculations give effect to the issuance of an additional 2,511,620 shares of Adatom common stock and 28,400 shares of HealthCore Common Stock before the merger and assumes exercise of 396,000 options and warrants to purchase HealthCore class A common stock at an exercise price not greater than $1.25 per share, and exercise of a warrant to purchase 23,315 shares of Adatom common stock. The number of shares to be received by Adatom stockholders for each share of Adatom common stock they own will be increased by an additional .018 of a share or an aggregate of approximately 195,000 shares for every $100,000 by which the HealthCore cash assets fail to meet the $2.80 million threshold at the time of closing. HealthCore's cash assets mean all cash and prepaid expenses plus $996,981, representing the estimates below:

     o $300,000 in expenses paid by HealthCore in connection with the Merger;

     o $296,981 representing the aggregate exercise price of outstanding options and warrants to purchase class A common stock at an exercise price of not greater than $1.25 per share;

     o $150,000 payable to Neal J. Polan upon termination of his HealthCore employment agreement; and

     o $250,000 previously advanced by HealthCore to Adatom.

RECENT MARKET PRICES FOR HEALTHCORE STOCK (PAGE 8)

     April 26, 1999 was the last full trading day prior to our announcement of the signing of a letter of intent to merge our companies. The closing price for HealthCore class A common stock on this day was $2.00. September 17, 1999 was the last practicable trading day prior to the mailing of this joint proxy statement/prospectus for which stock prices were available. The closing price for HealthCore class A common stock on that date was $2.22. See page 8 for information concerning market price data for HealthCore common stock. Similar information is not available for Adatom since it is a privately held company.

TAX CONSEQUENCES OF THE MERGER
(PAGE 27)

     We expect that the exchange of shares by Adatom stockholders will be tax-free to Adatom stockholders for federal income tax purposes.

ISSUES THAT YOU ARE ASKED TO VOTE UPON

     HealthCore stockholders: You are being asked to approve the merger agreement that includes:

     o the issuance of HealthCore common stock to Adatom stockholders;

     o the amendments to the HealthCore certificate of incorporation, subject to adjustment, to change our name, to eliminate the authorized class B common stock, to rename the class A common stock to "Common Stock" and to increase the authorized common stock from 20 million to 50 million shares; and

     (c) the designation of a new board of directors.

You are also being asked to adopt the 1999 Stock Option Plan reserving an aggregate of 1,400,000 shares of common stock for options granted under that plan and the termination of the escrow agreement.

     There are 900,000 shares of class A and class B common stock in escrow and those shares are subject to forfeiture unless certain market price thresholds or operating performance-based criteria of HealthCore are met by October 2000. None of these thresholds or criteria has been met to date. HealthCore's management believed that under its operation of the health care benefits business, it was unlikely that these thresholds or criteria of the escrow agreement would be met.

     The termination of the escrow agreement will result in the cancellation of 720,000 shares held in escrow. In the absence of this cancellation, Adatom stockholders would have received an additional 2,480,000 shares of HealthCore common stock in the merger and the stockholders who had placed their 900,000 shares in escrow would continue to be subject to the risk of forfeiture of those shares in the event the combined company failed to meet the market price thresholds and operating performance-based criteria.

     HEALTHCORE'S BOARD OF DIRECTORS HAS UNANIMOUSLY FOUND THESE PROPOSALS TO BE ADVISABLE AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSALS DETAILED IN THIS PROXY STATEMENT.

     Adatom stockholders: You are being asked to approve the merger and the merger agreement. ADATOM'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS VOTING FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO HEALTHCORE
(PAGE 22)

     HealthCore. The HealthCore Board of Directors has obtained an opinion dated August 30, 1999, from its independent financial advisor, Kaufman Bros., L.P. to the effect that, at that date and based upon and subject to certain matters stated therein, the exchange ratio of approximately 2.17 shares of HealthCore common stock for each share of Adatom common stock, subject to adjustment, is fair to the HealthCore stockholders from a financial point of view. A copy of the written opinion from Kaufman Bros., L.P. is attached to this joint proxy statement/ prospectus as Annex B. HealthCore has paid Kaufman Bros., L.P. a fee of $65,000 for this opinion.

RECORD DATE; VOTING POWER (PAGE 30)

     You are entitled to vote at the HealthCore stockholders' meeting if you owned shares of HealthCore entitled to vote as of the close of business on September 10, 1999, the record date for that meeting. You are entitled to vote at the Adatom stockholders' meeting if you owned shares of Adatom entitled to vote as of the close of business on September 13, 1999, the record date for that meeting.

     On the record date, there were 3,183,000 shares of class A common stock entitled to vote at the HealthCore special meeting and 216,000 shares of HealthCore class B common stock entitled to vote at the HealthCore special meeting. HealthCore stockholders owning class A common stock will be entitled to one vote at the special meeting for each share held of record on the record date. HealthCore stockholders owning class B common stock will be entitled to five votes at the special meeting for each share held of record on the record date.

     On the record date, there were 2,384,600 shares of Adatom common stock entitled to vote at the Adatom special meeting. Adatom stockholders will be entitled to one vote at the special meeting for each share of Adatom common stock held of record on the record date.

VOTES REQUIRED (PAGE 31)

     Approval by HealthCore stockholders of the merger agreement requires the affirmative vote of more than 50% of the votes of class A common stock and class B common stock outstanding on the record date voting as a single class or 2,131,501 votes of a total of 4,263,000 votes of the combined classes. That approval will include the issuance of HealthCore common stock, the amendments to HealthCore's certificate of incorporation and the designation of a new board of directors.

     In addition, unless waived by Adatom, the merger must be approved by more than 50% of the shares of class A common stock outstanding on the record date excluding the 165,000 shares of class A common stock beneficially owned by Mr. Polan other than proxies he has obtained from non-family members, or 1,509,001 shares of a total of 3,018,000 shares of class A common stock.

     While HealthCore's Board of Directors does not believe that stockholder approval was required for the sale of its healthcare benefits business, approval of the merger agreement by HealthCore's stockholders will constitute ratification of the sale.

     The approval of the 1999 Stock Option Plan will require the affirmative vote of more than 50% of the votes of class A and class B common stock voting as a single class, represented in person or by proxy at the special meeting.

     Approval of the termination of the escrow agreement will require the approval of at least two-thirds of the shares of class A common stock outstanding on the record date excluding all shares of class A common stock held by escrow stockholders whether or not those shares are subject to the escrow agreement.

     In the event the stockholders of HealthCore fail to approve the termination of the escrow agreement, Adatom stockholders have agreed to vote all of their shares of the combined company to approve the termination of the escrow agreement at the first annual or special meeting of the stockholders of the combined company following the merger.

     Approval by Adatom stockholders of the merger and the merger agreement will require the approval of more than 50% of the shares of Adatom common stock outstanding on the record date, or 1,192,301 shares of the 2,384,600 shares outstanding. All Adatom stockholders have agreed to vote for the merger.

WHAT YOU NEED TO DO NOW (PAGE 32)

     Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at your stockholders' meeting.

     If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals. If you do not vote or you abstain, it will have the effect of a vote against the proposals.

     The HealthCore special meeting and the Adatom special meeting will take place on Monday,

October 11, 1999. The HealthCore special meeting will take place at 11:00 a.m. (local time) and the Adatom special meeting will take place at 9:00 a.m. (local time). You may attend your stockholders' meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may withdraw your proxy up to and including the day of your stockholders' meeting by following the directions on page 32 and either change your vote or attend your stockholders' meeting and vote in person.

     Your broker will vote your HealthCore and Adatom shares only if you provide instructions on how to vote. WITHOUT INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED. WE WILL COUNT SHARES THAT YOU DO NOT VOTE AS VOTES AGAINST THE PROPOSALS.

   YOUR VOTE IS VERY IMPORTANT.

STOCK CERTIFICATES

     If you are an Adatom common stockholder, after the merger is completed we will send you written instructions for exchanging your Adatom common stock certificates. If you are a HealthCore stockholder, you should retain your stock certificates as the merger will not require surrender of HealthCore stock certificates at any time.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS (PAGES 62 AND 70)
     On the record date, directors and executive officers of HealthCore and their affiliates may be deemed to be the beneficial owners of 187,000 shares of HealthCore class A common stock or approximately 5.9% of the HealthCore class A common stock outstanding. Excluding Mr. Polan's 165,000 shares of class A common stock, these other directors and executive officers and their affiliates own approximately 22,000 shares of class A common stock representing less than 1% of the 3,018,000 shares of class A common stock so outstanding.

     On the record date, Neal Polan, Chairman and Chief Executive Officer of HealthCore may be deemed to be the beneficial owner of all of the 216,000 shares of HealthCore class B common stock, outstanding. Accordingly, on the record date, directors and executive officers of HealthCore and their affiliates held approximately 29.7% of the voting power of the combined class A and class B common stock. This voting power percentage does not take into account the shares of class A common stock that Mr. Polan has the right to vote under proxies given to him by the escrow stockholders, as described below.

     Neal Polan has agreed to vote all his 165,000 shares of class A common stock and 216,000 shares of class B common stock in favor of the merger and related transactions.

     In addition, all the other directors and executive officers of HealthCore have indicated that they intend to vote the class A common stock owned by them for all the HealthCore proposals detailed in this proxy statement.

     All escrow stockholders have given Neal Polan a proxy to vote all shares of class A common stock they own, including all shares held in escrow, in favor of all proposals that come before the special meeting. After giving effect to these proxies, the executive officers and directors of HealthCore and their affiliates have the right to vote at least 47% of the voting power of the combined class A and class B common stock.

     On the record date, there were four holders of Adatom common stock outstanding. These holders, all of whom are directors of Adatom, have agreed to vote the Adatom common stock owned by them for the approval of the merger and the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 27)

     A number of directors, executive officers and stockholders of HealthCore and Adatom have interests in the merger that are different from, or in addition to, yours as a stockholder.

     These interests include the following:

     o HealthCore stockholders who have placed shares in escrow will, subject to stockholder approval of the termination of the escrow agreement, surrender and forfeit 80% of their shares or an aggregate of 720,000 shares and receive at the time of the merger or after if the termination occurs subsequent to the merger 20% of their shares or an aggregate of 180,000 shares, free of the risk of forfeiture and other transfer restrictions imposed by the escrow. agreement.

     o Richard Barton, the President and CEO of Adatom, will enter into a three-year employment agreement with the combined company at an annual base salary of $200,000 plus a $100,000 bonus based upon the attainment of performance goals.

     o David Mullikin, HealthCore's President, will obtain the following benefits:

       o At the closing of the merger, HealthCore will terminate the employment of David Mullikin. He will receive a severance package from HealthCore which provides for a payment of $100,000 plus 100,000 options to purchase shares of HealthCore at $.10 per share. Mr. Mullikin will also receive registration rights for the shares of stock underlying those options. This severance is in lieu of the severance to which he was previously entitled under his existing employment agreement, namely $150,000 reduced by 50% of any compensation he receives from other employment during the one year period following termination, but in no event less than $75,000.

     o Neal J. Polan, HealthCore's Chairman of the Board and Chief Executive Officer, will obtain the following benefits:

       o At the closing of the merger, Mr. Polan will enter into a two-year employment agreement with the Adatom which provides for an annual salary of $50,000. Mr. Polan will be required to work up to 60 hours per month as an advisor for the surviving company in mergers, acquisitions and strategic alliances. Mr. Polan will receive a right to purchase stock in Adatom in an amount equal to that number of Adatom shares convertible into 350,000 shares of HealthCore common stock in the merger in exchange for a promissory note in the amount of $320,760. As partial consideration for his services rendered under the employment agreement, the promissory note will be forgiven six months after the closing date of the merger.
       o On April 27, 1999, Mr. Polan agreed to amend his existing employment agreement with HealthCore to permit HealthCore to terminate his employment without cause and to revise the terms of his severance package. Mr. Polan's original employment agreement provided that in the event that Mr. Polan's employment is terminated without cause, HealthCore would be required to pay him all sums that would have been paid under the agreement. The amended employment agreement reduces the amount of severance upon termination of employment and provides that HealthCore would only have to pay Mr. Polan the lesser of $150,000 or 60% of the remaining value of the contract at the time of termination. In consideration for agreeing to the amended employment agreement, Mr. Polan received 165,000 shares of HealthCore class A common stock.

       o Mr. Polan owns shares that are subject to the escrow agreement, and will be treated identical to those held by the other escrow stockholders described above.

       o Mr. Polan will receive registration rights covering 367,800 shares, including 142,000 shares underlying warrants.

       o In September 1997, in connection with his employment with HealthCore, Mr. Polan received a warrant to purchase 142,000 shares of HealthCore class A common stock at $1.00 per share. The warrant becomes exercisable if certain market price thresholds or operating performance-based criteria of HealthCore are met. In connection with the merger, Mr. Polan has agreed to exchange that warrant for 28,400 shares of HealthCore class A common stock at the closing of the merger.

       o Mr. Polan will also be designated a member of the initial Board of Directors of the combined company.

     On July 8, 1999 Eli Levitin, a director of HealthCore, purchased $50,000 of convertible debt of Adatom through Jesup & Lamont Acquisition Corporation, a company in which Mr. Levitin has a 10% interest. These securities will be converted into shares of Adatom common stock immediately prior to the merger and will then be exchanged for 50,661 shares of common stock of Adatom.com, Inc. pursuant to the merger.

     The Boards of Directors of HealthCore and Adatom recognized these interests and determined that they did not affect the benefits of the merger to the stockholders. Please refer to pages 27 and 28 for more information concerning these interests.

DIRECTORS AND EXECUTIVE OFFICERS OF ADATOM FOLLOWING THE MERGER (PAGE 72)

     If we complete the merger, the Board of Directors of the combined company will initially consist of the following five members:

     o Richard Barton, the Chairman of the Board and Chief Executive Officer of Adatom and Sridhar Jagannathan, both of whom are currently members of the Adatom Board of Directors; and

     o Ralph Kennedy Frasier and Sylvia A. Dresner who have been appointed as outside directors have been designated by Adatom;

     o Neal J. Polan, HealthCore's Chairman and Chief Executive Officer.

     Your vote to approve the merger agreement will include the designation of the foregoing members to the Board of Directors of the combined company.

     The officers of Adatom at the effective time of the merger will be the officers of the combined company.

LISTING AND TRADING OF HEALTHCORE COMMON STOCK (PAGE 77)

     HealthCore class A common stock is currently listed on the Nasdaq Small Cap Market. The surviving company will be deemed to be a new company for listing purposes and will be required to meet the initial listing qualification criteria of the Nasdaq Small Cap Market.

     These initial listing criteria generally include a minimum of:

     o $4 million in net tangible assets, or

     o $50 million in market capitalization.

     If the surviving company does not meet the relevant criteria which we expect it will not, immediately following the merger, its common stock risks being delisted. If this occurs, trading in the common stock would be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the "OTC Bulletin Board Service." As a result, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, HealthCore's securities.

RESALE OF HEALTHCORE COMMON STOCK RECEIVED IN THE MERGER (PAGE 29)

     All of the shares of HealthCore common stock issued in the merger to Adatom directors and executive officers and owned by Mr. Polan will be subject to resale restrictions under the federal securities laws. This totals 9,722,373 shares of the 13,346,228 shares of the combined company's common stock outstanding after the merger, or 73% of the shares of the surviving company's common stock outstanding after the merger.

     In addition, all former holders of Adatom securities, Neal Polan, and David Mullikin, have entered into lock-up agreements that prohibit transfer of some or all of their respective shares of Adatom.com, Inc.'s common stock for up to a period of six months. This totals an aggregate of 11,628,289 shares, including 317,661 shares issuable upon exercise of options or warrants.

     Please refer to page 29 for more information concerning restrictions on resales.

OTHER CONDITIONS (PAGE 36)

     The obligation of each of us to consummate the merger is subject to the satisfaction or waiver of various typical conditions, including the absence at any time after the date of the merger agreement of any material adverse change relating to the other party.

     Among other things, Adatom is not obligated to consummate the merger if HealthCore's closing cash amount, as calculated in the manner described earlier, is less than $2 million.

CANCELLATION OF THE MERGER (PAGE 38)

     We can jointly agree to call off the merger at any time before completing the merger. Either of us can call off the merger if:

     o the other party has not complied with or has breached in any material respect any of its covenants, agreements, warranties or representations contained in the merger agreement, which has not been cured within 10 business days following notice of such breach;

     o if the merger is not consummated before November 30, 1999, provided, however that the terminating party can not have caused the failure to consummate the merger due to a material breach;

     o the stockholders of either party do not approve the merger;

     o if the Board of Directors of HealthCore recommends an alternative transaction to its stockholders, within limits detailed in the merger agreement; or

     o there is a legal prohibition preventing the consummation of the merger

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 12)

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of our company. Also, when we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this document, could affect the future financial results of the combined company and could cause those results to differ materially from those expressed in our forward-looking statements contained in this joint proxy statement. These factors include but are not limited to:

     o trends affecting our financial condition or results of operations;

     o our business and growth strategies;

     o the Internet; and

     o our financing plans.

COMPARATIVE RIGHTS OF STOCKHOLDERS OF HEALTHCORE AND ADATOM (PAGE 84)

     HealthCore is incorporated under the laws of the State of Delaware and Adatom is incorporated under the laws of the State of California. Adatom stockholders will, upon consummation of the merger, become stockholders of HealthCore and their rights will be governed by Delaware law, the certificate of incorporation of HealthCore and the by-laws of HealthCore. The Delaware corporate law differs in some respects from California corporate law. For example, the stockholders of the surviving company will not have the right to cumulative voting that Adatom stockholders had. Please refer to pages 84 through 91 for more information concerning these differences.

STOCKHOLDERS WILL NOT HAVE
DISSENTERS' RIGHTS

     Under California law, Adatom stockholders who do not vote in favor of the merger would normally have the right to demand that Adatom purchase their shares at fair market value. The Adatom stockholders, however, have agreed to vote their shares in favor of the merger. Therefore, Adatom stockholders will not have dissenters' rights.

     Under Delaware law, HealthCore stockholders are not entitled to dissenters' rights because the stock is designated as a national market system security on an interdealer quotation system by NASDAQ.

ADDITIONAL INFORMATION

     If you would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, you should contact the person listed below:

For HealthCore:

David Mullikin
President
HealthCore Medical Solutions Inc.
11904 Blue Ridge Boulevard
Grandview, Missouri 64030
816-736-4900

For Adatom:

Richard Barton
Chairman of the Board and Chief Executive Officer
Adatom, Inc.
920 Hillview Court
Suite 160
Milipitas, CA 95035
408-935-7979

                       PER SHARE MARKET PRICE INFORMATION

MARKET PRICE DATA

     The following table presents information for HealthCore common stock on the Nasdaq Small Cap Market on April 26, 1999 and September 17, 1999. April 26, 1999 was the last full trading day prior to the announcement of the signing of the letter of intent. September 17, 1999 was the latest practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

                                            HEALTHCORE COMMON STOCK
                                              (DOLLARS PER SHARE)
                                           -------------------------
                                           HIGH      LOW       CLOSE
                                           ----      ----      -----
April 26, 1999                             2.00      1.75       2.00
September 17, 1999                         2.22      2.22       2.22

     On the record date, there were approximately 22 holders of record of HealthCore class A common stock and one holder of record of HealthCore class B common stock, and four holders of record of Adatom common stock.

     Adatom is a privately held company and there is no public market for its capital stock.

HISTORICAL MARKET PRICES

     Since October 14, 1997, the date of HealthCore's initial public offering (the "IPO"), HealthCore's Units, each Unit consisting of one share of class A common stock and one class A warrant, have traded on the Nasdaq SmallCap Market under the symbol HMSIU. HealthCore's class A common stock and class A warrants have traded on the Nasdaq SmallCap Market under the symbols HMSI and HMSIW, respectively, since February 10, 1998. The following sets forth the average of the high and low bid prices of the class A common stock for the fiscal year ended September 30, 1998 and for the fiscal quarters since such date as reported by The Nasdaq Stock Market.

                                                                        HEALTHCORE
                                                                         CLASS A
                                                                       COMMON STOCK
                                                                      --------------
                                                                        BID PRICE
                                                                      --------------
                                                                      HIGH      LOW
                                                                      -----    -----

1998
  Second Quarter (commencing February 10,1998).....................   $3.25    $3.25
  Third Quarter....................................................    2.00     0.63
  Fourth Quarter...................................................    1.13     0.63

1999
  First Quarter....................................................    1.31     0.69
  Second Quarter...................................................    3.06     0.60
  Third Quarter....................................................    3.88     1.00
  Fourth Quarter (through September 17, 1999)......................    2.94     2.06

     HealthCore has never paid cash dividends during the periods described above.

     Post-Merger Dividend Policy. The payment of dividends by the surviving company following the merger is not anticipated in the foreseeable future because the surviving company intends to retain all earnings, if any, for use in the expansion of its business.

                           SUMMARY FINANCIAL DATA OF
                       HEALTHCORE MEDICAL SOLUTIONS INC.
                    (in thousands, except per share amounts)

                                                     SIX MONTHS ENDED
                                                        MARCH 31,        YEAR ENDED
                                                     ----------------    SEPTEMBER 30,
                                                      1999      1998        1998
                                                     ------    ------    -------------
STATEMENT OF OPERATIONS DATA:
  Revenues........................................   $   85    $   36       $    84
  Loss from operations............................   (1,194)     (856)       (2,169)
  Net loss........................................   (1,162)     (779)       (1,987)
  Basic and diluted net loss per common share.....   $(0.50)   $(0.37)      $  (.89)

                                                          AS OF
                                                        MARCH 31, 1999
                                                        --------------
BALANCE SHEET DATA:
  Working capital....................................       $2,873
  Total assets.......................................        3,330
  Stockholders' equity...............................       $3,098

                           SUMMARY FINANCIAL DATA OF
                                  ADATOM, INC
                    (in thousands, except per share amounts)

                                                     SIX MONTHS ENDED    YEAR ENDED
                                                      JUNE 30,           DECEMBER 31,
                                                        1999                1998
                                                     ----------------    ------------
STATEMENT OF OPERATIONS DATA:
Revenues..........................................        $  261           $    290
Loss from operations..............................          (883)            (1,273)
Loss..............................................          (878)            (1,156)
Basic and diluted net loss per common share.......        $(0.37)          $  (0.48)

                                                           AS OF
                                                        JUNE 30, 1999
                                                        --------------
BALANCE SHEET DATA:
Working capital (deficit)............................      $   (822)
Total assets.........................................           185
Long-term debt, net of current portion...............         1,801
Stockholders' equity (deficit).......................      $ (2,501)

                      SUMMARY PRO FORMA FINANCIAL DATA OF
                     HEALTHCORE MEDICAL SOLUTIONS INC. AND
                                  ADATOM, INC.
                    (in thousands, except per share amounts)

                                                     SIX MONTHS ENDED    YEAR ENDED
                                                       JUNE 30,          DECEMBER 31,
                                                         1999               1998
                                                     ----------------    ------------
STATEMENT OF OPERATIONS DATA:
  Revenues........................................       $    261          $    290
  Loss from operations............................         (1,133)           (1,773)
  Net loss........................................         (1,096)           (1,474)
  Basic and diluted loss per share................       $  (0.08)         $  (0.11)

                                                          AS OF
                                                       JUNE 30, 1999
                                                       ----------------
BALANCE SHEET DATA:
  Working capital...................................        $1,624
  Total assets......................................         2,642
  Long-term debt, net of current portion............             1
  Stockholders' equity..............................        $1,756

                            SUMMARY COMPARATIVE DATA
                (dollars in thousands, except per share amounts)

                                                                                       12 MONTHS      6 MONTHS
                                                                                       ENDED(1,2)    ENDED(1,2)
HEALTHCORE--HISTORICAL(1)
Net loss...........................................................................   $    (1,987)   $    (1,162)
  Basic and diluted loss per common share..........................................         (0.89)         (0.50)
Book value per basic common share..................................................   $      1.31    $      0.96
ADATOM--HISTORICAL(2)
  Net loss.........................................................................   $    (1,156)   $      (878)
  Basic and diluted loss per common share..........................................         (0.48)         (0.37)
Book value per basic common share..................................................         (0.68)         (1.05)
Adatom shares adjusted for exchange ratio(3).......................................     5,180,110      5,180,110
PRO FORMA COMBINED(4)
HealthCore Adjusted Net loss(5)....................................................   $      (200)   $       (68)
Adatom Historical Net loss.........................................................        (1,156)          (878)
Pro Forma Combined Net loss........................................................        (1,474)        (1,096)
  Basic and Diluted Net loss per common share......................................         (0.11)         (0.08)
HealthCore historical book value...................................................   $     4,233    $     3,098
Adatom historical book value(6)....................................................        (1,622)        (2,501)
Pro forma book value...............................................................                        1,756
Pro forma Book value per basic common share........................................                  $      0.13
Total pro forma shares outstanding(7)..............................................    13,792,889     13,792,889

------------------

1 HealthCore: (i) fiscal year ending September 30, 1998; (ii) six months ended
  March 31, 1999.

2 Adatom: (i) fiscal year ending December 31, 1998; (ii) six months ended June
  30, 1999.

3 Assumes an exchange ratio of 2.173 shares of HealthCore common stock for each share of Adatom, subject to adjustment as herein described.

4 Pro Forma Combined: (i) Matches HealthCore fiscal year ending September 30,
  1998 with Adatom fiscal year ending December 31, 1998; (ii) Matches HealthCore six months ended March 31, 1999 with Adatom six months ended June 30, 1999.

5 Assumes the costs included in HealthCore Net Income (loss) consist solely of those costs associated with maintaining a publicly traded shell corporation and includes the SEC related expenses, D&O Insurance, Investor Relations and Legal.

6 The current Adatom book value will be increased by approximately $1,800,000 prior to the close of merger due to the capitalization of a shareholders loan(s).

7 Assumes 2,707,400 shares for HealthCore shareholders and 396,000 shares issuable upon exercise of options at an exercise price of no greater than $1.25 per share, plus 10,689,489 shares for Adatom shareholders and its sole warrantholder, subject to adjustment as herein described. Does not include warrants to purchase 200,000 shares of HealthCore common stock at $1.00 per share to be issued to Jesup & Lamont Securities or outstanding warrants to purchase an aggregate of 3,590,500 HealthCore common stock at a weighted average price of $6.45 per share.

                                  RISK FACTORS

     Before determining whether to approve the merger, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this joint proxy statement/prospectus.

     We have each made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of our operations set forth under "Summary," "The Merger--Background of the Merger," "--HealthCore's Reasons for the Merger; Recommendation of its Board of Directors," "--Opinion of HealthCore Board of Directors' Financial Advisor," "--Adatom's Reasons for the Merger; Recommendation of its Board of Directors," and "HealthCore and Adatom Unaudited Pro Forma Condensed Combined Financial Statements," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the combined company following the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this joint proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we are relying on the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors could affect the future results of the combined company following the merger, and could cause results to differ materially from those expressed in such forward-looking statements.

     RISKS THAT AFFECT THE COMBINED COMPANY. THESE RISKS RELATE TO ADATOM'S BUSINESS AS WE WILL BE OPERATING THAT BUSINESS AFTER THE MERGER.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES.

     Since inception in 1996, Adatom has incurred significant losses, and as of June 30, 1999, had an approximate accumulated deficit of $2,821,000 and there is an uncertainty about our ability to continue as a going concern. We are a development stage company and expect to incur substantial operating losses for the foreseeable future as we incur significant operating expenses and research and development expenses and make investments, to enhance our line of products and services and establish internet capabilities. We intend to substantially increase our marketing and promotional spending to increase our revenues. We may never generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

WE NEED ADDITIONAL FINANCING TO FUND OUR BUSINESS AND THE FAILURE TO OBTAIN FINANCING COULD RESULT IN CESSATION OF OUR BUSINESS.

     We need additional funds to sustain and expand our sales and marketing activities and our marketing arrangements, particularly if a well-financed competitor emerges or if there is a shift in the type of Internet services that are developed and ultimately receive customer acceptance. Adequate funds for these and other purposes on terms acceptable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders. Failure to obtain financing could result in cessation of our business.

     HealthCore has retained Jesup & Lamont Securities Corporation to raise
$5.5 million through the private placement of the combined company's equity securities in order to satisfy its short term financing needs. The equity securities have not yet been sold, and we cannot be sure that any of the equity securities will be sold, or if sold on terms favorable to us, or that the funds received, if any, will be sufficient to fund operations until we are profitable, if at all.

     Our lack of tangible assets to pledge could prevent us from obtaining bank or similar debt financing. In addition, we cannot be sure that such financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations and external sources would have a material adverse effect on us and could result in cessation of our business.

     In its report on its audit of Adatom's financial statements for the year ended December 31, 1998, its independent accountants included an explanatory paragraph in their report because of the uncertainty that Adatom could continue in business as a going concern. Unless it raises additional capital, the combined company expects it will exhaust its working capital in approximately four months after the merger. Any raise of additional capital will dilute all stockholders of the combined company.

WE DEPEND HEAVILY UPON MARKETING ARRANGEMENTS. WITHOUT THEM, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     We rely on certain marketing arrangements with other companies that have websites to attract shoppers to purchase our products. Adatom has entered into marketing arrangements with a number of existing organizations with a definable user base. Our ability to generate revenues from online commerce depends, among other things, upon the increased traffic, purchases, advertising and sponsorships that we generate through our marketing arrangements. We cannot be sure that other companies will continue these relationships with us, or, if continued, that they will be on terms favorable to us. Our inability to enter into new marketing arrangements or to maintain our existing arrangements would have a material adverse effect on us.

WE RELY ON SUPPLIERS FOR OUR RETAIL MERCHANDISE AND SHIPMENTS TO CUSTOMERS. LOSS OF THESE RELATIONSHIPS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our current suppliers may not continue to sell merchandise to us on current terms. We may not be able to maintain our current arrangements with suppliers or be able to establish new or extend current supplier relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. Loss of these relationships could have a material adverse effect on us. We also rely on most of our suppliers to process and ship merchandise directly to customers. We have limited control over the shipping procedures of our suppliers, and shipments by these suppliers have at times been subject to delays. If the quality of service provided by such suppliers falls below a satisfactory standard or if our level of returns exceeds our expectations, our business will be materially adversely affected.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE GROWTH OF OUR BUSINESS.

     To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our already growing employee base. Further, we will be required to maintain and expand our relationships with various merchandise manufacturers, distributors, Internet and other online service providers and other third parties necessary to our business. If we are unable to manage growth effectively, our business will be materially adversely affected.

THE LOSS OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our performance will be substantially dependent on the continued services and on the performance of our senior management, particularly Richard Barton, Adatom's President, Chief Executive Officer and Chairman of the Board, and Sridhar Jagannathan, Chief Technical Officer and Executive Vice President. Our performance also depends on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on us. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel.

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
Competition for such personnel is intense, and we may not be able to successfully attract, assimilate or retain sufficiently qualified personnel. This inability could have a material adverse effect on us.

POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY CAUSE VOLATILITY IN OUR STOCK VALUATION.

     We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our quarterly operating results include, without limitation:

     o Our ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction,

     o the announcement or introduction of new sites, services and products by us and our competitors,

     o price competition in the industry,

     o the level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by us,

     o Our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner,

     o the level of traffic on our web site,

     o technical difficulties, system downtime or Internet brownouts,

     o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure,

     o the implementation of strategic alliances,

     o the level of merchandise returns experienced by us, and

     o governmental regulation

     We expect that we will experience seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. Due to the foregoing factors, in one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the common stock would likely be materially adversely affected.

WE MAY BE UNABLE TO PROTECT OUR TRADEMARKS AND PROPRIETARY RIGHTS WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We regard our copyrighted material, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have the registered trademarks "Adatom" and "Discovering New Shopping Dimensions" in the United States and have a trademark application pending for the mark "Adatom Home Dimensions." We cannot be sure that we will be able to secure significant protection for these trademarks. It is possible that competitors of Adatom or others will adopt product or service names similar to "Adatom" and our other trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

     We generally have entered into agreements containing confidentiality and non-disclosure provisions with our employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. We cannot be sure that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by us, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect its trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on us.

     We also rely on a variety of technology that we license from third parties, including our database and Internet server software, which is used in our web site to perform key functions. These third party technology licenses may not continue to be available to us on commercially reasonable terms. Our loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would have a material adverse effect on us.

WE MAY EXPERIENCE CAPACITY CONSTRAINTS DUE TO OUR RELIANCE ON INTERNALLY DEVELOPED TRANSACTION-PROCESSING SYSTEMS.

     If we suffer any system interruptions that result in the unavailability of our store on the Internet or reduced order fulfillment capability, such interruptions would reduce the volume of goods sold and the attractiveness of our product offerings. We have experienced periodic system interruptions, which we believe will continue to occur from time to time. The satisfactory performance, reliability and availability of our store on the Internet, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. Our revenues depend on the number of visitors who shop at its store on the Internet and the volume of orders it fulfills.

     There will be a significant need to upgrade the capacity of our store on the Internet in order to handle thousands of simultaneous shoppers. Our inability to add additional software and hardware or to develop and upgrade further our existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic on our store on the Internet or increased sales volume through our transaction-processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service and impaired quality and speed of order fulfillment, any of which could have a material adverse effect on us.

OUR BUSINESS MAY SUFFER IF OUR SYSTEMS FAIL OR IF THE SYSTEMS OF OUR BUSINESS PARTNERS FAIL.

     We presently have limited redundant systems. We do not have a complete disaster recovery plan and carry limited business interruption insurance to compensate us for losses that may occur. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. In addition, any disruptions of those web sites or at the web sites of other companies where we market goods or have a website link could have a material adverse effect on us and the volume of sales generated. The occurrence of any of the foregoing risks could have a material adverse effect on us.

IF WE ARE NOT ABLE TO SUSTAIN RAPID TECHNOLOGICAL CHANGES, OUR BUSINESS MAY SUFFER.

     We may not successfully use new technologies effectively or adapt our store on the Internet, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Our failure to adapt in a timely manner for technical, legal, financial or other reasons, to changing market conditions or customer requirements, could have a material adverse effect on us. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online stores. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing store on the Internet and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to license leading technologies useful in its business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

WE MAY ENCOUNTER MATERIAL COSTS RELATING TO YEAR 2000 COMPLIANCE.

     Although we have tested our currently installed computer systems and software products for year 2000 problems and we believe that our computer systems and software products are fully year 2000 compatible, it is possible that certain computer systems or software products of our suppliers or customers may not accept input of, store, manipulate and output dates prior to the year 2000 or thereafter without error or interruption. We have conducted a review of our computer systems, to attempt to identify ways in which our systems could be affected by problems of our customers and suppliers in correctly processing date information. In addition, we are requesting assurances from all software vendors from which we have purchased or from which we may purchase software that such software will correctly process all date information at all times. Furthermore, we are querying our customers and suppliers as to their progress in identifying and addressing problems that their computer systems will face in correctly processing date information as the year 2000 approaches. However, we may not be able to identify all date-handling problems of our customers and suppliers in advance of their occurrence,. We may be unable to successfully remedy problems that are discovered. The expenses of our efforts to identify and address such problems could be high and we could become subject to liabilities as a result of such problems. Any of the foregoing issues could have a material adverse effect on us.

     WE ARE AFFECTED BY THE FOLLOWING INDUSTRY RISKS.

ONLINE COMMERCE IS A VERY COMPETITIVE INDUSTRY. WE EXPECT THE COMPETITION TO INTENSIFY IN THE FUTURE AND WE RISK FAILURE DUE TO THAT COMPETITION.

     Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of our competitors may be able to secure merchandise from manufacturers on more favorable terms and devote greater resources to marketing.

     Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We are not sure that we will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures on us.

OUR BUSINESS STRATEGY REQUIRES CONTINUED GROWTH OF ONLINE COMMERCE. IF ON-LINE COMMERCE DOES NOT CONTINUE TO GROW, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and online services as a significant medium of commerce by consumers. Rapid growth in the use of and interest in the Internet and online services is a recent phenomenon, and we can not be sure that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and online services as a medium of commerce. We rely on consumers who have historically used traditional means of commerce to purchase merchandise. For us to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. Moreover, critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce online.

     In addition, the Internet and online services may not be accepted as a viable commercial marketplace for reasons relating to the adequacy of technology. To the extent that the Internet and online services continue to experience significant growth, we can not be sure that the infrastructure of the Internet and online services will prove adequate to support increased user demands. Difficulties with the telecommunications used to support the Internet or online services also could result in slower response times and adversely affect usage of the Internet.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED IF THE SECURITY MEASURES WE HAVE IMPLEMENTED TO PROTECT CONFIDENTIAL INFORMATION PROVE TO BE INADEQUATE.

     Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the algorithms used by us to protect customer transaction data. Any compromise of our security could have a material adverse effect on us and our reputation. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION.

     Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution and quality of products and services. We are not currently subject to regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on us.

     Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our service is available over the Internet in multiple states and foreign countries, and as we sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We could be subject to taxes and penalties for failure to qualify as a foreign corporation in a jurisdiction where we are required to do so. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on us.

WE MAY BE LIABLE FOR INFORMATION RETRIEVED FROM THE INTERNET.

     Due to the fact that material may be downloaded from web sites and subsequently distributed to others, there is a potential that claims will be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on us.

     RISKS RELATING TO THE COMMON STOCK TO BE ISSUED IN THE MERGER.

THE MERGER CONSIDERATION TO BE RECEIVED BY ADATOM STOCKHOLDERS WILL NOT BE AFFECTED BY ANY CHANGE IN HEALTHCORE CLASS A COMMON STOCK PRICES.

     Upon completion of the merger, and subject to the HealthCore closing cash adjustment, each share of Adatom common stock will be converted into the right to receive approximately 2.17 shares of HealthCore class A common stock. This exchange ratio will not be adjusted to reflect an increase or decrease in the price of HealthCore class A common stock. The price of HealthCore class A common stock when the merger takes place may vary from its price at the date of this joint proxy statement/prospectus and at the date of the special meeting of our stockholders. For example, during the twelve month period ended on September 17, 1999, the closing price of HealthCore class A common stock varied from a low of $0.594 to a high of $3.875 and ended that period at $2.22 (see "Comparative Per Share Market Price Information" on page 8 for further information). Variations in the relative values of the shares of HealthCore and Adatom common stock may be the result of changes in the business, operations or prospects of Adatom, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the HealthCore class A common stock that the holders of Adatom common stock will receive when the merger is completed.

     You are urged to obtain current market quotations for HealthCore class A common stock.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS COULD CONTROL STOCKHOLDER VOTES AND OUR MANAGEMENT AND AFFAIRS.

     Upon completion of this merger, our executive officers, directors and 5% or greater stockholders, and their respective affiliates, will, in the aggregate, own approximately 68% of our outstanding common stock. As a result, they could act together to control all matters submitted to stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, such concentration of ownership may delay, defer or prevent a change in control, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. This could, in turn, have an adverse effect on the market price of our common stock. See "Security Ownership of Certain Beneficial Owners, Directors and Officers."

WE MAY NOT HAVE AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK. THE ABSENCE OF AN ACTIVE TRADING MARKET WOULD LIKELY MAKE THE COMMON STOCK AN ILLIQUID INVESTMENT.

     After the merger, and despite the possible $5.5 million sale of equity securities of HealthCore, the surviving company may not be able to meet the criteria for initial listing of securities on the Nasdaq Small Cap Market. If the surviving company does not meet the initial listing criteria which we expect it will not, immediately following the merger, its common stock risks being delisted. If this occurs, trading in the common stock would be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the "OTC Bulletin Board Service." As a result, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, HealthCore's securities.

                                   THE MERGER

     The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A.

GENERAL

     We are furnishing this joint proxy statement/prospectus to holders of shares of class A and class B common stock of HealthCore and to holders of shares of Adatom common stock, in connection with the solicitation of proxies by the Boards of Directors of HealthCore and Adatom for use at the special meetings of stockholders to be held on October 11, 1999 and at any adjournments or postponements of the meetings.

     At their special meeting, the stockholders of HealthCore will be asked to vote upon the following:

     1. to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1999, as amended, between HealthCore and Adatom and the transaction contemplated thereby, including:

          o the issuance of HealthCore common stock to holders of Adatom common stock pursuant to the merger;

          o the amendments to HealthCore's certificate of incorporation to change the name of HealthCore to Adatom.com, Inc., to eliminate the authorization of class B common stock, to rename the class A common stock to common stock, and to increase the authorized number of shares of HealthCore's common stock from 20 million to 50 million shares; and

          o the designation of a new Board of Directors for the surviving company;

     2. to approve the 1999 Stock Option Plan; and

     3. to approve the termination of the Amended and Restated Escrow Agreement dated July 31, 1997 by and among HealthCore, certain stockholders of HealthCore and American Stock Transfer & Trust Company dated July 31, 1997.

     The approval of the first proposal is a condition to the consideration of all subsequent proposals. In addition, the merger may not be consummated if proposal number two is not approved.

     At their special meeting, the stockholders of Adatom will be asked to approve the merger and the merger agreement.

     This joint proxy statement/prospectus also constitutes a prospectus of HealthCore, which is a part of the Registration Statement on Form S-4 filed by HealthCore with the Securities and Exchange Commission under the Securities Act of 1933, in order to register the shares of HealthCore common stock to be issued to Adatom stockholders in the merger.

     In the merger, each share of Adatom common stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted in the merger into the right to receive approximately 2.17 shares of HealthCore common stock, subject to adjustment and assuming termination of the escrow agreement.

BACKGROUND OF THE MERGER

     During the third quarter of 1998, Neal Polan, Chief Executive Officer of HealthCore and David Mullikin, President and Chief Operating Officer of HealthCore held several meeting to review the business prospects of HealthCore. At that time, Messrs. Polan and Mullikin believed that HealthCore could successfully execute its business plan. During the fourth quarter of 1998, the management of HealthCore continued to evaluate the changes in the healthcare marketplace, new strategies to sell healthcare discount cards and the cash that may be required to successfully market and sell Healthcare Solutions cards. Management developed significant doubts that HealthCore could execute its business plan with the financial resources available to it. During this time, Mr. Polan, with the consent of the Board of Directors, began looking for potential acquisition or merger candidates which would be a good fit for the HealthCore business strategy and would leverage the existing assets of HealthCore. Among the potential acquisition candidates we evaluated was a preferred provider organization or PPO based in New Jersey. A PPO provides employers and third party payors, like insurance companies, access to networks of medical providers and hospitals. HealthCore negotiated with this PPO for several months, from the fall of 1998 into early 1999, but was unable to reach an agreement. HealthCore continued to look for other merger or acquisition candidates to strengthen HealthCore's business.

     During November 1998 Mr. Polan was contacted by Judson Cooper, Chairman of SIGA Pharmaceutical. On October 15, 1998 SIGA filed a document with the Securities and Exchange Commission disclosing its ownership of 151,000 shares of HealthCore. On November 17, 1998, Mr. Cooper signed a confidentiality agreement with HealthCore and requested a meeting to discuss possible business combinations between SIGA and HealthCore. Mr. Polan met with Mr. Cooper on several occasions and on January 6, 1999, SIGA sent a letter to HealthCore proposing a possible combination of the two companies and outlining proposed terms.

     On January 15, 1999, HealthCore's Board of Directors met to discuss the SIGA letter. In order to better understand and evaluate SIGA's business, and a possible transaction with SIGA, HealthCore retained a consultant to assist in the evaluation. Based on the Board of Directors' analysis of a proposed transaction with SIGA, including the review report delivered by the consultant, the Board of Directors determined that HealthCore would not proceed with a transaction with SIGA. During the January 15, 1999 meeting of the Board of Directors, David Mullikin reviewed HealthCore's operations, business plans and prospects including HealthCore's ability to execute its business plan.
Mr. Polan reviewed various alternatives to HealthCore's business plan, including several healthcare and non-healthcare related alternatives and opportunities. The Board determined it was appropriate for HealthCore to consider various business alternatives and opportunities and directed the management of HealthCore to explore alternative business opportunities.

     The Board determined that it would re-convene in approximately 60 days to discuss and take action on whether it was in the best interest of HealthCore and its stockholders to discontinue HealthCore's business plan and consider various business alternatives intended to increase stockholder value. During this period of time, HealthCore evaluated 15-20 business opportunities, including both healthcare and non-healthcare related businesses. These included a professional employer organization which contracts employees for employers, a mirror manufacturer, a telephone call center business, a South American pager business, an outpatient cancer care center business, a visiting physician service and several others. Extensive conversations were held with many of these potential acquisition or merger candidates.

     On January 12, 1999, Mr. Polan received a letter from Richardson and Associates, the investment bankers representing Adatom. Mr. Polan reviewed the letter and the executive summary that discussed the Adatom business. The next day, Mr. Polan spent several hours on the telephone with Mr. Richard Barton, Chairman and Chief Executive Officer of Adatom, and Adatom's investment bankers.

     Upon informal discussions with the members of the Board of Directors, Mr. Polan reported on the Adatom meeting and the possibility of exploring Adatom further. HealthCore was assisted by its accountants, Richard A. Eisner & Company, LLP who provided one of its designated internet industry specialists to help HealthCore management better understand and evaluate Adatom's business. On January 19, 1999 Mr. Polan and a partner from Eisner had an extended telephone conference with the Adatom management team and investment bankers. Subsequent to this telephone conference, HealthCore management and its consultants and advisors continued to evaluate Adatom including several meetings with Richard Barton and an extended due diligence visit by Mr. Polan to Adatom's headquarters. At the same time, HealthCore continued to evaluate other business opportunities, including several Internet and electronic commerce businesses, including an internet retailer of digital video discs, an interactive business network, which provides business to business communication, and a business which provides high resolution satellite imagery on the Internet. HealthCore also evaluated a business which operates multimedia children's learning centers and provides interactive children's software and an internet company which has "community" web sites of special interest to different demographic groups of people.

     On March 11, 1999 a special meeting of the Board of Directors was held to evaluate the existing HealthCore business and several acquisition or merger opportunities. Mr. Mullikin presented an overview of the HealthCore business and the likelihood of its ability to successfully execute its business plan. The Board concluded that HealthCore should seek merger candidates as the most viable means of maximizing stockholder value and should determine how to proceed with the sale or discontinuance of its healthcare business. Mr. Polan reviewed and evaluated several healthcare opportunities for the Board, none of which were determined by the Board to be viable merger or acquisition candidates.
Mr. Polan also reviewed opportunities in unrelated industries including Internet opportunities. Summaries of three potential merger opportunities were presented to the Board; all were internet or internet related. After evaluation of the three potential opportunities and analysis of the probability of completing a transaction, the potential of the merger candidates' businesses, the cash requirements of the potential merger candidates and the potential to provide HealthCore stockholders with the most value, the Board authorized Mr. Polan to use his best efforts to negotiate a transaction with Adatom.

     During the next several weeks, HealthCore negotiated a transaction with Adatom while continuing to perform a due diligence review of its business. During this time, HealthCore retained Jessup & Lamont to advise on the merger. On April 27, 1999 HealthCore executed a letter of Intent to merge with Adatom. On July 1, 1999 HealthCore entered into an Agreement and Plan of Merger with Adatom.

HEALTHCORE'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

     HealthCore's Board of Directors has unanimously approved the merger and the merger agreement and recommends that the HealthCore stockholders approve the merger and merger agreement and the related transactions including the issuance of stock to the Adatom stockholders. HealthCore's Board believes the consideration to be paid by HealthCore is fair from a financial point of view and that the merger is in the best interest of its stockholders. The Board considered the advice and analysis of management, its financial advisor, Kaufman Bros., L.P., its investment banker, Jessup and Lamont, and its legal counsel and accountants.

     The Board also considered the following potential benefit of the merger and the discontinuance of its healthcare discount business to the HealthCore stockholders:

          o To date, HealthCore has not been successful in executing its business plan. Management believed that there may not have been sufficient capital reserve in HealthCore to fulfill its business plan and the Board of Directors was uncertain of HealthCore's ability to raise more money.

          o Healthcare regulations throughout the country continued to change which may have had a continued adverse affect on HealthCore's business. For example, many states have begun to require HMOs to include chiropractic services as a mandatory part of their health plan to their members. As well, there have been proposals and discussions to offer drug coverage to Medicare recipients which had not been included in Medicare before.

          o Adatom's stockholders have invested almost $2 million to develop its business and the Board believes Adatom is well positioned among Internet companies to begin its efforts to commercialize its business.

          o Adatom has experienced management in Mr. Barton and Mr. Jagannathan. Mr. Barton has demonstrated in the past successful leadership of business.

          o The market capitalization of the combined company could be larger than the market capitalization of HealthCore, and if so it might create the opportunity for increased research coverage by financial analysts and increased institutional ownership as well as a larger trading "float" that could provide increased liquidity for stockholders. As a result, the combined company would likely have greater access to debt and equity financing.

          o The financial terms of the merger agreement, including an exchange ratio that provides relative certainty about the number of shares of HealthCore common stock that will be issued in the merger.

          o The presentations and financial analysis of Kaufman Bros., L.P.'s opinion dated August 30, 1999, that, as of the date of the opinion and based upon and subject to certain matters, the merger and the transactions contemplated thereby were fair, from a financial point of view, to the HealthCore stockholders;

          o The potential that Adatom might have more success raising the money it may need to fulfill its business plan than HealthCore would for its business.

          o The potential positive impact of the merger on the general long-term interests, prospects and objectives of HealthCore and its stockholders.

     HealthCore's Board also considered certain countervailing factors in its discussions of the merger. These factors are described under "Risk Factors" on page 12.

     HealthCore's Board of Directors, after review of all of the information available to it, determined that the benefits of the merger and related transactions outweighed the countervailing factors.

     HealthCore's Board of Directors has unanimously approved the merger and the merger agreement and recommends that the HealthCore stockholders approve the merger and merger agreement and the related transactions including the issuance of stock to the Adatom stockholders.

      THE HEALTHCORE BOARD UNANIMOUSLY FOUND THE MERGER AND MERGER AGREEMENT INCLUDING THE ISSUANCE OF HEALTHCORE COMMON STOCK TO ADATOM STOCKHOLDERS TO BE IN THE BEST INTERESTS OF THE HEALTHCORE STOCKHOLDERS AND RECOMMENDS THAT THE HEALTHCORE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

OPINION OF THE HEALTHCORE BOARD OF DIRECTORS' FINANCIAL ADVISOR

     The HealthCore Board retained Kaufman Bros., L.P. to render to the Board a fairness opinion in connection with the Adatom Merger (the "Kaufman Opinion"). On August 29, 1999, Kaufman delivered to HealthCore's Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated August 30, 1999) to the effect that, as of such date and based upon and subject to certain factors and assumptions stated therein, the consideration to be paid in the Merger to Adatom's shareholders in the form of Common Stock of HealthCore was fair, from a financial point of view, to the shareholders of HealthCore.

     Kaufman is a investment banking firm specializing in the technology industry which, as a part of its investment banking business, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements of public and private companies and valuations for corporate and other purposes. HealthCore's Board selected Kaufman based on its independence and experience. Kaufman in the normal course of its business, may hold and actively trade in securities of HealthCore for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

      THE FULL TEXT OF THE KAUFMAN OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE KAUFMAN OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Kaufman Opinion or the presentation made by Kaufman to the HealthCore Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate quantitative and qualitative factors to consider in the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Kaufman did not attribute any particular weight to any analysis or factor but instead made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kaufman's opinion should be considered as a whole and particular analyses or portions of its judgments, without considering all of the factors collectively, may create an incomplete view of the process underlying the Kaufman Opinion. In its analysis, Kaufman made numerous assumptions with respect to industry performance, existing market conditions, general business and economic conditions, the proposed terms of the transaction and other matters, many of which were beyond the control of Adatom and HealthCore. Any estimates contained in arriving at the opinion are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or reflect the prices at which businesses actually may be sold or the price at which stock would be bought/sold in a public offering. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     HealthCore agreed, among other things, to pay Kaufman $65,000 for its investment banking services in connection with rendering the Kaufman Opinion. In addition, HealthCore agreed to reimburse Kaufman for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of Kaufman's legal counsel incurred in connection with Kaufman's engagement. HealthCore also agreed to indemnify Kaufman and its officers, employees and agents for any losses incurred in connection with its engagement, including certain liabilities under the Federal securities laws.

     In arriving at its opinion, Kaufman assumed and relied upon the accuracy and completeness of the material and other information provided to it by Adatom and HealthCore without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Adatom and HealthCore that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Adatom, Kaufman assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgment of Adatom's management as to the future financial performance of Adatom and that Adatom will perform substantially in accordance with such projections. In arriving at its opinion, Kaufman visited the Mipitas, California headquarters of Adatom but did not conduct a physical inspection of such facility. Kaufman did not make or obtain any evaluations or appraisals of the assets or liabilities of Adatom or HealthCore, nor was Kaufman furnished with any such evaluations or appraisals.

     Kaufman has relied on the information contained in the materials described in the Kaufman Opinion which describes the Merger as a result of which the HealthCore will issue 10,689,489 shares of its Common Stock to Adatom's shareholders, an exchange ratio of 2.17 shares of Common Stock for each share of Adatom's common stock (the "Exchange Ratio"), at which time Adatom's shareholders will hold approximately 77.5% of the combined company's outstanding Common Stock, subject to adjustment. The Exchange Ratio will be increased by
 .0179 of a share or an aggregate of 195,000 shares of Common Stock for every $100,000 by which the HealthCore's cash assets fail to meet the $2.85 million threshold at the time of closing.

     In connection with the Kaufman Opinion, Kaufman reviewed and analyzed, among other things:

     o The Agreement and Plan of Merger dated July 1, 1999, by and between the Company and Adatom;

     o a draft of this Form S-4 Registration Statement and Proxy;

     o certain documents and reports filed by HealthCore with the Securities and Exchange Commission;

     o certain internal information and documents relating to the Company and Adatom provided to us by their respective managements, including historical financial information and financial forecasts;

     o the reported prices and trading activity of the Company's common stock;

     o the financial and business prospects for the merged entity and the industry in which it competes;

     o certain publicly available information concerning certain other companies engaged in businesses which it believed to be comparable to Adatom and the trading markets for such other companies' securities;

     o information concerning recent private equity investments in pre-public e-commerce companies we believe to be comparable to Adatom; and

     o information concerning certain other business transactions which we believe to be relevant to the Merger.

     In addition, Kaufman had discussions with certain officers and employees of Adatom and HealthCore concerning their respective businesses, operations, assets, financial conditions and prospects and potential strategic benefits from a combination of the businesses of Adatom and HealthCore, and undertook such other studies, analyses and investigations as Kaufman deemed appropriate.

     In performing its analysis, Kaufman took into account a number of factors relating to HealthCore, Adatom and the Merger. Among these factors pertaining to HealthCore were the current status of any business activity, its current financial position, including cash balance, and the trading activity of its Common Stock both before and after the announcement of the Merger. In performing its analysis with respect to Adatom, Kaufman took into account, among other things, Adatom's current business opportunities and growth plans, its small base of historical revenue, Adatom's participation in the fast growing and rapidly changing online retailing industry and its need for additional capital.

     Kaufman noted that its opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Kaufman on, and the information made available to it as of, the date of its opinion. Kaufman has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that is brought to its attention after the date of its opinion. Although Kaufman evaluated the consideration paid to the shareholders of Adatom from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiations between HealthCore and Adatom.

     The Kaufman Opinion is for the information of HealthCore's Board of Directors for its use in evaluation the fairness from a financial point of view to the shareholders of HealthCore of the consideration to be paid in the Merger to shareholders of Adatom. Such opinion does not constitute a recommendation as to any action the Board of Directors or any shareholder of HealthCore should take in connection with the Merger or any aspect thereof. The Kaufman Opinion is not an opinion as to the structure, terms or effect of any aspect of the Merger or of any transactions contemplated in connection therewith or as to the merits of the underlying decision to enter into the Merger or any such transaction.

     Conclusion.__Based on and subject to the foregoing, Kaufman delivered its opinion, as investment bankers, that, as of August 30, 1999, the consideration to be paid to the Adatom shareholders in the merger with HealthCore was fair from a financial point of view, to HealthCore's shareholders.

ADATOM'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

     The Adatom Board believes that the merger will have two principal benefits to Adatom. First, Adatom will have access to the cash and cash equivalents owned by HealthCore to expand Adatom's business. Second, it will be easier (and less dilutive to Adatom's stockholders) to raise capital necessary for the growth of Adatom's business as a public company. The Adatom Board has approved the merger and the transactions contemplated thereby and recommends approval of the merger by the stockholders of Adatom. In reaching its conclusion, the Board considered the structure of the merger, the fact that Mr. Neal Polan will be added to the Board and have an employment agreement with Adatom, the results of its due diligence, the results of a review of alternatives to the merger and the pro forma financial information.

      THE ADATOM BOARD UNANIMOUSLY FOUND THE MERGER TO BE ADVISABLE AND RECOMMENDS THAT THE ADATOM STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law, at the effective time, Adatom will be merged with and into HealthCore. HealthCore will be the surviving company in the merger and will be renamed Adatom.com, Inc. The certificate of incorporation of HealthCore, will be amended, and adopted as the certificate of incorporation of the surviving company in the merger and the HealthCore By-laws will be adopted as the by-laws of the surviving company. At the effective time, HealthCore will change its name to Adatom.com, Inc.

MERGER CONSIDERATION

     At the effective time, each outstanding share of Adatom common stock will be converted into the right to receive approximately 2.17 fully paid and nonassessable shares of HealthCore common stock, subject to adjustment and assuming termination of the escrow agreement by all parties to that agreement. The number of shares to be received by Adatom stockholders for each share of Adatom common stock they own will be increased by an additional .018 of a share or an aggregate of approximately 195,000 shares for every $100,000 by which the Healthcare cash assets fail to meet the $2.80 million threshold at the time of closing. See "The Merger Agreement--Consideration To Be Received In The Merger." As of the effective time, the shares of Adatom common stock will no longer be outstanding and will automatically be cancelled and cease to exist and each holder of shares of Adatom common stock will cease to have any rights in respect of those shares, except the right to receive the consideration set forth in the immediately preceding sentence. See "--Conversion of Shares; Procedures for Exchange of Certificates." The exchange ratio was determined through arm's-length negotiations between Adatom and HealthCore.

AMENDMENTS TO HEALTHCORE'S CERTIFICATE OF INCORPORATION

     HealthCore presently is authorized to issue the following capital stock:

          o 20,000,000 shares of common stock, consisting of 19,640,000 shares of class A common stock, $.01 par value; and 360,000 shares of class B common stock, $.01 par value; and
          o 5,000,000 shares of preferred stock, $.01 par value.

     On the record date, there were 3,183,000 shares of class A common stock issued and outstanding, 216,000 shares of class B common stock issued and outstanding and no shares of preferred issued and outstanding.

     The Board of Directors of HealthCore has approved, subject to adoption by its stockholders, an amendment to Article FOURTH of HealthCore's Amended and Restated Certificate of Incorporation which would make the following changes in the capital structure of HealthCore:

          o eliminate the authorization of class B common stock and rename the class A common stock to common stock
          o increase the authorized number of shares of common stock to 50 million shares.

     In the merger, Adatom stockholders will receive approximately 2.17 shares of HealthCore common stock for each share of Adatom common stock they own, subject to adjustment and assuming termination of the escrow agreement. This equals an aggregate of 10,689,489 shares of HealthCore common stock. This calculation gives effect to the issuance of an additional 2,511,620 shares of Adatom common stock and 28,400 shares of HealthCore common stock before the merger and assumes exercise of 396,000 options and warrants to purchase HealthCore Class A common stock at an exercise price not greater than $1.25 per share and exercise of a warrant to purchase Adatom common stock which will be exercisable to purchase 50,661 shares of Adatom.com, Inc. common stock. On a fully diluted basis there would be 17,583,389 shares of common stock of the combined company outstanding. The number of shares to be received by Adatom stockholders for each share of Adatom common stock they own will be increased by an additional .018 of a share or an aggregate of approximately 195,000 shares for every $100,000 by which the Healthcare cash assets fail to meet the $2.80 million threshold at the time of closing. HealthCore has agreed to issue Jesup & Lamount Securities, at the close of the merger, warrants to purchase 200,000 shares at $1.00 per share. In addition, HealthCore has additional outstanding warrants to purchase an aggregate of 3,590,500 shares at a weighted average price of $6.45 per share. These warrants are not given effect in the negotiation of the exchange ratio in the merger. The increase in the number of authorized shares of HealthCore common stock to 50 million is required to provide HealthCore sufficient stock to consummate the merger, issue shares upon exercise of stock options, issue stock dividends and for other corporate purposes.

     The Board of Directors has proposed the elimination of the authorization of the class B common stock. The class B common stock has voting rights of five votes per share, as opposed to the one vote per share voting rights of the class A common stock. In connection with the merger, the sole owner of class B common stock has agreed to convert all of the shares of HealthCore class B common stock held by him into HealthCore class A common stock in accordance with the relevant provisions of HealthCore's Certificate of Incorporation. Once this occurs, there will be no outstanding class B common stock, and the distinction between class A and class B will become meaningless.

     A copy of the form of the Amendment to the Certificate of Incorporation is attached as Exhibit C.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of Adatom common stock into HealthCore common stock will occur automatically at the effective time. Upon each Adatom stockholder's surrender of a certificate representing Adatom common stock to the surviving company for cancellation, each such Adatom stockholder will be entitled to receive certificates representing shares of the common stock of the surviving company, rounded up to the nearest whole number.

      ADATOM STOCKHOLDERS AND HEALTHCORE STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Holders of certificates previously representing Adatom common stock will not be paid dividends or distributions on the HealthCore common stock into which such shares have been converted with a record date after the effective time until such certificates are surrendered for exchange. When such certificates are surrendered, any unpaid dividends or distributions will be paid without interest.

     In the event of a transfer of ownership of Adatom common stock which is not registered in the records of Adatom, a certificate representing the proper number of shares of HealthCore common stock may be issued and any cash or other dividends or distributions to be paid upon surrender of the certificate may be paid to a person other than the person in whose name the certificate so surrendered is registered if the certificate is presented, accompanied by all documents required to evidence the transfer and the person requesting such issuance pays any transfer or other taxes required for the issuance of shares to a person other than the registered holder of such certificate or establishes to the satisfaction of HealthCore that such tax has been paid or is not applicable.

     All shares of HealthCore common stock issued upon conversion of shares of Adatom common stock, will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Adatom common stock, subject, however, to HealthCore's obligation to pay any dividends or make any other distributions with a record date prior to the effective time that may have been declared by Adatom on such shares of Adatom common stock and which remain unpaid at the effective time.

EFFECTIVE TIME

     The effective time will be the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by Adatom and HealthCore and specified in the Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable following the closing of the merger. The closing will occur no later than the first business day after satisfaction or waiver of the conditions to the consummation of the merger set forth in the merger agreement unless another date is agreed to in writing by Adatom and HealthCore.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     We expect that the exchange of shares by Adatom stockholders will be tax-free to Adatom stockholders for federal income tax purposes. However, this expectation is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular Adatom stockholders in light of their personal circumstances or to Adatom stockholders subject to special treatment under the Internal Revenue Code of 1986, including, without limitation, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, Adatom stockholders who received their Adatom common stock through the exercise of employee stock options or otherwise as compensation, Adatom stockholders who are not U.S. persons (as defined in Section 7701(a)(30) of the Internal Revenue Code) and Adatom stockholders who hold Adatom common stock as part of a hedge, straddle or conversion transaction. In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

      EACH HOLDER OF ADATOM COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

REGULATORY AND THIRD PARTY APPROVALS

     Third-Party Approvals. Each of HealthCore and Adatom is a party to certain contracts and other agreements. Consummation of the merger may require the consent of, or waiver from, the other parties to some of these agreements. HealthCore and Adatom do not believe that the failure to obtain such consents, approvals or waivers would have a material adverse effect on HealthCore.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain stockholders of HealthCore class A and class B common stock are subject to an escrow agreement, which restricts the stockholders from transferring those and to forfeiture unless certain market price thresholds of operating performance-based criteria of HealthCore are met. None of these thresholds or criteria has been met to date. If these thresholds or criteria are not met by October 2000, the shares subject to the escrow agreement will be returned to HealthCore and cancelled. HealthCore's management believed that under its operations of the health care benefits business, it was unlikely that these thresholds or criteria of the escrow agreement would be met. In connection with the merger, all holders of shares in escrow agreed to terminate the escrow agreement, subject to stockholder approval of the termination, and under the termination agreement have agreed to surrender 80% of their shares and will receive at the time of the merger or after if the termination occurs subsequent to the merger 20% of their shares held in escrow free of the risk of forfeiture and other transfer restrictions imposed by the escrow agreement.

     In connection with the merger, Richard Barton, the President and the CEO of Adatom, who now holds a majority of the Adatom shares, will enter into an employment agreement with the surviving company. The employment agreement will be for a term of three years, and will provide for an annual salary of $200,000, a bonus in the amount of $100,000 tied to the performance of the surviving company, a vehicle, reimbursement of business expenses, health insurance and related benefits.

     At the closing of the merger, HealthCore will terminate the employment of David Mullikin, President of HealthCore. Mr. Mullikin will receive a severance package from HealthCore which provides for a payment of $100,000 plus 100,000 options to purchase shares of HealthCore at $.10 per share. This severance is in lieu of the severance to which he was previously entitled under his existing employment agreement, namely $150,000 reduced by 50% of any compensation he receives from other employment during the one year period following termination, but in no event less than $75,000. Mr. Mullikin will also receive registration rights for the shares of stock underlying those options. If HealthCore files a registration statement with the Securities and Exchange Commission after the closing of the merger, Mr. Mullikin may include his shares in that registration statement. If HealthCore does not file a registration statement within 120 days, then Mr. Mullikin may demand that HealthCore register his shares on an appropriate registration statement.

     Neal J. Polan, HealthCore's Chairman of the Board, will enter into a two-year employment agreement with the Adatom which provides for an annual salary of $50,000, reimbursement of business expenses, health insurance and related benefits. Mr. Polan will be required to work up to 60 hours per month as an advisor for the surviving company in mergers, acquisitions and strategic alliances. In connection with the employment agreement, Mr. Polan will receive a right to purchase stock in Adatom in an amount equal to that number of Adatom shares convertible into 350,000 shares of HealthCore common stock in the merger in exchange for a promissory note in the amount of $320,760. As partial consideration for his services rendered under the employment agreement, the promissory note will be forgiven six months after the closing date of the merger.

     On April 27, 1999, Mr. Polan agreed to amend his existing employment agreement with HealthCore, dated September 30, 1998, to permit HealthCore to terminate his employment without cause and to revise the terms of his severance package. Mr. Polan's original employment agreement provides that in the event that Mr. Polan's employment is terminated without cause, HealthCore would be required to pay him all sums that would have been paid under the agreement. The amended employment agreement reduces the amount of severance upon termination of employment and provides that HealthCore would only have to pay Mr. Polan the lesser of $150,000 or 60% of the remaining value of the contract at the time of termination. In consideration for agreeing to the amended employment agreement, Mr. Polan received 165,000 shares of HealthCore class A common stock.

     Mr. Polan owns shares which are subject to the escrow agreement and will be treated identical to the shares held in escrow by the other escrow stockholders described above.

     Mr. Polan will receive registration rights covering 367,800 shares, including 142,000 shares underlying warrants.

     In September 1997, in connection with his employment with HealthCore, Mr. Polan received a warrant to purchase 142,000 shares of HealthCore common stock at $1.00 per share. The warrant becomes exercisable if certain market price thresholds or operating performance-based criteria of HealthCore are met. In connection with the merger, Mr. Polan entered into an agreement with HealthCore to exchange that warrant for 28,400 shares of HealthCore common stock at the closing of the merger.

     On July 8, 1999 Eli Levitin, a director of HealthCore, purchased $50,000 of convertible debt of Adatom through Jesup & Lamont Acquisition Corporation, a company in which Mr. Levitin has a 10% interest. These securities will be converted into shares of Adatom common stock immediately prior to the merger and will then be exchanged for 50,661 shares of common stock of Adatom.com, Inc. pursuant to the merger.

     In connection with the merger, all holders of Adatom securities, Neal Polan, and David Mullikin, have entered into lock-up agreements that prohibit transfer of some or all of their respective shares of Adatom.com, Inc.'s common stock for up to a period of six months. The holders of Adatom securities have agreed to a lock-up covering all of their shares of Adatom.com, Inc. Mr. Polan has agreed to lock-up 796,800 shares, including 167,000 shares issuable upon exercise of warrants and Mr. Mullikin has agreed to lock up the 100,000 shares underlying the options being issued to him upon termination of employment.
Mr. Polan's lock-up agreement differs slightly from those of the other parties to lock-up agreements in that it provides that 125,000 of his shares, which represents a portion of the shares he owned prior to the merger, will be subject to the lock-up agreement for a period of two months following the closing and the remaining 671,800 shares will be subject to the lock-up agreement for a period of six months following the closing. Certain non-affiliates of Adatom, who will receive an aggregate of 557,272 shares of HealthCore in the merger, including 50,661 shares issuable upon exercise of a warrant, will be freed from the lock-up restrictions with respect to 20% of those shares, commencing two months after the closing of the merger.

RESTRICTIONS ON RESALES BY AFFILIATES

     Affiliates of Adatom. The shares of HealthCore stock to be issued to Adatom stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction, other than those restrictions imposed by lock-up agreements, by those stockholders not deemed to be "affiliates" of Adatom as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any transfer by an affiliate of Adatom must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the executive officers and directors of Adatom.

                           THE STOCKHOLDERS' MEETINGS

PURPOSE, TIME AND PLACE

     This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Adatom Board and HealthCore Board from holders of Adatom common stock and HealthCore class A and class B common stock for use at special meetings to be held on October 11, 1999 and at any adjournments or postponements thereof. The HealthCore special meeting will take place at the Marriott Hotel, Kansas City Airport, 775 Brasilia Avenue, Kansas City, Missouri 64153 at 11:00 a.m., local time. The Adatom special meeting will take place at the Adatom offices at 920 Hillview Court, Suite 160, Malipitas, California 95035 at 9:00 a.m. local time. At the HealthCore special meeting, holders of HealthCore class A and class B common stock will be asked to consider and vote on the following:

     1. to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1999, as amended, between HealthCore and Adatom and the transaction contemplated thereby, including:

          o the issuance of HealthCore common stock to holders of Adatom common stock;

          o the amendments to HealthCore's certificate of incorporation to change the name of HealthCore to Adatom.com, Inc., to eliminate the authorization of class B common stock, to rename the class A common stock to common stock, and to increase the authorized number of shares of HealthCore's common stock from 20 million shares to 50 million shares; and

          o the designation of a new Board of Directors for the surviving company;

     2. to approve the 1999 Stock Option Plan; and

     3. to approve the termination of the Amended and Restated Escrow Agreement by and among American Stock Transfer & Trust Company, HealthCore and certain stockholders of HealthCore dated July 31, 1997.

     The approval of the first proposal is a condition to the consideration of all subsequent proposals. In addition, the merger may not be consummated if proposal number two is not adopted.

     At the Adatom special meeting, the holders of Adatom common stock will be asked to consider and vote upon a proposal to approve the merger as set forth in the merger agreement.

RECORD DATE; VOTING POWER

     HealthCore. The HealthCore Board has fixed the close of business (5:00 p.m., local time) on September 10, 1999, as the record date for determining the holders of HealthCore class A and class B common stock entitled to notice of, and to vote at, the HealthCore special meeting. At the close of business on the record date, 3,183,000 shares of HealthCore class A common stock were issued and outstanding and entitled to vote at the HealthCore special meeting and 216,000 shares of HealthCore class B common stock were issued and outstanding and entitled to vote at the HealthCore special meeting. Only holders of record of HealthCore class A and class B common stock at the close of business on the record date will be entitled to notice of, and to vote at, the HealthCore special meeting. Holders of record of HealthCore class A common stock are entitled to one vote per share on any matter which may properly come before the HealthCore special meeting. Holders of class B common stock are entitled to five votes per share on any matter which may properly come before the HealthCore special meeting. Votes may be cast at the HealthCore special meeting in person or by proxy. See "The Stockholders' Meeting--Voting of Proxies."

     The presence at the HealthCore special meeting, either in person or by proxy of the holders of a majority of the voting power represented by the HealthCore class A and class B common stock as a single class is necessary to constitute a quorum in order to transact business at the HealthCore special meeting. In the event that a quorum is not present at the HealthCore special meeting, such meeting will be adjourned or postponed in order to solicit additional proxies.

     Adatom. The Adatom Board has fixed the close of business (5:00 p.m., local time) on September 13, 1999, as the record date for determining the holders of Adatom common stock entitled to notice of, and to vote at, the Adatom special meeting. Only holders of record of Adatom common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Adatom special meeting.

     At the close of business on the record date, 2,384,600 shares of Adatom common stock were issued and outstanding and entitled to vote at the Adatom special meeting. Holders of record of Adatom common stock are entitled to one vote per share on any matter which may properly come before the Adatom special meeting. Votes may be cast at the Adatom special meeting in person or by proxy. See "-- Voting of Proxies."

     The presence at the Adatom special meeting, either in person or by proxy of the holders of a majority of the outstanding Adatom common stock entitled to vote, is necessary to constitute a quorum in order to transact business at the Adatom special meeting.

VOTES REQUIRED

     HealthCore. Approval by HealthCore stockholders of the merger agreement requires the affirmative vote of more than 50% of the votes of class A common stock and class B common stock outstanding on the record date voting as a single class or 2,131,501 votes of a total of 4,263,000 votes of the combined classes. That approval will include the issuance of HealthCore common stock, the amendments to HealthCore's certificate of incorporation and the designation of a new board of directors.

     In addition, unless waived by Adatom, the merger must be approved by more than 50% of the shares of class A common stock outstanding on the record date excluding the 165,000 shares of class A common stock beneficially owned by Mr. Polan other than proxies he has obtained from non-family members, or 1,509,001 shares of a total of 3,018,000 shares of class A common stock.

     While HealthCore's Board of Directors does not believe that stockholder approval was required for the sale of its healthcare benefits business, approval of the merger agreement by HealthCore's stockholders will constitute ratification of the sale.

     The approval of the 1999 Stock Option Plan will require the affirmative vote of more than 50% of the votes of class A and class B common stock voting as a single class, represented in person or by proxy at the special meeting.

     Approval of the termination of the escrow agreement will require the approval of at least two-thirds of the shares of class A common stock outstanding on the record date excluding all shares of class A common stock held by escrow stockholders whether or not those shares are subject to the escrow agreement.

     In the event the stockholders of HealthCore fail to approve the termination of the escrow agreement, Adatom stockholders have agreed to vote all of their shares of the combined company to approve the termination of the escrow agreement at the first annual or special meeting of the stockholders of the combined company following the merger.

     Under Delaware law, in determining whether the proposal to approve and adopt the merger agreement and the transactions contemplated thereby have received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposals. Brokers who hold shares of HealthCore common stock as nominees will not have the discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks discretionary authority will be counted and have the same effect as a vote against the proposals.

     Adatom. Approval by Adatom stockholders of the merger and the merger agreement will require the approval of more than 50% of the shares of Adatom common stock outstanding on the record date, or 1,192,301 shares of the 2,384,600 shares outstanding. All Adatom stockholders have agreed to vote for the merger. Under California law, in determining whether the proposal to approve the merger has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposal. Brokers who hold shares of Adatom common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposal.

SHARE OWNERSHIP OF MANAGEMENT

     HealthCore. On the record date, directors and executive officers of HealthCore and their affiliates may be deemed to be the beneficial owners of 187,000 shares of HealthCore class A common stock or approximately 5.9% of the HealthCore class A common stock outstanding on the record date. Excluding
Mr. Polan's 165,000 shares of class A common stock, these other directors and executive officers and their affiliates own approximately 22,000 shares of less than 1% of the 3,018,000 shares of class A common stock so outstanding.

     On the record date, Neal Polan, Chairman and Chief Executive Officer of HealthCore may be deemed to be the beneficial owner of all of the 216,000 shares of HealthCore class B common stock, outstanding. Accordingly, on the record date, directors and executive officers of HealthCore and their affiliates held approximately 29.7% of the voting power of the combined class A and class B common stock. This voting power percentage does not take into account the shares of class A common stock that Mr. Polan has the right to vote under proxies given to him by the escrow stockholders, as described below.

     Neal Polan has agreed to vote all his 165,000 shares of class A common stock and 216,000 shares of class B common stock in favor of the merger and related transactions. Class B common stock has voting rights of five votes per share.

     In addition, all the other directors and executive officers of HealthCore have indicated that they intend to vote the class A common stock owned by them for all the HealthCore proposals detailed in this proxy statement.

     All escrow stockholders have given Neal Polan a proxy to vote all shares of class A common stock they own, including all shares held in escrow, in favor of all proposals that come before the special meeting. After giving effect to these proxies, the executive officers and directors of HealthCore and their affiliates have the right to vote at least 47% of the voting power of the combined class A and class B common stock.

     Adatom. On the record date, there were four holders of Adatom common stock outstanding on the record date. These holders, all of whom are directors of Adatom, have agreed to vote the Adatom common stock owned by them for the approval of the merger and the merger agreement.

VOTING OF PROXIES

     Shares represented by properly executed proxies received in time for a special meeting will be voted at such special meeting in the manner specified by such proxies. HealthCore and Adatom stockholders should be aware that, if your proxy is properly executed but does not contain voting instructions, your proxy will be voted FOR approval of the merger. It is not expected that any matter other than as described herein will be brought before the special meetings. If other matters are properly presented before the special meetings, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Adatom or HealthCore proxy card does not preclude a stockholder from voting in person. A stockholder of HealthCore may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the HealthCore special meeting, to David Mullikin Secretary, HealthCore, 11904 Blue Ridge Boulevard, Grandview, Missouri, 64030, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of HealthCore a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the HealthCore special meeting and voting in person. A stockholder of Adatom may revoke a proxy at any time prior to its exercise by
(i) delivering, prior to the Adatom special meeting, to Richard Barton, President, Adatom, Inc., 920 Hillview Court, Suite 160, Milipitas, CA 95035, a written notice of revocation bearing a later date or time than the proxy;
(ii) delivering to the President of Adatom a duly executed proxy bearing a later date or time than the revoked proxy; or

(iii) attending the Adatom special meeting and voting in person. Attendance at the relevant special meeting will not by itself constitute revocation of a proxy. Neither Adatom nor HealthCore expects to adjourn the relevant special meeting for a period of time long enough to require the setting of a new record date for such meeting. If an adjournment occurs, it will have no effect on the ability of either Adatom's or HealthCore's stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies unless the relevant meeting is adjourned to a date that, under applicable law, requires the setting of a new record date.

SOLICITATION OF PROXIES

     Each of Adatom and HealthCore will bear the cost of solicitation of proxies from its own stockholders, including related filing fees, however, the cost will be allocated as a post-closing expense. In addition to solicitation by mail, the directors, officers and employees of each of Adatom and HealthCore and their respective subsidiaries may solicit proxies from stockholders of such company by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Adatom and HealthCore will reimburse such company's custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                              THE MERGER AGREEMENT

GENERAL

     The HealthCore Board and the Adatom Board have each unanimously approved the merger agreement. The merger agreement contemplates the merger of Adatom with and into HealthCore, with HealthCore, renamed Adatom.com, Inc., continuing as the surviving company. This section of the joint proxy statement/prospectus describes material provisions of the merger agreement. The description of the merger agreement contained in this joint proxy statement/prospectus does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. Capitalized terms in this section have the meanings assigned to them in the merger agreement or, if not so assigned in the merger agreement, the meanings assigned to them in this joint proxy statement/prospectus. All stockholders of HealthCore and Adatom are urged to read the merger agreement carefully and in its entirety.

CLOSING; EFFECTIVE TIME

     The closing of the merger will take place at the offices of Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177 at 9:00 a.m. on the first business day after the day on which the last condition to the merger is satisfied or waived or at such other place and time and/or on such other date as Adatom and HealthCore may agree in writing.

     As soon as practicable following the closing, HealthCore and Adatom will cause certificate of merger to be filed with, and accepted by, the Secretary of State of the State of Delaware as provided in Section 252 of the Delaware General Corporation Law. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at a later time agreed by Adatom and HealthCore and established under the certificate of Merger.

CERTIFICATE OF INCORPORATION OF SURVIVING COMPANY

     The certificate of incorporation of HealthCore as amended will be adopted as the certificate of incorporation of the surviving company at the closing.

BY-LAWS OF SURVIVING COMPANY

     The by-laws of HealthCore will be adopted as the by-laws of the surviving company at the closing.

BOARD AND OFFICERS OF SURVIVING COMPANY

     The officers of the surviving company will be the current officers of Adatom until their successors have been appointed and qualified or until their earlier death, resignation or removal.

     The directors of the surviving company will be Richard S. Barton and Sridhar Jagannathan, both of whom are current board members of Adatom and Neal
J. Polan, the current Chairman and Chief Executive Officer of HealthCore. In addition, Ralph Kennedy Frasier and Sylvia A. Dresner have been appointed by Adatom pursuant to the merger agreement to be directors to the Board on Directors of the surviving company.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the effective time, Adatom stockholders will receive approximately 2.17 shares of HealthCore common stock in exchange for each share of Adatom common stock they hold or an aggregate of 10,689,489 shares, subject to adjustment, and assuming termination of the escrow agreement. After the merger Adatom stockholders will own approximately 77.5% of the common stock of the combined company, subject to adjustment. The foregoing calculations give effect to the issuance of 2,511,620 shares of Adatom common stock before the merger and assumes exercise of 396,000 options and warrants to purchase HealthCore class A common stock at an exercise price not greater than $1.25 per share and exercise of a warrant to purchase 23,315 shares of Adatom common stock. The number of shares to be received by Adatom stockholders for each share of Adatom common stock they own will be increased by an additional
 .018 of a share or an aggregate of approximately 195,000 shares for every $100,000 by which the HealthCore cash assets fail to meet the $2.80 million threshold at the time of closing. HealthCore's cash assets mean all cash and prepaid expenses plus $996,981, representing the estimates below:

     o $300,000 in expenses paid by HealthCore in connection with the Merger;

     o $296,981 representing the aggregate exercise price of outstanding options and warrants to purchase class A common stock at an exercise price of not greater than $1.25 per share;

     o $150,000 payable to Neal J. Polan upon termination of his HealthCore employment agreement; and

     o $250,000 previously advanced by HealthCore to Adatom.

      ADATOM STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. A TRANSMITTAL FORM WILL BE PROVIDED TO HOLDERS FOLLOWING THE EFFECTIVE TIME.
 REPRESENTATIONS AND WARRANTIES

     The merger agreement contains certain customary mutual representations and warranties by HealthCore and/or Adatom relating to, among other things:

     o Corporate organization, structure and power;

     o Capitalization;

     o The accuracy of information supplied by each of us in connection with the merger agreement;

     o Accounting, financial and tax matters;

     o Authorization, execution, delivery, performance and enforceability of consents, approvals, orders and authorizations of governmental authorities relating to, and noncontravention of certain agreements as a result of the merger agreement;

     o Title to tangible property, real property and leases;

     o Intellectual property matters;

     o Compliance with applicable laws and litigation;

     o Material contracts;

     o Benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

     o Insurance matters;

     o Absence of material changes or events with respect to each of us since December 31, 1998;

     o Affiliated transactions;

     o Engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

     o Environmental matters;

     o Documents filed by HealthCore with the SEC and other regulatory entities, the accuracy of information contained therein and the absence of undisclosed liabilities of each of us; and

     o Permits and licenses.

CERTAIN COVENANTS

     We have agreed that, except as otherwise expressly contemplated by the merger agreement, during the period from the date of the merger agreement to the effective time, each party will carry on its respective businesses in the ordinary course and in compliance in all material respects with all applicable laws and regulations and use all reasonable efforts to preserve intact its current business organizations, and use all reasonable efforts to keep available the services of its current officers and other key employees and preserve its business relationships to the end that each parties' goodwill and ongoing businesses will be unimpaired at the effective time.

     The merger agreement provides that neither HealthCore nor Adatom take any action outside of the parameters specified in the merger agreement, including, with certain exceptions:

     o amending its organizational documents;

     o issuing, selling or encumbering any shares of capital stock or options to acquire any shares of such capital stock;

     o selling, leasing or encumbering property or assets, except in the ordinary course of business; declaring or paying dividends or recapitalizing or redeeming its capital stock;

     o changing any accounting principle;

     o amending compensation plans or bonus arrangement;

     o making specified types of acquisitions;

     o taking any action that would cause the representations and warranties regarding absence of certain changes or events in the merger agreement to no longer be true and correct; or

     o in the case of Adatom, incurring any debt in excess of $1,250,000, inclusive of debt incurred in connection with the issuance of convertible notes and no more than $250,000 of debt due to affiliates.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The obligation of HealthCore to consummate the merger is subject to the following conditions:

     o the representations and warranties of Adatom are true and correct as of the closing date;

     o Adatom performed all obligations and agreements contained in the merger agreement;

     o no change or event has occurred which has had or could reasonably be expected to have a material adverse effect with respect to Adatom;

     o the stockholders of Adatom have executed lock-up agreements;

     o HealthCore received a fairness opinion rendering an opinion that the merger is fair and reasonable from a financial point of view to HealthCore's stockholders;

     The obligation of Adatom to consummate the merger is subject to the following conditions:

     o the representations and warranties of HealthCore are true and correct as of the closing date;

     o HealthCore performed all obligations and agreements contained in the merger agreement;

     o no change or event has occurred which has had or could reasonably be expected to have a material adverse effect with respect to HealthCore;

     o HealthCore consummated the sale or liquidation of the HealthCore business, terminated all of HealthCore's existing employment relationships, and terminated all material contractual commitments in connection with the HealthCore business;

     o each officer and director of HealthCore has tendered his or her resignation, or been terminated by HealthCore;

     o HealthCore's closing cash amount, as previously defined, is not less than $2,000,000;

     o Messrs. Polan and Mullikin have executed lock-up agreements;

     o HealthCore has recapitalized its capital structure;

     The obligations of HealthCore and Adatom to consummate the merger are subject to the following conditions:

     o the transactions contemplated by the merger are approved by the affirmative vote of a majority of the outstanding shares of HealthCore entitled to vote on the merger, excluding the vote of shares held by Neal Polan;

     o the S-4 Registration Statement has become effective under the Securities Act;

     o HealthCore received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of HealthCore common stock;

     o no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction restraining or preventing the consummation of the merger is in effect;

     o all filings required to be made prior to the effective time with, and all consents, approvals, permits and authorizations required to be obtained prior to the effective time from, Governmental Entities, including, without limitation, those set forth in the Adatom Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Adatom will have been made or obtained (as the case may be).

NO SOLICITATION

     The merger agreement provides that Adatom will not authorize or permit any of their respective Agents to:

     o solicit, initiate, encourage or facilitate, any inquiry or the making of any proposal which constitutes, any transaction involving Adatom the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger, or

     o propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     The merger agreement provides that HealthCore will not authorize or permit any of its Agents to:

     o solicit, initiate, encourage or facilitate, any inquiry or the making of any proposal which constitutes, any transaction involving Adatom the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger, or

     o propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit HealthCore from:

          (a) furnishing information pursuant to an appropriate confidentiality letter concerning HealthCore and its businesses, properties or assets to a third party who the Board of Directors of HealthCore has a reasonable basis for determining is likely to make a qualified transaction proposal,

          (b) engaging in discussions or negotiations with such a third party who has made a qualified transaction proposal, or

          (c) following receipt of a qualified transaction proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or changing the HealthCore recommendation, but in each case referred to in the foregoing clauses (a) through (c) only after the Board of Directors of HealthCore concludes in good faith following receipt of a written opinion addressed to HealthCore from outside counsel to HealthCore that such action is reasonably necessary for the Board of Directors of HealthCore to comply with its fiduciary obligations to stockholders under applicable law.

TERMINATION

     The merger agreement may be terminated by mutual written consent, or by either HealthCore or Adatom:

     o if there has been a material breach of any representation, warranty, covenant or agreement by the other party;

     o if the merger is not consummated before the November 30, 1999;

     o if the stockholders of HealthCore do not vote to approve the merger;

     o if the Board of Directors of HealthCore recommends an alternative transaction to the stockholders of HealthCore; or

     o if a court of competent jurisdiction or other governmental entity issues an order, decree or ruling or taken any other action restraining, enjoining the consummation of the merger.

EXPENSES

     The out-of-pocket expenses incurred by each party in connection with the merger shall be paid by, the surviving company following the closing; however, the aggregate sum of expenses paid by HealthCore prior to the closing are deemed to be included in the closing cash amount. In the event the merger is not consummated other than by reason of a termination pursuant to Section 9.1(b) of the merger agreement, relating to breach of contract, each party shall bear that portion of the expenses incurred by it in connection with the merger.

     In the event the merger is not consummated by reason of a termination by either party pursuant to Section 9.1(b) of the merger agreement, relating to breach of contract, the breaching party shall reimburse the other party for all transaction expenses, including, without limitation, all of its reasonable legal, accounting and investment banking fees and expenses relating to the merger (other than fees, if any, payable to the brokers). In addition, the non-breaching party will retain all rights and remedies available to it, whether at law or in equity.

AMENDMENT, EXTENSION AND WAIVER

     Subject to the provisions of the applicable law, the merger agreement may be modified or amended by the parties at any time prior to the effective time, by written agreement executed and delivered by duly authorized officers of the respective parties.

     The conditions to each of the parties' obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable law.

DISSENTERS' RIGHTS

     Under California law, Adatom stockholders who do not vote in favor of the merger would normally have the right to demand that Adatom purchase their shares at fair market value. The Adatom stockholders, however, have agreed to vote their shares in favor of the merger. Therefore, Adatom stockholders will not have dissenters' rights.

     Under Delaware law, HealthCore stockholders are not entitled to dissenters' rights because the stock is designated as a national market system security on an interdealer quotation system by NASDAQ.

                          HEALTHCORE MEDICAL SOLUTIONS INC.
                            SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

     The information below has been derived from the audited financial statements of HealthCore Medical Solutions Inc. as of and for its fiscal years ended September 30, 1998 and 1997 and the unaudited financial statements as of and for the nine months ended June 30, 1999 and 1998. The financial data as of and for the nine-month periods ended June 30, 1999 and 1998 reflect all adjustments necessary for a fair presentation of the results for these periods. You should not expect the results for the nine-month periods to be an indication of the results to be expected for the full year or any other interim period. This information is only a summary and should be read in conjunction with HealthCore Medical Solutions Inc.'s historical financial statements (and related notes) contained in its report included elsewhere herein.

                                                                   NINE MONTHS ENDED             YEAR ENDED
                                                                        JUNE 30,               SEPTEMBER 30,
                                                                  --------------------      --------------------
                                                                   1999         1998         1998         1997
                                                                  -------      -------      -------      -------
Revenues.......................................................   $   146      $    69      $    84      $    --
Cost of revenue................................................      (111)         (46)         (74)          --
Selling, general and administrative expenses...................    (1,628)      (1,504)      (2,180)      (2,489)
Operating loss.................................................    (1,593)      (1,481)      (2,169)      (2,489)
Other expense..................................................      (531)
Interest income (expense), net.................................        99          132          182         (753)
Loss from disposal of business.................................       (66)          --           --           --
Income tax expense (benefit)...................................        --           --
Net loss.......................................................   $(2,091)     $(1,349)     $(1,987)     $(3,242)

Basic and diluted loss per share...............................   $ (0.89)     $ (0.61)     $ (0.89)     $(12.07)

                                                                     AS OF JUNE 30,         AS OF SEPTEMBER 30,
                                                                  --------------------      --------------------
                                                                   1999         1998         1998         1997
                                                                  -------      -------      -------      -------
Working capital (deficiency)...................................   $ 2,444      $ 4,687      $ 4,025      $(2,787)
Total assets...................................................     2,907        5,112        4,430          891
Long-term debt, net of current portion.........................        --           36           19           87
Stockholders' equity/(Capital deficiency)......................   $ 2,594      $ 4,871      $ 4,233      $(2,164)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       HEALTHCORE MEDICAL SOLUTIONS INC.

RECENT DEVELOPMENTS

     On July 1, 1999, HealthCore Medical Solutions, Inc., a Delaware corporation, and Adatom, Inc., a privately held California corporation, entered into an Agreement and Plan of Merger under which Adatom will be merged with and into HealthCore with HealthCore being the surviving corporation under the name Adatom.com, Inc. All existing Class A common stock and warrants of HealthCore will remain outstanding. The Class B common stock of HealthCore will be eliminated and the Class A common stock of HealthCore will be retitled as common stock. Adatom stockholders will receive common stock of the surviving corporation representing approximately 77.5% of the surviving corporation subject to adjustment in certain circumstances. Consummation of the merger is subject to a number of conditions including, without limitation, approval of the merger by the stockholders of HealthCore and Adatom, and sale or liquidation of the healthcare discount benefits business operated by HealthCore.

     To satisfy the condition to consummation of the merger that HealthCore liquidate or sell its discount healthcare business, on July 28, 1999 HealthCore sold certain of its assets related to its discount healthcare business to Randolph & Associates, Inc., a Texas corporation and discontinued the operation of its healthcare discount benefits business. The assets sold included membership contracts, network access agreements, broker contracts, a computer hardware lease, certain other miscellaneous contracts, furniture and fixtures, software and trade names. Randolph agreed to assume performance of HealthCore's obligations under the assigned contracts as of August 1, 1999. The purchase price for the purchase of the assets was $4,090.64 in cash, the assumption of a computer hardware lease for $45,909.36 and the assumption of HealthCore's obligations under the other assigned contracts arising on or after August 1, 1999 together with all refund obligations due members requested on or after August 1, 1999 (regardless of the date(s) to which such refunds relate).

     While HealthCore expects to complete the merger in the next several months, it cannot assure that it will be completed in a timely manner or at all. In the event the merger is not consummated, HealthCore intends to seek other merger candidates.

GENERAL

     THE FOLLOWING DISCUSSION RELATES TO THE BUSINESS THAT HEALTHCORE HAS OPERATED SINCE 1995. AS A CONDITION OF THE MERGER, IN JULY 1999 HEALTHCORE SOLD THIS BUSINESS. APPROVAL OF THE MERGER AGREEMENT CONSTITUTES RATIFICATION OF THE SALE OF THIS BUSINESS.

     HealthCore developed, marketed and administered a benefit services program designed to enable members to obtain discounts on purchases of medical and consumer products and services through networks of providers with which HealthCore has executed provider agreements. HealthCore offered three products:
The HealthCare Solutions card, offering discounts for ancillary medical services; the Medical Solutions Card, providing discounts on major medical expenses: and the Saving Solutions Card, offering discounts on ancillary medical and consumer purchases.

     HealthCore's revenues were derived from the receipt of annual or monthly enrollment fees paid by or on behalf of Members for the right to obtain discounts from providers in the Networks. HealthCore received a significant portion of its revenue in the form of monthly bank drafts and monthly payroll deductions made by employers on behalf of their employees. Accordingly, all monthly payment sales and their corresponding expenses, including sales commissions and provider fees, are recognized in the monthly periods for which they are billed. Since the initial cost of delivering the cards to the customers is incurred and expensed in the first month, the gross profit associated with each new individual card issued was lower in the month of issuance than in the remaining eleven months prior to the card's expiration date. In addition, since all renewal cards were subject to the same costs of issuance, this twelve-month pattern of lower gross profits in the first month continued for renewal periods.

     In those instances when a sale of HealthCore's discount cards is collected as a single annual fee, HealthCore recognized all of its single payment sales in the period in which the card is delivered, since all of the expenses resulting from the purchase of an annual card, including the costs of issuance, sales commission, provider fees, and an provision for cancellations from potential guarantee-related refunds, are incurred by HealthCore at the time of sale. HealthCore incurred only nominal additional direct costs associated with each cardholder in the following eleven months due to the fact that under all of its provider network contracts, each provider was obligated to continue to provide discounts to all cardholders until the annual card expires, even if the provider network contract has been terminated. HealthCore also offered a money-back guarantee to Members who, within ninety days or after twelve months (depending on the product), are not satisfied with the discount card and HealthCore has established reserves therefor.

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this joint prospectus/proxy statement.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED JUNE 30, 1999 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1998. Operating revenues for the nine months ended June 30, 1999 (the "1999 Nine Months") increased by approximately 111% from approximately $69,000 for the nine months ended June 30, 1998 (the "1998 Nine Months") to approximately $146,000. Operating revenue for the 1999 Nine Months does not include approximately $42,000 in annual membership fees received that were deferred until after the expiration of the money back guarantee period. In addition, operating income does include recognition of approximately $20,000 in revenues that were deferred from Fiscal Year 1998. The deferred revenue is being deferred as a result of an SEC position that income cannot be recognized until after the expiration of the guarantee period and income from annual contracts must be recognized ratably over the life of the membership. The overall increase in revenue was a result of increased sales and marketing efforts to promote HealthCore's products. Selling, general and administrative expenses increased by approximately 8% from approximately $1,504,000 in the 1998 Nine Months to approximately $1,628,000 in the 1999 Nine Months. The increase was due primarily to management level staffing increases in the sales, marketing and customer service departments and increased program development costs. Interest expense decreased by approximately 82% from approximately $66,000 for the 1998 Nine Months to approximately $12,000 for the 1999 Nine Months due to the completion of the bridge financing in the 1998 Nine Months and the repayment of the notes issues in the bridge financing in October 1997. Interest income decreased approximately 44% from approximately $197,000 for the 1998 Nine Months to approximately $111,000 for the 1999 Nine Months due to decreased investments effected by corporate needs. Other expense (in addition to the entries made in the 3rd quarter, see above), also included additional settlement costs related to proprietary software purchase from a former employee . Net Loss increased 55% from approximately $1,349,000 for the 1998 Nine Months to approximately $2,091,000 for the 1999 Nine Months as a result of the foregoing factors.

     FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1998. Revenues of approximately $84,000 were generated during the fiscal year ended September 30, 1998 compared to no revenues during the fiscal year ended September 30, 1997. This increase resulted primarily from the commencement of HealthCore's sales and marketing of its HealthCare Solution Card following the IPO.

     Selling, general and administrative expenses decreased by approximately 12.4% from approximately $2,489,000 in Fiscal 1997 to approximately $2,180,000 in Fiscal 1998 primarily as a result of non-recurring, non-cash charges of approximately $789,000 relating to the fair market value adjustments of certain warrants and shares of capital stock issued to two stockholders of HealthCore in Fiscal 1997. This decrease was partially offset by (i) an increase in compensation paid as a result of an increase in the number of employees at HealthCore following the IPO (ii) an increase in sales and marketing expenses to support growth in provider Networks and customer and sales support and (iii) an increase in rent expense due to the installation of HealthCore's telephone system.

     Interest expense decreased by approximately 91% from approximately $778,000 in Fiscal 1997 to approximately $71,000 in Fiscal 1998. This decrease was due to the repayment of certain notes issued in a bridge financing completed in February and March 1997 and amortization of approximately $610,000 being recognized in Fiscal 1997. Interest income increased by approximately 912% from approximately $25,000 in Fiscal 1997 to approximately $253,000 in Fiscal 1998 primarily as a result of the investment of the net proceeds of HealthCore's IPO.

     Net loss decreased by approximately 39% from approximately $3,242,000 in Fiscal 1997 to approximately $1,987,000 in Fiscal 1998 as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

     HealthCore utilizes capital resources primarily for general corporate purposes and to support anticipated growth. As of June 30, 1999, HealthCore had working capital of approximately $2,444,000 including cash and cash equivalents of approximately $2,330,000.

     Net cash used in operating activities was approximately $1,437,000 for the 1999 Nine Months compared to approximately $1,756,000 for the 1998 Nine Months. Net cash used in investing activities was approximately $227,000 for 1999 Nine Months compared to approximately $82,000 for the 1998 Nine Months. Net cash used in investing activities includes a Notes Receivable to Adatom that was executed on April 28th and is payable upon demand 90 days after the termination of the merger agreement should that agreement be terminated.

     Net cash provided by financing activities for the Fiscal 1998 was approximately $6,376,000. HealthCore realized net proceeds of approximately $8,748,000 in connection with its IPO which was completed in November 1997 in which it sold to the public 2,024,000 units at $5.00 per unit (which consisted of one share of class A common stock and one redeemable class A warrant to purchase one share of class A common stock at an exercise price of $6.50 at any time until October 2002), of which approximately $2,300,000 was utilized to repay the Bridge Notes issued in the Bridge Financing which was completed in February and March 1997, approximately $104,000 was utilized in repayment of other notes payables, and approximately $54,000 was used in principal payments under capital lease obligations.

YEAR 2000 COMPLIANCE

     Certain aspects of HealthCore's business, including its customer service capabilities, HealthCore's ability to timely pay brokers their commissions and pay network providers their fees, are dependent upon the ability to store, retrieve, process and manage data and to maintain and upgrade the data processing system HealthCore currently relies on. Although HealthCore believed that it had established appropriate safeguard mechanisms, interruption of data processing capabilities for any extended period of time, loss of stored data, programming errors or other computer problems could have affected its ability to attract and retain brokers and networks, which in turn may have negatively affected its business.

     HealthCore commenced review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and was developing an implementation plan to resolve the issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of HealthCore's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 issue could arise at any point in HealthCore's processing, distribution and financial chains and could have resulted in a major system failure or miscalculations, affected its ability to pay commissions and fees to its brokers and networks, as well as its ability to review network providers in a timely manner and on the whole disrupt its business operations.

     HealthCore was utilizing internal personnel, contract programmers and vendors to review its information and operational systems, including the DBIM System, for purposes of identifying Year 2000 non-compliance problems. HealthCore had identified two specific areas of risks relating to the Year 2000 problem: internal business systems and software and external noncompliance by third parties including suppliers of participating providers data, suppliers requiring information about our eligibility, financial vendors and HealthCore's members.

     Internal Business Systems and Software. HealthCore's systems, including the DBIM System, were developed utilizing program source code and off-the-shelf software that was Year 2000 compliant. The total estimated cost of the hardware, software and installation cost of HealthCore's system, including the DBIM

System, was approximately $600,000, a portion of which was allocated to Year 2000 compliance. All available upgrades for off-the-shelf products (which include Year 2000 compliance) had been loaded and were in active use. HealthCore's telephone system vendors indicated Year 2000 compliance including services relating to long distance, local, 1-800, telephone switch and audix.

     External Non-Compliance by Third Parties--Suppliers of Participating Providers Data. A survey of all suppliers of participating providers data was begun and was 90% completed. Of the suppliers who had responded to our survey, all have indicated that they are Year 2000 compliant.

     External Non-Compliance by Third Parties--Suppliers Requiring Information About Eligibility. A survey of all suppliers requiring information about HealthCore's eligibility was conducted with an 85% response rate. Two pharmacy benefits management suppliers with whom HealthCore had contracts have indicated that they are Year 2000 compliant. To the extent that HealthCore determined that any of its suppliers' responses to the Year 2000 issue was unsatisfactory, it considered alternate sources of suppliers.

     External Non-Compliance by Third Parties--Financial Vendors. Financial vendors such as HealthCore's merchant bank and credit card processor have not yet been surveyed. HealthCore expected that such surveys would be conducted no later than the first quarter of 1999. To the extent that HealthCore's financial vendors were not Year 2000 compliant, HealthCore would have considered alternate sources of financial vendors who were Year 2000 compliant.

     External Noncompliance by Third Parties--Sponsors. HealthCore did not currently have any formal information about the status of its sponsors and the Year 2000 issue. HealthCore received indications that most of its sponsors were in the process of becoming Year 2000 compliant.

     Through September 30, 1998, HealthCore incurred costs of approximately $600,000 to update HealthCore's systems, a portion of which was allocated to Year 2000 compliance. In addition, HealthCore incurred additional costs in connection with HealthCore's review of internal and external systems compliance, none of which was material.

     The impact of the Year 2000 problem on HealthCore's business as presented was based on the management's best estimates at the time. Such estimates were based on the results of HealthCore's internal review of its information and operational systems and formal surveys received from third parties to date. The estimates were made using assumptions of future events including the continued availability of certain resources, Year 2000 modification plans, implementation success by key third-parties, and other factors.

     Release of Escrow Shares. In connection with the IPO, the pre-IPO stockholders of HealthCore placed, on a pro rata basis, a portion of their shares into escrow pending HealthCore's attainment of certain earnings thresholds or per share stock price thresholds. The Commission has taken the position with respect to the release of securities from escrow that in the event the Escrow Shares are released from escrow to directors, officers, employees or consultants of HealthCore, the release will be treated, for financial reporting purposes, as compensation expense to HealthCore. Accordingly, in the event of the release of the Escrow Shares, HealthCore will recognize during the period in which the earnings or market price targets are met or become probable of being met, a substantial non-cash charge which would substantially increase HealthCore's loss or reduce or eliminate earnings, if any, at such time. The amount of compensation expense recognized by HealthCore will not affect HealthCore's total stockholders' equity. In addition, a portion of the warrants issued to Neal J. Polan will become exercisable only upon the attainment by HealthCore of certain earnings or market price thresholds. In the event that such warrants become exercisable, HealthCore will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, an additional non-cash charge to earnings equal to the fair market value of the portion of the warrants subject to such earnings or market price thresholds, which could have the effect of significantly increasing HealthCore's loss or reducing or eliminating earnings, if any, at such time.

                                  ADATOM, INC.
                            SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

     The information below has been derived from the audited financial statements of Adatom Inc. as of and for its fiscal years ended December 31, 1998 and 1997 and the unaudited financial statements for the six-months ended June 30, 1999 and June 30, 1998. The financial data for the six-month periods ended June 30, 1999 and 1998 reflect all adjustments necessary for a fair presentation of the results for these periods. You should not expect the results for the six-month periods to be an indication of the results to be expected for the full year or any other interim period. This information is only a summary and should be read in conjunction with Adatom Inc.'s historical financial statements (and related notes) included elsewhere herein.

                                                                             SIX MONTHS ENDED                      YEAR ENDED
                                                                                 JUNE 30,                         DECEMBER 31,
                                                                   -------------------------------------       ------------------
                                                                       1999                1998                 1998        1997
                                                                   ----------------     ----------------       -------     ------
STATEMENT OF OPERATIONS DATA:
  Revenues.....................................................        $    261              $  207            $   290     $  244
  Cost of revenue..............................................            (237)               (177)              (243)      (129)
  Research and Development.....................................            (279)               (188)              (405)      (296)
  Selling, general and administrative expenses.................            (628)               (402)              (915)      (451)
  Operating loss...............................................            (883)               (560)            (1,273)      (632)
  Other income/expense, net....................................               6                 230                118        (20)
  Loss before provision for income taxes.......................            (877)               (330)            (1,155)      (652)
  Provision for income tax.....................................              (1)                 (1)                (1)        (1)
  Net loss.....................................................        $   (878)             $ (331)           $(1,156)    $ (653)
                                                                       --------              ------            -------     ------
                                                                       --------              ------            -------     ------
  Net basic and diluted loss per share:........................        $  (0.37)             $(0.14)           $ (0.48)    $(0.27)
                                                                       --------              ------            -------     ------

BALANCE SHEET DATA:
  Working capital (deficit)....................................        $   (822)             $   45            $  (239)    $  (36)
  Total assets.................................................             185                 408                251        328
  Long-term debt, net of current portion.......................           1,801               1,056              1,514        630
  Stockholders' equity (deficit)...............................        $ (2,501)             $ (805)           $(1,622)    $ (474)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                OF ADATOM, INC.

RESULTS OF OPERATIONS

Six Months Ended June 30, 1998 and 1999.

     Revenues of approximately $261,000 were generated during the six months ended June 30, 1999, compared to revenues of approximately $207,000 during the six months ended June 30, 1998. The quarter ended June 30, 1999 is the third quarter in which Adatom's website was established and functioning. Revenues in the corresponding 1998 period were generated predominantly by inbound telephonic contact by customers.

     Research and development expenses increased from approximately $188,000 in the period ended June 30, 1998 to approximately $279,000 in the period ended June 30, 1999, principally due to the ongoing development efforts related to Adatom's website and to the systems and software development effort to automate its order submission and status tracking capabilities with the various manufacturers. These costs were predominantly in the nature of fees paid to outside software developers and website designers.

     Selling, general, and administrative expenses increased from approximately $402,000 in the six month period ended June 30, 1998 to approximately $628,000 in the six month period ended June 30, 1999, principally due to the increase in advertising expenses (which during the six-month period ended June 30, 1999 consisted almost exclusively of fees paid to organizations with internet sites which provided Adatom with space on the site or a link to Adatom's website). In addition salaries and legal fees increased by approximately $102,000 from $175,000 for the six months ended June 30, 1998 to $277,000 for the six months ended June 30, 1999.

     Net loss increased approximately 165% from approximately $331,000 in the six months ended June 30, 1998, to approximately $878,000 in the six months ended June 30, 1999, primarily due to the absence of $250,000 nonrecurring other income in 1999 as there had been in 1998 and expenses increasing faster than revenue..

Fiscal Years Ended December 31, 1997 and 1998.

     In 1997, approximately 50% of Adatom's total revenue of approximately $244,000 was derived from the sale of franchise rights. Adatom's business plan at that time identified franchisees as principal points of contact with prospective customers, and in pursuing that strategy, Adatom sold eight franchises in 1997. Substantially all of the purchase price for the franchises was financed by Adatom under 60-month, 9%, unsecured notes. The balance of Adatom's revenue in 1997 was derived from "direct sales" to customers who contacted Adatom via its toll-free telephone number. Adatom had established relationships with several manufacturers of consumer products, and fulfilled customer orders by placing its own order with the manufacturer and arranging for direct shipment of the product to the customer. Customers paid for their orders via credit card and the direct shipment of goods directly to the customer from the manufacturer for the vast majority of sales eliminated the need for Adatom to carry significant inventory.

     Although total revenue in 1998 increased by nearly 19% over 1997, the mix of revenue shifted almost exclusively to direct sales to customers, since the franchise concept was terminated by Adatom. Adatom's business plan evolved through the year to one that was based on retailing via the Internet. Internet-generated sales commenced in the fourth quarter of 1998 and are estimated to account for less than $40,000 of Adatom's annual revenue for 1998. Direct sales to customers from both inbound telephonic inquiries and from Internet-generated contacts accounted for approximately $285,000 of the $290,000 in total revenue for 1998.

     The research and development effort undertaken by Adatom in 1997 was principally directed at establishing the computer-based order entry/tracking function and its interface to the financial reporting function. Costs were also incurred initially to support the franchisee network, by enabling dial-up order download from the remote franchisee locations. This development effort included both the customization of "off-the-shelf" software and the creation of new software for the desired functions and interface capabilities.

     With the shift in the strategic direction of Adatom undertaken in 1998, research and development expenses increased by approximately 37% over 1997, due principally to the costs incurred in the development of Adatom's Internet site. These costs were predominantly in the nature of fees paid to outside software developers and web-site designers. Additionally, having focused its efforts in 1997 at the customer order end of the shopping process, Adatom began to address the need to automate its order submission and status tracking capabilities with the various manufacturers. This effort continues in 1999. By the fourth quarter of 1998, the website development effort had been completed to the point that some revenues were being generated from it. Maintenance of the website, however, is a constant operational need and is an ongoing source of significant expense by Adatom.

     Selling, general and administrative expenses increased approximately 103% in 1998 to approximately $915,000 from $451,000. Principal reasons for this increase include the increase in salary expense of approximately $110,000 due to the addition of several personnel throughout the year, and the increase in advertising expense of approximately $140,000 mainly due to development, production, and mailing costs of the brochure which was mass-mailed to several thousand prospective customers.

     In 1998, Adatom earned $250,000 from a technology-sharing license agreement under which Adatom licensed the use of its technology to one of its vendors. Additionally, in 1998 Adatom terminated the franchise portion of its business and offered to cancel the remaining balance of notes receivable due from franchisee. As a result of this termination, Adatom took a charge of approximately $79,000 for the write-off of the notes.

     Interest expense increased approximately 165% from approximately $20,000 in 1997 to $53,000 in 1998 primarily as a result of increased loans from the principal shareholder.

     Net loss increased approximately 77% from approximately $653,000 in 1997 to approximately $1,156,000 in 1998 as a result of spending for research and development expenses and for selling, general and administrative expenses increasing at significantly greater amounts than did revenues.

LIQUIDITY AND CAPITAL RESOURCES

     Adatom utilizes capital primarily for research and development, for general corporate purposes and to support anticipated growth. At December 31, 1998 and June 30, 1999, Adatom had negative working capital of approximately $239,000 and $822,000 respectively. Net cash used in operating activities for 1998 was approximately $831,000. Adatom estimates the ongoing maintenance, operations and development costs for its website will be approximately $2.5 million in the fiscal year 2000 and anticipates that these costs will increase in the future. In addition, Adatom estimates that planned enhancements to its website and back-end capabilities required over the next 16 months will cost approximately $1.4 million. Although no commitments exist requiring the expenditure of these amounts, Adatom expects to pursue these efforts through 1999 and 2000.

     To date, Adatom has funded its cash needs almost exclusively by loans from Richard Barton, its majority shareholder. These loans have an outstanding balance of approximately $1,800,000. In connection with the merger, it is anticipated that these loans will be converted to equity. Mr. Barton does not intend to make further loans to Adatom.

     In April 1999, after execution of the letter of intent with HealthCore relating to the merger, HealthCore loaned Adatom $250,000. This loan was used for working capital purposes and will be discharged as part of the merger. In early July, Jesup & Lamont Acquisition Corporation loaned Adatom $500,000. The note signed by Adatom for this loan provided that it will convert immediately prior to the merger into the number of shares of Adatom common stock equal to 4.74% of the outstanding common stock of Adatom. This loan was used for working capital purposes. In connection with this loan, Jesup & Lamont Securities Corporation received a warrant from Adatom for approximately 23,315 shares of Adatom common stock at an exercise price of $2.14 per share. In late August and early September, Richard Barton loaned Adatom an aggregate principal amount of $250,000, which will be repaid within 60 days. The interest rate on these loans is 6%. The proceeds of both the $500,000 and $250,000 loans have been exhausted by Adatom and Jesup is currently attempting to raise an additional $500,000 of working capital for Adatom. It is anticipated that this additional working capital will be combined with the prior loan into a $1,000,000 convertible note that would convert immediately prior to the merger into the number of shares of Adatom equal to 9.48% of the outstanding stock of Adatom (and which, at the assumed exchange ratio in the merger prior to the adjustment, will equal approximately 7.35% of the post-merger stock of HealthCore). It is anticipated that these funds will be exhausted by the closing of the merger).

     After the merger, Adatom will have approximately $2 million of cash and cash equivalents currently held by HealthCore and will use this money for general corporate purposes. Adatom also intends to raise at least $5.5 million in new equity during the fourth quarter of 1999, which will dilute all stockholders. However, no assurance can be given that Adatom will be successful in raising this capital and, if it is not, the business of Adatom will be materially and adversely affected.

     Adatom has been unable to obtain bank financing to fund its business and is therefore dependent on internal cash flow and the ability to raise equity. Under its current business plan, the cash and cash equivalents of HealthCore available to Adatom after the merger will provide funds for Adatom for approximately two months and the cash and cash equivalents combined with the proposed $5 million equity infusion will provide funds for Adatom for approximately six months. Adatom estimates that its total cash requirements between the date hereof and December 31, 2000 will be approximately $16 million.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs using only the last two digits to indicate the year. If uncorrected, such computer programs will not be able to interpret dates correctly beyond the year 1999 and, in some cases prior to that time (as some computer experts believe), which could cause computer system failures or other computer errors disrupting business operations. Recognizing the potentially severe consequences of the failure to be Year 2000-compliant, Adatom has begun to review its hardware and software systems in order to identify and remedy the Year 2000 issues.

     The scope of Adatom's Year 2000 readiness program includes the review and evaluation of (i) Adatom's technology ("IT") such as hardware and software utilized in the operation of the company's business and (ii) Adatom's non-IT systems or embedded technology such as microcontrollers contained in various equipment and facilities. If needed modifications and conversions are not made on a timely basis, the Year 2000 issue could have a material adverse effect on Adatom's operations.

     Adatom is currently conducting a review of its hardware and software systems in an effort to ensure Year 2000 compliance. Adatom's hardware systems and some software systems were acquired from reliable third party vendors and Adatom will attempt to verify that these products are certified to be Year 2000-compliant, and will also attempt to verify that its internally developed software is Year 2000-compliant. Remediation of these systems is expected to be completed by November 1999 except for Adatom's general corporate systems, consisting principally of its accounting system, which are already Year 2000-compliant.

     Adatom has not contacted key suppliers, vendors and customers to assess their Year 2000 readiness. If third parties do not convert their systems in a timely manner and in a way compatible with Adatom's systems, the arrival of the Year 2000 could have an adverse effect on the company's operations.

     Adatom has not yet developed a contingency plan specifying what the company will do if it or important third parties are not Year 2000-compliant by the required dates, although it expects to begin development of such a plan shortly. Adatom anticipates that any contingency plan developed will be based almost exclusively on manual back-up systems, procedures and practices. The contingency plan is estimated to be completed by November 1999.

     Through July 1999, Adatom estimates that incremental costs of approximately $20,000 have been incurred and expensed related to Year 2000 issues. Since many systems are being modified to provide significant enhanced capabilities, the Year 2000 expenses have not been and are not planned to be specifically tracked. The current estimated cost to complete remediation is expected to be less than $50,000. Adatom expects that a portion of these costs will be capitalized, as they are principally related to adding functionality. Other costs will continue to be expensed as incurred.

     Adatom's current estimates of the amount of time and costs necessary to remediate and test its computer systems are based on the facts and circumstances existing at this time. The estimates were made using assumptions of future events including the continued availability of existing resources, Year 2000 modification plans, implementation success by third-parties, and other factors. New developments may occur that could affect Adatom's estimates of the amount of time and costs necessary to modify and test its IT and non-IT systems for Year 2000 compliance. These developments include, but are not limited to: (i) the availability and cost of personnel trained in this area, (ii) the ability to locate and correct all relevant computer codes and equipment and (iii) the planning and Year 2000 compliance success that key suppliers, vendors and customers attain.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed financial statements give effect to the proposed merger of HealthCore and Adatom pursuant to the merger agreement.

     The unaudited pro forma condensed financial statements are based on the respective historical financial statements and notes thereto of HealthCore and Adatom. The unaudited pro forma condensed combined balance sheet assumes that the merger took place on June 30, 1999 and combines HealthCore's and Adatom's June 30, 1999 balance sheets. The unaudited pro forma condensed statements of operations assume that the merger took place as of the beginning of the periods presented and combines HealthCore's statements of operations for the six months ended March 31, 1999 and the fiscal year ended September 30, 1998 with Adatom's statements of operations for the six months ended June 30, 1999 and the calendar year ended December 31, 1998, respectively.

     The merger will be treated as a recapitalization for accounting purposes. In a recapitalization of this type, HealthCore's retained deficit is permanently eliminated, its permanent capital is reduced by the amount of its former retained deficit and its assets and liabilities are revalued at fair market value. Although HealthCore will be the surviving corporate entity, Adatom's current stockholders will own approximately 77.5% of the merged entity. The unaudited pro forma condensed combined financial statements have been prepared on the basis of assumptions described in the notes thereto. In the opinion of HealthCore and Adatom, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made based on the proposed terms and structure of the merger.

     The pro forma adjustments have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position.

     These unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements and the related notes thereto of HealthCore and Adatom which are included herein and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                             HEALTHCORE AND ADATOM
                  Unaudited Pro forma Condensed Balance Sheet

                               ($  in thousands)

                                                        HEALTHCORE          ADATOM          PRO FORMA       PRO FORMA
                                                        JUNE 30, 1999     JUNE 30, 1999     ADJUSTMENTS     COMBINED
                                                        --------------    --------------    -----------     ---------
Cash and cash equivalents                                   $2,331                            $     4 (A)
                                                                                                 (300)(B)
                                                                                                 (150)(C)
                                                                                                  (90)(D)
                                                                                                  287 (F)
                                                                                                 (150)(I)
                                                                                                  250 (J)
                                                                                                  500 (K)
                                                                                                 (235 )(L)   $ 2,447
Accounts receivable, net                                                          28                              28
Inventories                                                                       13                              13
Notes receivable--current                                      250                 3             (250)(M)          3
Prepaid expenses and other assets                              176                19             (176)(A)         19
                                                            ------            ------                         -------
       Total current assets                                  2,757                63                           2,510
Fixed assets, net                                              147               103             (137)(A)        113
Notes receivable--non current                                                      7                               7
Other assets                                                     3                12               (3)(A)         12
                                                            ------            ------                         -------
          TOTAL ASSETS                                      $2,907            $  185                           2,642
                                                            ------            ------                         -------
                                                            ------            ------                         -------
Accounts payable and accrued expenses                       $  169            $  558             (169)(L)    $   558
Deferred income                                                 42                                (42)(A)
Capital leases payable--current                                 36                                (36)(A)
Deferred business disposal costs                                66                                (66)(L)
Notes and lease payable--current                                                 268             (250)(M)         18
Notes payable to shareholders                                                                     250 (J)        250
Other current liabilities                                                         59                              59
                                                            ------            ------                         -------
       Total current liabilities                               313               885                             885
Note payable to shareholder                                                    1,800           (1,800)(H)
Notes and leases payable--non current                                              1                               1
                                                            ------            ------                         -------
          Total liabilities                                    313             2,686                             886

Common stock                                                    34*              345**
                                                                                                    4 (C)
                                                                                                    1 (D)
                                                                                                    3 (F)
                                                                                                 (300)(G)
                                                                                                   39 (H)
                                                                                                    7 (I)
                                                                                                    1 (J)
                                                                                                    5 (K)        138
Additional paid in capital                                  11,208                               (300)(B)
                                                                                                  753 (C)
                                                                                                  199 (D)
                                                                                                  360 (E)
                                                                                                  284 (F)
                                                                                               (8,580)(G)
                                                                                                7,149 (H)
                                                                                                 (157)(I)

                                                        HEALTHCORE          ADATOM          PRO FORMA       PRO FORMA
                                                        JUNE 30, 1999     JUNE 30, 1999     ADJUSTMENTS     COMBINED
                                                            ------            ------          -------        -------
                                                                                                   95 (J)
                                                                                                1,110 (K)     12,024
Note receivable from stockholder                                                 (25)                            (25)
(Deficit)                                                   (8,646)           (2,821)
                                                                                                 (234)(A)
                                                                                                 (907)(C)
                                                                                                 (290)(D)
                                                                                                 (360)(E)
                                                                                                8,880 (G)
                                                                                               (5,388)(H)
                                                                                                 (615)(K)    (10,381)
                                                            ------            ------                         -------
       Total stockholders' equity (deficit)                  2,594            (2,501)                          1,756
                                                            ------            ------                         -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $2,907            $  185                         $ 2,642
                                                            ------            ------                         -------
                                                            ------            ------                         -------

 *     Includes HealthCore's Class A and Class B common stock
**     No par value common stock
(A)    Reflects the disposal of certain HealthCore's assets, liabilities and operations for $4.
(B)    Reflects estimated merger related costs of $300.
(C)    Reflects a) 350,000 shares issuable to HealthCore's Chairman and principal stockholder
       pursuant to Adatom employment agreement                                                                  $700
       b) 28,400 shares issuable on cancellation of 142,000 warrants.                                             57
       c) Severance payment pursuant to employment agreement                                                     150
                                                                                                             -------
                                                                                                                $907
                                                                                                             -------
(D)    Reflects, net, estimated severance payment of $100 and value and proceeds from assumed exercise of an option for 100,000 shares granted pursuant to severance agreement.
(E)    Reflects charge for shares released from escrow.
(F)    Reflects exercise of outstanding options and warrants.
(G)    Reflects the elimination of HealthCore's cumulative deficit and adjustments to the stockholders' equity accounts pursuant to accounting for the merger as a recapitalization.
(H)    Reflects a) sale of Adatom's 1,800,000 shares of common stock to Adatom's Chairman and principal stockholder including related compensation charge on bargain purchase on an as converted basis, and b) repayment of notes payable and accrued interest to Adatom's Chairman and principal stockholder of $1,800.
(I)    Reflects brokerage fees paid of approximately $150 in cash and the issuance of 317,389 Adatom shares, on an as converted basis.
(J)    Reflects loans received from Adatom's chairman and principal stockholder subsequent to June 30, 1999.
(K)    Reflects proceeds and assumed exercise of bridge financing received subsequent to June 30, 1999.
(L)    Reflects payment of HealthCore's payables.
(M)    Reflects elimination of intercompany note receivable/payable.

                             HEALTHCORE AND ADATOM
             Unaudited Pro forma Condensed Statement of Operations
                     ($ in thousands except per share data)

                                                                           ADATOM
                                                          HEALTHCORE     SIX MONTHS
                                                          SIX MONTHS        ENDED
                                                             ENDED         JUNE 30,        PRO FORMA        PRO FORMA
                                                        MARCH 31, 1999       1999         ADJUSTMENTS       COMBINED
                                                        --------------    ------------    -----------       ---------
Revenue:
  Membership revenue                                       $     85                         $   (85)(N)
  Product revenue                                                            $  261                          $   261
                                                           --------          ------                          -------
                                                                 85             261                              261
                                                           --------          ------                          -------

Cost of revenue                                                  66             237             (66)(N)          237
Research and development                                                        279                              279
Selling, general and administrative                           1,213             628          (1,113)(N)
                                                                                                150 (O)          878
                                                           --------          ------                          -------
                                                              1,279           1,144                            1,394
                                                           --------          ------                          -------
Loss from operations                                         (1,194)           (883)                          (1,133)
Interest income and other income                                 82              39                              121
Interest (expense)                                               (8)            (33)                             (41)
Other (expense)                                                 (42)                                             (42)
Income tax (provision)                                                           (1)                              (1)
                                                           --------          ------                          -------
Net loss                                                   $ (1,162)         $ (878)                         $(1,096)
                                                           --------          ------                          -------
                                                           --------          ------                          -------
Loss per share--basic and diluted                          $  (0.50)         $(0.17)                         $ (0.08)
                                                           --------          ------                          -------
                                                           --------          ------                          -------
Weighted average shares outstanding
                                                              2,334           5,193 @                         13,793
                                                           --------          ------                          -------

@  converted to reflect the revised number of shares

(N)  Reflects elimination of HealthCore's operating income and expenses
(O)  Reflects compensation to Chairman pursuant to employment agreement

                                HEALTHCORE AND ADATOM
                Unaudited Pro forma Condensed Statement of Operations
                       ($ in thousands except per share data)

                                                         HEALTHCORE         ADATOM
                                                         YEAR ENDED       YEAR ENDED
                                                         SEPTEMBER 30,    DECEMBER 31,    PRO FORMA         PRO FORMA
                                                            1998             1998         ADJUSTMENTS       COMBINED
                                                         -------------    ------------    -----------       ---------
Revenue:
  Membership revenue                                        $    84                         $   (84)(P)
  Product revenue                                                           $    285                         $   285
  Franchise fees                                                                   5                               5
                                                            -------         --------                         -------
                                                                 84              290                             290
                                                            -------         --------                         -------
Cost of revenue                                                  73              243            (73)(P)          243
Research and development                                                         405                             405
Selling, general and administrative                           2,180              915         (1,980)(P)
                                                                                                300 (Q)        1,415
                                                            -------         --------                         -------
                                                              2,253            1,563                           2,063
                                                            -------         --------                         -------
Loss from operations                                         (2,169)          (1,273)                         (1,773)
Interest income and other income                                253              250                             503
Interest (expense)                                              (71)             (53)                           (124)
Other (expense)                                                                  (79)                            (79)
Income tax (provision)                                                            (1)                             (1)
                                                            -------         --------                         -------
Net loss                                                    $(1,987)        $ (1,156)                        $(1,474)
                                                            -------         --------                         -------
                                                            -------         --------                         -------
Loss per share--basic and diluted                           $ (0.89)        $  (0.22)                        $ (0.11)
                                                            -------         --------                         -------
                                                            -------         --------                         -------
Weighted average shares outstanding                           2,220            5,193 @                        13,793
                                                            -------         --------                         -------
                                                            -------         --------                         -------

@  converted to reflect the revised number of shares

(P)  Reflects elimination of HealthCore's operating income and expenses
(Q)  Reflects compensation to Chairman pursuant to employment agreement

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

NOTE 1

     The unaudited pro forma condensed balance sheet of HealthCore and Adatom has been prepared as if the merger was completed as of June 30, 1999. The merger will be accounted for as a recapitalization as Adatom's current stockholders will own approximately 77.5% of the merged entity. Notwithstanding, HealthCore will be the surviving corporate entity. Pursuant to terms of the merger, each Adatom common share will be exchanged for approximately 2.17 shares of HealthCore's common share.

NOTE 2

     The unaudited pro forma condensed statements of operations of HealthCore and Adatom have been prepared as if the merger was completed as of January 1, 1998 and January 1, 1999, respectively. The condensed statements of operations reflects adjustments related to the sale of HealthCore's operations and reflects compensation to the Chairman pursuant to an employment agreement. Non-recurring charges are not reflected in the pro forma condensed statements of operations.

NOTE 3

     Pro forma net loss per share--basic and diluted, for the six month periods ended June 30, 1999 and the year ended December 31, 1998 is computed using the historical weighted average number of HealthCore's common stock outstanding plus the number of shares issuable to Adatom's stockholders pursuant to the merger. Potential common shares are not included, (except where in the money conversion is assumed) as their effect would be antidilutive.

     All pro forma adjustments regarding potential common shares and share issuances have been reflected as outstanding for the presentation of loss per share as if outstanding from the beginning of the periods presented.

                                COMPARATIVE DATA

     The following tables set forth certain data for HealthCore on a historical basis, Adatom, on an adjusted historical basis, HealthCore and Adatom on a supplemental pro forma combined basis and on a per share equivalent pro forma basis for Adatom. The supplemental unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by HealthCore or Adatom management as a result of the merger. You should not rely on the pro forma information as being indicative of the historical results the combined companies would have had or the results that they will experience in the future. The following information should be read in conjunction with the unaudited pro forma financial data of HealthCore and Adatom and the historical financial statements included elsewhere herein. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                    YEAR ENDED(1,2)
                                                         ------------------------------------       SIX MONTHS
                                                          1996        1997           1998           ENDED(1,2)
                                                         -------     -------     ------------      ------------
HEALTHCORE-HISTORICAL(1)
Net loss.............................................    $(1,124)    $(3,242)    $     (1,987)     $     (1,162)
Basic and Diluted Net loss per common share..........    $ (3.95)    $(12.07)    $      (0.89)     $      (0.50)
Book value per basic common share....................    $ (0.09)    $ (1.80)    $       1.31      $       0.96
ADATOM--HISTORICAL ADJUSTED(2)
Net loss.............................................                            $     (1,156)     $       (878)
  Basic and Diluted..................................                                   (0.48)            (0.37)
Cash dividends declared per common share.............                                      --                --
Book value per basic common share....................                            $      (0.68)     $      (1.05)
PRO FORMA COMBINED(4)
HealthCore Adjusted Net loss(5)......................                            $       (200)     $        (68)
Adatom Historical Net loss...........................                                  (1,156)             (878)
Pro Forma Combined Net loss..........................                                  (1,474)           (1,096)
Basic and Diluted pro forma net loss
  per common share...................................                                   (0.11)            (0.08)
HealthCore historical book value.....................                            $      4,233      $      3,098
Adatom historical book value(6)......................                                  (1,622)           (2,501)
Pro Forma combined book value........................                                   2,823             1,756
Book value per common share..........................                            $       0.20              0.13
Total Post Merger shares outstanding(7)..............                              13,792,889        13,792,889

1 HealthCore: (i) fiscal year ending September 30, 1998; (ii) six months ended
  March 31, 1999.

2 Adatom: (i) fiscal year ending December 31, 1998; (ii) six months ended
  June 30, 1999.

3 Assumes an exchange ratio of 2.173 shares of HealthCore common stock for each share of Adatom, subject to adjustment as herein described.

4 Pro Forma Combined: (i) Matches HealthCore fiscal year ending September 30,
  1998 with Adatom fiscal year ending December 31, 1998; (ii) Matches HealthCore first six months ended March 31, 1999 with Adatom first six months ending
  June 30, 1999.

5 Assumes the costs included in HealthCore Net Income (loss) consist solely of those costs associated with maintaining a publicly traded shell corporation and includes the SEC related expenses, D&O Insurance, Investor Relations and Legal.

6 The current Adatom book value will be increased by approximately $1,800,000 prior to the close of merger due to the capitalization of a shareholder's loan(s).

7 Assumes 2,707,400 shares for HealthCore shareholders and 396,000 shares payable upon exercise of options at an exercise price of no greater than $1.25 per share plus 10,689,489 shares for Adatom shareholders, subject to adjustment as herein described. Does not include warrants to purchase
  200,000 shares of HealthCore common stock at $1.00 per share to be issued to Jesup & Lamont securities or outstanding warrants to purchase an aggregate of 3,590,500 HealthCore common stock at a weighted average price of $6.45 per share.

                             INFORMATION CONCERNING
                       HEALTHCORE MEDICAL SOLUTIONS INC.

GENERAL

     THE FOLLOWING DISCUSSION RELATES TO THE BUSINESS THAT HEALTHCORE HAS BEEN OPERATING SINCE 1995. AS A CONDITION OF THE MERGER, HEALTHCORE SOLD THIS BUSINESS AND, AT THE TIME OF THE MERGER, WILL COMMENCE OPERATIONS OF ADATOM'S INTERNET RETAILING BUSINESS. APPROVAL OF THE MERGER AGREEMENT CONSTITUTES RATIFICATION OF THE SALE OF THIS BUSINESS.

     HealthCore marketed and administered a health care benefit services program which was designed to enable participants to obtain discounts on purchases of health care products and services through certain networks of health care providers. For an annual fee of approximately $55 to $100, individuals could join HealthCore's card membership program and use their HealthCare Solutions Card to receive discounts of up to 5% to 60% off the retail price of health care services and products including retail and mail-order eye care, pharmaceutical and durable medical equipment, retail dental, hearing, physical and occupational therapy and chiropractic, and retail mail-order vitamins and supplements. In addition to the HealthCare Solutions Card, HealthCore began marketing two new products: the Savings Solutions Card, which was customized for an organization to offer discounted ancillary health care services as well as non-medical consumer products to certain subscribers in the New York metropolitan area, and the Medical Solutions Card, which provided nationwide discounts to enrollees for hospital and physician services. As of December 29, 1998, HealthCore had contracts with approximately 40 different networks which consisted of approximately 450,000 participating providers.

     HealthCore's target market included uninsured individuals who, whether because of their medical history, age or occupation, either did not have insurance or had limited insurance coverage but who seek to access health care products and services at discounted costs. Acceptance into HealthCore's membership programs was unrestricted, and HealthCore's membership card products were used by any member of the cardholder's household. HealthCore primarily used brokers, insurance agents and consumer marketing organizations to sell its maintenance organizations and other organizations or sponsors who purchase HealthCore's products for their employees or members.

     HealthCore was established in October 1995 as MegaVision L.C., a Missouri limited liability company. In February 1997, MegaVision merged into HealthCore Medical Solutions, Inc. Except as otherwise required by the context, all references to HealthCore and its operations include MegaVision and its operations. HealthCore's executive offices were located at 11904 Blue Ridge Boulevard, Grandview, Missouri 64030 and its telephone number was (816) 763-4900.

PRODUCTS

     The HealthCare Solutions Card. The HealthCare Solutions Card enabled members to obtain discounts of approximately 5% to 50% on purchases of ancillary health care products and services through certain networks of providers.

     For an annual fee of approximately $55 to $100, members had access to participating providers, and automatically received a discount at the point-of-purchase upon presentation of the HealthCare Solutions Card. HealthCore entered into non-exclusive agreements with national networks of eye care service providers, dental service providers, pharmaceutical providers, a hearing service provider, a national network of chiropractic service providers, a national network of providers of durable medical equipment and providers of mail-order vitamins and supplements, pharmacy and eye care to participate in HealthCore's networks. The networks with which HealthCore has contracted were generally created to provide individuals with access to health care products and services at reduced costs and to provide such individuals with broader geographical access to such providers. Pursuant to agreements entered into between the networks and the providers, the providers agreed to provide health care services to members of the networks at reduced costs and, in exchange, providers are given access to additional patients and additional sources of revenue.

     HealthCore's agreements with its networks were generally for a term of one to three years and provided for termination by either party in the event of a default or, at any time after a stipulated period of time following the execution of the agreement (generally ranging from six months to three years) upon 60 to 90 days prior written notice. The agreements also provided that upon termination of an agreement for any reason, HealthCore and the Providers participating in such networks would continue to provide services to members, for the term of their enrollment, if they purchased the HealthCare Solutions Card for access to such Provider's network prior to such termination. In addition, under certain agreements, HealthCore paid a stipulated access fee per member per year to the representative network in exchange for access by members to such networks. In the case of HealthCore's agreement with one of its pharmaceutical networks, HealthCore also received a stipulated commission from such network for each prescription ordered by a member.

     Eye Care Services. HealthCore's networks included eye care services and products designed to provide savings to members by reducing the cost of eye examinations, contact lenses and eyeglass frames and lenses. Pursuant to non-exclusive agreements with several national networks of eye care providers, as of December 28, 1998, the Eye Care Plan was comprised of an aggregate of approximately 16,000 opticians, optometrists and ophthalmologists located throughout the United States. Under the Eye Care Plan, members were entitled to receive eye care services and products, at a pre-determined discount off the usual and customary amounts charged by the providers. Members were also eligible to receive a discount on radial keratonomy surgical procedures, a surgical procedure designed to correct nearsightedness and which was typically not covered by traditional health care insurance. In addition, members could purchase contact lenses and non-prescription eyeglasses by mail.

     Pursuant to HealthCore's contracts with its Eye Care Plan networks, providers agreed to provide eye care services and products to members in HealthCore's Eye Care Plan at discounts ranging from 5% to 30% off retail prices and discounts ranging from 20% to 60% off retail prices for mail-order contacts and non-prescription eyeglasses. Such services and products were provided by opticians, optometrists and ophthalmologists working at vision care centers managed and administered by the Eye Care Plan networks. The Eye Care Plan networks were expected to solicit and contract with additional providers to participate in the eye care segment of HealthCore's networks and agreed to continue to manage and provide administrative services to providers in their respective network.

     Dental Services. HealthCore's networks included dental services and products designed to provide savings to members by reducing the cost of dental examinations and products. Pursuant to non-exclusive agreements with several national networks of dental service providers, as of December 28, 1998, the Dental Plan was comprised of an aggregate of approximately 20,000 dentists located throughout the United States. Under the Dental Plan, members were entitled to receive dental services and products, including routine check-ups and cleanings, at a pre-determined discount off the usual and customary amount charged by the providers.

     Pursuant to HealthCore's contracts with its Dental Plan networks, providers agreed to provide dental services and products to members in the Dental Plan at discounts of up to 40% off usual and customary prices. Members in the Dental Plan had access to networks of dentists throughout the United States, and as HealthCore expanded the Dental Plan, the Dental Plan networks agreed to solicit and contract with additional dental providers to participate in the networks. The Dental Plan networks agreed to continue to manage and provide administrative services to providers in their respective network.

     Pharmaceutical Plans. HealthCore's networks included a retail pharmaceutical plan and a mail-order pharmaceutical plan. Pursuant to non-exclusive agreements with several networks of national pharmacy chains, as of December 28, 1998, the Retail Pharmaceutical Plan was comprised of approximately 44,000 pharmacies throughout the United States.

     Members enrolling in the Retail Pharmaceutical Plan were able to obtain discounts of up to 50%. Members enrolling in the Mail-Order Pharmaceutical Plan were able to obtain discounts of up to 60%. HealthCore also receives a small commission from one of its Mail-Order Pharmaceutical networks for each prescription order filled by such network, which to date generated only minimum commissions.

     Hearing Services. HealthCore's networks included hearing services and products designed to provide savings to members by reducing the cost of hearing examinations and products. Pursuant to agreements with two national networks of hearing products and service providers, as of December 28, 1998, the Hearing Plan was comprised of an aggregate of approximately 2,000 retail locations throughout the United States. Under the Hearing Plan, members were entitled to receive hearing services and products, including routine check-ups and hearing aid products and accessory products, at a pre-determined discount off the usual and customary amount charged by the providers.

     Pursuant to HealthCore's contracts with its Hearing Plan networks, the providers agreed to provide hearing examinations and certain other services at no cost to members in the Hearing Plan and hearing aid products and accessory purchases at discounts of 15% to 20% off retail prices. Members in the Hearing Plan had access to participating providers throughout the United States, and as HealthCore expanded the Hearing Plan, the Hearing Plan networks agreed to solicit and contract with additional providers to participate in the networks. The Hearing Plan networks agreed to continue to manage and provide administrative services to providers in their respective network.

     Chiropractic Services. HealthCore's networks included chiropractic services designed to provide savings to members by reducing the cost of chiropractic examinations and related services. Pursuant to agreements with national networks of chiropractic service providers, as of December 28, 1998, the Chiropractic Plan was comprised of an aggregate of approximately 5,000 providers throughout the United States. Under the Chiropractic Plan, members were entitled to receive chiropractic services, many of which HealthCore believed were not covered by traditional healthcare insurance, including chiropractic examinations and related services, at a pre-determined discount off the usual and customary amount charged by the providers.

     Pursuant to HealthCore's contracts with its Chiropractic Plan networks, providers agreed to provide chiropractic examinations and related services at discounts ranging from 30% to 50% off usual and customary prices. Members in the Chiropractic Plan had access to participating chiropractors throughout the United States. The Chiropractic Plan networks agreed to solicit additional providers to participate in the chiropractic segment of HealthCore's networks and agreed to continue to manage and provide administrative services to providers in their respective networks.

     Physical and Occupational Therapy Services. HealthCore's networks included physical and occupational therapy services designed to provide savings to members by reducing the cost of physical and occupational therapy related services. Pursuant to agreements with two national networks of physical and occupational therapy service providers, as of December 28, 1998, the Physical Therapy Plan was comprised of an aggregate of approximately 6,500 providers throughout the United States. Under the Physical Therapy Plan, members were entitled to receive physical and occupational therapy services, including examinations and related services, at a pre-determined discount off the usual and customary amount charged by the providers.

     Pursuant to HealthCore's contracts with its Physical Therapy Plan networks, providers agreed to provide physical and occupational therapy services at discounts of up to 20% off usual and customary prices. Members in the Physical Therapy Plan had access to participating providers throughout the United States. The Physical Therapy networks agreed to solicit additional providers to participate in the physical and occupational therapy segment of HealthCore's networks and agreed to continue to manage and provide administrative services to the providers in their respective network.

     Vitamins and Supplements. HealthCore's networks included access to mail-order vitamin and supplement products. Pursuant to an agreement with a national mail-order network provider of vitamins and supplements, members were entitled to purchase vitamins and supplements at discounts of up to 60% off retail prices.

     Durable Medical Equipment. HealthCore's networks included access to durable medical equipment. As of December 28, 1998, the Durable Medical Equipment Plan was comprised of an aggregate of approximately 500 locations through the United States. Under the Durable Medical Equipment Plan and pursuant to an agreement with a national network provider of durable medical equipment, members could receive home delivery of durable medical equipment by purchasing such equipment by mail at discounts of up to 15% off retail prices.

     The Medical Solutions Card. HealthCore contracted with a national network of physicians and hospitals to provide discounts ranging from 15-60% on hospital and physician visits, home health care, cardiovascular care and nursing home or long-term care. HealthCore began marketing this product as the Medical Solutions Card. As of December 28, 1998, the Physician and Hospital Plan was comprised of an aggregate of approximately 350,000 physicians and 3,500 hospitals throughout the United States. HealthCore marketed the Medical Solutions Card on a nationwide basis.

     The Savings Solutions Card. HealthCore launched a Savings Solutions Card, offering discounts on medical services and products, pharmacy products, vitamins and supplements, veterinary services and pet products, long-term care and assisted living, home health care, and certain consumer purchases including jewelry, furniture and travel. This product was developed specifically for an organization in the New York and New Jersey area. As of December 28, 1998, the network was comprised of providers in the New York and New Jersey area and HealthCore anticipated marketing the Savings Solution Card in certain regions throughout the United States.

ADVANTAGES OF THE SOLUTIONS CARD

     Advantages to Members. In addition to providing access to health care products and services on a discounted fee-for-service basis at the point of purchase, HealthCore believed the HealthCare Solutions Card, the Savings Solution Card and the Medical Solutions Card were attractive to members because of their flexibility and ease of use. HealthCore's target market included uninsured individuals who, whether because of their medical history, age or occupation, either did not have insurance or had limited insurance coverage but who sought to access health care products and services at discounted costs. Acceptance into our membership program was unrestricted, and our Savings Cards was used by any member of the cardholder's household. The Savings Cards covered each person in the member's immediate household and could be used as often as each participant wished. In addition, unlike many traditional indemnity or managed care programs, members had no paperwork or claims to prepare, no waiting periods, and no prior authorizations are required. Moreover, in certain cases, membership in HealthCore's programs entitled members to benefits that would otherwise be unavailable or difficult to obtain. In addition, even where a member already had insurance for a particular product or service, the Savings Cards entitled members to various discounted products and services that would typically be excluded from traditional health care insurance, including certain pharmaceuticals, vitamins, growth hormones, oral contraceptives, smoking deterrents and fertility drugs, and certain elective procedures and services.

     Advantages to Providers and Networks. HealthCore believed that health care providers were attracted to HealthCore's programs because it enabled them to obtain additional patients who were members while allowing providers to retain their existing practices. Although members generally paid fees and charges less than those of non-members, the incremental business from members could be an important source of revenue to the providers, with little or no increase in their overhead costs. However, there was no assurance that providers would continue to participate in the networks even if their participation resulted in such an increase in revenues since the member portion of their business may be relatively less profitable. In addition, HealthCore believed that its programs were attractive to provider networks because it could increase the likelihood that providers would affiliate with provider networks in order to have access to members, and accordingly, provider networks may have realized increased revenues from such affiliations. Further, HealthCore believed that its programs were attractive to provider networks for the following reasons: (i) providers received cash at the time services are rendered; (ii) providers were not required to file claims; and (iii) providers were not subject to a waiting period for payment from a third party payor.

     Advantages to Sponsors. HealthCore believed that the Savings Cards assisted Sponsors in their efforts to attract and retain employees by enabling them to offer a more complete health care benefits package. Similarly, as competition between HMOs for participants continued to intensify, HealthCore believed that the Savings Cards enabled HMOs to offer a more complete, and therefore more attractive, array of potential health care benefits. In addition, due to the low cost of the Savings Cards, sponsors could choose to offer it to part-time employees, who often were not eligible for health care benefits offered to full-time employees. Moreover, because the Savings Cards were discount cards and not insurance products, Sponsors could offer discounts to their employees or members without bearing any economic risk over the annual cost of the cards.

SALES AND MARKETING

     HealthCore relied primarily upon the services of independent sales representatives, including brokers, agents, consumer marketing organizations and associations, to market the Savings Cards. These arrangements generally provided for commissions based upon a percentage of sales of the Savings Cards, which commissions ranged from 20% to 50% of the aggregate sales price. HealthCore believed that there are a large number of independent brokers and other agents nationwide with whom HealthCore could establish relationships. To date, HealthCore entered into numerous agreements with individuals, including individuals affiliated with American Family Life Assurance Company, who were expected to serve as independent brokers. HealthCore intended to continue to contract with additional independent brokers in the future and believed that certain of its networks could provide HealthCore with access to additional independent brokers. In addition, HealthCore maintained an in-house sales force that consisted of three persons.

     HealthCore marketed the Savings Cards principally to potential Sponsors, including insurance carriers, third party administrators, corporations, HMOs, preferred provider organizations, Blue Cross and Blue Shield organizations and unions, which had, or had access to, a large number of potential members. HealthCore believed that its use of independent brokers and third party administrators would not only provide immediate access to specific organizations with potential members, but would also enable HealthCore to establish relationships with these individuals and entities who might have been gatekeepers to even greater numbers of potential members through their extensive contacts in their respective industries.

     HealthCore anticipated that Sponsors would either fund the Savings Card program on behalf of their members or employees so that every eligible individual in the organization becomes a member or they would offer the Savings Cards to their members or employees as an option where each individual would be responsible for purchasing the Savings Cards and paying the annual fee (either directly or through a payroll deduction plan). HealthCore also marketed the Savings Cards directly to potential members, particularly in cases where a Sponsor offered the Savings Cards as an unpaid option to its members or employees.

     HealthCore also marketed the Savings Cards as "affinity" cards to selected large Sponsors, including large corporations and consumer marketing organizations. Pursuant to such affinity card arrangements, the Sponsor would be able to custom design, and place its own name on the Savings Cards. In certain cases, HealthCore's name may not appear on the cards, although HealthCore would provide access to its networks, as well as all required fulfillment services. HealthCore believed that affinity cards would be attractive to certain Sponsors because they would enable the Sponsor to more closely identify itself with the benefit provided to the member. Moreover, HealthCore believed that the preexisting relationship, or affinity, between the Sponsor and its employees or members would enhance the likelihood that a potential member would purchase the cards.

THE PROPRIETARY DATABASE INFORMATION MANAGEMENT SYSTEM

     HealthCore believed its proprietary database information management system
(i) facilitated HealthCore's ability to process member applications and access member and provider data, (ii) enhanced HealthCore's customer service capabilities and (iii) facilitated HealthCore's ability to process and pay commissions to brokers and fees to certain networks. The DBIM System contained information relating to members, such as eligibility in the respective plan, services and products available to members, the discounts available to the member for services and products, locations of providers and utilization data provided to HealthCore on a regular basis by each of the providers in the networks. HealthCore believed that the DBIM System enabled it to enroll members electronically, quickly respond to information requests from members, sponsors and providers, assist members in locating the nearest provider and facilitate billing and data processing.

     HealthCore developed an internet web site at www.solutionscard.com which was accessible by existing and potential providers, members and independent sales representatives. Individuals accessing the web site were able to review the health care benefit plans offered by HealthCore, a list of providers in the networks and their locations, and products and services provided by the providers, the discounts available to members for services and products and any special promotions. Individuals accessing HealthCore's internet web site were able to immediately apply for any of HealthCore's Savings Cards by filling out an application online.

COMPETITION

     HealthCore believed that a critical element of its business was the competition for a portion of the benefit dollars allocated by various organizations for employee benefit programs. HealthCore competed for a portion of those dollars with various other cost-containment marketing organizations, pharmacy indemnity programs, retail pharmacies, mail-order prescription, and vitamin and supplement companies, preferred provider organizations, HMOs, health care membership programs and other health care insurance programs for members and providers. With respect to its health care services, HealthCore competed for potential sponsors, members and providers, depending on the geographic area or market, with various entities that have developed discount membership cards which provide national coverage, including a number of companies with longer operating histories and substantially greater financial and other resources than HealthCore and entities that had developed discount membership cards which provide only regional coverage. HealthCore also competed with various organizations which provided services and products in specific areas of health care such as eye care services, pharmacy indemnity programs, independent and chain-operated retail pharmacy outlets, retail medical/surgical supply companies and other mail order prescription and, vitamin and supplement companies, HMOs and health care membership programs. Most of these competitors had longer operating histories and had significantly greater financial, marketing and administrative resources than HealthCore. There was no assurance that HealthCore would develop products that achieved greater market acceptance than competitive products or that HealthCore's competitors would not succeed in developing products that would render HealthCore's products less competitive or obsolete.

     HealthCore believed that the broad range of choices of health care benefit packages, its customer service capabilities resulting from the DBIM System, its broad provider base, independent broker market (as opposed to multilevel marketing) and its competitive pricing differentiated it from its competitors and enabled it to offer a more comprehensive and cost effective solution to its customers' needs.

GOVERNMENT REGULATION

     The delivery of health care products and services was subject to extensive federal, state and local regulation, including but not limited to the prohibition of business corporations from providing medical care, fraud and abuse provisions of the Medicare and Medicaid statutes, state laws that prohibit referral fees and fee splitting and certain regulations applicable to insurance companies and certain organizations that provide or arrange for health care services. HealthCore believed that certain registration and licensing laws and regulations in certain states in which HealthCore operated may have applied to HealthCore's operations. In addition, statutes and regulations applicable to other health care organizations with which HealthCore contracted, including without limitation those relating to fee splitting, referral fees, patient freedom of choice, provider rights to participate and anti-discrimination, may have impacted HealthCore and resulted in the delay or denial of any such organization's participation in HealthCore's networks.

     The utilization fees received by HealthCore in connection with the Mail-Order Pharmaceutical Plan might be construed to have contravened the literal provisions of these statutes and regulations in a number of states in which HealthCore operated. In addition, certain states in which HealthCore offered the Savings Cards took the position that certain of the discounted services offered by HealthCore's networks could be interpreted as prepaid insurance and in some states, HealthCore and its networks modified the services offered in order to comply with such state laws.

     Although HealthCore did not obtain any rulings from any governmental authorities or an opinion of counsel with regard to any of these matters, HealthCore believed that the extent of its compliance with such laws and regulations as they were currently enforced and applicable to HealthCore was consistent with current industry practices and would not have a material adverse effect on its business.

PROPRIETARY RIGHTS

     The DBIM System was a critical component of HealthCore's ability to provide customer service and process other data. HealthCore relied on trade secrets to establish and protect its proprietary rights to its DBIM System. However, trade secrets were difficult to protect and there could be no assurance that others would not independently develop substantially equivalent proprietary technology or otherwise gain access to HealthCore's trade secrets or disclose such technology, or that HealthCore could meaningfully protect its rights to non-patented trade secrets.

     HealthCore applied for federal registrations of the service marks "Healthcare Solutions," "The Solutions Card," "Healthcare Savings Guaranteed," and "HealthCore Medical Solutions, Inc.," intended to apply for registration of the service marks "Savings Solutions," "Medical Solutions" and certain other service marks from the United States Patent and Trademark Office, but there could be no assurance that such rights would be granted. HealthCore was aware of several companies who may have been using variations of HealthCore's trade names or service marks in connection with certain health care activities and at least one other company who may have been using certain of HealthCore's trade names or service marks in connection with a business that is competitive with HealthCore's business.

EMPLOYEES

     HealthCore had 3 full-time employees and 2 part-time employees. None of HealthCore's employees was represented by a labor union. HealthCore did not experience any work stoppages and considered its relations with its employees to be good.

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
                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                      DIRECTORS AND OFFICERS OF HEALTHCORE

     The following table sets forth certain information as of September 10, 1999, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of HealthCore common stock by (i) each person known by HealthCore to beneficially own more than 5% of the outstanding shares of HealthCore common stock, (ii) each executive officer and director of HealthCore, and (iii) all officers and directors of HealthCore as a group.

     Beneficial ownership is defined in accordance with the rules of the SEC and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein. In computing the number and percentage ownership of shares of common stock beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are excisable within 60 days are deemed outstanding. Such shares of common stock, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person. In calculating beneficial ownership of HealthCore after the merger, we have assumed that there will be 13,346,228 shares outstanding based on the number of shares of Adatom common stock to be outstanding immediately prior to the merger, after giving effect immediately prior to the merger to the issuance of certain shares of Adatom common stock, including certain new issuances and shares issued upon conversion of Adatom convertible debentures and upon conversion of $1,800,000 of shareholder debt and the fixed exchange ratio in the merger of approximately
2.17 shares for each share of Adatom.com, Inc. common stock for each share of Adatom common stock.

                                          BENEFICIAL OWNERSHIP                           BENEFICIAL OWNERSHIP
                                           PRIOR TO THE MERGER                             AFTER THE MERGER
                               -------------------------------------------    -------------------------------------------
                                                NUMBER OF                                      NUMBER OF
                                                 SHARES                                         SHARES
                                               ISSUABLE UPON                                  ISSUABLE UPON
                                                EXERCISE OF                                    EXERCISE OF
                                               CONVERSION OF                                  CONVERSION OF
                                 COMMON         CONVERTIBLE                     COMMON         CONVERTIBLE
                                 STOCK          SECURITIES      PERCENTAGE      STOCK          SECURITIES      PERCENTAGE
    NAME AND ADDRESS OF        BENEFICIALLY     WITHIN 60       OF VOTING     BENEFICIALLY      WITHIN 60       OF VOTING
      BENEFICIAL OWNER           OWNED             DAYS          STOCK(2)        OWNED            DAYS          STOCK(2)
----------------------------   ------------    -------------    ----------    ------------    -------------    ----------
Neal J. Polan(1)............      381,000(3)      167,000(4)       31.87%        629,800(5)      167,000          5.90%

David L. Mullikin...........       22,000          40,000           1.93          22,000         200,000          1.57

Eli Levitin.................                       50,000           1.55          50,660          50,000          0.37

Norman H. Werthwein.........                       22,500           0.70              --          22,500             *

Donald Drapkin .............      285,810         242,660          15.43         285,810         242,660          3.89
  35 East 62nd Street
  New York, NY 10021

Joel A. Stone(6) ...........      119,725          90,000           6.59         119,725          90,000          1.57
  45 Lakewood Drive
  Glencoe, IL 60022

All executive officers and
  directors of HealthCore as
  a group (4 persons).......      403,000         279,500          34.93%        651,800         439,500          7.84%

------------------
 *  Less than 1%

(1) Address is c/o HealthCore Medical Solutions, Inc., 11904 Blue Ridge Boulevard, Grandview, Missouri 64030.
(2) Assumes no adjustment in the exchange ratio.
(3) Includes 216,000 shares of Class B Common Stock, of which 48,000 shares are held by Mr. Polan as custodian for his child and therefore Mr. Polan is the beneficial owner of such shares by virtue of his authority to vote and/or dispose of such shares.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(4) Includes (i) 142,000 shares of Class A Common Stock issuable upon exercise of warrants held by Mr. Polan that are exercisable within 60 days and
    (ii) 25,000 shares of Class A Common Stock issuable upon exercise of Class A warrants held jointly by Mr. Polan and his wife that are exercisable within 60 days. Mr. Polan owns all of the issued and outstanding shares of Class B Common Stock.
(5)_ Gives effect to the cancellation of 129,600 shares of Class B common stock held in escrow, and the issuance of 28,400 shares in exchange for cancellation of a warrant to purchase an additional 142,000 shares of Class A common stock at $1.00 per share, subject to the satisfaction of certain milestones, and the issuance of shares of Adatom common stock which will be converted into 350,000 shares of HealthCore common stock in the merger.
(6) Based upon information provided by Mr. Stone to HealthCore in a questionnaire, Mr. Stone beneficially owns (i) 119,725 shares of Class A Common Stock and (ii) Class A Warrants that are exercisable within 60 days to purchase 90,000 shares of Class A Common Stock.

                             INFORMATION CONCERNING
                                  ADATOM, INC.

CORPORATE STRUCTURE

     Adatom Inc. was founded in 1996 by a team of seasoned, motivated, and dedicated executives, who met at and graduated from the Sloan Fellowship Program of Stanford University Business School. The team has a well-balanced mixture of managerial, marketing, and technical experience. Richard Barton, President and Chief Executive Officer, has 24 years of marketing, sales and general management experience. Dr. Sridhar Jagannathan, Chief Technology Officer and Executive Vice President, has 15 years of software development, consulting and program management experience, knowledge of database systems and associated applications, and an incisive understanding of emerging technologies. Adatom's management has invested a total of approximately $1.85 million in Adatom.

     After commencing business as a retailer which had no store sites and used a mobile sales force of franchisees, Adatom shifted its focus to internet e-commerce. Adatom has built an Internet E-tail System which has the capability to acquire, market, order, fulfill, ship and install a broad range of goods on the Internet. This Internet E-tail System is used by Adatom to run its online business (www.adatom.com) and is intended to be used in the future to launch and manage other web site e-commerce initiatives. This system significantly reduces costs and expenses, removes intermediate distribution layers, and integrates manufacturers with consumers.

     Adatom is working to position itself to become a significant retailer in Internet retail e-commerce. According to Jupiter Communications, e-commerce is expected to grow to $108 billion by the year 2003. Adatom has in place a strategy to seize the opportunities in this space. Adatom has built one of the largest (in terms of products offered) Internet stores (www.adatom.com) on the web with over 3 million Stock Keeping Units (SKUs) offered for sale. In addition, Adatom is not limited solely to those products posted on the www.adatom.com site but has the ability to source any product from virtually any brand. Adatom's "Brand Equity" is presently expected to expand to over 1,000 direct shipment manufacturing and distributor suppliers, from the current number of about 700 by the end of 1999.

     Adatom further intends to leverage its e-commerce content, business architecture and processes and technical know-how by providing end-to-end e-commerce solutions and enablement. This consists of site development, infrastructure implementation, fulfillment and customer service for others seeking an "instant" on-line retail capability. Adatom intends to serve as the gateway for e-commerce for a large number of web sites and create new "e-tailers." Adatom's strategy permits customers to access products through three distinct channels: direct, indirect and virtual.

     Adatom sells its products at low prices due to its completely scaleable, low cost infrastructure and distribution system. Adatom's goal is to provide the customer with superior value by combining the best service with low prices. Adatom is able to reduce operating costs due to the unique dynamics of e-commerce. By selling via the Internet and shipping, in most cases, directly from the manufacturer or supplier, Adatom has eliminated the costs of intermediaries, maintaining large inventories and staffs, the requirement of significant physical space fulfillment houses and resultant overhead expense. This allows Adatom to reduce operating costs and pass value on to the consumer in the form of increased customer service and price savings.

     The Internet E-tail System is built on four distinct foundations:

     A) CONTENT

     Adatom has established relationships with over 700 qualified suppliers (manufacturers and distributors) encompassing the complete breadth of durable goods for home and the office. The aggregated content of product data, images, prices, shipping detail, etc. constitutes a substantive virtual inventory of consumer and retail goods. Adatom's supplier relationship most often enables drop shipment of goods directly from manufactures to the consumer, allowing Adatom to operate on a lean cost and expense model. Adatom's low cost business model provides customers with savings on brand name products in some cases of up to 50% off traditional and Internet retailers. Both Adatom's huge selection of products and product mix distinguish it from its competitors and includes many non-commodity, high quality and value added items that are not typically sold over the Internet. Adatom intends to be the premier Internet site for furniture and has established close relationships with many leading manufacturers.

     Current Product Categories (excludes multiple sub-categories within each category)

Bathroom                  Furniture                 Household                 Music
Boys                      Garage                    Infant                    Outdoors
Education                 Girls                     Law & Garden              Pets
Electronics               Gift & Decorative         Linens & Textiles         Sporting Goods
Entertainment             Health & Beauty           Luggage                   Toys
Female Personal           Home Improvement          Male Personal
Food & Spirits            Home Office               Major Appliances

     Representatives Manufacturers

Amana            American         Ames             Archipelago      Artisan          Bissel
                 Petronics                                          House
                                  Bradington
Black & Decker   Bostonian        Young            Braun            Carolina Mirror  Cochran
                                                                                     Fieldcrest
Conair           Crystal Clear    Dexter           Dewalt           Eureka             Cannon
Graco            Hoover           Huffy            Intershoe        Jezebel          MacGregor
Lee's Jeans      Mikasa           Minolta          Mont Blanc       Noble Watch      PBS Home Video
Pfaltzgraff      Rawlings         RCA              Royal            Samsonite        Selby
                 Sharp
Sedgefield         Electronics    Spalding         Spring Air       Stiffel          Swank
Toshiba          Wrangler         Sony             Weber

     Most items are shipped from the manufacturer or supplier directly to the customer, eliminating the cost of maintaining warehouses and operating a distribution network. All shipping is outsourced to third parties and is paid by the customer, with a reasonable profit to Adatom on a number of items. Adatom has also developed a network of deluxe shippers whereby certain large ticket items will be unwrapped from the original factory packaging, inspected, polished, and delivered to the home where it will be assembled and installed.

     B) E-COMMERCE INFRASTRUCTURE

     Adatom has built a proprietary e-commerce infrastructure from the ground up, designed to stage and enable the sale of millions of products online. The underlying architecture is scaleable and modular, enabling aggregation as well as rapid partitioning by product categories as needed. The openness of the system ensures easy interactions with suppliers, affiliates and customers, and the system is portable to re-launch in alternate environments. The technical design of the system enables affiliate accounts, customer accounts, electronic charging and payment, efficient product data uploads and exports, order processing, and order status reporting to customers and affiliates. In particular, Adatom has the ability to concurrently host multiple e-commerce environments utilizing its master products and customer database. Closely linked to the Adatom e-commerce engine is a proprietary Adatom Information Management System, which monitors and reports on all aspects of Adatom's interaction with the customer and partners. One important component of customer interaction is a web-based software program called R2I which is integrated into every aspect of Adatom's operation and is designed to catalog and satisfy a customer's requirements. Finally, Adatom is in the process of developing new standards for interactions with portal partners using XML (Extensible Markup Language).

     C) BUSINESS PROCESSES

     The third foundation to Adatom's Internet E-tail System is the standardization of business processes within Adatom to ensure operational efficiency in the processing and servicing of customer needs. Each aspect of a business process is rigorously analyzed and implemented as a system. The activities of each process are detailed and the specific tasks identified. Metrics are then associated with each task to quantify its usage of resources. This ensures that there is a clear understanding of the costs of each process, so that continuous refinement, automation and other efficiencies can be targeted and implemented. The intent is to enable rapid scalability for fulfillment without the proportional need for human resources.

     D) CHANNELS

     With the above three foundations of Adatom's Internet E-tail System in place, Adatom believes it is well positioned to deploy its products and services in the following three channels:

     (1) Adatom.com Direct

     Adatom's Direct channel links to Adatom's web site (www.adatom.com) directly. This site trademarked as "Home Dimensions" contains one of the largest selections online for consumer durable goods. These products are backed by a 30 day "Adatom.com 100% Satisfaction Guarantee," in addition to the manufacturer warranty. Adatom's value proposition to the customer is "Selection, Price and Personal Service." The heart of Adatom's strategy is to offer the customer a blend of cost savings, a friendly shopping experience, personal interaction, quality products and excellent service that will create loyalty and trust. To help generate repeat sales, Adatom intends to institute a system where points awarded with each purchase can be used for discounts on future purchases.

     Adatom is staffed with company trained Personal Shopping Consultants who assist customers in their shopping experience. The PSC performs many of the functions typically associated with a sales person in the traditional retail environment such as helping the customer navigate through a store, answering questions regarding products, suggesting additional items, and generally assisting with the mechanics of a transaction. The PSC will also update the customers on purchase or shipment information as well as notify them of items of special interest that becomes available. Finally, the PSC can also perform a "special order" function whereby products that are not part of Adatom's electronic product inventory can be located in many cases, ordered, and shipped to the customer, often at substantial discounts to traditional retail prices. In order to encourage and enhance customer interaction, Adatom has developed a proprietary two-way interactive keyboard chat software. This enables the customer to obtain immediate responses from a PSC. The software also allows the PSC to identify specific customer needs within the Adatom product offerings and guide the customer through a "push" technology, which showcases the relevant products on the customer's computer screen.

     Once at Adatom's Internet site, many customer friendly features are designed to develop loyalty and ensure repeat business. These features include telephone or chat-room communication with Personal Shopping Consultants, product search systems, and easy-to-navigate icon or "key word" architecture. Adatom's software will also allow customers to access bridal or shopper registries. Finally, Adatom has a special section that features gifts for special occasions and holidays. Although Adatom believes that its infrastructure is in the forefront of current Internet and computer technology, it is not dependent on developing additional new or proprietary technology to succeed, and most Internet capable computers can access Adatom's web site without additional hardware or software.

     (2) Affiliate Channel

     Adatom's Affiliate Channel is a revenue sharing program designed to develop its customer base and create an immediate market presence with minimal acquisition costs. Adatom has developed revenue sharing arrangement with organizations through an expanded network of strategic marketing arrangements. These organizations generally receive a percentage of the proceeds generated from sales to the partners' customer base and/or a monthly fee. This strategy is intended not only to develop a large customer base for Adatom, but also to offer these organizations the opportunity to receive income at no additional cost.

     Adatom considers these organizations an important strategic alliance and believes that this strategy will generate a high volume of sales as well as create brand awareness and Internet visibility for Adatom.com. In addition, Adatom's close affiliation with these organizations is intended to build customer loyalty as Adatom becomes associated with an organization and not merely considered a retail site. Finally, this strategy will also enhance Adatom's first mover advantage and help to prevent competitors from accessing Adatom's client base. Some of Adatom's marketing affiliates are shown below:

AOL (Adatom Branded Store)                           Yahoo (Adatom Branded Store)
Bay Area Gold (Adatom Branded Store)                 Thinkbid (Adatom Branded Store)
Excite (Adatom Branded Store)                        Lycos (Adatom Branded Store)
Angel Walk Designs                                   Inktomi
Arzoo! Inc.                                          Knight-Ridder
Buildscape                                           Loyalty Plus
BuyersUnite.com                                      Imall
Card Express                                         Media in Motion
Countrywide                                          National Association of Minority Contractors
Emmanuel Baptist Church                              Sharpman.com
FTSBN, Inc.                                          Sheppard Foundation Inc.
GeoCities                                            Three Smart Heads

     At the Yahoo, Lycos and Excite sites, Adatom is represented as a branded store, which enables Adatom to gain and enhance its brand identity. Other affiliate models include linkages to the Adatom store site or links for fulfillment of specific products or product categories.

     (3) Adatom Virtual E-Tail Channel (AVEC)

     AVEC is a program intended to create Internet stores on web sites of other organizations. Adatom through its AVEC program will work with others to create and manage their e-tail business. This is a template-driven automated program leading to a branded custom store for the other organization from the mix of products available to Adatom. The partner can chose the particular set of products to sell under its own brand name, with Adatom providing all the associated hosting and fulfillment services. This allows companies to launch their "own" stores with their own name as the host brand name on the web site with the name "Adatom" completely absent, all without the burden of engaging suppliers, creating a shopping environment and providing fulfillment and customer service. Adatom fulfills all purchase, hosting, back office and customer support operations. The responsibility and cost of customer acquisition falls to the other organization. The cost to Adatom to enable an e-tailer is quite low, as the products and order management systems are shared with other e-tailers including Adatom. Customer support representatives are scaled upon need, but shared amongst all of Adatom's e-tailers. Computer telephone system will enable automatic call routing and identification of a specific e-tailer to the customer service representative.

     The following are the specific features available to AVEC partners:

      1. Ability to select categories, sub-categories and products from Adatom's online selection for stocking a new store

      2. Create a store with pre-built design templates

      3. Ability to create a custom store (with Adatom consulting services)

      4. Ability to integrate the store with any existing web presence

      5. Store administration utility (check/change store content, change prices, create discounts and promotions, check orders, view user sessions)

      6. Customer service provided by Adatom

      7. Ability to follow order history

      8. Flexibility to include new content (products not in Adatom) for inclusion

      9. Enablement of Common Adatom Services (two-way chat, feedback systems, product queries, special requests, advanced telephony)

     10. Auditing rights to review orders and commissions

     AVEC is anticipated to receive significant attention in the marketplace, given its ability to launch a new e-tailer very easily. AVEC implementation is presently intended to be complete in the fourth quarter of 1999. In the meantime, Adatom is able to implement Virtual Stores as a one-off implementation for specific clients.

ADATOM AND THE EMERGING MARKETPLACE

     Consumer spending fuels two-thirds of the economy, and the Internet is quickly becoming a noteworthy component of this spending. With increasing frequency, customers are embracing the Internet as a means to find information and purchase a wide range of products and services. Forrester Research, based on reports from retailers and anecdotal evidence, indicates that Internet retail shopping is growing significantly and will continue to grow as consumers opt to browse the Web for purchases. Furthermore, Forrester projects that in 2003, Internet shopping revenues will increase to $108 billion, or 6% of total domestic consumer spending, which is estimated to be $1.8 trillion.

     Shopping on the Internet offers both consumers and retailers distinct advantages over their traditional "off-line" brick-and-mortar or catalogue competitors. Consumers benefit from the growing sophistication of the Internet, and its e-commerce capabilities are making it possible to find the right product or service quickly and efficiently from their computer. Much of the acceptance and proliferation of e-commerce has to do with the growing sophistication and reliability of the Internet itself and the usefulness of the software that runs on it, which allow shoppers to do intricate searches, view merchandise from a variety of angles, and unearth key buying information. By analyzing consumer requirements for acquiring goods and services, Adatom believes it has developed its own innovative retail business model and created a superior shopping environment that has the potential to become the market leader.

                             [Chart appears here]

      Total On-line Adults  Total On-line Shoppers
1997           40                     10
1998           51                     15
1999           66                     23
2000           85                     34
2001           99                     43

     According to Jupiter Communications, 77% of buyers are going online with a specific purchase in mind, and 79% of those shoppers visit several sites before making a purchase. The ability to reduce costs and lower prices while preserving quality, service, and selection, will facilitate Adatom's success since in nearly every product category, pricing is the single most important driver behind a consumer's buying decision. Pricing flexibility is an important feature that will be exploited by Adatom to generate sales revenues and maximize profitability. The revenue benefit resulting from a price change must outweigh the costs incurred in changing the price. The Internet greatly reduces the costs associated with price changes.

Traditional off-line brick-and-mortar               [Chart appears here]
merchants, as well as direct mail             Presentation of Product   15%
businesses, do not alter prices               Ordering Systems          16%
frequently because it is too costly           Delivery time             25%
to do so. Adatom on the other hand            Comparative Info          31%
has an advantage over these off line          Credit card Security      39%
merchants in that it can rapidly              Searchability             48%
change prices in response to the              Price                     80%
competitive dynamics of the market.
Adatom is also able to gather
competitive information and monitor
price movements with less difficulty
than these off line merchants. The
speed and ease with which Adatom can
gather pricing data and alter their
own prices enables Adatom to
determine the most efficient price to
sell a particular product, thereby maximizing profitability. Many methods to vary price are available to Adatom to generate sales and maximize profits. Among them are: change the base list price, discount the base list price, discount shipping, offer volume discounts or cross promotions. Finally, new information, such as supply, demand, competitive alternatives and the stage of the product in its lifecycle can be incorporated into pricing decisions.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND OFFICERS OF ADATOM

     The following table sets forth certain information as of September 13, 1999, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Adatom common stock by (i) each person known by Adatom to beneficially own more than 5% of the outstanding shares of Adatom common stock, (ii) each executive officer and director of Adatom, and
(iii) all officers and directors of Adatom as a group.

     Beneficial ownership is defined in accordance with the rules of the SEC and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein. In computing the number and percentage ownership of shares of common stock beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are excisable within 60 days are deemed outstanding. Such shares of common stock, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person. In calculating beneficial ownership of HealthCore after the merger, we have assumed that there will be 13,346,228, shares outstanding based on the number of shares of Adatom common stock to be outstanding immediately prior to the merger, after giving effect immediately prior to the merger to the issuance of certain shares of Adatom common stock, including certain new issuances and shares issued upon conversion of Adatom convertible debentures and upon conversion of $1,800,000 of shareholder debt and the fixed exchange ratio in the merger of approximately
2.17 shares for each share of Adatom.com, Inc. common stock for each share of Adatom common stock.

                                   BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP OF ADATOM.COM, INC.
                                    PRIOR TO THE MERGER                             AFTER THE MERGER
                        -------------------------------------------    -------------------------------------------
                                        NUMBER OF                                      NUMBER OF
                                         SHARES                                         SHARES
                                        ISSUABLE UPON                                  ISSUABLE UPON
                                        EXERCISE OF                                    EXERCISE OF
                                        CONVERSION OF                                  CONVERSION OF
                          COMMON        CONVERTIBLE                      COMMON        CONVERTIBLE
                           STOCK        SECURITIES                        STOCK        SECURITIES       PERCENTAGE
NAMES AND ADDRESS OF    BENEFICIALLY    WITHIN 60        PERCENTAGE    BENEFICIALLY    WITHIN 60          OF
  BENEFICIAL OWNER         OWNED          DAYS           OF STOCK         OWNED          DAYS           STOCK(2)
---------------------   ------------    -------------    ----------    ------------    -------------    ----------
Richard Barton(1)....     1,865,894            --           78.2%        7,965,494(4)                      59.7%
Chia-Chieh Chen(1)...       256,400            --           10.8           557,123                          4.2
Sridhar
 Jagannathan.........       190,768            --            8.0           414,513                          3.1
Frank Madkins........        71,538            --            3.0           155,442                          1.2
All executive
 officers and
 directors of Adatom
 as a group
 (4 persons).........     2,384,600            --            100%        9,733,930(3)(4)                     72%

------------------
*  Less than 1%
(1) Unless otherwise indicated, the address of such individual is c/o Adatom, Inc., 920 Hillview Court, Suite 160, Milipitas, California 95035.
(2) Assumes no adjustment in merger exchange ratio.
(3) Includes 629,800 shares of common stock and 167,000 options owned by Neal
    J. Polan who will become a director of Adatom pursuant to the merger.
(4) Gives effect to conversion of $1,800,000 of indebtedness into shares of Adatom common stock which are convertible into 3,911,157 shares of HealthCore common stock.

                         WHERE YOU CAN FIND MORE INFORMATION

     HealthCore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that HealthCore files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, 7 World Trade Center Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. HealthCore public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

     HealthCore has filed the registration statement to register with the SEC the shares of HealthCore class A common stock to be issued to Adatom stockholders in the merger. This joint proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of HealthCore, a proxy statement of HealthCore for the HealthCore special meeting and a proxy statement of Adatom for the Adatom special meeting.

     As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     HealthCore has supplied all information contained in this joint proxy statement/prospectus relating to HealthCore, and Adatom has supplied all such information relating to Adatom.

     You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the HealthCore special meeting and/or Adatom special meeting. HealthCore and Adatom have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 20, 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of HealthCore's securities in the merger shall create any implication to the contrary.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the proposed composition of the Board of Directors and executive officers of HealthCore following the Effective Time of the merger:

NAME                                             AGE               POSITION WITH HEALTHCORE
----------------------------------------------   ---    ----------------------------------------------
Richard S. Barton.............................   50     Chairman, Chief Executive Officer and Director
Sridhar Jagannathan...........................   42     Director
Ralph Kennedy Frasier.........................   63     Director
Sylvia A. Dresner.............................   52     Director
Neal J. Polan.................................   48     Director

------------------

(1) Member of Audit, Compensation and Stock Option Committees.

     Richard S. Barton founded Adatom in September 1996 after completing a Sloan Fellowship at Stanford University in Palo Alto, California. From 1993 to 1995, Mr. Barton was President of the U.S. Customer Operations Division of Xerox Corporation. From 1991 to 1993, Mr. Barton served as Chairman, CEO and President of Xerox Canada, Inc. Mr. Barton serves on the boards of directors of Avon Products, Inc., and the United States Chamber of Commerce. Mr. Barton holds a Masters Degree in Business Management from Stanford University in Palo Alto, California. He has also completed the Wharton International Forum's China, Japan, Europe and United States segments at the University of Pennsylvania.

     Sridhar Jagannathan is a co-founder of Adatom and has had extensive experience in information technology implementation, software development coordination, project management and technology consulting. Dr. Jagannathan serves as a Technical Director for the Advanced Technology Solutions Group of Oracle Corporation. From 1996 to 1999, Dr. Jagannathan was Director of Applications Technology at the Applications Center for Excellence at Oracle. From 1985 to 1995, Dr. Jagannathan was Group Manager and Director at Glosten Associates located in Seattle, Washington where he managed software development and a consulting team. Dr. Jagannathan has a Ph.D. Degree in engineering from the University of California, Berkeley (1985). He has a Masters Degree in Management from the Stanford Business School (Sloan Fellow, 1996), where he specialized in Internet technologies and implications for e-commerce.

     Ralph Kennedy Frasier was appointed a director of Adatom in September 1999. Since July 1998, Mr. Frasier has been Of Counsel at Porter, Wright, Morris & Arthur law firm. Prior to that, from November 1975 to June 1998, he was General Counsel and Secretary at Huntington Bancshares Incorporated. Mr. Frasier earned his law degree from North Carolina Central University, School of Law and a Bachelor of Science in Business Administration from North Carolina Central University.

     Sylvia A. Dresner was appointed a director of Adatom in September 1996. Since 1996 Ms. Dresner is a Senior Vice President of corporate communications and investor relations at VMW, Inc. From 1994 to 1996 she was the Director of Corporate Investor Relations for Uncpix Entertainment. Ms. Dresner earned a masters degree from Harvard University and a bachelors degree from Barnard College.

     Neal J. Polan has served as the Chairman of the Board of HealthCore since January 1997 and as Chief Executive Officer of HealthCore since April 1997.
Mr. Polan devotes approximately 50% of his business time to activities on behalf of HealthCore. Mr. Polan has served as President and Chief Executive Officer of Insight Management Corp., a consulting and investment company, since 1978.
Mr. Polan served as the Managing Director of National Financial Co., a middle market merchant bank, from April 1996 to July 1998. From March 1992 to September 1994, Mr. Polan served as the President and a director of Sterling Vision, Inc., one of the largest optical retailers in the United States and a publicly traded company.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no family relationships between any of the directors, executive officers or persons nominated or chosen by HealthCore to become directors or executive officers. HealthCore's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an audit committee, a compensation committee and a stock option committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. The HealthCore Board of Directors held two meetings during the year ended September 30, 1998 and acted three times by unanimous consent.

     The members of the HealthCore Audit Committee were Neal J. Polan, David L. Mullikin, Eli Levitin and Norman H. Werthwein. The members of the Audit Committee of the combined company will be Ralph Kennedy Frasier and Sylvia A. Dresner. The HealthCore Audit Committee held two meetings during the year ended September 30, 1998 and acted three times by unanimous consent. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of HealthCore's independent public accountants, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of HealthCore, review the adequacy of the financial organization of HealthCore and review management's procedures and policies relative to the adequacy of HealthCore's internal accounting controls.

     Neal J. Polan, David L. Mullikin, Eli Levitin and Norman H. Werthwein served on the Compensation Committees. The members of the Compensation Committee of the combined company will be Ralph Kennedy Frasier and Sylvia A. Dresner. The HealthCore Compensation Committee held 4 meetings during the year ended September 30, 1998. The function of the Compensation Committee is to determine the compensation of HealthCore's executives.

DIRECTORS COMPENSATION

     Employee-directors of HealthCore received no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. Non-employee directors elected or appointed to the HealthCore Board of Directors received $500 for each Board and committee meeting attended. In addition, all non-employee directors participated in HealthCore's 1997 Director Stock Option Plan and were reimbursed for expenses incurred in attending meetings.

INDEMNIFICATION

     HealthCore has entered into indemnification agreements with each of its directors and executive officers. Each such agreement provides that HealthCore will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of HealthCore. Such indemnification will be available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believes to be in or not opposed to the best interests of HealthCore and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by HealthCore during the three fiscal years ended September 30, 1998, 1997 and 1996 to HealthCore's Chief Executive Officer and to HealthCore's three most highly compensated executive officers whose total cash compensation for such periods exceeded $100,000:

                             SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                     ANNUAL COMPENSATION                  ------------
                                       -----------------------------------------------    NUMBER OF
                                                                          OTHER ANNUAL    SECURITIES
NAME AND                                                                  COMPENSATION    UNDERLYING      ALL OTHER
PRINCIPAL POSITION                     YEAR    SALARY ($)    BONUS ($)       ($)           OPTIONS        COMPENSATION
------------------------------------   ----    ----------    ---------    ------------    ------------    ------------
Neal J. Polan.......................   1998     $148,958(1)                 $ 22,458(2)                      $5,942(3)
  Chairman and Chief                   1997       72,917                     663,902(4)
  Executive Officer
David L. Mullikin...................   1998     59,134(5)                      8,650(6)      100,000            801(7)
  President, Chief
  Operating Officer and
  Acting Chief
  Financial Officer(5)

------------------

     (1) Pursuant to an employment agreement effective as of September 30, 1998 between Mr. Polan and HealthCore, as of December 1, 1998, Mr. Polan is to an annual salary of $200,000, plus a bonus to be approved by the Board of Directors.

     (2) Represents amounts paid by HealthCore to Mr. Polan for certain expenses, including $17,114 for automobile and related expenses.

     (3) Represents amounts paid by HealthCore for medical and disability insurance premiums ($3,781) and contributions to a defined contribution plan ($2,161).

     (4) Includes: (i) $20,000 paid as management consulting fees prior to becoming an employee of HealthCore; (ii) non-cash compensation of $226,980 in November 1996 resulting from the estimated fair market value difference of the issuance of 216,000 shares of Class B Common Stock for $6,300; and (iii) non-cash compensation of $416,922 relating to the estimated fair market value of warrants to purchase 284,000 shares of Class A Common Stock for $1.00 per share issued in September 1997. See "Certain Relationships and Related Transactions."

     (5) Mr. Mullikin joined HealthCore in May 1998 as its President and Chief Operating Officer, and was also appointed as the acting Chief Financial Officer of HealthCore upon the resignation of James H. Steinheider, HealthCore's former Chief Financial Officer, in December 1998.
         Mr. Mullikin is entitled to an annual salary of $150,000, plus a bonus to be approved by the Board of Directors.

     (6) Represents non-cash compensation of $8,650 in June 1998 resulting from the estimated fair market value difference of the issuance of 10,000 shares of Class A Common Stock for $100. See "Certain Relationships and Related Transactions."

     (7) Represents amounts paid by HealthCore for medical and disability insurance premiums.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth certain information regarding stock options granted to the Named Executive Officers during fiscal 1998.

                                                                                INDIVIDUAL GRANTS
                                                         ---------------------------------------------------------------
                                                          NUMBER OF         % OF TOTAL
                                                         SECURITIES         OPTIONS GRANTED
                                                         UNDERLYING         TO EMPLOYEES       EXERCISE OR
                                                                                               BASE PRICE
                                                         OPTIONS GRANTED    IN FISCAL YEAR      ($SH)         EXPIRATION
                                                                                                                DATE
                                                         ---------------    ---------------    -----------    ----------
                                                             (#) (1)
                                                         ---------------
Neal J. Polan.........................................            --               --                --              --
David L. Mullikin.....................................       100,000              80%             $.875         6/30/08

     (1) The options listed in the table are exercisable on a cumulative basis as follows: 40% on May 11, 1999; 40% on May 11, 2000, and 20% on
         May 11, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth the value of unexercised stock options held by the Named Executives. No options were exercised by the Named Executives in 1998.

                      OPTION VALUES AT SEPTEMBER 30, 1998

                                                                                    VALUE OF IN-THE-MONEY
                                                     NUMBER OF SHARES UNDERLYING    OPTIONS AT YEAR END
                                                     OPTIONS AT YEAR END               EXERCISABLE
NAME                                                 EXERCISABLE/UNEXERCISABLE      UNEXERCISABLE(1)
--------------------------------------------------   ---------------------------    -------------------------
Neal J. Polan.....................................
David L. Mullikin.................................            0/100,000                     0/$12,500

     -----------------------

     (1) Calculated by multiplying the number of unexercised in-the-money options outstanding at September 30, 1998 by the difference between the fair market value of the Class A Common Stock at September 30, 1998 ($1.00) and the option exercise price.

EMPLOYMENT AGREEMENTS

     In September 1998, HealthCore entered into an employment agreement with Neal J. Polan, the Chairman and Chief Executive Officer of HealthCore. The initial term of the agreement expires on November 30, 2000 and is automatically renewable for successive one year terms unless terminated by either party. Pursuant to the agreement, Mr. Polan is not required to devote more than 50% of his working time to his responsibilities at HealthCore. The employment agreement with Mr. Polan provides for an annual base salary of $200,000 plus an annual bonus to be approved by the Board of Directors. The agreement also provides that Mr. Polan is entitled to certain expenses, including an automobile and the costs related thereto and the costs of the yearly premium on a term life insurance policy in the amount of $2,000,000. During the initial term, Mr. Polan's employment can only be terminated for cause or in the event of Mr. Polan's death or incapacity. In connection with the merger, Mr. Polan amended his existing employment agreement with HealthCore. The amended employment agreement reduces the amount of severance upon termination of employment and provides that HealthCore would only have to pay Mr. Polan the lesser of $150,000 or 60% of the remaining value of the contract at the time of termination. In consideration for agreeing to the amended employment agreement, Mr. Polan received 165,000 shares of HealthCore class A common stock. to provide that he may be terminated without cause. Mr. Polan will receive registration rights covering these shares. It is a condition to the closing that HealthCore terminate this agreement. In addition, Mr. Polan will receive registration rights covering the shares of HealthCore common stock he received.

     In May 1998, HealthCore and David L. Mullikin, the President, Chief Operating Officer and acting Chief Financial Officer, entered into a letter agreement. The letter agreement provides for an annual base salary of $150,000, plus a performance related bonus at the discretion of the Board of Directors. In addition, as part of Mr. Mullikin's compensation, Mr. Mullikin received 10,000 shares of class A common stock at a purchase price of $.01 per share. Pursuant to the agreement, Mr. Mullikin has the right to receive certain medical, retirement and other benefits. Mr. Mullikin has agreed not to compete with HealthCore for a period of one year following the termination of his employment for any reason. In the event Mr. Mullikin's employment is terminated by HealthCore, other than for cause, Mr. Mullikin will be entitled to receive his base salary for a period of one year following the date of termination (subject to certain offsets for income received by Mr. Mullikin from subsequent employment during such one year period). In connection with the merger, Mr. Mullikin amended his existing employment agreement with HealthCore to provide that he may be terminated without cause. Mr. Mullikin will receive a lump sum cash payment of $100,000 and options to purchase 100,000 shares of class A common stock at $.10 per share. It is a condition to the closing that HealthCore terminate this agreement. In addition, Mr. Mullikin will receive registration rights covering the shares underlying these options.

     If the merger is consummated, Richard Barton will become the President and CEO of the combined company. Under an employment agreement to be effective at the time of the merger, he will receive a salary of $200,000 per year and will be eligible for a bonus of up to $100,000 per year based on attainment of performance criteria to be established by the Board of Directors. If there is a change of control of the combined company, under certain circumstances Mr. Barton may resign and will be entitled to up to three years of severance pay. The other two executive officers of the combined company, Sridhar Jagannathan and Michael Wheeler, will not have employment agreements. It is presently anticipated that their annual salaries will be $120,000 and $100,000, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1996, MegaVision sold 360 units of limited liability company interest (which were converted into 216,000 shares of class B common stock in connection with the merger of MegaVision into HealthCore) to Neal J. Polan, HealthCore's Chairman of the Board and Chief Executive Officer, for $6,300 in cash and for certain consulting services rendered by Mr. Polan.

     Between January and February 1997, Mr. Polan loaned an aggregate of approximately $67,000 to HealthCore for working capital purposes. Such loans were repaid together with interest at 10% per annum in March 1997 with a portion of the proceeds of the bridge financing.

     Mr. Polan and his wife, jointly, and Eli Levitin, a director of HealthCore, invested $50,000 and $25,000, respectively, in the bridge financing in March 1997 (on the same terms as non-affiliated investors) and, accordingly, each received a Bridge Note in such amount, which was repaid from the proceeds of HealthCore's initial public offering, and 25,000 and 12,500 bridge warrants, respectively, which were exchanged for 25,000 and 12,500 Class A Warrants to purchase Class A Common Stock, respectively, upon the completion of HealthCore's initial public offering.

     In June 1997, Mr. Polan and Theodore White, Jr., a former employee of HealthCore, entered into a voting agreement pursuant to which Mr. Polan was entitled to vote all of the shares of common stock held by Mr. White. The voting proxy expired on December 31, 1998 as a result of HealthCore's minimum pretax income being less than $1,000,000.

     For the period from January 1997 until July 1998, HealthCore paid an entity formerly affiliated with Mr. Polan approximately $1,000 per month as rent for the use of certain space in New York, New York.

     In September 1997, HealthCore granted warrants to purchase 284,000 shares of Class A Common Stock to Mr. Polan. The warrants are exercisable at a price of $1.00 per share and expire in September 2007. Warrants to purchase 142,000 of such shares of Class A Common Stock will become exercisable if, and only if, one or more of the following conditions are met: (i) HealthCore's Minimum Pretax Income amounts to at least $5,500,000 for the fiscal year ending September 30, 1999; (ii) HealthCore's Minimum Pretax Income amounts to at least $7,500,000 for the fiscal year ending September 30, 2000; (iii) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $12.50 per share for 30 consecutive business days during the 18-month period commencing on the date of HealthCore's initial public offering or (iv) the Closing Price of the Class A Common Stock averages in excess of $16.50 per share for 30 consecutive business days during the 18-month period commencing with the nineteenth month from the date of HealthCore's initial public offering.

     In October 1997, HealthCore granted warrants to purchase 15,000 shares of Class A Common Stock to Mr. Levitin as compensation for performing investor relations services for HealthCore. The warrants are immediately exercisable at a price of $5.00 per share and expire in October 2007.

     Mr. Polan devotes approximately 50% of his business time to our business activities. Mr. Polan devotes approximately 50% of his business time to investments outside of HealthCore, some of which are or may be in the health care services field. In the course of his activities, Mr. Polan may occasionally be presented with various business opportunities in the health care services industry. Mr. Polan may present certain of these opportunities to our business, although Mr. Polan has no agreement to do so and we can not be certain that any such opportunities will ever be presented to us. These arrangements and agreements may give rise to certain conflicts of interest.

     In connection with the employment of David L. Mullikin, HealthCore's President, Chief Operating Officer and acting Chief Financial Officer, in May 1998, HealthCore sold 10,000 shares of Class A Common Stock to Mr. Mullikin for $100 in cash in June 1998.

     HealthCore believes that all of the transactions set forth above were made on terms no less favorable to HealthCore than could have been obtained from unaffiliated third parties. HealthCore has adopted a policy that all future transactions between HealthCore and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to HealthCore than could be obtained from unaffiliated third parties.

            DESCRIPTION OF HEALTHCORE CAPITAL STOCK FOLLOWING THE MERGER

     Upon consummation of the merger, the certificate of incorporation of HealthCore will become the certificate of incorporation of the surviving company and HealthCore will issue shares of common stock to holders of Adatom common stock. The shares of Adatom common stock outstanding prior to the merger will automatically become shares of HealthCore and are referred to in this section as HealthCore common stock.

HEALTHCORE COMMON STOCK

     The HealthCore certificate of incorporation currently authorizes the issuance of 20,000,000 shares of common stock consisting of 19,640,000 shares of HealthCore class A common stock 360,000 share of HealthCore class B common stock and 5,000,000 shares of preferred stock. On the record date, there were 3,183,000 shares of HealthCore class A common stock and 216,000 shares of class B common stock issued and outstanding. As part of the merger, the authorization of class B common stock will be eliminated and class A common stock will be renamed common stock.

     The Board of Directors of HealthCore has approved, subject to adoption by its stockholders, an amendment to Article FOURTH of HealthCore's Amended and Restated Certificate of Incorporation which would make the following changes in the capital structure of HealthCore:

     o eliminate the authorization of class B common stock and rename the class A common stock to common stock

     o increase the authorized number of shares of common stock to 50 million shares.

     HealthCore is expected to issue approximately 10,689,489 shares of HealthCore common stock to holders of Adatom common stock in the merger, including 50,661 shares issuable upon exercise of a warrant. Based upon such number and the number of shares of HealthCore class A and class B common stock outstanding on the record date, there would be approximately 13,346,228 shares of HealthCore common stock outstanding immediately following consummation of the merger and transactions contemplated thereby.

     Holders of shares of HealthCore common stock will be entitled to one vote per share and for each matter to be voted on generally by the stockholders. Subject to the rights of the holders of preferred stock, holders of shares of HealthCore common stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of HealthCore available for distribution to stockholders.

     The shares of HealthCore common stock, when issued to holders of outstanding shares of Adatom common stock in connection with the merger, will be duly authorized, validly issued, fully paid and non-assessable. The holders of shares of HealthCore common stock have no preemptive rights or preferential rights of subscription for any shares of HealthCore common stock or other securities of HealthCore.

     American Stock Transfer & Trust Company is the transfer agent and registrar for the HealthCore common stock.

REDEEMABLE CLASS A WARRANTS

     HealthCore currently has outstanding Class A Warrants for the purchase of 3,174,000 shares of Class A common stock. Each Class A Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $6.50 at any time until 5:00 P.M., New York City time, on October 14, 2002. Commencing on October 14, 1998, the Class A Warrants became redeemable by HealthCore on 30 days' written notice at a redemption price of $.05 per Class A Warrant if the "closing price" of HealthCore's Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averaged in excess of $9.10 per share. The "closing price" is the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Class A Warrants must be redeemed if any are redeemed.

     The Class A Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") among HealthCore, D.H. Blair Investment Banking Corp. ("Blair") and American Stock Transfer & Trust Company, New York, New York, as warrant agent (the "Warrant Agent"), and was evidenced by warrant certificates in registered form. The Class A Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

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     The exercise price of the Class A Warrants was determined by negotiation between HealthCore and Blair and should not be construed to be predictive of or to imply that any price increases in HealthCore's securities will occur.

     HealthCore has reserved from its authorized but unissued shares a sufficient number of shares of Class A Common Stock for issuance upon the exercise of the Class A Warrants. A Class A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of HealthCore) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Class A Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

     For the life of the Class A Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Class A Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Class A Warrants are outstanding, the terms on which HealthCore could obtain additional capital may be adversely affected. The holders of the Class A Warrants might be expected to exercise them at a time when HealthCore would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     The Class A Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of HealthCore. Upon notice to the Warrantholders, HealthCore has the right to reduce the exercise price or extend the expiration date of the Class A Warrants.

PREFERRED STOCK

     HealthCore is authorized to issue up to 5,000,000 shares of "blank-check" preferred stock (the "Preferred Stock"). The Board of Directors has the authority to issue this Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of HealthCore's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of HealthCore and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. HealthCore currently has no plans to issue any Preferred Stock.

UNIT PURCHASE OPTION

     HealthCore has issued to Blair, a Unit Purchase Option to purchase up to 176,000 Units. Each Unit consists of one share of Class A Common Stock and one redeemable Class A Warrant. The Warrants included in the Unit Purchase Option are only subject to redemption by HealthCore after the Unit Purchase Option is exercised and the underlying Warrants are outstanding. The Unit Purchase Option is not transferable until October 14, 2000, except to any officer of Blair or members of the selling group or their respective officers. The Unit Purchase Option is exercisable during the two-year period commencing October 14, 2000 at an exercise price of $6.00 per Unit (120% of the initial public offering price) subject to adjustment in certain events to protect against dilution. The holders of the Unit Purchase Option have certain demand and piggyback registration rights.

OTHER WARRANTS

     In September 1997, HealthCore granted warrants to purchase 284,000 shares of Class A Common Stock to Mr. Polan. The warrants are exercisable at a price of $1.00 per share and expire in September 2007. Warrants to purchase 142,000 of such shares of Class A Common Stock will become exercisable if, and only if, one or more of the following conditions are met: (i) HealthCore's Minimum Pretax Income amounts to at least $5,500,000 for the fiscal year ending September 30, 1999; (ii) HealthCore's Minimum Pretax Income amounts to at least $7,500,000 for the fiscal year ending September 30, 2000; (iii) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $12.50 per share for 30 consecutive business days during the 18-month period commencing on the date of HealthCore's initial public offering or (iv) the Closing Price of the Class A Common Stock averages in excess of $16.50 per

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share for 30 consecutive business days during the 18-month period commencing with the nineteenth month from the date of HealthCore's initial public offering.

     In October 1997, HealthCore granted warrants to purchase 15,000 shares of Class A Common Stock to Mr. Levitin as compensation for performing investor relations services for HealthCore. The warrants are immediately exercisable at a price of $5.00 per share and expire in October 2007.

     In April 1999, HealthCore agreed to grant to Jesup & Lamont Securities Corporation, as compensation for acting as financial advisor to HealthCore, a warrant to purchase 200,000 shares of HealthCore common stock at an exercise price of $1.00 per share. One half of these warrants was granted in April 1999 upon the execution of the engagement letter with Jesup & Lamont, and the remaining one half will be granted upon the closing of the merger with Adatom. The warrants will be immediately exercisable and expire five years from the date of issue. The holders of the warrants will have unlimited "piggyback" registration rights, subject to standard underwriters' approval and contain, among other things, a cashless exercise provision.

     In July 1999, Adatom agreed to grant to Jesup & Lamont Securities Corporation, as compensation for acting as placement agent in the recent convertible debt financing by Adatom, a warrant to purchase 23,315 shares of Adatom common stock at an exercise price of $2.1447 per share. Upon consummation of the merger with HealthCore, this warrant will be converted into a warrant to purchase 50,661 shares of HealthCore at an exercise price of $.99 per share. The warrants are immediately exercisable and expire on July 8, 2004. The holders of the warrants have unlimited "piggyback" registration rights, subject to standard underwriters' approval and contain, among other things, a cashless exercise provision.

OPTIONS

     As of the record date, there were outstanding options to purchase 154,000 shares of HealthCore common stock at exercise prices no greater than $1.25 per share. As of the record date, there were outstanding options to purchase 49,500 shares of HealthCore common stock at exercise prices greater than $1.25 per share. HealthCore has agreed to issue Mr. Mullikin options to purchase 100,000 shares at $.10 per share as part of his severance.

NASDAQ SMALL CAP MARKET MATTERS

     It is a covenant of the merger that HealthCore and Adatom use their respective best efforts to cause the shares of HealthCore common stock that will be issued in connection with the merger to be approved for listing on the Nasdaq Small Cap Market, subject to official notice of issuance. Application has been made to list the HealthCore common stock to be issued in the merger on the Nasdaq Small Cap Market, subject to official notice of issuance.

     After the merger, the surviving company may be deemed to be a new company required to meet the criteria for initial listing of securities on the Nasdaq Small Cap Market. These initial listing criteria generally include either a minimum of $4 million in net tangible assets, or $50 million in market capitalization or $750,000 in net income in the latest fiscal year or two of the last three fiscal years. In addition, the common stock must have at least three registered and active market makers, be held by at least 300 round lot holders, have a public float of at least one million shares, and have a minimum bid price of $4.00. Finally, the market value of the public float must be at least $5 million. Jesup & Lamont Securities Corporation has been engaged to raise
$5.5 million through an equity securities offering which, if accomplished, will dilute all stockholders.

     If the surviving company does not meet the initial inclusion criteria, which we expect it will not, immediately following the merger, it risks having its common stock delisted. If this occurs, trading in the common stock would be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the "OTC Bulletin Board Service." As a result, an investor would likely find it more difficult to dispose of, or to obtain accurate quotations as to the value of, HealthCore's securities. Even if Jesup & Lamont is successful in raising the money mentioned above, the common stock may be delisted before the money is raised.

     In addition, if HealthCore's securities were delisted, they would be subject to Rule 15c2-6 under the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors." For transactions covered by this Rule, the broker-dealer must make a special suitability determination for the customer and have received the customer's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker-dealers to sell HealthCore's securities and may affect the ability of stockholders to sell any of the securities acquired in the merger in the secondary market.

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                             1999 STOCK OPTION PLAN

GENERAL

     In connection with the merger, the Board of Directors, subject to stockholder approval, adopted the 1999 Stock Option Plan under which an aggregate of 1,400,000 shares of surviving company common stock is reserved for issuance upon exercise of options granted to selected employees, consultants, officers, directors, independent contractors and other persons who contribute and are expected to contribute materially to the success of the surviving company. Incentive stock options that qualify under Section 422 of the Internal Revenue Code and/or non-qualified stock options that do not so qualify may be granted under the 1999 Stock Option Plan.

     The purpose of the 1999 Stock Option Plan is to further the growth and development of the surviving company by encouraging those granted options to obtain a proprietary interest in the surviving company through the ownership of stock, thereby providing such persons with an added incentive to promote the long-term financial interests of the surviving company and enhancement of long-term stockholder return. The 1999 Stock Option Plan is further intended to afford the surviving company a means of attracting to its service persons of outstanding ability.

SUMMARY OF THE 1999 STOCK OPTION PLAN

     Administration of the 1999 Stock Option Plan

     The authority to manage and control the operation and administration of the 1999 Stock Option Plan is vested in the Compensation Committee of the Board of Directors, which shall consist of not less than two, non-employee, independent directors.

     Eligibility

     Incentive Stock Options may be granted only to employees (including officers) of the surviving company and/or any of its subsidiaries. To qualify as an ISO under the Internal Revenue Code, among other things, the aggregate fair market value, determined as at the date of grant, of the shares exercisable under the ISO for the first time by the employee during any calendar year (inclusive of shares under any other ISOs granted to the employee) can not exceed $100,000; any excess will not qualify for treatment as an ISO. In the event an ISO or a portion thereof no longer qualifies as such under the Code, such former ISO, or portion thereof, as applicable, shall be deemed a Non-Qualified Stock Option under the 1999 Stock Option Plan.

     Non-Qualified Stock Options may be granted to any person (including employees who have been granted ISOs) whom the Committee determines will contribute to the success of the surviving company or its subsidiaries.

     Grant of Options

     Pursuant to the 1999 Stock Option Plan, the Committee selects those persons to be granted options and determines (i) whether the respective option is to be an ISO or NQSO, (ii) the number of shares of common stock purchasable thereunder, (iii) the time or times when the option becomes exercisable, (iv) the exercise price per share, which for ISOs cannot be less than 100% and for NQSOs cannot be less than 75% of the fair market value on the date of grant, and
(v) the duration of the option, which cannot exceed ten years. For purposes of the 1999 Stock Option Plan, "fair market value" of a share of common stock as of a specified date is the closing sales price of the common stock on the Nasdaq Small Cap Market (or on such other public market on which the common stock may then be traded) on the trading day immediately preceding the specified date.

     Each grant of an option will be evidenced by a written stock option agreement setting forth the terms and conditions of the option, including whether it is an ISO or NQSO. Nothing in the 1999 Stock Option Plan nor in the stock option agreement evidencing the grant of the ISO and/or NQSO shall confer upon the

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holder any right to continue in the employ of the surviving company or obligate the surviving company to continue the engagement of the holder.

     Section 162 (m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the surviving company. In order to preserve the surviving company's ability to deduct the compensation income associated with options, the 1999 Stock Option Plan limits the number of shares as to which options may be granted under the Plan to any employee during any calendar year to a maximum of 700,000 shares.

     Exercise of Options

     Options shall become exercisable on the terms and conditions established by the Committee as set forth in the written option agreement.

     Payment for the shares may be made (i) in cash, or (ii) by surrender of shares of common stock having a fair market value equal to the aggregate exercise price of the shares being purchased. Prior to the issuance of shares upon exercise of an option, the exercising holder shall be required to pay or make adequate provision for payment of any federal, state or local withholding tax obligations. Until the option has been validly exercised, the holder of an option shall not have any rights of a stockholder of the surviving company with respect to the shares purchasable thereunder.

     ISOs may be exercised by the holder only while in the employ of the surviving company or a subsidiary or within three months following termination of employment unless the termination is due to death or disability, in which event the ISO may be exercised within twelve (12) months of such event to the extent the option could have been exercised at the date of termination, but in no event subsequent to the option's expiration date. The Committee, in its sole discretion, may extend the time during which an ISO or NQSO may be exercised, which could have the effect of changing an ISO into a NQSO, and may permit an ISO or NQSO to be transferred, without consideration, to family members of the holder of the option or entities for his or their benefit.

     Adjustments

     The 1999 Stock Option Plan contains customary anti-dilution provisions that provide that in the event of any stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the surviving company without consideration, the number of shares of common stock available under the 1999 Stock Option Plan and the number of shares subject to outstanding options and the related exercise price per share shall be proportionately adjusted.

     Amendments to the 1999 Stock Option Plan

     The Committee may at any time amend the 1999 Stock Option Plan in any respect (including, but not limited to, any form of grant, agreement or instrument to be executed pursuant thereto); provided, however, that stockholder approval shall be required to be obtained to increase the number of shares purchasable under the 1999 Stock Option Plan or if otherwise required by the Nasdaq Small Cap Market or other entity on which the common stock may then be traded, and no amendment may adversely affect any then outstanding options or any unexercised portions thereof without the written consent of the affected holders.

     Termination of 1999 Stock Option Plan; Successors

     No options may be granted under the 1999 Stock Option Plan subsequent to September 7, 2009 but options theretofore granted may extend beyond that date and the terms of the 1999 Stock Option Plan shall continue to apply to such options and to any shares acquired upon exercise thereof. The 1999 Stock Option Plan may be sooner terminated at the discretion of the Committee.

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FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options (ISOs)

     No taxable income is recognized by the recipient of an ISO upon either the grant or exercise of the ISO (except that the alternative minimum tax may apply upon exercise) and no expense deduction is available to the surviving company upon either such event. If the exercising holder of an ISO holds the shares so acquired for at least two years from the date of grant of the ISO and for at least one year from the date of exercise, any gain (the excess of the sales price over the exercise price) on the subsequent sale of such shares will be long-term capital gain. However, in the event the holder sells the shares prior to the expiration of either such two-year or one-year period (referred to as a "disqualifying disposition") the holder will recognize taxable income at ordinary tax rates in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess of the sales price over the exercise price, and the surviving company will receive a corresponding business expense deduction. The balance of any gain recognized on the disqualifying disposition will be capital gain, either long-term or short-term depending on the period the shares were held prior to the sale. The two-year and one year holding periods do not apply to a holder's estate or heirs in the event of the holder's death.

     Non-Qualified Stock Options (NQSOs)

     As in the case of ISOs, the grant of a NQSO will not result in taxable income to the recipient. However, unlike the situation with ISOs, the exercising holder will recognize ordinary income upon the exercise of a NQSO, the amount of such income being equal to the excess of the fair market value of the shares received upon exercise over the exercise price, and the surviving company will be entitled to a corresponding business expense deduction if federal income tax attributable to such excess is withheld. The fair market value of the shares on the date income is required to be recognized will constitute the tax basis for such shares for computing gain or loss on any subsequent sale, which will be capital gain or loss, either long-term or short-term depending on the holding period.

     The foregoing is only a summary of the federal income tax consequences with respect to ISOs and NQSOs which may be granted under the 1999 Stock Option Plan and does not purport to be complete. Reference should be made to applicable provision of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of the income tax laws of any municipality, state or foreign country in which the recipient of an option may reside.

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                      TERMINATION OF THE ESCROW AGREEMENT

     In connection with HealthCore's IPO, the pre-IPO stockholders of HealthCore placed, on a pro rata basis, a portion of their shares into escrow pending HealthCore's attainment of certain earnings thresholds or per share stock price thresholds. If these thresholds are not met, the shares subject to the escrow agreement will be returned to HealthCore and cancelled. HealthCore's management believed that while operating the healthcare benefits business, it was unlikely that the conditions of the escrow agreement would be met. In connection with the merger, and subject to stockholder approval, the escrow agreement will be terminated, the escrow stockholders will receive 20% of their shares free of the escrow agreement trading restrictions and the remaining 80% of the shares will be cancelled and returned to HealthCore.

     Approval of the termination of the escrow agreement will require the approval of at least two-thirds of the shares of class A common stock outstanding on the record date excluding all shares of class A common stock held by escrow stockholders whether or not those shares are subject to the escrow agreement. The termination of the escrow agreement will result in the cancellation of 720,000 shares held in escrow. In the absence of this cancellation, Adatom stockholders would have received an additional 2,480,000 shares of HealthCore common stock in the merger and the stockholders who had placed their 900,000 shares in escrow would continue to be subject to the risk of forfeiture of those shares in the event the combined company failed to meet the market price thresholds and operating performance-based criteria.

     In the event the stockholders of HealthCore fail to approve the termination of the escrow agreement, Adatom stockholders have agreed to vote all of their shares of the combined company to approve the termination of the escrow agreement at the first annual or special meeting of the stockholders of the combined company following the merger.

     In the event the stockholders of HealthCore fail to approve the termination of the escrow agreement, Adatom stockholders will approve termination of the escrow agreement at the first annual or special meeting of the stockholders of the combined company following the merger, which will be called by the combined company as soon as practicable following the merger.

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                           COMPARISON OF RIGHTS OF HOLDERS
               OF ADATOM COMMON STOCK AND HEALTHCORE COMMON STOCK

GENERAL

     If the merger agreement is approved and the merger becomes effective, Adatom stockholders will become stockholders of Adatom.com, Inc. Their rights as stockholders will be determined by the Delaware General Corporation Law and HealthCore's Restated certificate of incorporation and by-laws since they will be adopted as the certificate of incorporation and by-laws of the surviving company. Differences between the DGCL and the California Corporation Code, as well as those between the certificate of incorporation and by-laws of HealthCore and the articles of incorporation and the by-laws of Adatom, are summarized below. This summary is not intended to be complete and is qualified in its entirety by reference to the DGCL, the CCC, and the certificate of incorporation and by-laws of HealthCore and the articles of incorporation and by-laws of Adatom.

SIZE OF THE BOARD OF DIRECTORS

     Under California law, the number of directors of a corporation may be fixed in the articles of incorporation or by-laws of a corporation, or a range may be established for the number of directors, with the board of directors given authority to fix the exact number of directors within such range. The Adatom by-laws provide that there be five directors on the board of directors. Under Delaware law, the number of directors of a corporation, or the range of authorized directors, may be fixed or changed by the board of directors acting alone, by amendment to the corporation's by-laws, unless the directors are not authorized to amend the by-laws or the number of directors is fixed in the certificate of incorporation, in which cases stockholder approval is required. The HealthCore by-laws provides that the number of directors be fixed by the vote of a majority of the entire board then in office. The exact number is currently set at four, and HealthCore's by-laws authorize the HealthCore board to make, alter, amend or repeal the HealthCore by-laws. Accordingly, a majority of HealthCore's board of directors will have the power to change the authorized number of directors.

CUMULATIVE VOTING

     Under California law, if any stockholder has given notice of his or her intention to cumulate votes for the election of directors, any other stockholder of the corporation also is entitled to cumulate his or her votes at such election. Cumulative voting is not available under Delaware law unless specifically provided for in a corporation's certificate of incorporation. The HealthCore certificate of incorporation does not provide for cumulative voting and, therefore, the stockholders of the surviving company will no longer have cumulative voting rights. The elimination of cumulative voting would limit the ability of minority stockholders to obtain representation on a corporation's board of directors.

CLASSIFIED BOARD OF DIRECTORS

     A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. Under California law, directors generally are elected annually. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process.

WRITTEN CONSENT OF STOCKHOLDERS

     Both the CCC and the DGCL provide that the stockholders of a corporation may take action by written consent without a meeting, unless the corporation's charter documents provide otherwise. The certificate of incorporation of HealthCore does not contain such a provision.

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POWER TO CALL SPECIAL STOCKHOLDERS' MEETINGS

     Under California law, a special meeting of stockholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the by-laws. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws. The by-laws of HealthCore allow the board or the holders of at least 20% of the outstanding stock of HealthCore to call special meetings of the stockholders. This might delay stockholder proposals until the next annual meeting of stockholders.

STOCKHOLDER APPROVAL OF BUSINESS COMBINATIONS

     In the last several years, a number of states, but not California, have adopted special laws designed to subject to stockholder approval certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders.

     Under Section 203 of the DGCL, "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. With exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. Such voting stock includes any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only.

     For purposes of Section 203, the term "business combination" is defined broadly to include:

     1. mergers with or caused by the interested stockholder,

     2. sales or other dispositions to the interested stockholder, except proportionately with the corporation's other stockholders, of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock,

     3. the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution or other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock

     4. any increase in the proportionate share of the stock of any class or series of the corporation, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder, or

     5. receipt by the interested stockholder except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

     1. prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder;

     2. the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder, excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

     3. on or after the date such person becomes an interested stockholder, the board approves the business combination and it also is approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

     Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, such as the Nasdaq Small Cap Market or are held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the by-laws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. HealthCore is currently subject to Section 203.

REMOVAL OF DIRECTORS

     Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed unless the entire board is removed if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting and the entire number of directors authorized at the time of the directors most recent election were then being elected. Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause unless the number of shares voted against such removal would not be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The by-laws of the surviving company provides for removal of directors, either with or without cause, by a majority of the votes of the issued and outstanding shares of stock entitled to vote, or by a majority of the vote of the Board of Directors at a meeting called for such purpose.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors then in office is less than a quorum, a vacancy may be filled by
(1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or, (3) a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's stockholders, and if not so authorized, then by approval of the stockholders. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or by-laws and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy.

LOANS TO OFFICERS AND EMPLOYEES

     Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of a majority of the stockholders unless such loan or guaranty is provided under an employee benefit plan approved by stockholders owning a majority of the outstanding shares of the corporation. In addition, under California law, stockholders of any corporation with 100 or more stockholders of record may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers, whether or not such officers are directors, if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their articles of incorporation eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care. There are differences between the laws of the two states respecting indemnification and limitation of liability.

     The Articles of Incorporation of Adatom eliminate the liability of directors to Adatom to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on:

     1. intentional misconduct or knowing and culpable violation of law;

     2. acts or omissions that a director believes to be contrary to the best interest of the corporation or its stockholders, or that involve the absence of good faith on the part of the director;

     3. receipt of an improper personal benefit;

     4. acts or omissions that show reckless disregard for the director's duty to the corporation or its stockholders where the director in the ordinary course of performing a director's duties should be aware of risks of serious injury to the corporation or its stockholders;

     5. acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its stockholders;

     6. interested transactions between the corporation and a director in which a director has a material financial interest; and

     7. liability for improper distributions, loans or guarantees.

     The certificate of incorporation of HealthCore also eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

     1. breaches of the director's duty of loyalty to the corporation or its stockholders;

     2. acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     3. the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     4. transactions in which the director received an improper personal benefit.

     Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve HealthCore or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions:

     1. no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its stockholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine; and

     2. no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Delaware allows indemnification of such expenses without court approval. Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or, in contrast to California law, not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

     Indemnification is permitted by California law only for acts taken in good faith and believed to be in the best interests of the corporation and its stockholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel, if a quorum of independent directors is not obtainable, a majority vote of a quorum of the stockholders excluding shares owned by the indemnified party, or the court handling the action. California law requires indemnification when the individual successfully has defended the action on the merits as opposed to Delaware law which requires indemnification relating to a successful defense on the merits or otherwise.

     California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, by-laws or other corporate action beyond that specifically authorized by statute. Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Under Delaware law, therefore, any indemnification agreements entered into by Adatom with its officers and directors may be assumed by HealthCore upon completion of the merger.

     Currently, there are no actions pending against any officers of Adatom in their capacities as such.

INSPECTIONS OF STOCKHOLDERS LIST

     Both California and Delaware law allow any stockholder to inspect the stockholders list for a purpose reasonably related to such person's interest as a stockholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's stockholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or stockholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B with the SEC relating to the election of directors. Delaware law does not provide for any such absolute right of inspection, and no such right is granted under the certificate of incorporation or By-laws of HealthCore. Lack of access to stockholder records, even though unrelated to the stockholder's interest as a stockholder, could result in impairment of the stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of HealthCore.

DIVIDENDS AND REPURCHASES OF SHARES

     California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law. Under California law, a corporation may not make any distribution, including dividends, whether in cash or other property, and repurchases of its shares, unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets, exclusive of goodwill, capitalized research and development expenses and deferred charges, would be at least equal to 1.25 times its liabilities, not including deferred taxes, deferred income and other deferred credits, and the corporation's current assets would be at least equal to its current liabilities or 1.25 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years. Such tests are applied to California corporations on a consolidated basis.

     Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital of the corporation represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

STOCKHOLDER VOTING

     Both California and Delaware law generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. Unless the corporation provides otherwise in its certificate of incorporation, Delaware law does not require a stockholder vote of the surviving company in a merger if:

     1. the merger agreement does not amend the existing certificate of incorporation;

     2. each share of the surviving company outstanding before the merger is an identical outstanding or treasury share after the merger; and

     3. the number of shares to be issued by the surviving company in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

     California law contains a similar exception to its voting requirements for reorganizations where stockholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its entity. Both California and Delaware law also require that a sale of all or substantially all of the assets of the corporation be approved by a majority of the voting shares of the corporation transferring such assets. With exception, California law also requires that mergers, reorganizations and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, Delaware law generally does not require class voting, except in transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. Should HealthCore authorize and issue shares of a new class of capital stock, the holders of such shares would vote with the holders of the HealthCore common stock on proposals not adversely affecting the HealthCore common stock. In such event the holders of HealthCore common stock, if in the minority, would be unable to control the outcome of a vote and, if in the majority, would be able to control the outcome of such a vote.

     California law also requires that holders of non-redeemable common stock receive non-redeemable common stock in a merger of the corporation with the holders of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority stockholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances
Section 203 of the DGCL does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally.

     California law also provides that, circumstances when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party, which is generally a controlling or managing party of the target corporation, an affirmative opinion in writing as to the fairness of the consideration to be paid to the stockholders must be delivered to stockholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the stockholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision, and the stockholders of Adatom might, therefore, be deprived of an opportunity to consider such other proposal.

AMENDMENT OF BY-LAWS

     Under California law, by-laws may be amended by stockholders holding a majority of the outstanding shares, or by the board, except that if the number or a range of directors are specified in the by-laws, this provision can be changed only with the approval of the stockholders. Stockholders can adopt or amend by-law provisions to limit the ability of the board to amend the by-laws. Under Delaware law, the by-laws may be amended only by the stockholders, unless the corporation's certificate of incorporation confers the power to amend the by-laws on the directors also. The certificate of incorporation of the surviving company provides that the by-laws may be amended by the board of directors or the holders of at least a majority of the outstanding stock.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

     Under both Delaware and California law, amendments to a corporation's certificate or articles of incorporation must be approved by a corporation's board of directors and by a majority of the stockholders. In addition, under both Delaware and California law, if a corporation has more than one class or series of stock outstanding, amendments that would affect the rights of such class or series require the vote of a majority of the shares of such class or series. "Supermajority" requirements, which are requirements of a vote of more than a majority of the shares, are permitted under both California and Delaware law. However, California law provides that, for a corporation with outstanding shares held of record by 100 or more persons, such provision:

     1. cannot require a vote higher than 66 2/3%;

     2. must be approved by at least as large a proportion of the outstanding shares as the supermajority provision requires; and

     3. automatically expires after two years unless renewed pursuant to a stockholder vote.

     The proposed amended and restated certificate of incorporation of HealthCore provides that it may be amended as provided in Delaware law.

INTERESTED DIRECTOR TRANSACTIONS

     Under both California and Delaware law, contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law:

     1. either the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and

     2. in the case of board approval, the contract or transaction must also be "just and reasonable" in California or "fair" in Delaware to the corporation; or

     3. the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved.

     In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if stockholder approval is sought, the interested director is not entitled to vote his shares at a stockholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors, except that interested directors may be counted for purposes of establishing a quorum. Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors, even though less than a majority of a quorum.

STOCKHOLDER DERIVATIVE SUITS

     California law provides that a stockholder bringing a derivative action on behalf of a corporation have been a stockholder at the time of the transaction in question, provided that appropriate tests are met. Under Delaware law, a stockholder only may bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff stockholder to furnish a security bond. Delaware does not have a similar bonding requirement.

APPRAISAL RIGHTS

     Under both California and Delaware law, a stockholder of a corporation participating in major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the "fair value" (Delaware) or "fair market value" (California) of his or her shares, as determined by a court, in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such appraisal rights are not available:

     1. with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

     2. with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving company or shares of any other corporation which either are listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

     3. to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving company is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving company outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving company outstanding immediately prior to the merger and if other conditions are met.

     The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Stockholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. California law also generally affords appraisal rights in sale of asset reorganizations. Appraisal rights are unavailable, however, if the stockholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

DISSOLUTION

     Under California law, stockholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, in which case a simple majority may approve the dissolution, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions.

AUTHORIZED CAPITAL

     Adatom. The authorized capital stock of Adatom consists of 10,000,000 shares of Adatom common stock, of which there were 2,384,600 shares outstanding as of the record date.

     HealthCore. The authorized capital stock of HealthCore prior to the merger consisted of 19,640,000 shares of HealthCore class A common stock, of which there were 3,183,000 shares outstanding as of the record date, 360,000 shares of HealthCore class B common stock, of which there were 216,000 outstanding as of the record date and 5,000,000 shares of HealthCore preferred stock, of which there were no shares outstanding as of the record date. If the amendments to HealthCore's Certificate of Incorporation are approved by the stockholders, the authorized capital stock of HealthCore will be 50,000,000 shares of HealthCore common stock and 5,000,000 shares of HealthCore preferred stock.

                                       EXPERTS

     The financial statements of HealthCore Medical Solutions, Inc. as of September 30, 1998, and for each of the years in the two-year period ended September 30, 1998, included in this joint proxy statement/prospectus have been audited by Richard A. Eisner & Company, LLP, independent accountants, as set forth in their report appearing herein, and are included herein in reliance upon the report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Adatom as of December 31, 1998 and 1997, and for each of the years then ended and for the period from inception, October 10, 1996, to December 31, 1998 included in this joint proxy statement/prospectus have been audited by Ireland, San Filippo, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein on reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the HealthCore common stock will be passed upon for HealthCore by Epstein Becker & Green, P.C.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                              FINANCIAL STATEMENTS
                                    CONTENTS

                                                                                                            PAGE
                                                                                                          --------
Independent Auditors' Report...........................................................................     F-2
Balance Sheet as of September 30, 1998.................................................................     F-3
Statements of Operations for the years ended September 30, 1998 and 1997...............................     F-4
Statements of Changes in Stockholders' Equity/Capital Deficiency for the years ended September 30, 1998
  and 1997.............................................................................................     F-5
Statements of Cash Flows for the years ended September 30, 1998, and 1997..............................     F-6
Notes to Financial Statements..........................................................................    F-7-14
Balance Sheet as of June 30, 1999 (unaudited)..........................................................     F-15
Statements of Operations for the three and nine months ended June 30, 1999 and 1998 (unaudited)........     F-16
Statements of Cash Flows for the nine months ended June 30, 1999 and 1998 (unaudited)..................     F-17
Notes to Financial Statements (unaudited)..............................................................   F-18-22

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
HealthCore Medical Solutions, Inc.
Grandview, Missouri

     We have audited the accompanying balance sheet of HealthCore Medical Solutions, Inc. (the business successor to MegaVision, L.C.) as of September 30, 1998 and the related statements of operations, changes in stockholders' equity/(capital deficiency) and cash flows for the years ended September 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of HealthCore Medical Solutions, Inc. as of September 30, 1998 and the results of its operations and its cash flows for the years ended September 30, 1998 and 1997, in conformity with generally accepted accounting principles.

     As described more fully in Note A to the financial statements, the business of the Company was conducted by MegaVision, L.C. prior to the merger in February 1997.

Richard A. Eisner & Company, LLP
Florham Park, New Jersey
December 2, 1998

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                                 BALANCE SHEET
                               SEPTEMBER 30, 1998

                                               ASSETS
Current assets:
  Cash and cash equivalents.........................................................................  $  4,040,449
  Prepaid expenses and other current assets.........................................................       163,453
                                                                                                      ------------
     Total current assets...........................................................................     4,203,902
                                                                                                      ------------
Property and equipment, net.........................................................................       210,841
  Other assets......................................................................................        15,570
                                                                                                      ------------
                                                                                                           226,411
                                                                                                      ------------
                                                                                                      $  4,430,313
                                                                                                      ------------
                                                                                                      ------------

                                            LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses.............................................................  $    114,886
  Current portion of obligation under capital lease--affiliate......................................        63,988
                                                                                                      ------------
     Total current liabilities......................................................................       178,874
Obligation under capital lease--affiliate...........................................................        18,632
                                                                                                      ------------
     Total liabilities..............................................................................       197,506
                                                                                                      ------------
Commitment and other matters........................................................................

                                        STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares
Common stock, $.01 par value:
  Class A, authorized, 19,784,000 shares;
     issued and outstanding 3,018,000 shares........................................................        30,180
  Class B, authorized, 216,000 shares;
     issued and outstanding 216,000 shares..........................................................         2,160
Additional paid-in capital..........................................................................    10,755,932
Accumulated deficit.................................................................................    (6,555,465)
                                                                                                      ------------
  Total stockholders' equity........................................................................     4,232,807
                                                                                                      ------------
                                                                                                      $  4,430,313
                                                                                                      ------------
                                                                                                      ------------

                       See notes to financial statements

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                       STATEMENTS OF OPERATIONS (NOTE A)

                                                                                        YEAR ENDED SEPTEMBER 30,
                                                                                       --------------------------
                                                                                          1998           1997*
                                                                                       -----------    -----------
Revenues:
  Membership revenues...............................................................   $    84,402
                                                                                       -----------
Costs and expenses:
  Costs of membership...............................................................        73,506
  General and administrative........................................................     1,794,457    $ 2,183,067
  Selling and marketing.............................................................       385,462        306,213
  Interest expense..................................................................        71,463        778,136
                                                                                       -----------    -----------
     Total..........................................................................     2,324,888      3,267,416
                                                                                       -----------    -----------
  Loss before other income..........................................................    (2,240,486)    (3,267,416)
  Other income--interest............................................................       253,302         25,491
                                                                                       -----------    -----------
Net loss............................................................................   $(1,987,184)   $(3,241,925)
                                                                                       -----------    -----------
Basic and diluted net loss per common share.........................................   $      (.89)   $    (12.07)
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Weighted average number of common shares outstanding................................     2,220,466        268,677
                                                                                       -----------    -----------
                                                                                       -----------    -----------

------------------
* Reclassified to conform to current year's presentation.

                       See notes to financial statements

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/CAPITAL DEFICIENCY (NOTE A)

                                                                                  COMMON STOCK
                                                                  ---------------------------------------------
                                                                        CLASS A                  CLASS B            ADDITIONAL
                                                                  --------------------     --------------------       PAID-IN
                                                                   SHARES      AMOUNT       SHARES      AMOUNT        CAPITAL
                                                                  ---------    -------     --------    --------     -----------
BALANCE--SEPTEMBER 30, 1996....................................     684,000    $ 6,840      144,000    $  1,440     $ 1,242,998
Common stock issued............................................     132,000      1,320      216,000       2,160         378,960
Conversion of debt to common stock.............................      24,000        240                                   47,985
Warrants issued in connection with the bridge units,
  net of costs of $4,823.......................................                                                         305,677
Compensatory warrants issued...................................                                                         416,922
Conversion of Class B shares to Class A shares.................     144,000      1,440     (144,000)     (1,440)
Net loss.......................................................
                                                                  ---------    -------     --------    --------     -----------
BALANCE--SEPTEMBER 30, 1997....................................     984,000      9,840      216,000       2,160       2,392,542
Compensatory common stock issued...............................      10,000        100                                    8,650
Common stock issued............................................   2,024,000     20,240                                8,354,740
Net loss.......................................................
                                                                  ---------    -------     --------    --------     -----------
BALANCE, SEPTEMBER 30, 1998....................................   3,018,000    $30,180      216,000    $  2,160     $10,755,932
                                                                  ---------    -------     --------    --------     -----------
                                                                  ---------    -------     --------    --------     -----------

See notes to financial statements


                                                                 ACCUMULATED
                                                                   DEFICIT          TOTAL
                                                                 -----------     -----------
BALANCE--SEPTEMBER 30, 1996....................................  $(1,326,356)    $   (75,078)
Common stock issued............................................                      382,440
Conversion of debt to common stock.............................                       48,225
Warrants issued in connection with the bridge units,
  net of costs of $4,823.......................................                      305,677
Compensatory warrants issued...................................                      416,922
Conversion of Class B shares to Class A shares.................
Net loss.......................................................   (3,241,925)     (3,241,925)
                                                                 -----------     -----------
BALANCE--SEPTEMBER 30, 1997....................................   (4,568,281)     (2,163,739)
Compensatory common stock issued...............................                        8,750
Common stock issued............................................                    8,374,980
Net loss.......................................................   (1,987,184)     (1,987,184)
                                                                 -----------     -----------
BALANCE, SEPTEMBER 30, 1998....................................  $(6,555,465)    $ 4,232,807
                                                                 -----------     -----------
                                                                 -----------     -----------
See notes to financial statements

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                       STATEMENTS OF CASH FLOWS (NOTE A)

                                                                                        YEAR ENDED SEPTEMBER 30,
                                                                                       --------------------------
                                                                                          1998           1997
                                                                                       -----------    -----------
Cash flows from operating activities:
  Net loss..........................................................................   $(1,987,184)   $(3,241,925)
  Adjustments to reconcile net loss to net cash (used in) operating activities:
     Depreciation and amortization..................................................        52,462         52,055
     Amortization of discount on notes payable--bridge units........................        31,764        609,759
     Common stock and warrants issued for services..................................         8,650        789,212
     Write-down of worthless equipment..............................................                       32,865
     Changes in:
       Prepaid expenses and other assets............................................       (68,824)      (105,906)
       Accounts payable and accrued expenses........................................      (431,744)       440,553
       Other liabilities............................................................                       (8,493)
                                                                                       -----------    -----------
          Net cash (used in) operating activities...................................    (2,394,876)    (1,431,880)
                                                                                       -----------    -----------
Cash flows from investing activities:
  Acquisition of property and equipment.............................................       (87,672)       (31,512)
Cash flows from financing activities:
  Decrease in bank overdraft........................................................                       (9,914)
  Decrease (increase) in restricted cash............................................        85,000        (85,000)
  Proceeds (repayment) of notes payable--bridge units...............................    (2,300,000)     1,695,323
  Proceeds from notes payable.......................................................                       41,031
  Repayment of notes payable........................................................      (103,600)
  Principal payments on obligation under capital lease..............................       (53,567)       (13,791)
  Net proceeds from issuance of common stock........................................     8,747,814         10,150
  Proceeds from issuance of warrants................................................                      305,677
  Deferred offering costs...........................................................                     (332,734)
                                                                                       -----------    -----------
          Net cash provided by financing activities.................................     6,375,647      1,610,742
                                                                                       -----------    -----------
Net increase in cash and cash equivalents...........................................     3,893,099        147,350
Cash and cash equivalents--beginning of year........................................       147,350
                                                                                       -----------    -----------
Cash and cash equivalents--end of year..............................................   $ 4,040,449    $   147,350
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Supplemental disclosure of cash flow information:
  Cash paid for:
     Interest.......................................................................   $   177,700    $    30,377

  See Notes C and H for information regarding noncash investing and financing activities

                       See notes to financial statements

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NOTE A--THE COMPANY AND BASIS OF PRESENTATION

     HealthCore Medical Solutions, Inc. ("HealthCore" or the "Company") was organized as a Delaware corporation in February 1997 and was in the development stage through September 30, 1997. The year ended September 30, 1998 is the first year during which it is considered an operating company. The Company markets and administers health care service discount programs which are designed to enable participants (members), who are enrolled through various organizations such as insurance carriers, corporations, and unions to realize savings on purchases of products and services. These savings will be obtained through a company-organized network of providers, such as opticians, chiropractors, optometrists, hearing specialists, pharmacists, dentists, physical therapists, physicians and hospitals. The Company is the business successor to MegaVision, L.C.

     In February 1997, MegaVision, L.C. ("MegaVision" or the "Predecessor"), a Missouri limited liability company in the development stage, merged into HealthCore, a newly formed entity. In conjunction with the merger, 1,100 member units of MegaVision were exchanged for 708,000 shares of Class A common stock of HealthCore and 600 member units of MegaVision were exchanged for 360,000 shares of Class B common stock of HealthCore. The business of the Company was conducted by MegaVision from June 1, 1995 to February 19, 1997. The merger described above has been accounted for in a manner similar to a pooling of interests and, except as otherwise indicated or where the context otherwise requires, the information set forth in these financial statements has been adjusted to give retroactive effect to the reorganization.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  [1] CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents include cash on hand, demand deposits and all highly liquid investments with a maturity of three months or less at the time of purchase. As of September 30, 1998, $4,007,700 was held in a money market mutual fund.

  [2] PROPERTY AND EQUIPMENT:

     Property and equipment are recorded at cost. Depreciation and amortization are being provided on the straight-line method over the estimated useful lives of the assets. Equipment is depreciated over periods ranging from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful life.

     Equipment under capital leases is recorded at the lesser of the present value of the lease payments or fair value of the equipment. Such equipment is amortized on a straight-line basis over the shorter of the lease term or its estimated useful life.

  [3] MANAGEMENT ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               SEPTEMBER 30, 1998

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  [4] REVENUE RECOGNITION:

     Membership revenues are recognized ratably over the life of the membership for the period subsequent to the expiration of the money back guarantee, if any.

  [5] NET LOSS PER COMMON SHARE:

     In February 1997, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which is effective for periods ended after December 15, 1997 and requires that, upon adoption, all prior periods be restated. As a result of the adoption of FAS 128 and related interpretations the net loss per share for the year ended September 30, 1997 increased by $3.29.

     Basic per common share data has been computed on the basis of the loss for the period dividend by the weighted average shares outstanding during the period excluding 900,000 shares placed in escrow (see Note H[1]). All warrants and stock options which are potentially dilutive securities have been excluded from the calculation since they would be anti-dilutive.

  [6] STOCK-BASED COMPENSATION:

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") allows companies to either expense the estimated fair value of employee stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net loss had the fair value of the options been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options incentive plans.

NOTE C--PROPERTY AND EQUIPMENT

     Property and equipment (at cost) as of September 30, 1998 consists of:

Equipment.........................................................................   $283,844
Leasehold improvements............................................................     46,391
                                                                                     --------
                                                                                      330,235
Less accumulated depreciation and amortization....................................    119,394
                                                                                     --------
                                                                                     $210,841
                                                                                     --------
                                                                                     --------

     In April 1997, the Company acquired equipment under capital leases aggregating $175,865. Depreciation expense on this equipment totaled $35,173 and $17,587 for the years ended September 30, 1998 and 1997, respectively.

NOTE D--DEFERRED OFFERING COSTS

     As of September 30, 1997, the Company incurred $372,734 of incremental costs in connection with the initial public offering ("IPO") of its common stock. Upon consummation of the offering during the year ended September 30, 1998, the deferred offering costs were charged against the gross proceeds of the offering.

NOTE E--RELATED PARTY TRANSACTIONS

     During the year ended September 30, 1997, stockholders loaned the Company $160,553. Interest expense, at rates ranging from 8.5% to 11% per annum, aggregated $2,231. Additionally, beginning in November 1996, the

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               SEPTEMBER 30, 1998

NOTE E--RELATED PARTY TRANSACTIONS--(CONTINUED)
Company has rented office space from an affiliate of the Chairman of the Board. Rent expense related to this office space amounted to $21,500 and $10,000 for the years ended September 30, 1998 and 1997, respectively.

     From April through June 1997, the Company loaned $37,200 to a former officer bearing interest from 8% to 10% per annum, collateralized by 15,000 shares of the Company's Class A common stock. Principal payments were payable through March 1999. During the year ended September 30, 1998, principal payments aggregated $400. As of September 30, 1998, the outstanding principal balance of $36,800 is in default and, during 1998, the Company established an allowance of $22,000.

NOTE F--OBLIGATION UNDER CAPITAL LEASE

     In April 1997, the Company entered into an obligation under a capital lease, with an affiliate of a stockholder, due in monthly installments of $6,472, including interest imputed at 25%, through January 2000. The following are the minimum future lease payments:


        YEAR ENDING
       SEPTEMBER 30,
       1999........................................................................   $71,192
       2000........................................................................    25,888
                                                                                      -------
                                                                                       97,080
Less amount representing interest..................................................    14,460
                                                                                      -------
Present value of net minimum lease payments........................................    82,620
Less present value of net minimum lease payments
  due within one year..............................................................    63,988
                                                                                      -------
                                                                                      $18,632
                                                                                      -------
                                                                                      -------

     Interest expense for the years ended September 30, 1998 and 1997 aggregated $30,570 and $12,099, respectively.

NOTE G--NOTES PAYABLE--BRIDGE UNITS

     In February and March 1997, the Company sold 46 Bridge Units, each consisting of a $50,000, 10% subordinated note and warrants to purchase 25,000 shares of Class A common stock. The notes (aggregating $2.3 million principal amount) were paid from the proceeds of the IPO in October 1997. Effective with the IPO, the warrants were converted into IPO warrants. The Company received $1,964,154, net of offering costs, in the Bridge Unit offering. One Bridge Unit was purchased by the chairman of the board and his wife and one-half of one Bridge Unit was purchased by a director, on the same terms as the other Bridge Units.

     The Company valued the warrants at $310,500. Accordingly, additional paid-in capital has been credited with $305,677 which represents the value of the warrants less the allocable portion of the offering costs. The short-term note has been discounted by the value of the warrants and the offering costs. The discount has been amortized as additional interest expense from the date of issuance to October 1997, when these notes were repaid.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               SEPTEMBER 30, 1998

NOTE H--STOCKHOLDERS' EQUITY

  [1] INITIAL PUBLIC OFFERING:

     On October 17 1997, the Company, in its IPO, sold 1,760,000 units. Each unit consists of one share of Class A common stock and one redeemable warrant to purchase a share of Class A common stock at $6.50, expiring October 2002. On November 10, 1997, the underwriter executed its option to sell an additional 264,000 shares of the Company's common stock. Proceeds from the IPO, net of expenses of $1,745,000, approximated $8,355,000. In connection with the IPO, the underwriter was granted an option to purchase up to 176,000 units at $6.00 per unit and a director was granted a warrant to purchase 15,000 shares at $5.00 per share.

     Upon consummation of the Company's initial public offering, certain shareholders deposited 900,000 shares of common stock (the "Escrow Shares") into an escrow account. Some or all of these shares are to be released upon the Company meeting certain performance goals or the stock price exceeding certain targets. If these goals are not met the shares will be canceled. However, should the goals be met, the release of the shares owned by officers, directors and consultants aggregating 432,000 shares of the 900,000 shares in escrow will result in the Company recognizing an additional expense equal to the market value of the shares released. A total of 400,000 shares of common stock held in escrow are to be released if either (a) the Company's minimum pretax income, as defined, equals or exceeds $3,800,000 for the year ending September 30, 1998, $5,500,000 for the year ending September 30, 1999 or $7,500,000 for the year ending September 30, 2000 or (b) the average closing price of the common stock equals or exceeds $12.50 per share for a 30 trading day period in the 18-month period beginning with the consummation of the IPO or $16.50 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO and ending 36 months after the IPO. All shares of common stock held in escrow are to be released if either (a) the Company's minimum pretax income, as defined, equals or exceeds $4,600,000 for the year ending September 30, 1998, $6,600,000 for the year ending September 30, 1999 or $9,000,000 for the year ending September 30, 2000 or (b) the average closing price of the common stock equals or exceeds $15.00 per share for a 30 trading day period in the 18-month period beginning with the consummation of the IPO or $18.00 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO and ending 36 months after the IPO.

     As of September 30, 1998, the Company did not attain the income level nor did the stock price meet or exceed the per share value necessary for the release of the escrow shares.

  [2] ISSUANCE OF CLASS A COMMON STOCK:

     The Company had entered into a financing arrangement with DHF International, Inc. ("DHF") which represented two short-term notes secured by computer equipment owned by the Company. The notes, originally due
September 24, 1996 and February 28, 1997, were restructured in October 1996. Under the restructuring agreement the collateral remained the same, however, the Company was obligated to pay DHF $50,000. The payment terms were $20,000 on December 1, 1996, and $10,000 on each of January 1, 1997, February 1, 1997 and March 1, 1997. However, subsequently DHF canceled the Company's obligation to pay and transferred all rights, title and interest in the computer equipment to the Company, in exchange for 24,000 shares of the Company's Class A common stock and a right of first refusal with respect to the leasing of equipment to the Company.

     In February 1997, the Company issued an assignee of M.K.D. Capital Corp. ("M.K.D."), 132,000 shares of Class A common stock for total consideration of $149,160. The shares were valued at their fair value at the date of issuance. M.K.D. paid $3,850 in cash, and the remaining $145,310 has been charged to operations for services rendered.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               SEPTEMBER 30, 1998

NOTE H--STOCKHOLDERS' EQUITY--(CONTINUED)
  [3] ISSUANCE OF CLASS B COMMON STOCK:

     In November 1996, the Company entered into an agreement to issue 216,000 shares of Class B common stock for $6,300 to the Chairman of the Board and Chief Executive Officer. The Company valued these shares at $233,280, their estimated fair value at the date of issuance, and charged $226,980 to operations as compensation in the year ended September 30, 1997.

  [4] ISSUANCE OF WARRANTS:

     In September 1997, the Company granted warrants to purchase 284,000 shares of Class A Common Stock to its Chairman of the Board and Chief Executive Officer. The warrants are exercisable at $1.00 per share and expire in September 2007. The Company valued these warrants at $416,922, the estimated fair market value of the warrants at the date of grant and incurred a noncash charge to operations of $416,922. Warrants for 142,000 shares are immediately exercisable and the remaining 142,000 will become exercisable upon the Company meeting certain performance goals or the stock price exceeding certain targets. If these targets are not met the warrants will be canceled. However, should the goals be met, the Company will recognize an additional expense equal to the fair market value of the portion of the warrants subject to such targets. The warrants will become exercisable if either (a) the Company's minimum pretax income, as defined, equals or exceeds $3,800,000 for the year ending September 30, 1998, $5,500,000 for the year ending September 30, 1999 or $7,500,000 for the year ending September 30, 2000 or (b) the average closing price of the common stock equals or exceeds $12.50 per share for a 30 day trading period in the 18-month period beginning with the consummation of the IPO or $16.50 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO to 36 months after the IPO.

     As of September 30, 1998, the Company did not attain the income level nor did the stock price meet or exceed the per share value necessary for the remaining warrants to become exercisable.

  [5] STOCK OPTION PLAN:

     In 1997, the Company adopted a stock option plan under which 200,000 shares of Class A common stock are reserved for issuance upon exercise of either incentive or nonincentive stock options which may be granted from time to time by the board of directors to employees and others. The options have a term of 10 years and outstanding options expire between May through June 2007.

     The fair value of each option granted has been estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions; no dividend yield, expected volatility of 40%, risk-free interest rates ranging from 6.00% and 6.75%, and expected lives of approximately
10 years. The weighted average fair value of options granted during 1998 and 1997 were $0.73 and $1.20 per share, respectively.

     The Company applies APB 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between fair value of the underlying common stock and the exercise price of the option at the date of grant. The effect of applying FAS 123 on 1998 and 1997 pro forma net loss and net loss per common share is not necessarily representative of the effect on reported net loss in future years due to, among other things
(1) the vesting period of the stock options and (2) the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under FAS 123, the Company's proforma net loss for 1998 and 1997 would have been approximately $(2,057,000) and $(3,311,000), respectively, and net loss per share would have been approximately $(0.93) and $(12.32), respectively.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               SEPTEMBER 30, 1998

NOTE H--STOCKHOLDERS' EQUITY--(CONTINUED)
     The following table summarizes stock option transactions under the Plans:

                                                                   YEAR ENDED SEPTEMBER 30,
                                                           -----------------------------------------
                                                                  1998                   1997
                                                           -------------------    ------------------
                                                                      WEIGHTED              WEIGHTED
                                                                      AVERAGE               AVERAGE
                                                                      EXERCISE              EXERCISE
                                                           SHARES      PRICE      SHARES     PRICE
                                                           -------    --------    ------    --------
Outstanding options at the beginning of year............    57,500     $ 5.00
Options granted.........................................   125,000       1.37     57,500     $ 5.00
Options forfeited.......................................   (23,000)      5.00
                                                           -------     ------     ------     ------
Outstanding options at the end of year..................   159,500     $ 2.16     57,500     $ 5.00
                                                           -------     ------     ------     ------
                                                           -------     ------     ------     ------

     The following table summarizes information about stock options outstanding as of September 30, 1998:

                             OPTIONS OUTSTANDING
            -----------------------------------------------------       OPTIONS EXERCISABLE
                                         WEIGHTED                     ------------------------
                                         AVERAGE         WEIGHTED                     WEIGHTED
                                         REMAINING       AVERAGE                      AVERAGE
            EXERCISE      NUMBER,        CONTRACTUAL     EXERCISE      NUMBER         EXERCISE
             PRICE       OUTSTANDING       LIFE           PRICE       EXERCISABLE      PRICE
            --------     -----------     -----------     --------     -----------     --------
            $0.875         110,000           9.75        $0.875               0
             $5.00          49,500           8.99        $5.00           21,300        $ 5.00

  [6] SHARES RESERVED FOR ISSUANCE:

     The Company has reserved 4,025,000 shares of its Class A common stock for issuance upon exercise of the outstanding warrants and options, including warrants issued in connection with the IPO.

  [7] COMMON AND PREFERRED STOCK:

     The shares authorized aggregate 19,784,000 shares of Class A common stock, 216,000 shares of Class B common stock and 5,000,000 shares of preferred stock all with $.01 par value. The Class A and Class B shares of common stock are substantially identical except that the Class A common stockholders have the right to cast one vote per share and the Class B common stockholders have the right to cast five votes per share. Class B shares automatically convert to Class A shares on a one-for-one basis upon (i) the sale, gift or transfer,
(ii) death of the original stockholder, (iii) termination of employment of the stockholder by the Company or (iv) if, for the year ended September 30, 1999, the minimum pretax income, as defined, is less than $1,000,000 or if, for any subsequent year through September 30, 2002, the Company's minimum pretax income does not equal or exceed 110% of the prior year's minimum pretax income.

NOTE I--INCOME TAXES

     The Company, prior to March 1997, was a limited liability company and was not subject to income taxes; however the Company's income or loss was required to be recognized by the members and taxed on their individual income tax returns. Accordingly, the losses incurred through February 1997 are not available to offset the Company's future taxable income, if any.

     The Company's deferred tax asset as of September 30, 1998 represents a benefit from net operating loss carryforwards of $1,504,500 which is reduced by a valuation allowance of $1,504,500 since the future realization of such tax benefit is not presently determinable.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               SEPTEMBER 30, 1998

NOTE I--INCOME TAXES--(CONTINUED)
     As of September 30, 1998, the Company has a net operating loss carryforward of approximately $3,946,000 expiring in 2012 and 2018. As a result of the IPO, usage of approximately $2,000,000 of this net operating loss carryforward is limited to approximately $789,000 per year.

     The difference between the statutory federal income tax rate applied to the Company's net loss and the Company's effective income tax rate for the years ended September 30, 1998 and 1997 is summarized as follows:

                                                                                         YEAR ENDED
                                                                                       SEPTEMBER 30,
                                                                               ------------------------------
                                                                                 1998             1997
                                                                               -------------    -------------
Statutory federal income tax rate...........................................        34.0%            34.0%
Loss available to members...................................................                         (6.1)
Compensation charge.........................................................                         (2.4)
Increase in valuation allowance.............................................       (33.7)           (25.5)
Miscellaneous...............................................................        (0.3)
                                                                                   -----            -----
Effective income tax rate...................................................         0.0%             0.0%
                                                                                   -----            -----
                                                                                   -----            -----

NOTE J--COMMITMENT AND OTHER MATTERS

  [1] OPERATING LEASES:

     The Company leases office space and equipment under operating leases with initial or remaining terms of one year or more expiring through October 2001. Certain leases obligate the Company for property taxes, insurance and maintenance. Future minimum rental payments (including maintenance costs) under these leases are as follows:


 YEAR ENDING
SEPTEMBER 30,
----------------------------------------------------
1999................................................   $ 88,400
2000................................................     61,970
2001................................................      4,971
                                                       --------
                                                       $155,341
                                                       --------
                                                       --------

     Rent expense inclusive of taxes, maintenance and insurance, aggregated $153,790 for the year ended September 30, 1998 and $78,000 for the year ended September 30, 1997.

  [2] BROKER AGREEMENTS:

     In October 1996, the Company entered into an agreement with M.K.D. which was modified January 16, 1997, that provides for M.K.D. to introduce the Company to businesses that may be interested in either purchasing products or services from the Company or providing services under the HealthCare Solutions Card. In the event the introductions lead to the purchase of the Company's products, M.K.D. will receive a commission equal to 3% of gross payments. Gross payments shall mean payments collected by or on behalf of any business contact for any of the Company's products, less any direct manufacturing costs incurred by the Company in the production of such products and any broker's commissions payable. In addition, in connection with the January 1997 modification, the Company issued 132,000 shares of Class A common stock to M.K.D.'s assignee for $3,850 (see Note H[2]).

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               SEPTEMBER 30, 1998

NOTE J--COMMITMENT AND OTHER MATTERS--(CONTINUED)
     In August 1998, the Company entered into an agreement with Practice Management, Inc. ("PMI") that provides for PMI to market the discount programs to labor groups, managed care facilities, preferred provider organizations and third party providers for one year for an annual fee of $50,000. Concurrently, the Chairman of the Board entered into an agreement with PMI whereby PMI will present business opportunities to the Chairman. However, this agreement requires that business opportunities appropriate to the Company be presented to the Company prior to the chairman of the board.

  [3] EMPLOYMENT AGREEMENT:

     On September 30, 1998, the Company entered into an employment agreement with an executive of the Company which expires in November 2000. Under the terms of the agreement, the base salary effective December 1, 1998 increased to $200,000.

  [4] AGREEMENTS WITH CERTAIN PROVIDER NETWORKS:

     Under certain agreements, the Company is required to pay an access fee per member per year.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                                                      JUNE 30, 1999
                                                                                                      -------------
                                              ASSETS
Current assets:
  Cash & cash equivalents..........................................................................    $ 2,330,495
  Note receivable--Adatom..........................................................................        250,000
  Prepaid expenses and other current assets........................................................        176,376
                                                                                                       -----------
     Total current assets..........................................................................      2,756,871
                                                                                                       -----------
Property and equipment, net........................................................................        146,760
Other assets.......................................................................................          3,570
                                                                                                       -----------
                                                                                                           150,330
                                                                                                       -----------
     Total.........................................................................................    $ 2,907,201
                                                                                                       -----------
                                                                                                       -----------

                                            LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses............................................................    $   169,175
  Deferred income..................................................................................         41,672
  Current portion-obligation under capital lease...................................................         36,260
  Deferred business disposal costs.................................................................         66,251
                                                                                                       -----------
     Total current liabilities.....................................................................        313,358
                                                                                                       -----------
     Total liabilities.............................................................................    $   313,358
                                                                                                       -----------
Commitments and other matters......................................................................

                                       SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares
  Common stock, $.01 par value:
  Class A, authorized, 19,784,000 shares:
     Issued and outstanding 3,183,000 shares.......................................................         31,830
  Class B, authorized, 216,000 shares:
     Issued and outstanding 216,000 shares.........................................................          2,160
  Additional paid in capital.......................................................................     11,206,313
  Accumulated deficit..............................................................................     (8,646,460)
                                                                                                       -----------
     Total shareholders' equity....................................................................      2,593,843
                                                                                                       -----------
     Total.........................................................................................    $ 2,907,201
                                                                                                       -----------
                                                                                                       -----------

                       See notes to financial statements

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                            STATEMENTS OF OPERATIONS

                                                              THREE MONTHS ENDED,                NINE MONTHS ENDED,
                                                         ------------------------------    ------------------------------
                                                         JUNE 30, 1999    JUNE 30, 1998    JUNE 30, 1999    JUNE 30, 1998
                                                         -------------    -------------    -------------    -------------
Revenues:
  Membership revenues.................................    $    61,894      $    32,948      $   146,478      $    69,281
Costs & Expenses:
  Costs of membership.................................         44,722           20,460          110,918           46,184
  Selling and marketing...............................         76,818          264,125          548,653          523,692
  General and administrative..........................        338,779          373,480        1,079,466          980,253
  Interest expense....................................          4,366            8,934           11,977           65,714
                                                          -----------      -----------      -----------      -----------
     Total............................................        464,685          666,999        1,751,014        1,615,843
                                                          -----------      -----------      -----------      -----------
Loss before other income..............................       (402,791)        (634,051)      (1,604,537)      (1,546,562)
Other income--interest................................         28,914           63,695          110,645          197,478
Gain/Loss from disposal of business...................        (66,251)                          (66,251)
Other Expenses........................................       (489,228)                         (530,853)
                                                          -----------      -----------      -----------      -----------
     Net other income/expense.........................       (526,565)          63,695         (486,459)         197,478
                                                          -----------      -----------      -----------      -----------
Net loss..............................................    $  (929,356)     $  (570,356)     $(2,090,995)     $(1,349,084)
                                                          -----------      -----------      -----------      -----------
                                                          -----------      -----------      -----------      -----------
Net loss per share....................................    $      (.38)     $      (.25)     $     (0.89)     $     (0.61)
                                                          -----------      -----------      -----------      -----------
                                                          -----------      -----------      -----------      -----------
Weighted average number of common shares
  outstanding.........................................      2,424,396        2,324,110        2,361,181        2,194,113
                                                          -----------      -----------      -----------      -----------
                                                          -----------      -----------      -----------      -----------

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                         PERIOD ENDED JUNE 30,
                                                                                       --------------------------
                                                                                          1999           1998
                                                                                       -----------    -----------
Cash flows from operating activities................................................   $(2,090,995)   $(1,349,084)
  Net loss:
  Adjustments to reconcile net loss to net cash (used in) operating activities:
     Depreciation and amortization..................................................        41,049         38,975
     Amortization of discount on note payable--bridge units.........................             0         31,764
     Common stock and warrants issued for services..................................       452,031          8,650
     Changes in:
       Prepaid expenses and other assets............................................          (923)       (85,236)
       Accounts payable and accrued expenses........................................        54,289       (401,109)
       Other liabilities............................................................       107,923           (708)
                                                                                       -----------    -----------
          Net cash (used in) operating activities...................................    (1,436,626)    (1,756,748)

Cash flows from investing activities:
  Acquisition of property and equipment.............................................        (4,790)       (82,398)
  Notes receivable--Adatom..........................................................      (250,000)
  Write off of obsolete equipment...................................................        27,822
                                                                                       -----------    -----------
          Net cash used in investing activities.....................................      (226,968)       (82,398)

Cash flows from financing activities:
  Decrease (increase) in restricted cash............................................                       85,000
  Principal payments on notes payable--bridge units.................................                   (2,300,000)
  Net change in notes payable--banks................................................                     (103,600)
  Principal payments on obligation under capital lease..............................       (46,360)       (38,899)
  Proceeds from private stock transactions..........................................                          100
  Net proceeds from initial public offering.........................................                    8,747,714
                                                                                       -----------    -----------
          Net cash used in financing activities.....................................       (46,360)     6,389,315
                                                                                       -----------    -----------
Net increase in cash and cash equivalents...........................................    (1,709,954)     4,550,169
Cash and cash equivalents--beginning of period......................................     4,040,449        147,350
                                                                                       -----------    -----------
Cash and cash equivalents--end of period............................................   $ 2,330,495    $ 4,697,519
                                                                                       -----------    -----------
                                                                                       -----------    -----------
Supplemental disclosure of cash flow information:
  Cash paid for:
     Interest.......................................................................   $    11,977    $   171,372

  See Notes C and H for information regarding noncash investing and financing activities

                       See notes to financial statements

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE A--THE COMPANY AND BASIS OF PRESENTATION

  GENERAL

     These financial statements have been prepared by HealthCore Medical Solutions, Inc. ("HealthCore" or the "Company") in accordance with generally accepted accounting principles for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, the results of operations and the statement of cash flows for the periods presented.

     The unaudited financial statements presented herein were prepared using the underlying accounting principles utilized in the Company's September 30, 1998 audited financial statements filed on Form 10-KSB with the Securities and Exchange Commission on December 29, 1998. Operating results for the nine months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending September 30, 1999.

     HealthCore was organized as a Delaware corporation in February 1997 as a business successor to MegaVision, L.C. ("MegaVision"). The Company is an early stage enterprise organized to develop, market and administer a health care benefit services program which is designed to enable participants ("Members") to obtain discounts on purchases of ancillary health care products and services through certain networks ("Networks") of health care providers ("Providers").

     On July 1, 1999, HealthCore Medical Solutions, Inc., a Delaware corporation ("HealthCore"), and Adatom, Inc., a privately held California corporation ("Adatom"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), under which Adatom will be merged with and into HealthCore (the "Merger"), with HealthCore being the surviving corporation under the name Adatom.com, Inc. (the "Surviving Corporation"). All existing Class A common stock and warrants of HealthCore will remain outstanding. The Class B common stock of HealthCore will be eliminated and the Class A common stock of HealthCore will be retitled as common stock. Adatom stockholders will receive common stock of the Surviving Corporation representing approximately 77.5% of the Surviving Corporation subject to adjustment in certain circumstances. Consummation of the Merger is subject to a number of conditions including, without limitation, approval of the Merger by the stockholders of HealthCore and Adatom, and sale or liquidation of the healthcare discount benefits business operated by HealthCore.

     To satisfy the condition to consummation of the Merger that HealthCore liquidate or sell its discount healthcare business, on July 28, 1999 HealthCore sold certain of its assets related to its discount healthcare business to Randolph & Associates, Inc., a Texas corporation ("Randolph") and discontinued the operation of its healthcare discount benefits business. The assets sold included membership contracts, network access agreements, broker contracts, a computer hardware lease, certain other miscellaneous contracts, furniture and fixtures, software and trade names. Randolph agreed to assume performance of HealthCore's obligations under the assigned contracts as of August 1, 1999. The purchase price for the purchase of the assets was $4,090.64 in cash, the assumption of a computer hardware lease for $45,909.36 and the assumption of HealthCore's obligations under the other assigned contracts arising on or after August 1, 1999 together with all refund obligations due Members requested on or after August 1, 1999 (regardless of the date(s) to which such refunds relate).

     The Networks with which the Company maintained contracts as of August 1, 1999 comprised an aggregate of approximately 450,000 participating Providers of eye care, dental, hearing, pharmacy, physical and

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE A--THE COMPANY AND BASIS OF PRESENTATION--(CONTINUED) occupational therapy, chiropractic benefits, hospital and physician services and retail consumer purchases throughout the United States. Members can access the Networks through the use of discount membership cards. These discount membership cards have been marketed, directly and through independent brokers, insurance agents and consumer marketing organizations, to individuals and to employers, health maintenance organizations and businesses and other associations who may either purchase the cards for, or offer it to, their employees or members.

     In February 1997, MegaVision, L.C., a Missouri limited liability company in the development stage, merged into HealthCore. In conjunction with the merger, 1,100 member units of MegaVision were exchanged for 708,000 shares of Class A common stock of HealthCore and 600 member units of MegaVision were exchanged for 360,000 shares of Class B common stock of HealthCore. The business of the Company was conducted by MegaVision from June 1, 1995 to February 19, 1997. The merger described above has been accounted for in a manner similar to a pooling of interests and, except as otherwise indicated or where the context otherwise requires, the information set forth in these financial statements has been adjusted to give retroactive effect to the reorganization.

     HealthCore and MegaVision have been principally devoted to organizational activities, raising capital, marketing, building a sales network and negotiating provider agreements.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  [1] CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents include cash on hand, demand deposits and all highly liquid investments with a maturity of three months or less at the time of purchase.

  [2] MANAGEMENT ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  [3] REVENUE AND COST OF SALES RECOGNITION:

     All monthly and single annual payment sales and their corresponding expenses, including the costs of issuance of HealthCare Solutions Cards, sales commissions, provider fees and a provision for cancellations from potential guarantee-related refunds incurred by the Company at the time of sale, are recognized in the monthly period after the expiration of the guarantee period which the card sale is billed. Annual card sales are recognized ratably over the term of the membership. The Company currently offers a full money-back guarantee to Members who are not satisfied with the HealthCare Solutions Card.

  [4] PROPERTY AND EQUIPMENT:

     Property and equipment are recorded at cost. Depreciation and amortization are being provided on the straight-line method over the estimated useful lives of the assets. Equipment is depreciated over periods ranging from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful life.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     Equipment under capital leases is recorded at the lesser of the present value of the lease payments or fair value of the equipment. Such equipment is amortized on a straight-line basis over the shorter of the lease term or its estimated useful life.

  [5] NET LOSS PER SHARE:

     Net loss per share was computed based upon the weighted average number of shares of common stock outstanding during each year presented, excluding the 900,000 shares placed in escrow. Upon the Company exceeding certain income levels or the common stock exceeding certain market prices per share, some or all of the common shares held in escrow are to be released (see Note F).

NOTE C--NOTES PAYABLE--BRIDGE UNITS

     In February and March 1997, the Company sold 46 Bridge Units, each consisting of (i) a $50,000 10% subordinated note and (ii) warrants to purchase 25,000 shares of Class A common stock. The notes, aggregating $2.3 million in principal amount and $142,979 in accrued interest, were repaid on October 17, 1997 from the proceeds of the Company's initial public offering ("IPO"). Concurrently with the IPO, the warrants were converted into IPO warrants. The Company received $1,964,154, net of offering costs, in the Bridge Unit offering. One Bridge Unit was purchased by the Chairman of the Board and his wife and one-half of one Bridge Unit was purchased by a director, on the same terms as the other Bridge Units.

     The Company valued the warrants at $310,500. Accordingly, additional paid-in capital has been credited with $305,677 which represents the value of the warrants less the allocable portion of the offering costs. The short-term notes were discounted by the value of the warrants and the offering costs. The discount was amortized as additional interest expense from the date of issuance to October 17, 1997, when these notes were repaid.

NOTE D--CAPITAL STOCK

  [1] STOCK OPTION PLAN:

     In February 1997, the Company adopted a stock option plan under which 200,000 shares of Class A common stock are reserved for issuance upon exercise of either incentive or non-incentive stock options which may be granted from time to time by the board of directors to officers, directors, employees and others. The Company has granted options to purchase 172,500 shares of Class A common stock at prices ranging from $.875 per share to $5.00 per share. Of the options granted, 15,000 have been forfeited by resignation of the grantees and are available for future grants. The remaining 157,500 options granted and outstanding will fully vest during the period from August 1997 through June 2001 and will expire ten years from the date of grant.

  [2] SHARES RESERVED FOR ISSUANCE:

     The Company has reserved 3,849,000 shares of its Class A common stock for issuance upon exercise of the outstanding warrants and options, including warrants issued in connection with the IPO.

  [3] COMMON AND PREFERRED STOCK:

     The shares authorized aggregate 19,784,000 shares of Class A common stock, 216,000 shares of Class B common stock and 5,000,000 shares of preferred stock, all with $.01 par value. The Class A and Class B shares of common stock are substantially identical except that the Class A common stockholders have the right to cast one vote per share and the Class B common stockholder has the right to cast five votes per share. Class B shares

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE D--CAPITAL STOCK--(CONTINUED)
automatically convert to Class A shares on a one-for-one basis upon (i) the sale, gift or transfer, (ii) death of the original stockholder thereof,
(iii) termination of employment of the stockholder by the Company for any reason or (iv) if, for the year ended September 30, 1999, the minimum pretax income, as defined, is less than $1,000,000 or if, for any subsequent year through September 30, 2002, the Company's minimum pretax income does not equal or exceed 110% of the prior year's minimum pretax income.

     Prior to the execution of a non-binding letter of intent on April 27, 1999, relative to the Adatom, Inc. merger the Company employed Polan under an employment agreement (the "Employment Agreement") expiring on November 30, 2000, providing for an annual base salary of two hundred thousand ($200,000) dollars, together with other compensation and benefits. The Employment Agreement made no provision for the termination thereof without cause. In furtherance of the transaction contemplated by the letter, by letter amendment dated April 27, 1999, the Employment Agreement was amended to provide the Company with the right to terminate the Employment Agreement at any time, without cause, upon the expiration of one hundred twenty (120) days following the date of the execution of the letter amendment, whereupon the Company will pay to Polan the lesser of
(a) one hundred fifty thousand ($150,000) dollars, or (b) sixty (60%) percent of the present value of the remaining compensation and benefits due under the terms of the employment agreement on the date of its termination. In consideration for the amendment, the Company issued Polan 165,000 shares of Class A Common Stock of the Company.

     On April 27, 1999, the Company engaged Jesup & Lamont as exclusive financial adviser to the Company in connection with the Merger, and as the Company's exclusive placement agent with respect to a contemplated private placement (the "Placement") of approximately six million ($6,000,000) dollars in equity securities of the Company following the consummation of the Merger, the Company, pursuant to the terms of an engagement letter (the "Engagement Letter") among the Company, Adatom, and Jesup & Lamont. As partial consideration for such services, the Company has agreed to issue to Jesup & Lamont (a) upon the signing of the Engagement Letter, five-year warrants to purchase two hundred thousand (200,000) shares of the Class A Common Stock of the Company at an exercise price of one ($1.00) per share (one hundred thousand (100,000), of which vested upon the execution of the Engagement Letter, and the remaining one hundred thousand (100,000) to vest only upon the closing of the Merger), and (b) five-year warrants to purchase up to ten (10%) percent of the securities sold in the Placement at an exercise price equal to the price at which the securities are sold in the Placement.

NOTE E--INCOME TAXES

     The Company's deferred tax asset as of September 30, 1998 represented a benefit from net operating loss carryforward of $1,504,500. This deferred tax asset has been reduced by a valuation allowance of $1,504,500 since the future realization of such tax benefit is not presently determinable. As of September 30, 1998, the Company had a net operating loss carryforward of approximately $3,946,000 expiring in 2012 and 2018. As a result of the IPO, usage of approximately $2,000,000 of this net operating loss carryforward is limited to approximately $789,000 per year.

NOTE F--INITIAL PUBLIC OFFERING

     On October 17 1997, the Company, in its IPO, sold 1,760,000 units. Each unit consists of one share of Class A common stock and one redeemable warrant to purchase a share of Class A common stock at $6.50, expiring October 2002. On November 10, 1997, the underwriter executed its option to sell an additional 264,000 shares of the Company's common stock. Proceeds from the IPO, net of expenses of $1,745,000, approximated $8,355,000. In connection with the IPO, the underwriter was granted an option to purchase up to 176,000 units at $6.00 per unit and a director was granted a warrant to purchase 15,000 shares at $5.00 per share.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                         SUCCESSOR TO MEGAVISION, L.C.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE F--INITIAL PUBLIC OFFERING--(CONTINUED)
     Upon consummation of the Company's initial public offering, certain shareholders deposited 900,000 shares of common stock (the "Escrow Shares") into an escrow account. Some or all of these shares are to be released upon the Company meeting certain performance goals or the stock price exceeding certain targets. If these goals are not met the shares will be canceled However, should the goals be met, the release of the shares owned by officers, directors and consultants aggregating 432,000 shares of the 900,000 shares in escrow will result in the Company recognizing an additional expense equal to the market value of the shares released. A total of 400,000 shares of common stock held in escrow are to be released if either (a) the Company's minimum pretax income, as defined, equals or exceeds $3,800,000 for the year ending September 30, 1998, $5,500,000 for the year ending September 30, 1999 or $7,500,000 for the year ending September 30, 2000 or (b) the average closing price of the common stock equals or exceeds $12.50 per share for a 30 trading day period in the 18-month period beginning with the consummation of the IPO or $16.50 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO and ending 36 months after the IPO. All shares of common stock held in escrow are to be released if either (a) the Company's minimum pretax income, as defined, equals or exceeds $4,600,000 for the year ending September 30, 1998, $6,600,000 for the year ending September 30, 1999 or $9,000,000 for the year ending September 30, 2000 or (b) the average closing price of the common stock equals or exceeds $15.00 per share for a 30 trading day period in the 18-month period beginning with the consummation of the IPO or $18.00 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO and ending 36 months after the IPO.

     As of June 30, 1999, the Company did not attain the income level nor did the stock price meet or exceed the per share value necessary for the release of the escrow shares.

NOTE G--NOTE RECEIVABLE FROM ADATOM, INC.:

     On April 28, 1999 a note in the value of $250,000 was executed with Adatom, Inc. The note is payable on demand 90 days after the termination of the merger agreement should that agreement be terminated.

                                  ADATOM, INC.
                              FINANCIAL STATEMENTS
                                    CONTENTS

                                                                                                           PAGE
                                                                                                          -------
Report of Independent Certified Public Accountants.....................................................     G-2
Balance Sheets as of December 31, 1998 and 1997........................................................     G-3
Statement of operations of the years ended December 31, 1998 and 1997 and for the period from inception
  to December 31, 1998.................................................................................     G-4
Statement of Stockholders' Equity for the years ended December 31, 1998, 1997
  and 1996.............................................................................................     G-5
Statements of Cash Flows for the years ended December 31, 1998, and 1997 and for the period from
  inception to December 31, 1998.......................................................................    G-6-7
Notes to Financial Statements..........................................................................   G-8-10
Balance Sheet, as of June 30, 1999 (unaudited).........................................................    G-11
Statement of Operations for the three months and six months ended June 30, 1999 and 1998 and for the
  period from inception to June 30, 1999 (unaudited)...................................................    G-12
Statement of Stockholders' Deficit.....................................................................    G-13
Statement of Cash Flows for the six months ended June 30, 1999 and 1998 and for the period from
  inception to June 30, 1999 (unaudited)...............................................................    G-14
Notes to Financial statements (unaudited)..............................................................   G-15-17

                     [IRELAND SAN FILIPPO, LLP LETTERHEAD]
                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Adatom, Inc.
Milpitas, CA

We have audited the accompanying balance sheet of Adatom, Inc. (a California corporation in the development stage), as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from inception to December 31, 1998. These financial statements are the responsibility of the management of Adatom, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted audited standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adatom, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended and for the period from inception to December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          IRELAND SAN FILIPPO, LLP

San Jose, California

March 18, 1999

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEET

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1998           1997
                                                                                        ------------    ----------
                                       ASSETS
Current assets:
  Cash...............................................................................   $     44,716    $   59,614
  Restricted cash....................................................................         45,873            --
  Accounts receivable................................................................         17,059        33,431
  Notes receivable from franchisees..................................................          2,782        18,474
  Inventory..........................................................................          5,038        16,479
  Prepaid expenses and other.........................................................          4,765         8,100
                                                                                        ------------    ----------
       Total current assets..........................................................        120,233       136,098
Other assets:
  Fixed assets, net..................................................................        108,750        90,312
  Notes receivable from franchisees..................................................          9,073        84,659
  Deposits...........................................................................          6,772         8,272
  Organization expense, net..........................................................          6,280         8,496
                                                                                        ------------    ----------
       Total other assets............................................................        130,875       191,739
                                                                                        ------------    ----------
                                                                                        $    251,108    $  327,837
                                                                                        ------------    ----------
                                                                                        ------------    ----------

                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Lease contracts payable............................................................   $     19,362    $   16,883
  Accounts payable...................................................................        199,095        89,626
  Accrued expenses...................................................................         96,016        25,267
  Customer deposits..................................................................         44,605        40,385
                                                                                        ------------    ----------
       Total current liabilities.....................................................        359,078       172,161
Long-term liabilities:
  Notes and lease contracts payable..................................................         50,590        27,679
  Note payable to shareholder........................................................      1,463,799       602,393
                                                                                        ------------    ----------
       Total liabilities.............................................................      1,873,467       802,233
                                                                                        ------------    ----------
Commitments
Stockholders' deficit:
  Common stock, no par value, 10,000,000 shares authorized...........................        344,717       344,717
  Common stock notes receivable......................................................        (24,633)      (32,752)
  Deficit accumulated during the development stage...................................     (1,942,443)     (786,361)
                                                                                        ------------    ----------
                                                                                          (1,622,359)     (474,396)
                                                                                        ------------    ----------
                                                                                        $    251,108    $  327,837
                                                                                        ------------    ----------
                                                                                        ------------    ----------

   The accompanying notes are an integral part of these financial statements

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENT OF OPERATIONS

                                                                                 YEAR ENDED               FROM
                                                                                DECEMBER 31,          INCEPTION TO
                                                                          ------------------------    DECEMBER 31,
                                                                             1998          1997           1998
                                                                          -----------    ---------    ------------
Product revenue........................................................   $   285,385    $ 119,184    $    404,569
Franchise fee revenue..................................................         4,918      124,500         129,418
                                                                          -----------    ---------    ------------
  Total revenue........................................................       290,303      243,684         533,987
                                                                          -----------    ---------    ------------
Cost of product revenue................................................       242,618       90,862         333,480
Cost of franchise fee revenue..........................................            --       38,271          38,271
                                                                          -----------    ---------    ------------
  Total cost of revenue................................................       242,618      129,133         371,751
                                                                          -----------    ---------    ------------
                                                                               47,685      114,551         162,236
                                                                          -----------    ---------    ------------

Operating expenses:
  Research and development.............................................       405,516      295,774         786,446
  Selling, general and administrative..................................       915,452      450,907       1,414,874
                                                                          -----------    ---------    ------------
                                                                            1,320,968      746,681       2,201,320
                                                                          -----------    ---------    ------------
     Loss from operations..............................................    (1,273,283)    (632,130)     (2,039,084)

Other income (expense):
  License income.......................................................       250,000           --         250,000
  Write off of franchisee notes receivable.............................       (78,921)          --         (78,921)
  Interest expense, net................................................       (53,078)     (20,248)        (72,038)
                                                                          -----------    ---------    ------------
                                                                              118,001      (20,248)         99,041
                                                                          -----------    ---------    ------------
     Loss before provision for income taxes............................    (1,155,282)    (652,378)     (1,940,043)
Provision for income taxes, all current................................           800          800           2,400
                                                                          -----------    ---------    ------------
     Net loss..........................................................   $(1,156,082)   $(653,178)   $ (1,942,443)
                                                                          -----------    ---------    ------------
                                                                          -----------    ---------    ------------
     Net loss per share basic and diluted..............................   $     (0.48)   $   (0.27)   $      (0.81)
                                                                          -----------    ---------    ------------
                                                                          -----------    ---------    ------------
     Weighted average number of common shares outstanding..............     2,384,600    2,410,240       2,401,693
                                                                          -----------    ---------    ------------
                                                                          -----------    ---------    ------------

   The accompanying notes are an integral part of these financial statements

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                             COMMON STOCK
                                                  -----------------------------------
                                                                             NOTES       ACCUMULATED
                                                   SHARES       AMOUNT     RECEIVABLE      DEFICIT         TOTAL
                                                  ---------    --------    ----------    -----------    -----------

Balance October 10, 1996.......................          --    $     --     $     --     $        --    $        --

Shares issued upon incorporation...............   2,435,880     243,588      (39,281)             --        204,307

Net loss.......................................          --          --           --        (133,183)      (133,183)
                                                  ---------    --------     --------     -----------    -----------

Balance December 31, 1996......................   2,435,880     243,588      (39,281)       (133,183)        71,124

Recission of stock purchase agreement..........     (51,280)     (5,128)       4,667              --           (461)

Return of shares by majority shareholder for no
  consideration................................    (134,106)         --           --              --             --

Sale of stock at $0.10 per share...............      62,568       6,257       (6,257)             --             --

Sale of stock at $1.40 per share...............      71,538     100,000           --              --        100,000

Repayment on notes receivable..................          --          --        8,119              --          8,119

Net loss.......................................          --          --           --        (653,178)      (653,178)
                                                  ---------    --------     --------     -----------    -----------

Balance December 31, 1997......................   2,384,600     344,717      (32,752)       (786,361)      (474,396)

Repayment on notes receivable..................          --          --        8,119              --          8,119

Net loss.......................................          --          --           --      (1,156,082)    (1,156,082)
                                                  ---------    --------     --------     -----------    -----------

Balance December 31, 1998......................   2,384,600    $344,717     $(24,633)    $(1,942,443)   $(1,622,359)
                                                  ---------    --------     --------     -----------    -----------
                                                  ---------    --------     --------     -----------    -----------

   The accompanying notes are an integral part of these financial statements

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENT OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH

                                                                                YEAR ENDED                FROM
                                                                               DECEMBER 31,           INCEPTION TO
                                                                        --------------------------    DECEMBER 31,
                                                                            1998           1997           1998
                                                                        ------------    ----------    ------------
Cash flows from operating activities:
  Net loss...........................................................   $ (1,156,082)   $ (653,178)   $ (1,942,443)
  Adjustments to reconcile net (loss) to net cash provided (used) by operating activities:
     Depreciation and amortization...................................         29,210        15,168          45,121
     Revenues from franchisee notes receivable.......................             --      (105,000)       (105,000)
     Lease costs included in cost of franchise fee revenue...........             --        31,105          31,105
     Write-off of franchisee notes receivable........................         78,921            --          78,921
     Decrease (increase) in operating assets:
       Accounts receivable...........................................         16,372       (33,431)        (17,059)
       Inventory.....................................................         11,441       (16,479)         (5,038)
       Prepaid expenses and other....................................          3,335        (8,100)         (4,765)
       Deposits......................................................          1,500        (2,363)         (6,772)
     Increase (decrease) in operating liabilities:
       Accounts payable..............................................        109,469        89,625         199,094
       Accrued expenses..............................................         70,749        (1,683)         96,016
       Customer deposits.............................................          4,220        40,385          44,605
                                                                        ------------    ----------    ------------
Net cash used by operating activities................................       (830,865)     (643,951)     (1,586,215)
                                                                        ------------    ----------    ------------
Cash flows from investing activities:
  Organizational costs...............................................             --            --         (11,081)
  Payments received on franchisee notes receivable...................         12,358         1,867          14,225
  Acquisition of fixed assets........................................        (45,433)      (38,501)       (112,359)
                                                                        ------------    ----------    ------------
Net cash used by investing activities................................         33,075        36,634         109,215
                                                                        ------------    ----------    ------------

   The accompanying notes are an integral part of these financial statements

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      STATEMENT OF CASH FLOWS--(CONTINUED)
                          INCREASE (DECREASE) IN CASH

                                                                                  YEAR ENDED             FROM
                                                                                 DECEMBER 31,         INCEPTION TO
                                                                             ---------------------    DECEMBER 31,
                                                                               1998        1997          1998
                                                                             --------    ---------    ------------
Cash flows from financing activities:
  Proceeds from long-term debt............................................   $861,407    $ 486,458     $1,463,800
  Net borrowings on line of credit........................................     45,873           --         45,873
  Payments received on stock notes receivable.............................      8,119        8,119         16,238
  Repayments of notes and contracts payable...............................    (20,484)     (23,716)       (44,200)
  Issuance of common stock................................................         --      100,000        304,308
                                                                             --------    ---------     ----------
Net cash provided by financing activities.................................    894,915      570,861      1,786,019
                                                                             --------    ---------     ----------
Net increase (decrease) in cash...........................................     30,975     (109,724)        90,589
Cash and restricted cash, beginning of period.............................     59,614      169,338             --
                                                                             --------    ---------     ----------
Cash and restricted cash, end of period...................................   $ 90,589    $  59,614     $   90,589
                                                                             --------    ---------     ----------
                                                                             --------    ---------     ----------

             SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest.............................................................   $  1,728    $   4,391     $    6,119
     Income taxes.........................................................   $    800    $     800     $    1,608

             SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
  Assets acquired for debt................................................   $     --    $  37,000     $   37,000
  Common stock issued for notes...........................................   $     --    $   6,257     $   45,538

   The accompanying notes are an integral part of these financial statements

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1--ORGANIZATION AND OPERATIONS

     Adatom, Inc. (the "Company") is a development stage enterprise founded October 1996 for the purpose of developing and marketing an electronic product distribution system using proprietary computer technologies. Using the Company's technology, consumers may place orders through an agent, directly on an internet site, or with a Company salesperson. The orders so placed are typically routed directly to the manufacturer so that the goods may be delivered directly to the consumer.

     The future success of the Company is dependent upon several factors including its ability to continue to expand and enhance its array of available products and to attract and retain qualified agents and salespersons. To date substantially all capital has been obtained from the Company's majority shareholder.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventory--Inventory consists of consumer goods available for sale and is stated at the lower of first-in, first-out cost or market.

     Fixed assets--Fixed assets are stated at cost and are being depreciated over their estimated useful lives using the straight-line method. Various accelerated methods are used for computing depreciation for income tax purposes. At December 31, 1998 and 1997, fixed assets consisted of:

                                                                 1998        1997
                                                               --------    --------
Equipment...................................................   $126,924    $ 84,344
Furniture and fixtures......................................     22,147      19,295
                                                               --------    --------
                                                                149,071     103,639
Accumulated depreciation....................................    (40,321)    (13,327)
                                                               --------    --------
Net fixed assets............................................   $108,750    $ 90,312
                                                               --------    --------
                                                               --------    --------

     Intangible assets--Organization costs are being amortized over five years using the straight-line method. At December 31, 1998 accumulated amortization totals approximately $4,800.

     Software development costs--The Company classifies the costs of planning and developing software products as research and development and charges those costs to expense when incurred.

     During 1998, the Company received approximately $130,000 as a contract reimbursement for part of its software development activities. This reimbursement is included with research and development expenses in the accompanying statement of operations.

     Income taxes--The Company is taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company pays no Federal income taxes but is taxed at the state level using the statutory rates in effect for S-Corporations. Additionally, the stockholders are individually taxed on their proportionate share of the Company's taxable income.

     Advertising costs--Advertising costs include the costs of brochures, print advertisements and radio commercials, and are expensed when incurred. During the years ended December 31, 1998 and 1997 and for the period from inception to December 31, 1998, advertising costs of approximately $153,000, $15,000 and $180,000, respectively, were charged to expense.

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1998

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     Reclassification--Certain 1997 balances have been reclassified to conform to the 1998 financial statement presentation. These reclassifications have no effect on previously reported net income.

NOTE 3--NOTES RECEIVABLE FROM FRANCHISEES

     During 1997, the Company entered into seven franchise and agency agreements for which it had recognized $124,000 in initial franchise fees. Of this amount, $105,000 had been financed by the Company under unsecured notes receivable. During 1998, the Company modified its business strategy toward one more oriented to internet-based commerce. Accordingly, the Company offered to cancel the franchise agreements and to forgive the balance of the franchisees' indebtedness to the Company. Six of the Company's franchisees elected to terminate their agreements resulting in a charge to income of approximately $79,000, representing the write off of the remaining balances due from these franchisees. The remaining note is due in equal monthly installments of approximately $310, including interest at 9% per annum, and matures September 2002.

NOTE 4--LINE OF CREDIT

     The Company has a line of credit agreement, expiring in December 2001, with Wells Fargo Bank. Borrowings under the agreement are secured by the Company's certificate of deposit at the same bank, bear interest at the bank's index rate plus 1% (8.75% at December 31, 1998), and are limited to $50,000. At
December 31, 1998, $45,873 is outstanding under this agreement and is included with long-term notes and lease contracts payable in the accompanying balance sheets.

NOTE 5--NOTE PAYABLE TO SHAREHOLDER

     This note is unsecured, bears interest at 7% per year, and is due January 1, 2000.

NOTE 6--INCOME TAXES

     At December 31, 1998 and 1997, net deferred taxes include the following:

                                                                               1998                   1997
                                                                        -------------------    -------------------
                                                                                     NON-                   NON-
                                                                        CURRENT    CURRENT     CURRENT    CURRENT
                                                                        -------    --------    -------    --------
STATE
  Deferred tax assets................................................   $ 1,000    $ 28,000    $    --    $ 12,000
  Valuation allowance................................................    (1,000)    (26,000)        --     (11,000)
  Deferred tax liabilities...........................................        --      (2,000)        --      (1,000)
                                                                        -------    --------    -------    --------
                                                                        $    --    $     --    $    --    $     --
                                                                        -------    --------    -------    --------
                                                                        -------    --------    -------    --------

     The book basis of property and equipment exceeds its tax basis by the cumulative amount that accelerated depreciation exceeds straight-line depreciation. The excess will be taxable in future periods through decreased depreciation deductions. Certain expenses recognized currently for financial reporting purposes are not deductible for income tax purposes until paid in future periods.

     At December 31, 1998, the Company has approximately $1,870,000 in net operating loss carryforwards, expiring in 2004, available to offset future state taxable income. The deferred tax asset related to these operating loss carryforwards has been fully reserved.

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1998

NOTE 7--COMMITMENTS

     The Company leases its facilities under operating lease agreements, expiring in May 2000, which currently require monthly payments totaling approximately $7,800. Rent expense paid under these leases for the years ended December 31, 1998 and 1997 and for the period from inception to December 31, 1998, was approximately $87,000, $44,000 and $137,000, respectively.

NOTE 8--GOING CONCERN

     As shown in the accompanying financial statements, the Company incurred a net loss of approximately $1,200,000 during the year ended December 31, 1998, and, as of that date, the Company's total liabilities exceeded its total assets by approximately $1,600,000. Those factors create an uncertainty about the Company's ability to continue as a going concern. Management's plans to generate profitable operations include creation of joint marketing programs with identified consumer and business product wholesalers and distributors, and the selective licensing of its proprietary technology to producers, wholesalers and distributors. The ability of the Company to continue as a going concern is dependent on the success of future operations and the continued financial support of its majority stockholder. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEET
                                  (unaudited)

                                                                                             JUNE 30,
                                                                                   -----------------------------
                                                                                       1999             1998
                                                                                   ------------      -----------
                                     ASSETS
Current assets:
  Cash..........................................................................   $         --      $   110,798
  Restricted cash...............................................................             --           20,265
  Accounts receivable...........................................................         27,886           32,241
  Notes receivable from franchisees.............................................          2,910           19,097
  Inventory.....................................................................         12,592           10,500
  Prepaid expenses and other....................................................         19,217            9,865
                                                                                   ------------      -----------
       Total current assets.....................................................         62,605          202,766
                                                                                   ------------      -----------
Other assets:
  Fixed assets, net.............................................................        102,778          113,958
  Notes receivable from franchisees.............................................          7,585           77,497
  Deposits......................................................................          6,772            6,772
  Organization expense, net.....................................................          5,172            7,388
                                                                                   ------------      -----------
       Total other assets.......................................................        122,307          205,615
                                                                                   ------------      -----------
                                                                                   $    184,912      $   408,381
                                                                                   ------------      -----------
                                                                                   ------------      -----------

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Notes and lease contracts payable.............................................   $    267,908      $    18,079
  Accounts payable..............................................................        485,304           80,100
  Accrued expenses..............................................................         72,699           56,734
  Customer deposits.............................................................         59,174            2,928
                                                                                   ------------      -----------
       Total current liabilities................................................        885,085          157,841
Long-term liabilities:
  Notes and lease contracts payable.............................................            533           35,576
  Note payable to shareholder...................................................      1,800,000        1,020,282
                                                                                   ------------      -----------
       Total liabilities........................................................      2,685,618        1,213,699
                                                                                   ------------      -----------
Commitments
Stockholders' deficit:
  Common stock, no par value, 10,000,000 shares authorized......................        344,717          344,717
  Common stock notes receivable.................................................        (24,633)         (32,752)
  Deficit accumulated during the development stage..............................     (2,820,790)      (1,117,283)
                                                                                   ------------      -----------
                                                                                     (2,500,706)        (805,318)
                                                                                   ------------      -----------
                                                                                   $    184,912      $   408,381
                                                                                   ------------      -----------
                                                                                   ------------      -----------

   The accompanying notes are an integral part of these financial statements.

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENT OF OPERATIONS
                                  (unaudited)

                                               THREE MONTHS ENDED            SIX MONTHS ENDED             FROM
                                                    JUNE 30,                     JUNE 30,             INCEPTION TO
                                            ------------------------    --------------------------      JUNE 30,
                                               1999          1998          1999           1998            1999
                                            ----------    ----------    -----------    -----------    ------------
Product revenue..........................   $  161,255    $  138,219    $   261,210    $   206,354    $    665,779
Franchise fee revenue....................           --           336             --            836         129,418
                                            ----------    ----------    -----------    -----------    ------------
     Total revenue.......................      161,255       138,555        261,210        207,190         795,197
                                            ----------    ----------    -----------    -----------    ------------
Cost of product revenue..................      149,664       120,229        237,266        177,287         574,751
Cost of franchise fee revenue............           --            --             --             --          38,271
                                            ----------    ----------    -----------    -----------    ------------
     Total cost of revenue...............      149,664       120,229        237,266        177,287         613,022
                                            ----------    ----------    -----------    -----------    ------------
                                                11,591        18,326         23,944         29,903         182,175
                                            ----------    ----------    -----------    -----------    ------------
Operating expenses:
  Research and development...............      146,835       166,065        279,067        188,104       1,065,513
  Selling, general and administrative....      441,060        89,096        628,304        402,287       2,039,173
                                            ----------    ----------    -----------    -----------    ------------
                                               587,895       255,161        907,371        590,391       3,104,686
                                            ----------    ----------    -----------    -----------    ------------
          Loss from operations...........     (576,304)     (236,835)      (883,427)      (560,488)     (2,922,511)
                                            ----------    ----------    -----------    -----------    ------------
Other income (expense):
  Internet support income................          655            --         38,846             --          38,846
  License income.........................           --            --             --        250,000         250,000
  Write off of franchisee notes
     receivable..........................           --            --             --             --         (78,921)
  Interest expense, net..................       (5,081)       (9,178)       (32,966)       (19,634)       (105,004)
                                            ----------    ----------    -----------    -----------    ------------
                                                (4,426)       (9,178)         5,880        230,366         104,921
                                            ----------    ----------    -----------    -----------    ------------
          Loss before provision for
            income taxes.................     (580,730)     (246,013)      (877,547)      (330,122)     (2,817,590)
Provision for income taxes, all current..           --            --            800            800           3,200
                                            ----------    ----------    -----------    -----------    ------------
          Net loss.......................   $ (580,730)   $ (246,013)   $  (878,347)   $  (330,922)   $ (2,820,790)
                                            ----------    ----------    -----------    -----------    ------------
                                            ----------    ----------    -----------    -----------    ------------
          Net loss per share, basic and
            diluted......................   $    (0.24)   $    (0.10)   $     (0.37)   $     (0.14)   $      (1.18)
                                            ----------    ----------    -----------    -----------    ------------
                                            ----------    ----------    -----------    -----------    ------------
          Weighted average number of
            common shares outstanding ...    2,384,600     2,384,600      2,384,600      2,384,600       2,398,585
                                            ----------    ----------    -----------    -----------    ------------
                                            ----------    ----------    -----------    -----------    ------------

   The accompanying notes are an integral part of these financial statements.

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                                             COMMON STOCK
                                                  -----------------------------------
                                                                             NOTES       ACCUMULATED
                                                   SHARES       AMOUNT     RECEIVABLE      DEFICIT         TOTAL
                                                  ---------    --------    ----------    -----------    -----------

Balance October 10, 1996.......................          --    $     --     $     --     $        --    $        --

Shares issued upon incorporation...............   2,435,880     243,588      (39,281)             --        204,307

Net loss for the three months..................          --          --           --        (133,183)      (133,183)
                                                  ---------    --------     --------     -----------    -----------

Balance December 31, 1996......................   2,435,880     243,588      (39,281)       (133,183)        71,124

Rescission of stock purchase agreement.........     (51,280)     (5,128)       4,667              --           (461)

Return of shares by majority shareholder for no
  consideration................................    (134,106)         --           --              --             --

Sale of stock at $0.10 per share...............      62,568       6,257       (6,257)             --             --

Sale of stock at $1.40 per share...............      71,538     100,000           --              --        100,000

Repayment on notes receivable..................          --          --        8,119              --          8,119

Net loss for the year..........................          --          --           --        (653,178)      (653,178)
                                                  ---------    --------     --------     -----------    -----------

Balance December 31, 1997......................   2,384,600     344,717      (32,752)       (786,361)      (474,396)

Net loss for the six months....................          --          --           --        (330,922)      (330,922)
                                                  ---------    --------     --------     -----------    -----------

Balance June 30, 1998..........................   2,384,600     344,717      (32,752)     (1,117,283)      (805,318)

Repayment on notes receivable..................          --          --        8,119              --          8,119

Net loss for the six months....................          --          --           --        (825,160)      (825,160)
                                                  ---------    --------     --------     -----------    -----------

Balance December 31, 1998......................   2,384,600     344,717      (24,633)     (1,942,443)    (1,622,359)

Net loss for the six months....................          --          --           --        (878,347)      (878,347)
                                                  ---------    --------     --------     -----------    -----------

Balance June 30, 1999 (unaudited)..............   2,384,600    $344,717     $(24,633)    $(2,820,790)   $(2,500,706)
                                                  ---------    --------     --------     -----------    -----------
                                                  ---------    --------     --------     -----------    -----------

   The accompanying notes are an integral part of these financial statements.

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENT OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH
                                  (UNAUDITED)

                                                                              SIX MONTHS ENDED           FROM
                                                                                  JUNE 30,             INCEPTION
                                                                          ------------------------    TO JUNE 30,
                                                                             1999          1998          1999
                                                                          -----------    ---------    -----------
Cash flows from operating activities:
  Net loss.............................................................   $  (878,347)   $(330,922)   $(2,820,790)
  Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation and amortization.....................................        15,903       14,605         61,024
     Revenues from franchisee notes receivable.........................            --           --       (105,000)
     Lease costs included in cost of franchise fee revenue.............            --           --         31,105
     Write off of franchisee notes receivable..........................            --           --         78,921
     Decrease (increase) in operating assets:
       Accounts receivable.............................................       (10,827)       1,190        (27,886)
       Inventory.......................................................        (7,554)       5,979        (12,592)
       Prepaid expenses and other......................................       (14,452)      (1,765)       (19,217)
       Deposits........................................................            --        1,500         (6,772)
     Increase (decrease) in operating liabilities:
       Accounts payable................................................       286,209       (9,526)       485,303
       Accrued expenses................................................        58,270       31,467        154,286
       Customer deposits...............................................        14,569      (37,457)        59,174
                                                                          -----------    ---------    -----------
Net cash used by operating activities..................................      (536,229)    (324,929)    (2,122,444)
                                                                          -----------    ---------    -----------
Cash flows from investing activities:
  Organizational costs.................................................            --           --        (11,081)
  Payments received on franchisee notes receivable.....................         1,360        6,539         15,585
  Acquisition of fixed assets..........................................        (8,823)     (37,143)      (121,182)
                                                                          -----------    ---------    -----------
Net cash used by investing activities..................................        (7,463)     (30,604)      (116,678)
                                                                          -----------    ---------    -----------
Cash flows from financing activities:
  Proceeds from notes and contracts payable............................       250,000           --        250,000
  Proceeds from shareholder............................................       254,614      417,889      1,718,414
  Net borrowings on line of credit.....................................       (45,873)      20,265             --
  Payments received on stock notes receivable..........................            --           --         16,238
  Repayments of notes and contracts payable............................        (5,638)     (11,172)       (49,838)
  Issuance of common stock.............................................            --           --        304,308
                                                                          -----------    ---------    -----------
Net cash provided by financing activities..............................       453,103      426,982      2,239,122
                                                                          -----------    ---------    -----------
Net increase (decrease) in cash........................................       (90,589)      71,449             --
Cash and restricted cash, beginning of period..........................        90,589       59,614             --
                                                                          -----------    ---------    -----------
Cash and restricted cash, end of period................................   $        --    $ 131,063    $        --
                                                                          -----------    ---------    -----------
                                                                          -----------    ---------    -----------

           Supplemental disclosure of cash flow information
Cash paid during the year for:
     Interest..........................................................   $    47,557    $   1,728    $    53,676
     Income taxes......................................................   $       800    $     800    $     3,200
           Supplemental disclosure of non-cash transactions
Assets acquired for debt...............................................   $        --    $      --    $    37,000
Common stock issued for notes..........................................   $        --    $      --    $    45,538

   The accompanying notes are an integral part of these financial statements.

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE 1--ORGANIZATION AND OPERATIONS:

     Adatom, Inc. (the "Company") is a development stage enterprise founded in October 1996 for the purpose of developing and marketing an electronic product distribution system using proprietary computer technologies. Using the Company's technology, consumers may place orders through an agent, directly on an Internet site, or with a Company salesperson. The orders so placed are typically routed directly to the manufacturer so that the goods may be delivered directly to the consumer.

     The future success of the Company is dependent upon several factors including its ability to continue to expand and enhance its array of available products and to attract and retain qualified agents and salespersons. To date, substantially all capital has been obtained from the Company's majority shareholder.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventory--Inventory consists of consumer goods available for sale and is stated at the lower of first-in, first-out cost or market.

     Fixed assets--Fixed assets are stated at cost and are being depreciated over their estimated useful lives using the straight-line method. Various accelerated methods are used for computing depreciation for income tax purposes. At June 30, 1999 and June 30, 1998, fixed assets consisted of:

                                                    1999         1998
                                                  --------    ----------
Equipment......................................   $135,747    $  118,636
Furniture and fixtures.........................     22,147        22,147
                                                  --------    ----------
                                                   157,894       140,783
Accumulated depreciation.......................    (55,116)      (26,825)
                                                  --------    ----------
Net fixed assets...............................   $102,778    $  113,958
                                                  --------    ----------
                                                  --------    ----------

     Intangible assets--Organization costs are being amortized over five years using the straight-line method. At June 30, 1999 accumulated amortization totals approximately $5,900.

     Software development costs--The Company classifies the costs of planning and developing software products as research and development and charges those costs to expense when incurred.

     During the six months ended June 30, 1998, the Company received approximately $112,000 as a contract reimbursement for part of its software development activities. This reimbursement is included with research and development expenses in the accompanying statement of operations.

     Income taxes--The Company is taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company pays no Federal income taxes but is taxed at the state level using the statutory rates in effect for S-Corporations. Additionally, the stockholders are individually taxed on their proportionate share of the Company's taxable income.

     Advertising costs--Advertising costs include the costs of brochures, print advertisements and radio commercials, and are expensed when incurred. During the six months ended June 30, 1999, and 1998 and the

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED) period from inception to June 30, 1999, advertising costs of approximately $138,000, $42,000 and $318,000, respectively, were charged to expense.

NOTE 3--NOTES RECEIVABLE FROM FRANCHISEES:

     At June 30, 1999, the Company held a note receivable from one franchisee. This note is due in equal monthly installments of approximately $310, including interest at 9% per annum, and matures September 2002. In December 1998, the Company ceased its franchising operations and offered to cancel the notes receivable from its existing franchisees. Six of the Company's franchisees accepted this offer, resulting in the cancellation of $78,921 of notes receivable and a charge to income of $78,921.

NOTE 4--NOTES PAYABLE:

     The $1,800,000 note payable to shareholder is unsecured, non-interest bearing, and is due July 1, 2000. Additionally, Adatom has a $250,000 note payable to HealthCore Medical Solutions, Inc., the company with which Adatom plans to merge (see Note 8). This note is secured by Adatom's assets, is non-interest bearing, and is due upon closing of the merger transaction discussed at Note 8 or within 90 days of the termination of the related letter of intent to merge.

NOTE 5--INCOME TAXES:

     At June 30, 1999 and June 30, 1998, net deferred taxes consist of the following:

                                                                   1999                      1998
                                                          ----------------------    ----------------------
                                                          CURRENT    NON-CURRENT    CURRENT    NON-CURRENT
                                                          -------    -----------    -------    -----------
State
  Deferred tax assets..................................     $--       $  41,000     $ 1,000     $  16,000
  Valuation allowance..................................      --         (39,000)     (1,000)      (14,000)
  Deferred tax liabilities.............................      --          (2,000)         --        (2,000)
                                                            ---       ---------     -------     ---------
                                                            $--       $      --     $    --     $      --
                                                            ---       ---------     -------     ---------
                                                            ---       ---------     -------     ---------

     The book basis of property and equipment exceeds its tax basis by the cumulative amount that accelerated depreciation exceeds straight-line depreciation. The excess will be taxable in future periods through decreased depreciation deductions. Certain expenses recognized currently for financial reporting purposes are not deductible for income tax purposes until paid in future periods.

     At June 30, 1999, the Company has approximately $2,700,000 in net operating loss carryforwards, expiring in 2004, available to offset future state taxable income. The deferred tax asset related to these operating loss carryforwards has been fully reserved.

NOTE 6--COMMITMENTS:

     The Company leases its facilities under operating lease agreements, expiring in May 2000, which currently require monthly payments totaling approximately $7,800. Rent expense paid under these leases for the six months ended June 30, 1999 and 1998 and for the period from inception to June 30, 1999, was approximately $49,000, $45,000 and $186,000, respectively.

                                  ADATOM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE 7--GOING CONCERN:

     As shown in the accompanying financial statements, the Company incurred a net loss of approximately $880,000 for the six months ended June 30, 1999 and has incurred an aggregate loss of $2,820,790 since its inception. At June 30, 1999, the Company's total liabilities exceeded its total assets by approximately $2,500,000. Those factors create an uncertainty about the Company's ability to continue as a going concern. Management's plans to generate profitable operations principally involve the development and establishment of its Internet commerce website. The ability of the Company to continue as a going concern is dependent on the success of future operations and the continued financial support of its majority stockholder. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 8--SUBSEQUENT EVENTS:

     The Company has filed a proxy with the Securities and Exchange Commission dated August 11, 1999. The proxy provides for the merger of the Company with and into HealthCore Medical Solutions, Inc. pursuant to the Agreement and Plan of Merger among the Company and HealthCore dated as of July 1, 1999. The combined company will be named Adatom.com, Inc. and will operate Adatom's existing business of an Internet retailer. In the merger, Adatom's stockholders will receive approximately 2.17 shares of HealthCore common stock, subject to adjustment, as defined in the agreement.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                       HEALTHCORE MEDICAL SOLUTIONS INC.
                                      AND
                                  ADATOM, INC.
                            DATED AS OF JULY 1, 1999

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated July 1, 1999, by and between HEALTHCORE MEDICAL SOLUTIONS, INC., a Delaware corporation ("HealthCore"), and ADATOM, INC., a California corporation ("Adatom").

                              W I T N E S S E T H:

     WHEREAS, the respective boards of directors of HealthCore and Adatom have determined that the consummation of the merger (the "Merger") of Adatom with and into HealthCore upon the terms and subject to the conditions set forth in this Agreement would be in the best interest of both HealthCore and Adatom and their respective shareholders, and each such board has duly approved the Merger.

     NOW, THEREFORE, the parties hereby agree as follows:

     All terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 10.1 hereof.

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL"), at the Effective Time (as hereinafter defined), the Merger shall be effectuated. Upon and after the Effective Time, the separate corporate existence of Adatom shall cease and HealthCore shall be the surviving corporation in the Merger (the "Surviving Corporation"). All of the rights, privileges, powers, immunities, purposes and franchises of Adatom shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of Adatom shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     1.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177, at 10:00 a.m. on the third Business Day following the satisfaction, or waiver by the party entitled to the benefit of such condition, of each of the conditions set forth in Article VII, or at such other place, time and date as Adatom and HealthCore may agree in writing. The time and date upon which the Closing occurs is referred to herein as the "Closing Date".

     1.3 Effective Time. On the Closing Date, Adatom and HealthCore shall cause a certificate of merger (the "Certificate of Merger") to be prepared, executed and filed with the Secretary of State of the States of Delaware and California in accordance with the applicable provisions of the DGCL and the CGCL, and shall make all other filings or recordings as may be required under the DGCL and the CGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the States of Delaware and California (the "Effective Time").

     1.4 Certificate of Incorporation and By-laws. The Certificate of Incorporation of HealthCore shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided herein or therein, or by applicable laws, except that (i) Article FIRST of the Certificate of Incorporation shall be amended and restated in its entirety as follows:
"FIRST: The name of the Corporation is Adatom.com, Inc.", and (ii) Article FOURTH, with respect to the designation of the various classes, and rights associated therewith, of the capital stock of HealthCore, shall be amended and restated in its entirety as set forth on Schedule 1.4 hereof. The By-laws of HealthCore shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.5 Directors and Officers. At the Effective Time, the number of directors on the Board of Directors of the Surviving Corporation shall be increased to five (5), and shall consist of (i) the three (3) directors on the

Board of Directors of Adatom at the Effective Time, (ii) one (1) Adatom designee, and (iii) the Chairman of the Board and Chief Executive Officer of HealthCore, Neal J. Polan ("Polan"). The officers of Adatom at the Effective Time shall be the officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II
                       EFFECT OF MERGER ON CAPITAL STOCK

     2.1 Effect on Adatom Capital Stock, Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Conversion of Shares of Adatom Common Stock. Each issued and outstanding share of Adatom common stock, no par value per share (the "Adatom Common Stock") shall be converted into the right to receive the Per Share Merger Consideration (as hereinafter defined), subject, however, to the execution by each of the holders (other than Polan) of the shares of Adatom Common Stock of a lock-up agreement in form and substance reasonably satisfactory to Adatom (the "Adatom Lock-up Agreement") covering the shares received by such Adatom shareholders in respect of the Per Share Merger Consideration (collectively, the "Adatom Newly Issued Shares"), other than the Polan Adatom Shares (as hereinafter defined), which shall be subject to a lock-up period pursuant to the terms of the HealthCore Lock-up Agreements (as hereinafter defined). The Adatom Lock-Up Agreement shall provide, among other things, that the Adatom Newly Issued Shares shall be subject to a six
     (6) month lock-up, prohibiting the sale, assignment or transfer thereof during such six (6) month period. The holders of certificates representing shares of Adatom Common Stock (each a "Certificate", and collectively, the "Certificates") shall cease to have any rights with respect to such shares except the right to receive the applicable Per Share Merger Consideration, without interest, upon surrender of the Certificate in accordance with
     Article IV hereof.

          (b) Treasury Shares. Each share of Adatom Common Stock, if any, held in the treasury by Adatom shall be canceled and retired and cease to exist, without any conversion thereof.

          (c) Adatom Options and Warrants. Each issued and outstanding option (each an "Adatom Option") and warrant (each an "Adatom Warrant") exercisable for shares of Adatom Common Stock shall be converted into an option or warrant, as applicable, exercisable for shares of HealthCore Common Stock, $.01 par value per share (the "HealthCore Common Stock") with the same terms and conditions as the Adatom Option or the Adatom Warrant, as the case may be, except that the exercise price and the number of shares of HealthCore Common Stock issuable upon exercise of such options and warrants shall be divided and multiplied, respectively, by the Per Share Merger Consideration.

     2.2 Effect on Capital Stock of HealthCore. At the Effective Time (a) each issued and outstanding share of HealthCore Class A Common Stock, par value $.01 per share (the "HealthCore Common Stock"), and each option and warrant exercisable for shares of HealthCore Common Stock, shall remain outstanding with the same rights, terms and conditions attendant thereto immediately prior to the Effective Time; provided that such HealthCore Class A Common Stock shall be reclassified as "Common Stock" in accordance with the provisions of Section 1.4 hereof; and (b) each issued and outstanding share of HealthCore Class B Common Stock, par value $.01 (the "HealthCore Class B Common Stock") shall be converted into one (1) share of HealthCore Common Stock. Notwithstanding anything contained herein to the contrary, if a Certificate is held by a Dissenting Shareholder (as hereinafter defined), such Dissenting Shareholder shall have the rights with respect thereto as set forth in Section 4.4 hereof and as provided by applicable law.

                                  ARTICLE III
                 CALCULATION OF PER SHARE MERGER CONSIDERATION;
                    ADJUSTED PER SHARE MERGER CONSIDERATION

     3.1 Calculation of Per Share Merger Consideration.

          (a) Base Calculation. The "Per Share Merger Consideration" shall be defined as that number of shares of HealthCore Common Stock equal to
     (i) the difference between (A) (1) the Outstanding HealthCore Common Stock (as hereinafter defined), divided by (2) .225, and (B) the Outstanding HealthCore Common Stock, divided by (ii) the Outstanding Adatom Common Stock (as hereinafter defined), subject to adjustment as hereinafter set forth (the total number of shares of HealthCore Common Stock issuable hereunder, the "Merger Consideration").

          (b) Adatom Common Stock Outstanding. For purposes of calculating the Per Share Merger Consideration, the "Outstanding Adatom Common Stock" shall be defined as the total number of shares of Adatom Common Stock outstanding immediately prior to the Closing which shall be deemed to include (i) all outstanding shares of Adatom Common Stock (including, without limitation, the shares of Adatom Common Stock issuable to Polan as described in
     Section 6.1(c) hereof), and (ii) all shares of Adatom Common Stock underlying (A) the options and warrants to purchase such shares of Adatom Common Stock, (B) the shares of Adatom Common Stock into which the convertible bridge notes (the "Convertible Notes") placed by Jesup & Lamont Securities Corporation ("Jesup & Lamont") are convertible prior to or simultaneously with the Closing, and the shares issuable upon exercise of warrants to purchase the Adatom Common Stock issued by Adatom to Jesup & Lamont as compensation under the terms of the Adatom Engagement Letter (as hereinafter defined), and (C) shares of Adatom Common Stock issued or issuable to the Brokers (as defined in Section 5.1(u) hereof).

          (c) HealthCore Common Stock Outstanding. For purposes of calculating the Per Share Merger Consideration, the "Outstanding HealthCore Common Stock" shall be defined as the total number of shares of HealthCore Common Stock outstanding immediately prior to the Closing which shall be deemed to include (i) all outstanding shares of HealthCore Common Stock (other than, and specifically excluding, eighty (80) percent of the shares of HealthCore Common Stock owned by the Escrow Shareholders who have executed and delivered to HealthCore, as of the Closing Date, the Termination Agreements, and which are held in escrow pursuant to the terms of the Escrow Agreement, as such capitalized terms are defined in Section 6.5 hereof), and (ii) all shares of HealthCore Common Stock underlying (A) the options and warrants to purchase such shares of Class A Common Stock with an exercise price of $1.25 or less, other than the warrants issued to Jesup & Lamont as compensation pursuant to the terms of that certain engagement letter (the "HealthCore Engagement Letter"), dated April 27, 1999, between HealthCore and Jesup & Lamont, a copy of which is attached hereto as Exhibit A, and other than, and specifically excluding, eighty (80) percent of the shares of HealthCore Common Stock underlying that certain warrant to purchase 142,000 shares of HealthCore Common Stock held by Polan, provided Polan shall have executed and delivered to HealthCore, as of the Closing Date, an agreement in substantially the form of the Termination Agreements, and (B) the options or warrants issued on or after the date hereof in consideration for the settlement of certain obligations of HealthCore to employees and third party creditors of HealthCore in accordance with the provisions of Section 6.2(d) hereof.

     3.2 Adjustment to Per Share Merger Consideration. The Per Share Merger Consideration shall be subject to adjustment as follows:

          (a) Closing Cash Amount. In the event the cash assets of HealthCore immediately prior to the Closing (the "Closing Cash Amount") are less than Two Million Eight Hundred Fifty Thousand ($2,850,000) Dollars, then the number of shares of HealthCore Common Stock issued to the holders of record on the Closing Date of Outstanding Adatom Common Stock other than Polan (the "Adatom Former Shareholders") shall be increased as follows: first, subtract from twenty-two and one-half (22.5%) percent (the "HealthCore Post Merger Percentage") the product of the difference between (i) $2,850,000 and (2) the Closing Cash Amount, multiplied by .00000309 (such difference being the "New HPMP"); second, calculate the percentage obtained by dividing the HealthCore Post Merger Percentage by the New HPMP and subtracting one hundred (100%) percent (the difference being the "Margin Percentage"); and third, multiply the Margin Percentage by the number of shares of HealthCore Common Stock which would have been outstanding immediately after the Merger pursuant to Section 3.1 (such product being the "Increased Shares"). For purposes of calculating the new Per Share Merger Consideration, divide the number of Increased Shares by the Outstanding Adatom Common Stock, and add that number to the Per Share Merger Consideration. At the time of the Merger, and without necessity of any further action, Polan shall transfer and shall be deemed to have transferred to the Adatom Former Shareholders, on a pro rata basis, the number of shares of HealthCore Common Stock that he would have received as his pro rata percentage of the Increased Shares had he been included in the adjustment to the Per Share Merger Consideration described above. Polan shall have no ownership interest of any kind in such shares at any time, but shall hold them in trust for the other holders of Outstanding Adatom Common Stock. For the purposes of this section the Closing Cash Amount shall be deemed to include (i) all cash on hand, (ii) the aggregate consideration payable to HealthCore upon the exercise of all outstanding options and warrants of HealthCore as of the date hereof having an exercise price not greater than $1.25 per share;
     (iii) the aggregate consideration payable to HealthCore for the purchase of shares of HealthCore Common Stock upon the exercise of options and warrants to purchase the same, up to an aggregate maximum of Thirty Thousand (30,000) shares, issued on or after the date hereof in consideration for the settlement of certain obligations of HealthCore to employees and third party creditors of HealthCore, provided that only $1.25 shall be includable in the Closing Cash Amount for options and warrants with an exercise price in excess of $1.25, (iv) the aggregate amount of prepaid expenses paid by HealthCore for the benefit of the Surviving Corporation, (v) the principal amount loaned by HealthCore to Adatom for bridge financing as evidenced by that certain Promissory Note (the "Note"), dated April 27, 1999, executed by Adatom in favor of HealthCore, (vi) the aggregate amount of any cash payments made to Polan pursuant to the terms of Paragraph 4(c) of that certain Employment Agreement, dated September 30, 1998, between HealthCore and Polan, as amended, (vii) the aggregate sum of any and all reasonable Transaction Expenses (as defined in Section 10.5 hereof) paid by HealthCore through the Closing Date; provided, however, that Adatom shall have approved of any Transaction Expense (other than legal, accounting and investment banker fees and expenses, provided that the fees payable in connection with the preparation of a fairness opinion shall be commensurate with the fair market value for such services) incurred and paid by HealthCore following the execution hereof, which, individually, is in excess of Twenty-Five Thousand ($25,000) Dollars; and (viii) the aggregate sum of any deferred payments to be received by HealthCore within one hundred twenty (120) days following the Closing in connection with the sale of the HealthCore Business (as hereinafter defined). The Closing Cash Amount shall be reduced by the liquidated sum of the accrued but unpaid liabilities of HealthCore on the Closing Date other than, and specifically excluding, (i) any and all reasonable Transaction Expenses incurred by HealthCore prior to the Closing Date, and (ii) any liabilities that Adatom and HealthCore mutually agree shall be excluded as set forth on Schedule 3.2(a) hereof, as amended on the Closing Date. The adjustment to the Per Share Merger Consideration set forth in this Section 3.2(a) shall be made on the Closing Date.

          (b) Indemnification Obligations. In the event the Surviving Corporation shall be obligated to indemnify (i) the holders of record on the Closing Date of the shares of Outstanding Adatom Common Stock other than Polan (the "Adatom Former Shareholders"), or (ii) the holders of record on the Indemnification Adjustment Date (as hereinafter defined) of the shares of Common Stock in the Surviving Corporation, other than, and specifically excluding, the Adatom Former Shareholders (the "HealthCore Former Shareholders"), as the case may be, in respect of the Net Indemnification Amount (as defined in Section 8.5 hereof), the Surviving Corporation shall issue to such party, on a pro rata basis, the number of shares of Common Stock of the Surviving Corporation calculated as follows: first, subtract from the HealthCore Post Merger Percentage the product of the Net Indemnification Amount multiplied by .00000309 (such difference being the "Indemnification HPMP"); second, calculate the percentage obtained by dividing the HealthCore Merger Percentage by the Indemnification HPMP and subtracting one hundred (100%) percent (the difference being the "Indemnification Margin Percentage"); and third, multiply the Indemnification Margin Percentage by the number of shares of HealthCore Common Stock which were outstanding immediately after the Merger purcuant to Section 3.1, including any adjustment in respect of the Closing Cash Amount pursuant to Section 3.2(a) hereof (such product being the "Net Indemnification Shares"). The Net Indemnification Shares shall be divided among, in the case of the Surviving Corporation's indemnification of the
     (A) Adatom Former Shareholders, the Adatom Former Shareholders based on the

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     number of shares of Common Stock of the Surviving Corporation held by the
     Adatom Former Shareholders on the Indemnification Adjustment Date, or
     (B) HealthCore Former Shareholders, the HealthCore Former Shareholders based on the number of shares of Common Stock of the Surviving Corporation outstanding on the Indemnification Adjustment Date, excluding the shares of Common Stock of the Surviving Corporation held by the Adatom Former Shareholders. The indemnification adjustment set forth in this
     Section 3.2(b) shall be made thirteen (13) months following the Closing Date (the "Indemnification Adjustment Date") in accordance with the provisions of Article VIII hereof.

                                   ARTICLE IV
                        PAYMENT OF MERGER CONSIDERATION

     4.1 Delivery of Certificates. As soon as reasonably practicable after the Effective Time, and upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such documents as may reasonably be required by the Surviving Corporation, each holder of a Certificate shall be entitled to receive, and the Surviving Corporation shall issue and deliver to such holder, in exchange therefor certificates representing shares of HealthCore Common Stock, rounded up to the nearest whole number, equal to the product of
(A) the number of shares of Adatom Common Stock represented by such Certificate, multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. If certificates for the HealthCore Common Stock deliverable hereunder are to be issued in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such issuance that the Certificate so surrendered shall be properly endorsed, with the signature guaranteed, or otherwise in proper form for transfer and that the party requesting such issuance shall pay to the Surviving Corporation any transfer or other taxes required by reason thereof, and shall be deemed (other than Polan) to be an Adatom Former Shareholder for the purposes of this Agreement, including, without limitation, under the indemnification provisions set forth in Sections 3.2(b) and Article VIII of this Agreement. Until surrendered as contemplated by this Section 4.1, after the Effective Time, each Certificate shall represent only the right to receive, upon such surrender, the applicable Per Share Merger Consideration.

     4.2 Distributions. Each holder, upon surrender of a Certificate as herein provided and acceptance thereof by the Surviving Corporation, shall be entitled to payment of all dividends or other distributions or payments made or payable with respect to HealthCore Common Stock with a record date after the Effective Time and prior to the date of surrender of the Certificate, all without interest, based upon the number of shares of HealthCore Common Stock issued to such holder in payment of the Per Share Merger Consideration.

     4.3 No Further Transfers. After the Effective Time, there shall be no further transfer of Certificates on the books and records of Adatom or its transfer agent

     4.4 Appraisal Rights. Notwithstanding anything contained herein to the contrary, in the event that holders of shares of HealthCore Common Stock outstanding immediately prior to the Effective Time shall not have voted in favor of the Merger, in person or by proxy, or consented thereto in writing, (such holders, the "Dissenting Shareholders"), then, in such event the shares of HealthCore Common Stock held by such Dissenting Shareholders shall entitle the holders thereof to receive payment of the fair value of such shares of HealthCore Common Stock in accordance with the provisions of Section 262 of the DGCL. Nothing contained herein shall be construed to relieve a Dissenting Shareholder from compliance with all of the provisions of the DGCL.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of Adatom. Adatom represents and warrants to HealthCore as follows:

          (a) Organization and Authority. Adatom is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, is duly qualified, authorized and in good standing to transact business in the states listed in Section 5.1(a) of the disclosure schedule delivered to HealthCore by Adatom on or prior to the date hereof (the "Adatom Disclosure Schedule"), and is not

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     required to be qualified as a foreign corporation in any other jurisdiction where failure to qualify would have a Material Adverse Effect on Adatom.

          (b) Capitalization. As of the date hereof, the authorized capital stock of Adatom consists of 10,000,000 shares of Adatom Common Stock of which, (A) 2,384,600 shares are issued and outstanding, (B) no shares are held in the treasury of Adatom, and (C) no shares are reserved for future issuance upon the exercise of Adatom Options and Adatom Warrants, which options and warrants have a term, exercise price, vesting schedule and other material terms set forth in Section 5.1(b) of the Adatom Disclosure Schedule. The outstanding shares of Adatom Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and, except as set forth in this Section 5.1(b) or in Section 5.1(b) of the Adatom Disclosure Schedule, there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements or commitments of any kind or character to purchase or otherwise to acquire from Adatom any shares of its capital stock or any other security, and no security or obligation of any kind convertible into the capital stock or other security of Adatom exists in favor of any Person (as hereinafter defined). Except as set forth in Section 5.1(b) of the Adatom Disclosure Schedule, Adatom has no outstanding bonds, debentures, notes or other such obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the shareholders of Adatom on any matter. Other than as contemplated by this Agreement or as set forth in Section 5.1(b) of the Adatom Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of Adatom to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity securities or ownership interests of Adatom.

          (c) Articles of Incorporation, By-Laws, Corporate Records and Committees. The copies of the Articles of Incorporation and By-Laws or equivalent organizational documents, each as amended to date, of Adatom delivered to HealthCore on or prior to the date hereof are correct and complete. The stock transfer, minute books and corporate records of Adatom which have been made available to HealthCore, are correct and complete and constitute the only written records and minutes of the meetings, proceedings, and other actions of the Board of Directors and the shareholders of Adatom from its date of incorporation.

          (d) Financial Statements. The audited balance sheet of Adatom as at December 31, 1998 (the "Adatom Audited Balance Sheet"), the unaudited balance sheet of Adatom as at March 31, 1999 (the "Adatom Unaudited Balance Sheet", and, together with the Adatom Audited Balance Sheet, the "Adatom Balance Sheets" ) and, with respect to the Adatom Audited Balance Sheet, the related audited statements, and, with respect to the Adatom Unaudited Balance Sheet, the related unaudited statements, of income, capital and cash flows for the three years then ended (as such documents may have been amended to date) heretofore delivered to HealthCore, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto subject), subject to year end audit adjustments for the Adatom Unaudited Balance Sheet, and are true and correct in all material respects and fairly present the financial condition and the results of operations and cash flow of Adatom as at the date and for the periods covered thereby. Section 5.1(d) of the Adatom Disclosure Schedule contains a description (specifying obligation, obligee and amount) of all Debt (as defined in Section 10.1) of Adatom as of the date hereof.

          (e) Authority. The Board of Directors and shareholders of Adatom have each unanimously approved this Agreement, the Merger and the other transactions contemplated hereby. Adatom has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Adatom and constitutes a valid and binding obligation of Adatom enforceable against Adatom in accordance with its terms.

          (f) Governmental Authorizations and Other Consents. No consent, order, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any Governmental Entity (as hereinafter defined), and no consent or approval of any other Person, is required to be obtained or made by Adatom in connection with the performance by Adatom of this Agreement or the consummation of the transactions contemplated to be performed by it hereunder.

          (g) Non-Contravention.  The performance of this Agreement will not
     (i) violate any provision of the Articles of Incorporation or By-Laws or equivalent organizational document of Adatom; (ii) violate, conflict with or result in the breach or termination of, or constitute an amendment to, or otherwise give any Person the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default (by way of substitution, novation or otherwise) under the terms of, any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which Adatom is a party or by which Adatom or any of its assets or properties are bound; (iii) result in the creation of any lien, mortgage, claim, charge, security interest, encumbrance, restriction or limitation (collectively, "Liens") upon the properties or assets of Adatom pursuant to the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which Adatom is a party or by which Adatom or any of its assets or properties are bound;
     (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or Governmental Entity against, or binding upon, Adatom or any of its securities, properties, assets or businesses; (v) constitute a violation by Adatom of any statute, law, rule or regulation of any jurisdiction as such statute, law, rule or regulation relates to any of its securities, properties, assets or business; or
     (vi) violate any Permit (as herein defined).

          (h) Tangible Property. Adatom has good title to all of the assets reflected on its books and records and on the Adatom Balance Sheets, free and clear of all Liens, except for those assets leased by Adatom under those leases listed in Section 5.1(h) of the Adatom Disclosure Schedule. All furniture, fixtures and equipment owned or used by Adatom (collectively, the "Fixed Assets") will be in substantially the same condition at Closing as existed on the date of this Agreement, reasonable wear and tear excepted.

          (i) Real Property and Leases. Section 5.1(i) of the Adatom Disclosure Schedule sets forth a true and correct list of all leases, subleases or other agreements under which Adatom is lessee or lessor of any real property or has any interest in real property and, except as set forth in
     Section 5.1(i) of the Adatom Disclosure Schedule, there are no rights or options held by Adatom or any contractual obligations on its part to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real property, nor any rights or options granted by Adatom, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property. All such leases, subleases and other agreements are in full force and effect and constitute legal, valid and binding obligations of Adatom and, to the knowledge of Adatom, the other parties thereto, with no existing or, to the knowledge of Adatom, claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by Adatom or, to the knowledge of Adatom, by any other party thereto, which would have a Material Adverse Effect on Adatom. Adatom is not in violation of any building, zoning, health, safety, environmental or other law, rule or regulation the violation of which would have a Material Adverse Effect on Adatom and no notice from any Person has been served upon Adatom claiming any such violation.

          (j) Intellectual Property. Section 5.1(j) of the Adatom Disclosure Schedule sets forth all material trademarks, trade names, trade secrets, patents, inventions, processes, registered copyrights, or other intellectual property rights (or applications therefor) used by Adatom in connection with its business.

          (k) Tax Matters. Adatom has timely filed all federal, state, county and local tax returns, estimates and reports (collectively, "Returns") required to be filed by it through the date hereof, copies of which have been delivered to HealthCore, which Returns accurately reflect, in all material respects, the taxes due for the periods indicated, and Adatom has paid in full all income, gross receipts, value added, excise, property, franchise, sales, use, employment, payroll and other taxes of any kind whatsoever (collectively, "Taxes") shown to be due by such Returns, and has established adequate reserves with respect to any liabilities for Taxes accrued through March 31, 1999, which are reflected on the Adatom Balance Sheets. Adatom does not know of any unassessed deficiency for Taxes proposed or threatened against Adatom, and, to Adatom's knowledge, no taxing authority has raised any issue with respect to Adatom which, if adversely determined, would result in a liability for any Tax which has not been reserved against on the Adatom Balance Sheets. No extensions with respect to the dates on which any Return was or is due to be filed by Adatom nor any waivers or agreements by Adatom for the extension of time for the assessment or payment of any Taxes are in force. Adatom has not been, and, to Adatom's knowledge, currently is not being, audited by any federal, state or local tax authority.

          (l) Compliance with Laws. Adatom is in compliance with all applicable laws, rules and regulations, the violation of which could have a Material Adverse Effect on its assets, properties, liabilities, business, results of operations, condition (financial or otherwise) or prospects, nor does Adatom know of the enactment, promulgation or adoption of any such law, rule or regulation which is not yet effective.

          (m) Permits and Licenses. Except as set forth in Section 5.1(m) of the Adatom Disclosure Schedule, Adatom (including, without limitation, its employees) has duly obtained and holds in full force and effect all consents, authorizations, permits, licenses, orders or approvals of, and has made all declarations and filings with, all Governmental Entities that are material in the conduct of its business (collectively, the "Permits"); all the Permits were duly obtained and are in full force and effect; no violations have been recorded by any Governmental Entity in respect of any such Permit and no proceeding is pending or, to Adatom's knowledge, threatened to revoke, deny or limit any such Permit.

          (n) Contracts and Agreements. Section 5.1(n) of the Adatom Disclosure Schedule lists all material written or oral contracts, agreements, leases, mortgages and commitments to which Adatom is a party or by which it may be bound (individually a "Material Contract", and collectively, "Material Contracts"). All Material Contracts constitute legal, valid and binding obligations of Adatom and, to the knowledge of Adatom, the other parties thereto, and are in full force and effect on the date hereof, and Adatom has paid in full all amounts due thereunder which are due and payable and is not in default under any such Material Contract nor, to the knowledge of Adatom, is any other party to any such Material Contract in default thereunder, nor does any condition exist that, with notice or lapse of time, or both, would constitute a default or event of default thereunder by Adatom or, to the knowledge of Adatom, by any other Person. Except as set forth in Section 5.1(n) of the Adatom Disclosure Schedule, no Material Contract requires the consent or approval of a third party in connection with the performance by Adatom of this Agreement or the transactions contemplated to be performed by it hereunder.

          (o) Employee Compensation and Benefits and Relations.

              (i) Section 5.1(o) of the Adatom Disclosure Schedule lists all current employees of Adatom, setting forth their respective salaries, whether they are employed under contract or at will, and the expiration date of each contract.

              (ii) Notwithstanding anything contained in this Agreement to the contrary, Adatom has no liabilities of any kind or nature to any of its employees in connection with their employment by Adatom other than
        (A) for compensation payable to such employees arising in the ordinary course, provided that (x) all employee salaries have been paid by Adatom other than that portion of employee salaries, if any, accruing in the current pay period, and (y) Adatom has no existing severance obligations to any of its employees, and (B) the Shareholder Indebtedness (as such term is hereinafter defined), which Shareholder Indebtedness shall be discharged by Adatom prior to the Closing Date.

             (iii) Except as set forth in Section 5.1(o) of the Adatom Disclosure Schedule, there are no pension, retirement, savings, disability, medical, dental or other health plans, life insurance (including any individual life insurance policy as to which Adatom makes premium payments whether or not Adatom is the owner, beneficiary or both of such policy) or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements (whether written or arising from custom), and Adatom does not have any employee pension benefit plan as defined in
        Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any employee welfare benefit plan as defined in
        Section 3(1) of ERISA.

              (iv) Adatom has, in all material respects, complied with the requirements, to the extent applicable, of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to the continuation of employer-provided health benefits following a "qualifying event" which would otherwise terminate such benefits, as provided in Section 4980B of the Internal Revenue Code of 1986, as amended, and applicable regulations and Internal Revenue Service rulings, notices and other pronouncements.

              (v) Adatom has not at any time during the last five years had, or is there now threatened, a strike, picket, work stoppage, work slowdown, or other labor trouble or dispute, and Adatom does not know of any employee's proposed resignation whose annual salary exceeds $25,000.

          (p) Insurance. Section 5.1(p) of the Adatom Disclosure Schedule lists all policies of property, theft, fire, liability, workers' compensation, title, professional liability or life insurance or other insurance owned or maintained by Adatom or in which Adatom is a named insured, or additional insured, or on which Adatom or is paying any premiums. Except as set forth in Section 5.1(p) of the Adatom Disclosure Schedule, all such policies are in full force and effect as of the date hereof, and Adatom is not in default with respect to any provision contained in any such insurance policy nor failed to give any notice or present any claim thereunder in due and timely fashion. Section 5.1(p) of the Adatom Disclosure Schedule sets forth a list of the claims history for Adatom under such policies since January 1, 1999 and, except as set forth in Section 5.1(p) of the Adatom Disclosure Schedule, there are no claims outstanding by Adatom under any such policies.

          (q) Liabilities. There are no material liabilities or obligations of Adatom, either accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement (collectively, "Liabilities"), except (i) those accrued, reflected or otherwise provided for on the Adatom Balance Sheets, provided that the Shareholder Indebtedness (as hereinafter defined) and any and all indebtedness to any lending institutions reflected thereon (collectively, the "Adatom Bank Debt") shall have been fully paid, performed and discharged prior to the Closing Date, (ii) those incurred in the ordinary course of Adatom's business since December 31, 1998, provided that such liabilities have been paid, performed and discharged(or will be paid, performed and discharged) by Adatom in the ordinary course of business, consistent with past practice, (iii) reasonable Transaction Expenses incurred by Adatom, (iv) amounts payable to HealthCore under the Note, and
     (v) the Jesup Convertible Notes not exceeding, in the aggregate, Seven Hundred Fifty Thousand ($750,000) Dollars.

          (r) Actions and Proceedings. Except as provided in Section 5.1(r) of the Adatom Disclosure Schedule, there are no claims actions, suits, arbitrations, proceedings, investigations or inquiries, whether at law or in equity and whether or not before any court, private body or group or Governmental Entity (collectively, "Actions"), pending or, to Adatom's knowledge, threatened against, or reasonably involving or affecting, to Adatom's knowledge, having performed no investigation, Adatom nor any of its assets, whether or not fully or partially covered by insurance or which would give rise to any right of indemnification by any Person from Adatom, and there are, to Adatom's knowledge, no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, private body or group or Governmental Entity against, reasonably involving or affecting, to Adatom's knowledge, having performed no investigation, Adatom.

          (s) Absence of Changes. Except as set forth in Section 5.1(s) of the Adatom Disclosure Schedule, since December 31, 1998, Adatom has carried on its business in the ordinary course, and there has not been:

              (i) any material adverse change in its business condition (financial or otherwise), results of operations or liabilities, other than operating losses sustained by Adatom;

              (ii) any pending or, to Adatom's knowledge, threatened adverse amendment, adverse modification, or termination of any agreement, license or permit which is material to its business, and which cannot be replaced by an agreement, license or permit containing substantially all of the same material terms thereof;

             (iii) any disposition or acquisition of any of its assets or properties other than in the ordinary course which exceeds $50,000 in the aggregate, other than under the terms of that certain Security Agreement, dated April 27, 1999, between Adatom and HealthCore;

              (iv) any damage, destruction or other casualty loss (whether or not covered by insurance) having a Material Adverse Effect, or that could reasonably be expected to have a Material Adverse Effect, on its business or assets;

              (v) any increase in the compensation of any of its employees; or

              (vi) except in the ordinary course, the incurrence of any obligation or liability (whether matured, unmatured, absolute, accrued, contingent or otherwise) which exceeds $50,000 in the aggregate, other than amounts owed to (x) HealthCore under the Note, and (y) under the Jesup Convertible Notes to be issued under the terms of the Adatom Engagement Letter not in excess of Seven Hundred Fifty ($750,000) Dollars, which Jesup Convertible Notes, by their terms, shall be converted into shares of Adatom Common Stock immediately prior to the Closing.

          (t) Affiliated Transactions. For purposes of this Section 5.1(t), an "Affiliate" means any Adatom shareholder or any employee, officer or director of Adatom or any spouse or family member (including in-laws) of, or any corporation or other entity "controlled by" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act")), any such persons or in which any such person has an equity or ownership interest exceeding five percent.

              (i) Except as specifically set forth (including dollar amounts) in
        Section 5.1(v) of the Adatom Disclosure Schedule, as of the date hereof, no Affiliate is indebted to, or is a creditor of, Adatom.

              (ii) During the past three (3) years, except as set forth on
        Section 5.1(t) of the Adatom Disclosure Schedule, Adatom has not, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to, or otherwise dealt with, any Affiliate nor is Adatom a party to any contract, agreement, license, commitment or other arrangement, written or oral, express or implied, with an Affiliate except as disclosed on the Adatom Disclosure Schedule.

          (u) Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of Adatom is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Richardson & Associates and ValueAdd Financial Corporation (collectively, the "Brokers"). The Surviving Corporation's maximum aggregate liability to the Brokers is limited to a cash fee equal to the sum of (i) five (5%) percent of the cash on-hand of HealthCore as at the Closing Date, (ii) five (5%) percent of the principal amount of the Note, and (iii) five (5%) percent of up to an aggregate maximum of Seven Hundred Fifty Thousand ($750,000) Dollars in respect of the Jesup Convertible Notes. The Brokers shall also receive that number of shares of Adatom Common Stock which shall be convertible (in accordance with the provisions of Section 2.1(a) hereof) into five (5%) percent of the total outstanding shares of common stock in the Surviving Corporation on the Closing Date, subject to adjustment based on any adjustment to the Per Share Merger Consideration in accordance with the terms of Section 3.2 hereof.

          (v) Environmental Matters. Except as set forth in Section 5.1(v) of the Adatom Disclosure Schedule: (i) Adatom has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable federal, state, local and foreign laws, regulations and codes as currently in effect relating to pollution and protection of the environment ("Environmental Laws"); (ii) to Adatom's knowledge, no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located at any facility owned, leaned or controlled by Adatom; (iii) Adatom is in material compliance with all applicable Environmental Laws, and has fully disclosed to HealthCore all known material past and present non-compliance with Environmental Laws, and all known past discharges of emissions, leaking or releases known to Adatom of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (iv) Adatom has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; provided, however, that clauses (i) through
     (iv) address only those matters that would have a Material Adverse Effect with respect to Adatom.

          (w) Investment Company Act. Adatom either (i) is not an "investment company," or a company "controlled" by an "affiliated company" with respect to an "investment company," required to register under the Investment Company Act of 1940, as amended (the "Investment Company Act") or
     (ii) satisfies
     all conditions for an exemption from the Investment Company Act, and, accordingly, Adatom is not required to be registered under the Investment Company Act.

          (x) Compliance with Securities Laws, Rules and Regulations. Adatom has complied with all applicable state and federal securities laws, rules and regulations in connection with the offer and sale of any and all of its securities.

     5.2 Representations and Warranties of HealthCore. HealthCore represents and warrants to Adatom as follows:

          (a) Organization and Authority. HealthCore is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, is duly qualified, authorized and in good standing to transact business in the states listed in Section 5.2(a) of the disclosure schedule delivered to Adatom by HealthCore on or prior to the date hereof (the "HealthCore Disclosure Schedule"), and is not required to be qualified as a foreign corporation in any other jurisdiction.

          (b) Capitalization. As of the date hereof, the authorized capital stock of HealthCore consists of (i) 19,640,000 shares of HealthCore Common Stock, of which 3,348,000 shares are issued and outstanding, (ii) 216,000 shares of HealthCore Class B Common Stock, of which 216,000 shares are issued and outstanding, (iii) no shares are held in the treasury of HealthCore, (iv) no shares of HealthCore Common Stock are reserved for issuance upon exercise of outstanding stock options, and (v) no shares are reserved for issuance upon the exercise of outstanding warrants. The shares of HealthCore Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section 5.2(b) or in
     Section 5.2(b) of the HealthCore Disclosure Schedule, there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements or commitments of any kind or character to purchase or otherwise to acquire from HealthCore any shares of its capital stock or any other security, and no security or obligation of any kind convertible into the capital stock or other security of HealthCore exists in favor of any Person (as hereinafter defined). Except as set forth in
     Section 5.2(b) of the HealthCore Disclosure Schedule, HealthCore has no outstanding bonds, debentures, notes or other such obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the shareholders of HealthCore on any matter. Other than as contemplated by this Agreement or as set forth in Section 5.2(b) of the HealthCore Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of HealthCore to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity securities or ownership interests of HealthCore.

          (c) Certificate of Incorporation, By-Laws, Corporate Records and Committees. The copies of the Certificate of Incorporation and By-Laws or equivalent organizational documents, each as amended to date, of HealthCore delivered to Adatom on or prior to the date hereof are correct and complete. The stock transfer, minute books and corporate records of HealthCore which have been made available to Adatom, are correct and complete and constitute the only written records and minutes of the meetings, proceedings, and other actions of the Board of Directors and the shareholders of HealthCore from its date of incorporation to the date hereof.

          (d) SEC Documents. HealthCore has made available to Adatom a true and complete copy of each form, report, schedule and registration statement filed with the SEC by HealthCore since September 30, 1998 (as such documents have since the time of their filing been amended or supplemented, the "HealthCore SEC Documents") which are all the documents (other than preliminary material) that HealthCore was required to file with the SEC since such date. As of their respective dates, the HealthCore SEC Documents (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act of 1934 (the "Exchange Act") as applicable, and the rules and regulations of SEC thereunder applicable to such HealthCore SEC Documents, and none of the HealthCore SEC Documents, as such documents have been amended to date (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. HealthCore (i) has filed in a timely manner all reports required to be filed during the twelve (12) calendar months immediately preceding the date of the execution of this Agreement, and (ii) has not been in default, in any material respect, in the payment of (A) any installment or installments on indebtedness for borrowed money, or (B) any rental on one or more long term leases, which defaults, in the aggregate have had a Material Adverse Effect on the financial condition of HealthCore.

          (e) Financial Statements. The audited balance sheet of HealthCore as at September 30, 1998 (the "HealthCore Audited Balance Sheet"), the unaudited balance sheet of HealthCore as at March 31, 1999 (the "HealthCore Unaudited Balance Sheet", and, together with HealthCore Audited Balance Sheet, the "HealthCore Balance Sheets"), and, with respect to the HealthCore Audited Balance Sheet the related audited statements, and, with respect to the HealthCore Unaudited Balance Sheet, the related unaudited statements, of income, capital and cash flows for the three years then ended, included in HealthCore SEC Documents (as such documents may have been amended to date) and heretofore delivered to Adatom, comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Exchange Act Form 10-Q) and are true and correct and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments that, individually and in the aggregate, were not material) the consolidated financial condition and the results of operations and cash flows of HealthCore as at the respective dates and for the respective periods covered thereby and the consolidated results of their operations and cash flows for the periods then ended. The sum of all cash on hand of HealthCore as at June 1, 1999 is estimated to be approximately Two Million Four Hundred Fifty Thousand ($2,450,000) Dollars, after giving effect to the sums loaned by HealthCore to Adatom pursuant to the Note.

          (f) Authority. The Board of Directors of HealthCore has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and has recommended that its shareholders vote in favor of the adoption and approval of this Agreement and the Merger (the "HealthCore Recommendation"). The affirmative vote of a majority of the votes that the holders of the outstanding shares of HealthCore Common Stock are entitled to cast with respect to the adoption and approval of this Agreement and the Merger is the only vote of the holders of any class or series of the capital stock of HealthCore necessary to approve this Agreement, the Merger and the transactions contemplated hereby, and HealthCore has all other requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HealthCore and constitutes a valid and binding obligation of HealthCore enforceable against HealthCore in accordance with its terms, subject to the approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of HealthCore.

          (g) Merger Shares. The HealthCore Common Stock to be delivered hereunder, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

          (h) Governmental Authorizations and Other Consents. Except as set forth in Section 5.2(h) of the HealthCore Disclosure Schedule, no consent, order, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any Governmental Entity, and no consent or approval of any other Person, is required to be obtained or made by HealthCore in connection with the performance by HealthCore of this Agreement or the consummation of the transactions contemplated to be performed by it hereunder.

          (i) Non-Contravention. Except as set forth in Section 5.2(i) of the HealthCore Disclosure Schedule, as amended on the Closing Date with respect to Subsection (ii) hereof in connection with the Merger or the transactions contemplated thereby, on the Closing Date, the performance of this Agreement will not (i) violate any provision of the Certificate of Incorporation or By-Laws or equivalent organizational document of HealthCore; (ii) violate, conflict with or result in the breach or termination of, or constitute an amendment to, or otherwise give any Person the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default (by way of substitution, novation or otherwise) under the terms of, any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which HealthCore is a party or by which HealthCore or any of its assets or properties are bound, all as set forth on Schedule 3.2(a) hereof;
     (iii) result in the creation of any Liens upon the properties or assets of HealthCore pursuant to the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which HealthCore is a party or by which HealthCore or any of its assets or properties are bound (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or Governmental Entity against, or binding upon, HealthCore or any of its securities, properties, assets or businesses; (iv) constitute a violation by HealthCore of any statute, law, rule or regulation of any jurisdiction as such statute, law, rule or regulation relates to any of its securities, properties, assets or business; or (v) violate any Permit.

          (j) Tangible Property. HealthCore has good title to all of the assets reflected on its books and records and on the HealthCore Balance Sheets that have not been sold or liquidated as contemplated by this Agreement, free and clear of all Liens, except for those assets leased by HealthCore under those leases listed in Section 5.2(j) of the HealthCore Disclosure Schedule as amended on the Closing Date in connection with this Agreement, the Merger or the transactions contemplated hereby or thereby. All Fixed Assets of HealthCore that have not been sold or liquidated as of the Closing Date as contemplated by this Agreement will be in substantially the same condition at Closing as existed on the date of this Agreement, reasonable wear and tear excepted.

          (k) Real Property and Leases. Section 5.2(k) of the HealthCore Disclosure Schedule sets forth a true and correct list of all leases, subleases or other agreements under which HealthCore is lessee or lessor of any real property or has any interest in real property and, except as set forth in Section 5.2(k) of the HealthCore Disclosure Schedule, there are no rights or options held by HealthCore or any contractual obligations on its part to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real property, nor any rights or options granted by HealthCore, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property. Except as set forth in Section 5.2(k) of the HealthCore Disclosure Schedule, as amended on the Closing Date in connection with the Merger or the transactions contemplated thereby, all such leases, subleases and other agreements that are set forth on Schedule 3.2(a) hereof are in full force and effect and constitute legal, valid and binding obligations of HealthCore and, to the knowledge of HealthCore, the other parties thereto, with no existing or, to the knowledge of HealthCore, claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by HealthCore or, to the knowledge of HealthCore, by any other party thereto, which would have a Material Adverse Effect on HealthCore. HealthCore is not in violation of any building, zoning, health, safety, environmental or other law, rule or regulation the violation of which would have a Material Adverse Effect on HealthCore and no notice from any Person has been served upon HealthCore claiming any such violation.

          (l) Tax Matters. HealthCore has timely filed all federal, state, county and local Returns required to be filed by it through the date hereof, copies of which have been delivered to Adatom, which Returns accurately reflect, in all material respects, the taxes due for the periods indicated, and HealthCore has paid in full all Taxes shown to be due by such Returns, and has established adequate reserves with respect to any liabilities for Taxes accrued through March 31, 1999, which are reflected on the HealthCore Balance Sheets. HealthCore does not know of any unassessed deficiency for Taxes proposed or threatened against HealthCore, and, to HealthCore's knowledge, no taxing authority has raised any issue with respect to HealthCore which, if adversely determined, would result in a liability for any Tax which has not been reserved against on the HealthCore Balance Sheets. No extensions with respect to the dates on which any Return was or is due to be filed by HealthCore nor any waivers or agreements by HealthCore for the extension of time for the assessment or payment of any Taxes are in force. HealthCore has not been, and, to HealthCore's knowledge, currently is not being, audited by any federal, state or local tax authority.

          (m) Compliance with Laws. HealthCore is in compliance with all applicable laws, rules and regulations, the violation of which could have a Material Adverse Effect on its assets, properties, liabilities, condition (financial or otherwise) or prospects, nor does HealthCore know of the enactment, promulgation or adoption of any such law, rule or regulation which is not yet effective.

          (n) Permits and Licenses. Except as set forth in Section 5.2(n) of the HealthCore Disclosure Schedule, HealthCore (including, without limitation, its employees) duly obtained all Permits that were material in the conduct of its business, and no violations have been recorded by any Governmental Entity in respect of any such Permit.

          (o) Contracts and Agreements. Section 5.2(o) of the HealthCore Disclosure Schedule lists all written and oral Material Contracts to which HealthCore is a party or by which it may be bound. Except as set forth in
     Section 5.2(o) of the HealthCore Disclosure Schedule, as amended on the Closing Date, all Material Contracts set forth on Schedule 3.2(a) hereof constitute legal, valid and binding obligations of HealthCore and, to the knowledge of HealthCore, of the other parties thereto, and are in full force and effect on the date hereof, and HealthCore has paid in full all amounts due thereunder which are due and payable and is not in default under any such Material Contract nor, to the knowledge of HealthCore, is any other party to any such Material Contract in default thereunder, nor does any condition exist that, with notice or lapse of time, or both, would constitute a default or event of default thereunder by HealthCore or, to the knowledge of HealthCore, by any other Person. Except as set forth in
     Section 5.2(o) of the HealthCore Disclosure Schedule, as amended on the Closing Date, no Material Contract set forth on Schedule 3.2(a) of this Agreement requires the consent or approval of a third party in connection with the performance by HealthCore of this Agreement or the transactions contemplated to be performed by it hereunder.

          (p) Employee Compensation and Benefits and Relations.

              (i) Section 5.2(p) of the HealthCore Disclosure Schedule lists all current employees of HealthCore, setting forth their respective salaries, whether they are employed under contract or at will, and the expiration date of each contract.

              (ii) Notwithstanding anything contained in this Agreement to the contrary, HealthCore has no liabilities of any kind or nature to any of its employees in connection with their employment by HealthCore other than (A) for compensation payable to such employees accruing in the current pay period and arising in the ordinary course, and
        (B) severance arrangements or contract settlements entered into by HealthCore in connection with the sale or liquidation of the HealthCore Business (as hereinafter defined) or as contemplated by this Agreement.

             (iii) Except as set forth in Section 5.2(p) of the HealthCore Disclosure Schedule, as of the Closing Date all pension, retirement, savings, disability, medical, dental or other health plans, life insurance (including any individual life insurance policy as to which HealthCore makes premium payments whether or not HealthCore is the owner, beneficiary or both of such policy) or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements (whether written or arising from custom) maintained by HealthCore shall have been terminated. Other than HealthCore's 401(k) plan, HealthCore does not have any employee pension benefit plan as defined in Section 3(2) of ERISA, or any employee welfare benefit plan as defined in Section 3(1) of ERISA.

              (iv) HealthCore has, in all material respects, complied with the requirements, to the extent applicable, of COBRA with respect to the continuation of employer-provided health benefits following a "qualifying event" which would otherwise terminate such benefits, as provided in Section 4980B of the Internal Revenue Code of 1986, as amended, and applicable regulations and Internal Revenue Service rulings, notices and other pronouncements.

              (v) HealthCore has not at any time during the last five years had, or is there now threatened, a strike, picket, work stoppage, work slowdown, or other labor trouble or dispute, and HealthCore does not know of any employee's proposed resignation whose annual salary exceeds $25,000, other than as contemplated by this Agreement. HealthCore has not been, and is currently not, a party to any collective bargaining agreements.

          (q) Insurance. Section 5.2(q) of the HealthCore Disclosure Schedule lists all policies of property, theft, fire, liability, workers' compensation, title, professional liability or life insurance or other insurance owned or maintained by HealthCore or in which HealthCore is a named insured, or additional insured, or on which HealthCore or is paying any premiums. Except as set forth in Section 5.2(q) of the HealthCore

     Disclosure Schedule, all such policies are in full force and effect as of the date hereof, and HealthCore is not in default with respect to any provision contained in any such insurance policy nor failed to give any notice or present any claim thereunder in due and timely fashion.
     Section 5.2(q) of the HealthCore Disclosure Schedule sets forth a summary of the claims history for HealthCore under such policies since January 1, 1999 and, except as set forth in Section 5.2(q) of the HealthCore Disclosure Schedule, there are no claims outstanding by HealthCore under any such policies.

          (r) Liabilities. There are no material Liabilities of HealthCore, except (a) those accrued, reflected or otherwise provided for on the HealthCore Balance Sheets, (b) those incurred in the ordinary course of HealthCore's business since December 31, 1998, consistent with past practices, no one of which exceeds $25,000, (c) reasonable Transaction Expenses incurred by HealthCore, and (d) those listed in
     Section 5.2(r) of the HealthCore Disclosure Schedule.

          (s) Actions and Proceedings. Except as provided in Section 5.2(s) of the HealthCore Disclosure Schedule, there are no Actions, pending or, to HealthCore's knowledge, threatened against, or reasonably involving or affecting, to HealthCore's knowledge, having performed no investigation, HealthCore nor any of its assets, whether or not fully or partially covered by insurance or which would give rise to any right of indemnification by any Person from HealthCore, and there are, to HealthCore's knowledge, no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, private body or group or Governmental Entity against, reasonably involving or affecting, to HealthCore's knowledge, having performed no investigation, HealthCore.

          (t) Absence of Changes. Except as set forth in Section 5.2(t) of the HealthCore Disclosure Schedule, or in connection with the sale or liquidation of the HealthCore Business, since December 31, 1998, HealthCore has carried on its business in the ordinary course, and there has not been:

              (i) except in the ordinary course, or as contemplated or permitted by this Agreement, the incurrence of any obligation or liability (whether matured, unmatured, absolute, accrued, contingent or otherwise) which exceeds $50,000 in the aggregate, other than: (A) under the terms of that certain letter amendment, dated April 26, 1999, between Polan and HealthCore, (B) under the terms of the HealthCore Engagement Letter, and (C) to David Mullikin ("Mullikin"), HealthCore's President, in severance of his employment with HealthCore consisting of (x) cash in the amount of One Hundred Thousand ($100,000) Dollars, and (y) options to purchase up to one hundred thousand (100,000) shares of HealthCore Common Stock at an exercise price of $.10 per share.

          (u) Affiliated Transactions. For purposes of this Section 5.1(u), an "Affiliate" means any HealthCore shareholder or any employee, officer or director of HealthCore or any spouse or family member (including in-laws) of, or any corporation or other entity "controlled by" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act), any such persons or in which any such person has an equity or ownership interest exceeding five percent.

              (i) Except as specifically set forth (including dollar amounts) in
        Section 5.2(u) of the HealthCore Disclosure Schedule or disclosed in the HealthCore SEC Documents, as of the date hereof, no Affiliate is indebted to, or is a creditor of, HealthCore.

              (ii) Except as set forth on Section 5.2(u) of the HealthCore Disclosure Schedule or disclosed in the HealthCore SEC Documents, during the past three (3) years, HealthCore has not, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to, or otherwise dealt with, any Affiliate nor is HealthCore a party to any contract, agreement, license, commitment or other arrangement, written or oral, express or implied, with an Affiliate except as disclosed on the HealthCore Disclosure Schedule.

          (v) Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of HealthCore is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          (w) Environmental Matters. Except as set forth in Section 5.2(w) of the HealthCore Disclosure Schedule: (i) HealthCore has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable Environmental Laws;
     (ii) to HealthCore's knowledge, no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located at any facility owned, leaned or controlled by HealthCore; (iii) HealthCore is in material compliance with all applicable Environmental Laws, and has fully disclosed to Adatom all known material past and present non-compliance with Environmental Laws, and all known past discharges of emissions, leaking or releases known to HealthCore of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (iv) HealthCore has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; provided, however, that clauses
     (i) through (iv) address only those matters that would have a Material Adverse Effect with respect to HealthCore.

          (x) Investment Company Act. HealthCore either (i) is not an "investment company," or a company "controlled" by an "affiliated company" with respect to an "investment company," required to register under the Investment Company Act of 1940, as amended (the "Investment Company Act") or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, HealthCore is not required to be registered under the Investment Company Act.

          (y) Compliance with Securities Laws, Rules and
     Regulations. HealthCore has complied with all applicable state and federal securities laws, rules and regulations in connection with the offer and sale of any and all of its securities.

                                   ARTICLE VI
                                   COVENANTS

     6.1 Covenants of Adatom. Adatom hereby covenants and agrees that, except as expressly contemplated or permitted by this Agreement, from the date hereof through earlier of the Closing Date or the Termination Date (as hereinafter defined) it shall comply with the following covenants:

          (a) Ordinary Course. Adatom shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its commercially reasonable, good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with material customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing Date. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, or as otherwise required by law, Adatom shall not:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Adatom or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii) except as contemplated by this Agreement or the Transaction Documents, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than (A) issuances upon exercise of employee and director stock options issued pursuant to employee and non-employee director stock option plans outstanding on the date hereof and listed in Section 5.1(b) of the Adatom Disclosure Schedule; (B) the securities contemplated to be issued by Adatom pursuant the terms of that certain engagement letter (the "Adatom Engagement Letter"), dated April 27, 1999, between Adatom and Jesup & Lamont, a copy of which is attached hereto as Exhibit B, (C) to Richard Barton ("Barton"), the President of Adatom, or an IRA of Barton, securities of Adatom in connection with the discharge of Adatom's existing indebtedness to Barton (the "Shareholder Indebtedness"),
        (D) to the Brokers pursuant to contracts between the Brokers and Adatom, and (E) to Polan under the terms of the Letter Agreement (as hereinafter defined);

              (iii) except with respect to bonuses made in the ordinary course of business consistent with past practice, and except as contemplated by this Agreement, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of Adatom or increase in any manner the compensation or fringe benefits of any director, officer or employee of Adatom or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of Adatom (in each case, except with respect to employees in the ordinary course of business consistent with past practice);

              (iv) amend its Articles of Incorporation, By-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of Adatom;

               (v) sell, lease, license, mortgage or otherwise encumber (except to secure the incurrence of Debt permitted hereunder) or subject to any Lien or otherwise dispose of any of its material properties or assets;

              (vi) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to Adatom taken as a whole;

              (vii) incur any Debt in excess of Seven Hundred Fifty Thousand ($750,000) Dollars (inclusive of Debt incurred in connection with the Jesup Convertible Notes), exclusive of the sums loaned to Adatom by HealthCore pursuant to the terms of the Note, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Adatom other than as contemplated in the Adatom Engagement Letter, or permitted in accordance with the terms of this Agreement, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to Adatom;

             (viii) change any accounting principle used by it, unless required by the Financial Accounting Standards Board; and

              (ix) except as set forth in Section 6.1(b)(ii) hereof, enter into any transaction or series of transactions with any Affiliate of Adatom other than on terms and conditions substantially as favorable to Adatom as would be obtainable by Adatom at the time of such transaction with a Person that is not an Affiliate of Adatom.

          (b) Shareholder Indebtedness. Adatom shall discharge all of Adatom's monetary obligations to Adatom's shareholders, employees and the Adatom Affiliates, including, without limitation, the Shareholder Indebtedness.

          (c) Polan Employment Agreement; Issuance of Adatom
     Shares. Immediately prior to the Closing, Adatom shall enter into the employment agreement with Polan heretofore executed by Polan, only, in accordance with the terms of that certain letter agreement (the "Letter Agreement"), dated as of the date hereof, between Adatom and Polan a copy of which is attached hereto as Exhibit C (the "Polan

     Employment Agreement"), and shall, as contemplated by, and in accordance with the terms of, the Letter Agreement, issue to Polan immediately prior to the Closing such number of shares of Adatom Common Stock which in the Merger shall be convertible (in accordance with the provisions of Section 2.1(a) hereof) into three hundred fifty thousand (350,000) shares of the HealthCore Common Stock (such shares being the "Polan Adatom Shares").

          (d) No Solicitation. Adatom shall not authorize or permit any of their respective Agents to, (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Adatom (other than the transactions contemplated by this Agreement) or any other material corporate transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (each a "Transaction Proposal," and collectively, the "Transaction Proposals") or agree to or endorse any Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

     6.2 Covenants of HealthCore. HealthCore hereby covenants and agrees that, except as expressly contemplated or permitted by this Agreement, from the date hereof through earlier of the Closing Date or the Termination Date it shall comply with the following covenants:

          (a) Closing Cash Amount. HealthCore shall use its commercially reasonable, good faith efforts to secure a minimum of Three Million ($3,000,000) Dollars in cash, calculated based upon the same formula set forth in Section 3.2(a) hereof;

          (b) Sale or Liquidation of the HealthCore Business. HealthCore shall endeavor to consummate the sale or liquidation, in HealthCore's sole discretion, of HealthCore's existing health discount card business and any other business being conducted by HealthCore (the "HealthCore Business"), the agreements relating to such sale or liquidation to be in form and substance reasonably acceptable to Adatom, and shall, in connection therewith, (i) terminate all of HealthCore's existing employment relationships with all of its employees, including, but not limited to, its key executives, Polan and Mullikin, and (ii) terminate, cancel or assign all material contractual commitments and other material obligations arising in connection with the HealthCore Business (including HealthCore's office lease). In addition, HealthCore shall take all commercially reasonable steps necessary to achieve the maximum valuation of the HealthCore Business in any such sale or liquidation thereof;

          (c) Stock Option Plan. HealthCore shall adopt a Stock Option Plan (the "Stock Option Plan") in form and substance reasonably satisfactory to Adatom covering an amount of shares of HealthCore Common Stock equal to ten (10%) percent of the Surviving Corporation's issued and outstanding capital stock on a fully-diluted basis immediately following the Closing, for issuance of options to employees, contractors and directors of the Surviving Corporation.

          (d) Ordinary Course. Except as contemplated by this Agreement, or otherwise required by law, HealthCore shall not:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of HealthCore or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii) except as contemplated by this Agreement, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than (A) issuances upon exercise of employee and director stock options issued pursuant to employee and non-employee director stock option plans outstanding on the date hereof and listed in
        Section 5.2(b) of the HealthCore Disclosure Schedule, (B) the securities contemplated to be issued by HealthCore pursuant the terms of the HealthCore Engagement Letter, and (C) options or warrants issued in consideration for the settlement of certain obligations of HealthCore to its employees and third party creditors of HealthCore up to an aggregate maximum of Thirty Thousand (30,000) shares;

              (iii) except with respect to annual bonuses accrued or reflected on the HealthCore Unaudited Balance Sheet, and except as contemplated by this Agreement, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of HealthCore or increase in any manner the compensation or fringe benefits of any director, officer or employee of HealthCore or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of HealthCore, other than (A) options or warrants issued in consideration for the settlement of certain obligations of HealthCore to its employees and third party creditors of HealthCore up to an aggregate maximum of Thirty Thousand (30,000) shares, and (B) severance packages not in excess of an aggregate of Eighty Thousand ($80,000) Dollars other than to Polan and Mullikin;

              (iv) amend its Certificate of Incorporation, By-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of HealthCore;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets;

              (vi) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to HealthCore taken as a whole;

              (vii) incur any Debt, issue or sell any debt securities or warrants or other rights to acquire any debt securities of HealthCore, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to HealthCore;

             (viii) change any accounting principle used by it, unless required by the SEC or the Financial Accounting Standards Board; and

              (ix) enter into any transaction or series of transactions with any Affiliate of HealthCore or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to HealthCore as would be obtainable by HealthCore at the time of such transaction with a Person that is not an Affiliate of HealthCore.

          (e) No Solicitation. HealthCore shall not authorize or permit any of its Agents to, (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any Transaction Proposal, or agree to or endorse any Transaction Proposal, or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit HealthCore from
     (A) furnishing information pursuant to an appropriate confidentiality letter concerning HealthCore and its businesses, properties or assets to a third party who the Board of

     Directors of HealthCore has a reasonable basis for determining is likely to make a Qualified Transaction Proposal, (B) engaging in discussions or negotiations with such a third party who has made a Qualified Transaction Proposal, or (C) following receipt of a Qualified Transaction Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or changing the HealthCore Recommendation, but in each case referred to in the foregoing clauses
     (A) through (C) only after the Board of Directors of HealthCore concludes in good faith following receipt of a written opinion addressed to HealthCore from outside counsel to HealthCore that such action is reasonably necessary for the Board of Directors of HealthCore to comply with its fiduciary obligations to shareholders under applicable law. If the Board of Directors of HealthCore receives a Transaction Proposal, then HealthCore shall immediately inform Adatom of the terms and conditions of such proposal and the identity of the Person making it and shall keep Adatom fully informed of the status and details of any such Transaction Proposal and of all steps it is taking in response to such Transaction Proposal. For purposes of this Agreement, the term "Qualified Transaction Proposal" shall mean a Transaction Proposal that the Board of Directors of HealthCore determines in good faith, after consultation with its outside financial advisor, is reasonably capable of being consummated, is not subject to any material contingencies relating to financing and will result in a transaction materially more favorable to the shareholders of HealthCore, from a financial point of view, than the Merger.

          (f) HealthCore Recommendation. The Board of Directors of HealthCore shall not withdraw or modify or propose to withdraw or modify in a manner adverse to Adatom, the HealthCore Recommendation, unless the Board of Directors of HealthCore concludes in good faith following receipt of a written opinion addressed to it from outside counsel to HealthCore that such action is necessary for the Board of Directors of HealthCore to comply with its fiduciary obligations to shareholders under applicable law. HealthCore shall use its best efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, and to secure the vote or the consent of the shareholders required by the DGCL to approve and adopt this Agreement and the transactions contemplated hereby.

     6.3 Mutual Covenants of Adatom and HealthCore.

          (a) Pre-Closing Covenants. Adatom and HealthCore each hereby covenant and agree that, except as expressly contemplated or permitted by this Agreement, from the date hereof through earlier of the Closing Date or the Termination Date, it shall comply with the following:

               (i) Confidentiality. Each party shall, and shall use its best efforts to cause its Affiliates and its and their respective Agents (as hereinafter defined) to keep secret and hold in strictest confidence any and all documents and information relating to the other party and its respective Affiliates furnished to such first party (whether before or after the date hereof) in connection with the transactions contemplated hereunder, other than the following: (A) information that has become generally available to the public other than as a result of a disclosure by such first party, its Affiliates or its Agents; (B) information that becomes available to such first party or an Agent of such party on a nonconfidential basis from a third party having no obligation of confidentiality to a party to this Agreement and which has not itself received such information directly or indirectly in breach of any such obligation of confidentiality; (C) information that such first party is required to disclose by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or automated quotation system on which securities of such party or any such Affiliate are listed or traded; provided that the first party shall notify the other party as promptly as practicable (and, if possible, prior to making such disclosure) and shall use its reasonable best efforts to limit the scope of such disclosure and seek confidential treatment of the information to be disclosed; and
        (D) disclosures made by such first party as shall be reasonably necessary in connection with obtaining the HealthCore Required Consents or the Adatom Required Consents, as the case may be.

              (ii) Publicity. Except as otherwise required by applicable law or the rules or regulations of any securities exchange or automated quotation system on which the securities of such party or any Affiliate of such party are listed or traded, until the earlier of (A) the date on which this Agreement ceases to be in effect or (B) the Closing Date, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party and in any event each party agrees that it will give the other party reasonable opportunity to review and comment upon any such release or announcement prior to publication of the same.

              (iii) Access to Information. Upon reasonable notice, each party shall afford to the other party and its Agents, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, Contracts, commitments and records and, during such period, each party shall promptly furnish or otherwise make available to the other party (A) a copy of each report, schedule, registration statement and other document filed or received by any of them during such period pursuant to the requirements of Federal and applicable state securities laws and (B) all other information concerning its business, properties and personnel as the other party may reasonably request.

              (iv) Satisfaction of Conditions. Subject to the terms and conditions of this Agreement, each party hereto agrees to use its reasonable best efforts, subject to their respective fiduciary duties, to cause the conditions set forth in Article VII of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including cooperating fully with the other party.

               (v) Information Supplied. Each of Adatom and HealthCore agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed with the SEC by HealthCore in connection with the issuance of shares of HealthCore Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of Adatom and HealthCore to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (vi) Stockholder Meetings. Adatom will take, in accordance with its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Adatom Common Stock (the "Stockholders Meeting"), to be held as promptly as practicable after the S-4 Registration Statement is declared effective, to consider and vote upon the approval of the Merger, and shall take all lawful action to solicit such approval. HealthCore will take, in accordance with its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of HealthCore Common Stock and HealthCore Class B Common Stock (the "HealthCore Stockholders Meeting"), to be held as promptly as practicable after the S-4 Registration Statement is declared effective, to consider and vote upon the approval of the Merger and the transactions contemplated thereby, including, without limitation,
        (A) the issuance of the HealthCore Common Stock in the Merger, (B) the election to the Board of Directors of those individuals described in
        Section 1.5 hereof, (C) the approval of the termination of the Escrow Agreement in accordance with the terms of the Termination Agreements, and (D) adoption of the Stock Option Plan, and HealthCore's Board of Directors, subject to fiduciary obligations under applicable law or as otherwise permitted under this Agreement, will recommend the HealthCore Recommendation, will not withdraw or modify the HealthCore Recommendation and will take all lawful action to solicit such approval.

              (vii) Filings; Other Actions; Notification.

                (A) Adatom and HealthCore shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and HealthCore shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Adatom and HealthCore each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the

           Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of Adatom and HealthCore. HealthCore shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement.

                (B) Adatom and HealthCore each shall use all reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

             (viii) Accounting and Taxation.

                (A) Neither Adatom nor HealthCore shall nor shall they permit either of their respective Affiliates to, take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of
           Section 368(a) of the Internal Revenue Code of 1989, as amended (the "Code"). Each of Adatom and HealthCore agrees to use its reasonable best efforts to cure any impediment to the qualification of the Merger as a "reorganization" within the meaning of
           Section 368(a) of the Code.

                (B) Adatom shall instruct its accountants to deliver and shall use its reasonable best efforts to cause such accountants to deliver to HealthCore letters dated as of the Closing Date, addressed to HealthCore, containing such matters as are customarily contained in auditors' letters regarding information about Adatom included in the Proxy/Registration Statement, which auditors' letters shall be in form and substance reasonably satisfactory to HealthCore.

                (C) All Returns required to be filed by or with respect to each party (or any of them) after the date hereof and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations other than such Returns for which the failure to file would not have a Material Adverse Effect with respect to such party.

              (ix) Affiliates. Attached hereto as Exhibit D is a list of names and addresses of those Persons who may, in the opinion of Adatom (after consultation with outside legal counsel), "Affiliates" of Adatom within the meaning of Rule 145 under the Securities Act. Adatom shall exercise its best efforts to deliver or cause to be delivered to HealthCore, prior to the Effective Time, from each affiliate of Adatom identified in the foregoing list, a letter in the form attached as Exhibit E (the "Adatom Affiliates Letter"). The certificates representing HealthCore Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions.

               (x) Other Actions. HealthCore and Adatom shall not take any action that would or is reasonably likely to result in any of the representations and warranties of HealthCore or Adatom, as the case may be, set forth in this Agreement being untrue in any material respect as of the date made, or in any of the conditions to the Closing set forth in Article VII of this Agreement not being satisfied.

              (xi) Registration Rights Agreements. Simultaneously with the Closing, the Surviving Corporation shall enter into a registration rights agreement with each of Polan and Mullikin (collectively, the "Registration Rights Agreements") in form and substance reasonably satisfactory to Polan and Mullikin, as the case may be, and Adatom, and each of their respective counsel, covering the shares of stock in the Surviving Corporation issued or issuable (A) to Polan (x) in connection that certain Letter Amendment, dated April 27, 1999, between Polan and HealthCore, (y) upon the exercise (or conversion in accordance with the provisions of the Termination Agreement contemplated to be executed by Polan, as the case may be) of warrants to purchase shares to HealthCore Common Stock heretofore issued to Polan, and (z) currently held in escrow in accordance with the terms of the Escrow Agreement (the "Polan Escrowed Shares"); and (B) Mullikin upon the exercise of options to purchase shares of HealthCore Common Stock issued in connection with the severance of Mullikin's employment with HealthCore (the aggregate shares described in clause
        (A) and (B) hereof being the "Registration Shares"). The Registration Rights Agreement shall provide that (A) Polan and Mullikin shall have piggy-back registration rights for the Registration Shares with respect to all registration statements filed by the Surviving Corporation other than registration statements on Forms S-4 and S-8, it being acknowledged and agreed that the Polan Adatom Shares shall be registered on the S-4 Registration Statement, and (B) in the event a registration statement subject to piggy-back registration as described in clause (A) above has not been declared effective by the SEC with one hundred twenty (120) days following the Closing, Polan and Mullikin shall have the right to demand registration of such shares on any appropriate form registration statement other than, and specifically excluding, on a Form S-1 registration statement, pursuant to the terms of the Registration Rights Agreements; provided, however, that with respect to the Polan Escrowed Shares, Polan shall only be permitted to demand such registration thereof in accordance with clause (B) above in the event the Polan Escrowed Shares shall have been released from escrow prior to the registration of all of the other Registration Shares allocable to Polan. The Registration Rights Agreement shall further provide that any and all registration statements on which any or all of the Registration Shares are included shall be updated and kept current for a minimum period of one (1) year following the date on which such registration statement is declared effective by the SEC.

              (xii) Barton Employment Agreement. Simultaneously with the Closing, the Surviving Corporation shall enter into an employment agreement with Barton on terms mutually agreeable to Barton and the Surviving Corporation, including, without limitation, (A) an annual salary of Two Hundred Thousand ($200,000) Dollars, (B) an annual bonus equal to One Hundred Thousand ($100,000) Dollars (which bonus shall be based upon certain goals set forth in the Surviving Corporation's business plan), and (C) the use during the term of his employment of a luxury automobile leased by the Surviving Corporation.

             (xiii) Advice of Changes; SEC Documents. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of (A) any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (B) any material notice or other communication from any regulatory authority or national securities exchange in connection with the transactions contemplated by this Agreement; (C) any claims, actions, proceedings or investigations commenced or, to the best of such party's knowledge, threatened, involving or affecting such party, or any of its property or assets, or, to the best of such party's knowledge, any employee, consultant, director or officer, in his or her capacity as such, of such party, which, if pending on the date hereof, would have been required to have been disclosed in a HealthCore SEC Document or the Adatom Disclosure Schedule, as the case may be, or which relates to the consummation of the Merger or the other transactions contemplated by this Agreement; and
        (D) any change or event that would have a Material Adverse Effect with respect to such party. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

              (xiv) Compliance with Laws. Each party agrees to conduct its business in compliance with all applicable laws and regulations except where failure to comply would not have a Material Adverse Effect on such party.

              (xv) Regulatory Matters. Each party agrees to promptly, and in any event no later than ten business days after the date hereof, prepare and file all applications, notices, consents and other documents necessary or advisable to obtain the state regulatory approvals specified in the Adatom Disclosure Schedule or the HealthCore Disclosure Schedule, as the case may be, promptly file all supplements or amendments thereto and use all reasonable efforts to obtain the regulatory approvals specified in the Adatom Disclosure Schedule or the HealthCore Disclosure Schedule, as the case may be, as promptly as practicable. Each party shall provide to the other party and its counsel
        (A) the opportunity to review in advance and comment on all such filings with regulatory authorities and rating agencies relating to this transaction and all written communications with respect thereto a reasonable time prior to such filings or written communications,
        (B) prompt notice of all contacts by such regulatory authorities and rating agencies, and (C) with respect to any regulatory approval or review required by any state, the right to approve any filings, written communications and the substance of any oral communications and to participate in any meetings. Each party will keep the other party informed of the status of matters relating to obtaining the regulatory approvals specified in the Adatom Disclosure Schedule and will promptly furnish such party with copies of all written communications with respect thereto.

          (b) NASDAQ Listing and Trade Symbols. HealthCore and Adatom shall use their respective best efforts to cause the HealthCore Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Small Cap Market, subject to official notice of issuance, prior to the Closing Date. HealthCore and Adatom shall use their respective best efforts to maintain HealthCore's current NASDAQ Small-Cap listing under its trading symbols "HMSI", "HMSIU", and "HMSIW".

          (c) Post-Closing Covenants. Adatom hereby covenants and agrees subsequent to the Closing of the Merger, the Surviving Corporation shall comply with the following:

               (i) Special Meeting of Shareholders. In the event two-thirds (2/3) of the shareholders of HealthCore eligible to vote thereon fail to approve the termination of the Escrow Agreement and the approval and adoption of the Termination Agreements (as such terms are defined in Section 6.5 hereof) the Board of Directors of the Surviving Corporation shall call a special meeting of the shareholders as soon as reasonably practicable following the Closing Date, and shall recommend that the shareholders of the Surviving Corporation vote in favor of (A) the termination of the Escrow Agreement, and (B) the approval and adoption of the Termination Agreement.

              (ii) S-8 Registration. The Surviving Corporation shall use its best efforts, but in no event later than thirty (30) days following the Closing, to file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms) to register all shares of the Surviving Corporation eligible for registration thereunder, including, without limitation, and if eligible to be placed on a Form S-8, the Polan Shares, and the shares issued to Mullikin upon his exercise of options to purchase such shares described hereinabove.

     6.4 Covenants of Polan. In order to induce Adatom to execute and deliver this Agreement, Polan hereby irrevocably covenants and agrees that, except as expressly contemplated or permitted by this Agreement, (i) simultaneously with the Closing, Polan shall elect to convert all of the shares of HealthCore
Class B Common Stock held by him into HealthCore Common Stock in accordance with the relevant provisions of HealthCore's Certificate of Incorporation,
(ii) Polan shall vote all of the shares of stock in HealthCore entitled to be voted on the Merger beneficially owned by him in favor of the consummation of the Merger and the other transactions contemplated by this Agreement (iii) from the execution of this Agreement and until the Closing Date or earlier termination hereof, Polan shall not sell or otherwise transfer more than fifty thousand (50,000) shares of HealthCore Common Stock or HealthCore Class B Common Stock.

     6.5 Covenants of the Adatom Shareholders. In order to induce HealthCore to execute and deliver this Agreement, each of the shareholders of Adatom irrevocably covenants and agrees to vote the shares of stock in the Surviving Corporation held thereby (i) in favor of the consummation of the Merger and the other transactions contemplated by this Agreement, and (ii) in the event two-thirds (2/3) of the shareholders of HealthCore entitled to vote thereon fail to approve and adopt the Termination Agreements (as hereinafter defined), in favor of terminating that certain Amended and Restated Escrow Agreement (the "Escrow Agreement"), dated July 31, 1997, among HealthCore, American Stock Transfer and Trust Company and the stockholders of HealthCore who have executed the Escrow Agreement, in accordance with the terms of the Termination Agreements (each a "Termination Agreement", and collectively, the "Termination Agreements")) in substantially the form attached hereto as Exhibit F to be executed by each of the holders of the shares of HealthCore Common Stock held in escrow pursuant to the Escrow Agreement (such holders being the "Escrow Shareholders").

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     7.1 Conditions to the Obligations of Adatom to Effect the Merger. The obligations of Adatom to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of Adatom and any one or more of which may be expressly waived by Adatom, in its sole discretion, except as otherwise required by law:

          (a) Accuracy of Representations and Warranties. The representations and warranties of HealthCore contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct in all material respects as of such specific date), other than inaccuracies in the representations and warranties contained in Sections 5.2 (j), (k), (l), (o), (p), (q) and/or (t), arising as a result of, or in connection with, HealthCore's sale or liquidation of the HealthCore Business as contemplated by this Agreement. Adatom shall have received a certificate dated the Closing Date signed by an executive officer of HealthCore certifying to the fulfillment of this condition.

          (b) Performance of Agreements. HealthCore shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date. Adatom shall have received a certificate dated the Closing Date signed by an executive officer of HealthCore certifying to the fulfillment of this condition.

          (c) No Material Adverse Change. Since the date hereof, except as contemplated by this Agreement, no change or event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect with respect to HealthCore; it being understood that HealthCore shall sell or liquidate the HealthCore Business in accordance with
     Section 6.2(b) of this Agreement.

          (d) Sale or Liquidation of HealthCore Business. HealthCore shall have consummated the sale or liquidation, or have entered into a binding contract for the sale (which contract shall be in a form reasonably satisfactory to Adatom), of the HealthCore Business, and shall, in connection therewith, (i) have terminated all of HealthCore's existing employment relationships with all of its employees, including, but not limited to, its key executives, Polan and Mullikin, and (ii) terminate, cancel or assign all material contractual commitments and other material obligations arising in connection with the HealthCore Business.

          (e) Resignation of Officers and Directors. Each officer and director of HealthCore shall have tendered his or her resignation, or have been terminated by HealthCore.

          (f) Minimum Closing Cash Amount. The Closing Cash Amount, as calculated in accordance with the terms of Section 3.2(a) hereof, shall be no less than Two Million ($2,000,000) Dollars.

          (g) HealthCore Lock-Up Agreements. Polan and Mullikin shall each have executed a lock-up agreement in form and substance reasonably satisfactory to Polan and Mullikin, as the case may be, and Adatom, and each of their respective counsel (collectively, the "HealthCore Lock-up Agreements") covering any and all shares of HealthCore Common Stock owned directly by, or issuable (upon exercise of options or warrants to purchase the same) to,
     (i) Polan as of the Closing Date (such shares being the "Polan Shares"), and (ii) Mullikin in severance of his employment relationship with HealthCore (the "Mullikin Shares"). The HealthCore Lock-Up Agreements shall provide that the shares covered thereby shall be subject to a six
     (6) month lock-up, prohibiting the sale, assignment or transfer thereof during such six (6) month period; provided that, notwithstanding the foregoing, Polan shall be permitted to transfer up to a maximum of one hundred twenty-five thousand (125,000) Polan Shares at any time upon the expiration of two (2) months following the Closing Date.

          (h) Recapitalization of HealthCore Capital Structure. HealthCore shall have recapitalized its capital structure such that the holders of shares of HealthCore Class B Common Stock shall have converted the HealthCore Class B Common Stock into shares of HealthCore Common Stock. As a result of the foregoing, immediately prior to the Closing the capitalization of HealthCore shall consist of HealthCore Common Stock, the rights set forth in
     Section 5.2(b) hereof or in Section 5.2(b) of the HealthCore Disclosure Schedule, and the Stock Option Plan.

     7.2 Conditions to the Obligations of HealthCore to Effect the Merger. The obligations of HealthCore under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of HealthCore and any one or more of which may be expressly waived by HealthCore, in its sole discretion, except as otherwise required by law:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Adatom contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date). HealthCore shall have received a certificate dated the Closing Date signed by an executive officer of Adatom certifying to the fulfillment of this condition.

          (b) Performance of Agreements. Adatom shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or otherwise contemplated hereby to be performed and complied with by it at or prior to the Closing Date. HealthCore shall have received a certificate dated the Closing Date signed by an executive officer of Adatom certifying to the fulfillment of this condition.

          (c) No Material Adverse Change. Since December 31, 1998, no change or event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect with respect to Adatom, other than losses sustained by Adatom in connection with the operation of its business.

          (d) Adatom Lock-Up Agreement. Each of the Adatom shareholders shall have executed the Adatom Lock-up Agreement covering the Adatom Newly Issued Shares.

          (e) Fairness Opinion. HealthCore shall have received a fairness opinion from an investment banking firm mutually agreeable to HealthCore and Adatom rendering an opinion that the Merger is fair and reasonable from a financial point of view to HealthCore's shareholders as of the date the Board of Directors of HealthCore approves this Agreement and as of the date the HealthCore Proxy is mailed to HealthCore's shareholders.

     7.3 Conditions to the Obligations of HealthCore and Adatom to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement, the Merger and the transaction contemplated hereby and thereby, other than the termination of the Escrow Agreement in accordance with the terms of the Termination Agreements, shall have been approved and adopted by the affirmative vote of a majority of the outstanding shares of HealthCore entitled to vote on the Merger, which majority (i) shall not include the vote of the shares of the Common Stock of HealthCore owned directly by Polan, and
     (ii) notwithstanding the foregoing, shall include Polan's vote as proxy of the shares of the Common Stock of HealthCore held by the Escrow Shareholders; the proxies to vote such shares having been granted pursuant to the terms of the Exchange Agreements.

          (b) Appraisal Rights. The holders of no more than five (5%) percent of the outstanding shares of HealthCore entitled to vote on the Merger shall have exercised their appraisal rights under Section 262 of the DGCL.

          (c) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

          (d) Blue Sky Laws. HealthCore shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of HealthCore Common Stock.

          (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") restraining or preventing the consummation of the Merger or subjecting any party or any of its Affiliates to substantial damages as a result of the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall have used reasonable best efforts to have vacated such Injunction.

          (f) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in the Adatom Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Adatom will have been made or obtained (as the case may be).

                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

     8.1 Survival. All representations and warranties made in this Agreement shall survive the delivery of this Agreement for a period of one (1) year following the Closing Date. Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 8.4 within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise.

     8.2 Indemnification of HealthCore. The Surviving Corporation shall indemnify, defend and hold the HealthCore Former Shareholders from and against any and all loss, damage, cost or expense, including reasonable attorneys' fees and expenses (collectively, "Losses"), caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement made by Adatom contained herein (the aggregate monetary sum of such indemnification obligations being the "Adatom Indemnification Amount").

     8.3 Indemnification of Adatom. The Surviving Corporation shall indemnify, defend and hold harmless the Adatom Former Shareholders from and against any and all Losses caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement made by HealthCore contained herein (the aggregate monetary sum of such indemnification obligations being the "HealthCore Indemnification Amount").

     8.4 Basket; Limitation of Liability. The Surviving Corporation's obligation to indemnify the Adatom Former Shareholders or the HealthCore Former Shareholders, as the case may be, from and against any Losses shall not arise unless and until the Adatom Former Shareholders or the HealthCore Former Shareholders, as the case may be, shall have suffered aggregate Losses in excess of One Hundred Thousand ($100,000) Dollars (the "Indemnification Threshold"). In the event the Losses suffered by the Adatom Former Shareholders or the HealthCore Former Shareholders, as the case may be, exceed the Indemnification Threshold, the Surviving Corporation shall only be obligated to indemnify the Adatom Former Shareholders or the HealthCore Former Shareholders, as the case may be, from and against aggregate Losses in excess of the Indemnification Threshold. In no event shall the Surviving Corporation's obligation to indemnify the Adatom Former Shareholders and the HealthCore Former Shareholders exceed, in each case, the aggregate sum of Five Hundred Thousand ($500,000) Dollars.

     8.5 Net Indemnification Amount. Notwithstanding anything contained herein to the contrary, the Surviving Corporation's indemnification obligations hereunder shall, subject to the provisions of Section 8.4 hereof, be limited to the difference (such difference being the "Net Indemnification Amount"), if any, as at the Indemnification Adjustment Date, between the Surviving Corporation's obligation to indemnify (i) the Adatom Former Shareholders pursuant to
Section 8.2 hereof (the aggregate monetary sum of such indemnification obligations being the "Adatom Indemnification Amount"), and (ii) the HealthCore Former Shareholders pursuant to Section 8.2 hereof (the aggregate monetary sum of such indemnification obligations being the "HealthCore Indemnification Amount"). The Net Indemnification Shares shall be issuable, in accordance with the provisions of Section 3.2(b) hereof, to (i) the Adatom Former Shareholders in the event the Adatom Indemnification Amount is greater than the HealthCore Indemnification Amount, or to (ii) the HealthCore

Former Shareholders in the event the HealthCore Indemnification Amount is greater than the Adatom Indemnification Amount.

     8.6 General Provisions Related to Indemnification.

          (a) The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which reasonably could be expected to give rise to any liabilities and damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any available insurance relating to any indemnifiable claim.

          (b) The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but in any event within thirty (30) days after obtaining knowledge of the basis for a claim for indemnification hereunder. With respect to each third party claim subject to this Article 8 (a "Third Party Claim"), the party seeking indemnification shall give prompt written notice to the indemnifying party of the Third Party Claim.

                                   ARTICLE IX
                           TERMINATION AND AMENDMENT

     9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after approval by the shareholders of Adatom and HealthCore:

          (a) by mutual written consent of HealthCore and Adatom;

          (b) by either HealthCore or Adatom if there has been a material breach of any representation, warranty, covenant or agreement on the part of Adatom, on the one hand, or HealthCore, on the other hand, as the case way be, set forth in this Agreement which breach, if not a willful breach has not been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach;

          (c) by either HealthCore or Adatom if the Merger shall not have been consummated before the Termination Date (or such later date as may be agreed to by HealthCore and Adatom); provided, however, that neither party may terminate this Agreement under this Section 9.1(c) if the failure has been caused by such party's material breach of this Agreement;

          (d) by either HealthCore or Adatom if this Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of HealthCore at the HealthCore Shareholders' Meeting;

          (e) by either HealthCore or Adatom if (i) the Board of Directors of HealthCore shall have recommended to the shareholders of HealthCore a Qualified Transaction Proposal; (ii) a tender offer (not including a self-tender offer) or exchange offer for shares of capital stock of HealthCore, which would result in the beneficial ownership by any Person or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 25% of the outstanding shares of any class of capital stock of HealthCore, is commenced, and the Board of Directors of HealthCore recommends that the shareholders of HealthCore tender their shares in such tender or exchange offer; or
     (iii) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed which beneficially owns, or has the right to acquire "beneficial ownership" of, more than 25% of the then outstanding shares of any class of capital stock of HealthCore; or

          (f) by HealthCore or Adatom if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     9.2 Effect of Termination. In the event this Agreement is terminated and the Merger abandoned pursuant to Section 9.1, all further obligations of the parties hereunder shall terminate except that the obligations set forth in Sections 6.3(a)(i) and this Section 9.2 shall survive, the Note shall become due and payable in accordance with the terms thereof; provided that, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful or knowing failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 10.1:

          (a) "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          (b) "Agent" means, with respect to any Person, such Person's officers, directors, employees, attorneys, accountants, investment bankers, financial advisors or other representatives or agents.

          (c) "Business Day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or
     (ii) the NASDAQ National Market is closed.

          (d) "Debt" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether on-balance sheet or off-balance sheet); (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations of such Person as lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (iv) all obligations, contingent or otherwise, of such Person under banker's acceptance, letter of credit or similar facilities; (v) all Debt of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by such Person; and (vi) all Debt of others referred to in clauses
     (i) through (v) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          (e) "Governmental Entity" and "Governmental Entities" shall mean any foreign, federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality.

          (f) "Material Adverse Effect" means, with respect to any Person, any change or effect that is or is reasonably likely to be materially adverse to the business, assets, properties, operations or condition (financial or otherwise) of such Person taken as a whole or adversely affects the ability of such Person to consummate the transactions contemplated by this Agreement in any material respect. For the purposes of this Agreement, where "Material" can be expressed as a monetary sum, any sum in excess of One Hundred Twenty-Five Thousand $125,000 Dollars shall be deemed to "Material".

          (g) "Person" means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

          (h) "SEC" means the Securities and Exchange Commission.

          (i) "Subsidiary"' of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

          (j) "Termination Date" shall mean September 30, 1999.

     10.2 All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon a receipt of a transmittal confirmation if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

          If to HealthCore:

                       HealthCore Medical Solutions, Inc.
                       405 Lexington Avenue, 50th Floor
                       New York, NY 10174
                       Attn: Mr. Neal Polan, Chief Executive Officer
                       Facsimile: (917) 368-3601

          with a copy to:

                       HealthCore Medical Solutions, Inc.
                       11904 Blue Ridge Ext.
                       Grandview, MO 64030
                       Facsimile: (816) 765-6573
                       Attn: David L. Mullikin, President

          and to:

                       Epstein Becker & Green, P.C.
                       250 Park Avenue
                       New York, NY 10177
                       Attn: Seth I. Truwit, Esq.
                       Facsimile: (212) 351-4709

          If to Adatom:

                       Adatom, Inc.
                       920 Hillview Court, Suite 160
                       Milipitas, Ca 95035
                       Attn: Mr. Richard Barton, President
                       Facsimile: (561) 364-0771

          with a copy to:

                       McCutchen, Doyle, Brown & Enersen, LLP
                       Three Embarcadero Center
                       San Francisco, CA 94111
                       Attention: Hank Evans, Esq.
                       Facsimile: (415) 393-2286

     10.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Dollar amounts referred to in this Agreement shall not be deemed to establish any standard of materiality.

     10.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instruments signed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction in provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     10.5 Expenses and Other Payments.

          (a) Any brokers fees and/or commissions payable in connection with the Merger shall be paid immediately following the Closing by the Surviving Corporation, other than any required equity payments to the Brokers which shall be includable in the number of shares of Adatom Common Stock outstanding prior to the Closing as provided in
     Section 3.1(b) hereof, which equity payments shall be included within the aggregate number of shares of HealthCore Common Stock received by the Adatom shareholders in accordance with the provisions of Articles II and III hereof. The out-of-pocket expenses (including, without limitation, professionals' fees and expenses and investment banking fees and expenses and fees and expenses relating to the fairness opinion referred to herein) incurred by each party in connection with the Merger and the transactions contemplated thereby (collectively, the "Transaction Expenses") shall be deemed to be a liability of, and shall be paid by, the Surviving Corporation following the Closing; it being understood that the aggregate sum of any and all reasonable Transaction Expenses paid by HealthCore prior to the Closing shall be deemed to be included in the Closing Cash Amount. In the event the Merger is not consummated other than by reason of a termination pursuant to Section 9.1(b) hereof, each party shall bear that portion of the Transaction Expenses incurred by it in connection with the Merger and the transactions contemplated thereby and hereby. In the event this Agreement is terminated (i) by HealthCore pursuant to Section 9.1(b), Adatom shall reimburse HealthCore for all of HealthCore's Transaction Expenses, including, without limitation, all of its reasonable legal, accounting and investment banking fees and expenses relating to the Merger, or (ii) by Adatom pursuant to Section 9.1(b), HealthCore shall reimburse Adatom for all of Adatom's Transaction Expenses, including, without limitation, all of its reasonable legal, accounting and investment banking fees and expenses relating to the Merger (other than fees, if any, payable to the Brokers).

          (b) Any payment required to be made pursuant to Section 10.5(a) shall be made an promptly as practicable but not later than ten (10) Business Days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receipt of such payment.

     10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     10.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

     10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

HEALTHCORE MEDICAL SOLUTIONS, INC.
By: /s/ NEAL J. POLAN
Name: Neal J. Polan
Title:  Chairman and CEO

ADATOM, INC.
By: /s/ RICHARD BARTON
Name: Richard Barton
Title:  President

Accepted and agreed with respect to Section 6.4 hereof only:

        /s/ NEAL J. POLAN
            Neal J. Polan

Accepted and agreed with respect to Section 6.5 hereof only:

        /s/ RICHARD BARTON
            Richard Barton

        /s/ CHRIS-CHICH CHEN
            Chris-Chich Chen

       /s/ SRIDHAR JAGANNATHAN
             Sridhar Jagannathan

______________________________________
             Frank Madkins

                                FIRST AMENDMENT
                        TO AGREEMENT AND PLAN OF MERGER

     This First Amendment (the "Amendment") to the Agreement and Plan of Merger, dated as of July 1, 1999, by and between HealthCore Medical Solutions, Inc., and Adatom, Inc., (the "Merger Agreement"), is entered into as of this 6th day of August, 1999.

     WHEREAS, the parties desire to amend the Merger Agreement to address certain issues.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Merger Agreement is hereby amended as set forth below.

     1. Section 6.1(a)(vii). The reference to "Seven Hundred Fifty Thousand ($750,000) Dollars" in Section 6.1(a)(vii) shall be deleted and replaced with a reference to "One Million ($1,000,000) Dollars".

     2. Section 10.1(j).  The reference to "September 30, 1999" in
Section 10.1(j) shall be deleted and replaced with a reference to "November 30, 1999".

     3. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute one agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Amendment as may be required.

     4. Merger Agreement. The terms and provisions of the Merger Agreement, as amended hereby, shall remain in full force and effect. All references to the Merger Agreement contained therein shall refer to the Merger Agreement as amended hereby.

     5. No Conflict. In the event of any conflict in the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned as of the date first written above.

                                          HEALTHCORE MEDICAL SOLUTIONS, INC.
                                          By: /s/ NEAL J. POLAN
                                            Name: Neal J. Polan
                                            Title:  Chairman and CEO

                                          ADATOM, INC.
                                          By: /s/ RICHARD BARTON
                                            Name: Richard Barton
                                            Title:  President

                                                         Accepted and agreed:

                                          By: /s/ NEAL J. POLAN
                                              Neal J. Polan

                                          By: /s/ RICHARD BARTON
                                              Richard Barton

                                          By: /s/ CHRIS-CHICH CHEN
                                              Chris-Chich Chen

                                          By: /s/ SRIDHAR JAGANNATHAN
                                              Sridhar Jagannathan

                                          By: /s/ FRANK MADKINS
                                              Frank Madkins

                                SECOND AMENDMENT
                        TO AGREEMENT AND PLAN OF MERGER

     The Second Amendment (the "Amendment") to the Agreement and Plan of Merger, dated as of July 1, 1999, by and between HealthCore Medical Solutions, Inc., and Adatom, Inc., (the "Merger Agreement"), as amended, is entered into as of this 14th day of September, 1999.

     WHEREAS, the parties desire to amend the Merger Agreement to address certain issues.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Merger Agreement is hereby amended asset forth below.

     1. Section 3.2(a). The reference to "Two Million Eight Hundred Fifty Thousand ($2,850,000) Dollars" in Section 3.2 (a) shall be deleted and replaced with a reference to "Two Million Eight Hundred Thousand ($2,800,000) Dollars." The reference to "$2,850,000" in clause (1) of Section 3.2 (a) shall be deleted and replaced with a reference to "$2,800,000."

     2. Section 6.1(a)(vii). The reference to "One Million ($1,000,000) Dollars" in Section 6.1 (a)(vii) shall be deleted and replaced with a reference to "One Million Two Hundred Fifty Thousand ($1,250,000) Dollars."

     3. Section 6.1(b).  The following proviso shall be added at the end of
Section 6.1 (b): "provided, however, Adatom shall not be required to discharge Adatom's obligations for indebtedness due to Adatom's shareholders, employees or the Adatom Affiliates for money borrowed subsequent to August 1, 1999 in an amount not to exceed Two Hundred Fifty Thousand ($250,000) Dollars."

     4. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute one agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

     5. Merger Agreement. The terms and provisions of the Merger Agreement, as amended hereby, shall remain in full force and effect. All references to the Merger Agreement contained therein shall refer to the Merger Agreement as amended hereby.

     6. No Conflict. In the event of any conflict in the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned as of the date first written above.

                                          HEALTHCORE MEDICAL SOLUTIONS, INC.
                                          By: /s/ NEAL J. POLAN
                                            Name: Neal J. Polan
                                            Title:  Chairman and CEO

                                          ADATOM, INC.
                                          By: /s/ RICHARD BARTON
                                            Name: Richard Barton
                                            Title:  President

                                                         ACCEPTED AND AGREED:

                                          /s/ NEAL J. POLAN
                                            Neal J. Polan

                                          /s/ RICHARD BARTON
                                            Richard Barton

                                          /s/ CHRIS-CHICH CHEN
                                            Chris-Chich Chen

                                          /s/ SRIDHAR JAGANNATHAN
                                            Sridhar Jagannathan

                                          /s/ FRANK MADKINS
                                            Frank Madkins

                                                                         ANNEX B

                         OPINION OF HEALTHCORE BOARD OF
                          DIRECTORS' FINANCIAL ADVISOR

                                                                 August 30, 1999

The Board of Directors
HealthCore Medical Solutions, Inc.
11904 Blue Ridge Boulevard
Grandview, Missouri 64030

Gentlemen:

     HealthCore Medical Solutions, Inc. (the "Company") has under consideration a transaction pursuant to which the Company would engage in a business combination (the "Merger") with Adatom, Inc. ("Adatom") as a result of which the Company will issue 10,689,489 shares of the Company's common stock (the "Common Stock") to Adatom's shareholders, an exchange ratio of 2.17 shares of Common Stock for each share of Adatom's common stock (the "Exchange Ratio"), at which time Adatom's shareholders will hold approximately 77.5% of the combined company's outstanding Common Stock, subject to adjustment. The Exchange Ratio will be increased by 0.0179 of a share or an aggregate of 195,000 shares of Common Stock for every $100,000 by which the Company's cash assets fail to meet the $2.85 million threshold at the time of closing. The Merger is subject to, among other things, the approval of the Board of Directors and the shareholders of the Company.

     In connection with its review and analysis of the Merger, you have requested our opinion, as investment bankers, as to the fairness to the shareholders of the Company, from a financial point of view, of the consideration to be paid in the Merger to Adatom's shareholders in the form of Common Stock of the Company.

     Kaufman Bros., L.P. as part of its investment banking business is experienced in valuation of businesses. We are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements of public and private companies and valuations for corporate and other purposes.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

     o The Agreement and Plan of Merger dated July 1, 1999, by and between the Company and Adatom;

     o a draft of this Form S-4 Registration Statement and Proxy;

     o certain documents and reports filed by HealthCore with the Securities and Exchange Commission;

     o certain internal information and documents relating to the Company and Adatom provided to us by their respective managements, including historical financial information and financial forecasts;

     o the reported prices and trading activity of the Company's common stock;

     o the financial and business prospects for the merged entity and the industry in which it competes;

     o certain publicly available information concerning certain other companies engaged in businesses which it believed to be comparable to Adatom and the trading markets for such other companies' securities;

     o information concerning recent private equity investments in pre-public e-commerce companies we believe to be comparable to Adatom; and

     o information concerning certain other business transactions which we believe to be relevant to the Merger.

     We have also met with or spoken to certain officers and employees of the Company and Adatom concerning their respective businesses and operations, assets, present condition and future prospects, and performed such analyses as we deemed appropriate.

     In arriving at our opinion, we have visited certain of the properties and facilities of Adatom but have not conducted a physical inspection of such properties and facilities, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities or of any of the assets or liabilities of the Company or Adatom (contingent or otherwise). We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion, and upon the assurances of the managements of the Company or Adatom that they are not aware of any information that would make the information provided to us incomplete or misleading, and have not attempted to independently verify such information. With respect to financial forecasts, we were advised by the management of the Company and Adatom, and we assumed without independent investigation, that they were reasonably prepared and reflected, as of the times they were delivered to us, the best currently available estimates and judgment as to the expected future financial performance of the Company or Adatom, as the case may be.

     This opinion is necessarily based upon financial, economic, market and other conditions as they existed, and, except as set forth in the preceding paragraph, the information available to us, as of the date hereof. We disclaim any undertakings or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date hereof.

     In the ordinary course of our business, we may hold and actively trade securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion does not constitute a recommendation as to any action the Board of Directors or any shareholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote on the consideration of the Merger. This opinion relates solely to the fairness to the shareholders of the Company, as of the date hereof, from a financial point of view, of the consideration to be paid in the Merger to Adatom's shareholders in the form of Common Stock of the Company. We express no opinion herein as to the structure, terms or effect of any other aspect of the Merger or as to the merits of the underlying decision of the Company to enter into the Merger. Without limiting the foregoing, we express no opinion as to the financial treatment, audit procedures or other financial aspects of the Merger or as to any aspect of any arrangements agreed to between the Company and its officers, directors or shareholders prior to or concurrent with the Merger.

     This letter is for the information of the Board of Directors of the Company for its use in evaluating the fairness to the shareholders of the Company as of the date hereof, from a financial point of view, of the consideration to be paid in the Merger to Adatom's shareholders in the form of Common Stock of the Company. It may not be used for any other purpose, published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by the Company in the form of Common Stock of the Company to Adatom's shareholders is fair to the shareholders of the Company, from a financial point of view.

                                          Very truly yours,
                                          KAUFMAN BROS., L.P.

                                                                         ANNEX C

                        FORM OF AMENDMENT TO HEALTHCORE
                          CERTIFICATE OF INCORPORATION
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       HEALTHCORE MEDICAL SOLUTIONS, INC.

                         ------------------------------

                (Pursuant to Sections 242 and 245 of the General
                   Corporation Law of the State of Delaware)

     HealthCore Medical Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

     A. The name of the Corporation is HealthCore Medical Solutions, Inc. The date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 11, 1997.

     B. Such amendments and additions made by this Amended and Restated Certificate of Incorporation are set forth herein and have been duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     C. The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     FIRST: The name of the Corporation is Adatom.com, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is located at 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:

     A. The aggregate number of shares which the Corporation shall have authority to issue is Fifty-five Million (55,000,000) shares, consisting of
(i) Fifty Million (50,000,000) shares of common Stock, $.01 par value per share (the "Common Stock") and (ii) Five Million (5,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by its prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series (the "Preferred Stock Designation"). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

          (1) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof,

          (2) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

          (3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

          (4) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

          (5) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

          (6) whether the shares of such series shall be subject to the operation of retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series, retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

          (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          (8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

          (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

          (10) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

     The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The election of directors need not be by written ballot, unless the by-laws so provide. and

          (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

     SIXTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

     SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application on a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting or the creditors of class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     EIGHTH: The personal liability of directors of the Corporation is hereby eliminated to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     IN WITNESS THEREOF, I have hereunto signed my name and affirm that the
statements made herein are true under the penalties of perjury, this         day
of             , 1999.

                                          HEALTHCORE MEDICAL SOLUTIONS, INC.
                                          By: __________________________________
                                                      Neal J. Polan
                                           Chairman and Chief Executive Officer